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As filed with the Securities and Exchange Commission on September 25, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	6712	04-2976299
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ten Post Office Square
Boston, Massachusetts 02109
(617) 912-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Timothy L. Vaill, Chief Executive Officer
Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, Massachusetts 02109
(617) 912-1900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William P. Mayer, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109-2881 (617) 570-1000	Keith Holmes, Esq. Madge S. Beletsky, Esq. King, Holmes, Paterno & Berliner, LLP 1900 Avenue of the Stars, 25th Floor Los Angeles, California 90067 (310) 282-8932

        Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement and the consummation of the merger described in this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $1.00 per share	1,447,523	N/A	$24,710,056	$2,000

(1)
Represents the estimated maximum number of shares of common stock of the registrant to be issued upon consummation of the merger based on the conversion ratio of approximately ..9422 shares of Boston Private Financial Holdings, Inc. common stock to be exchanged for each outstanding share of common stock, no par value, of First State Bancorp (other than shares of First State common stock held by First State, which shall be canceled in the merger), and based on (a) the number of outstanding shares of First State common stock plus (b) the number of shares of First State common stock that could be issued prior to the effective time of the merger. This registration statement also relates to an indeterminate number of shares of Boston Private common stock that may be issued upon stock splits, stock dividends or similar transaction in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended. Based upon the average of the high and low sales prices for First State common stock on September 19, 2003 as reported on the Over the Counter Bulletin Board, the maximum number of shares of First State common stock to be received by the registrant or canceled pursuant to the merger and the amount of cash to be paid by the registrant pursuant to the merger.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[LETTERHEAD OF FIRST STATE BANCORP]

Dear Shareholder:

        The boards of directors of Boston Private Financial Holdings, Inc. and First State Bancorp approved an agreement and plan of merger that would result in the merger of a wholly-owned subsidiary of Boston Private with and into First State. Following the merger, First State will be a wholly-owned subsidiary of Boston Private. Our board approved the merger agreement and the merger after determining that the merger is advisable and the terms of the merger agreement are fair to, and in the best interests of, our shareholders. Our board unanimously recommends that you vote to approve and adopt the merger agreement and the transactions contemplated in the merger agreement as described in this proxy statement and prospectus.

        If the merger is completed, each outstanding share of our common stock will be converted into the right to receive $2.76 in cash, without interest, and shares of common stock, par value $1.00 per share, of Boston Private based on a per share conversion ratio. The per share conversion ratio will be determined as of three trading days prior to the closing of the merger based on a conversion ratio described in detail in this proxy statement and prospectus. Based on the average daily closing prices per share of Boston Private common stock on the Nasdaq National Market for the 30-day period ending on            , 2003, each share of First State common stock would be exchanged for approximately            shares of Boston Private common stock if the merger had occurred three trading days after such date. You generally will not recognize federal income tax gain or loss with respect to the Boston Private common stock you receive, although you will be taxed on the cash you receive in the merger. Boston Private common stock is traded on the Nasdaq National Market under the trading symbol "BPFH."

        We will hold a special meeting of our shareholders to consider and vote on the merger. Whether or not you plan to attend the special meeting, please take the time to vote on the proposals submitted at the meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger agreement. Your vote is important regardless of the number of shares of First State common stock you own. If you fail to vote your shares, either in person or by proxy, this will have the effect of a vote against the merger agreement and related transactions, including the merger.

        The date, time and place of the shareholders meeting are as follows:

                        , 2003 at            local time

        This proxy statement and prospectus provides you with detailed information concerning Boston Private, First State and the merger. We encourage you to read this entire document carefully. You should carefully consider the discussion in the section of this proxy statement and prospectus titled "Risk Factors" beginning on page 18. You may also obtain more information about Boston Private from documents it has filed with the Securities and Exchange Commission.

                      Sincerely,

                      Richard C. Taylor
                       President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Boston Private common stock to be issued in the merger or determined if this proxy statement and prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Boston Private common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank, non-bank subsidiary or savings association of either of our companies and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement and prospectus is dated            , 2003 and is first being mailed to shareholders on or about            , 2003.

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement and prospectus incorporates important business and financial information about Boston Private from other documents that are not included in or delivered with this proxy statement and prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement and prospectus, by requesting them in writing or by telephone from Boston Private at the following address and telephone number:

Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, Massachusetts 02109
(617) 912-1900

        In order to timely obtain any requested information, you must make your request at least five business days prior to the special meeting. If you would like to request documents, please do so by                        , 2003 in order to receive them before the special meeting.

        See also the section of this proxy statement and prospectus titled "Where You Can Find More Information" beginning on page 111.

FIRST STATE BANCORP
10820 Zelzah Avenue
Granada Hills, California 31344
(818) 366-2188

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON            ,                                     , 2003

To the Shareholders of First State Bancorp:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of First State Bancorp, a California corporation will be held at            , local time, on            ,                 , 2003 at                        , for the following purposes, which are more fully described in the accompanying proxy statement and prospectus:

  1.
  To consider and vote upon a proposal to approve:

  •
  the Agreement and Plan of Merger dated July 10, 2003 by and between First State and Boston Private Financial Holdings, Inc., a Massachusetts corporation;

  •
  the related Agreement of Merger to be entered into by and between First State and Acquisition Corp., a California corporation and wholly-owned subsidiary of Boston Private pursuant to which Acquisition Corp. will be merged with and into First State, resulting in First State becoming the wholly-owned subsidiary of Boston Private; and

  •
  the transactions contemplated by the Agreement and Plan of Merger and the Agreement of Merger.

    A copy of the Agreement and Plan of Merger is attached as Annex A and a copy of the form of Agreement of Merger is attached as Annex B to the accompanying proxy statement and prospectus.

  2.
  To consider and act upon such other business and matters or proposals as may properly come before the special meeting or any adjournment or postponement of that meeting.

        Only holders of record of our common stock at the close of business on                , 2003 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of that meeting. Approval of the Agreement and Plan of Merger and the Agreement of Merger requires the affirmative vote of the holders of our common stock representing a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

        If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares of our common stock. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must obtain from the nominee a proxy issued in your name.

        Your vote is important regardless of the number of shares of our common stock you own. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement and prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy.

        If you do not vote in favor of the proposal to approve the merger and you comply with the procedures set forth in Chapter 13 of the California General Corporation Law, you will be entitled to obtain payment in cash of the fair market value of your shares of common stock under applicable provisions of California law. A copy of the applicable California statutory provisions is included as Annex C to the accompanying proxy statement and prospectus, and a summary of these provisions can be found in the section titled "The Merger—Dissenters' Rights" beginning on page 44 of the accompanying proxy statement and prospectus, which discussion is incorporated by reference into this notice.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Richard C. Taylor
                       President and Chief Executive Officer

Granada Hills, California
                        , 2003

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	5
The Companies	5
The Special Meeting	6
The Merger	6
Selected Historical Financial Information	12
Comparative Stock Prices and Dividends	16
RISK FACTORS	18
Risks Relating to the Merger	18
Risks Relating to Boston Private	22
Special Note Regarding Forward-Looking Statements	28
THE COMPANIES	30
Boston Private Financial Holdings, Inc.	30
First State Bancorp	31
The Surviving Company	32
THE SPECIAL MEETING	33
Date, Time and Place of the Special Meeting	33
Purpose	33
Record Date; Outstanding Shares and Shares Entitled to Vote	33
Quorum; Abstentions and Broker Non-Votes	33
Vote Required	34
Voting of Proxies; Revocation of Proxies	34
Expenses of Solicitation of Proxies	35
Other Matters	35
Dissenters' Rights	35
THE MERGER	36
General	36
Background of the Merger	36
Reasons for the Merger	38
Recommendation of Our Board of Directors	39
Boston Private's Reasons for the Merger	39
Fairness Opinion of First State's Financial Advisor	39
Interests of Our Directors and Officers in the Merger	43
Post-Closing Capitalization	43
Accounting Treatment	44
Restrictions on Resale of Boston Private Common Stock by Affiliates	44
Dissenters' Rights	44
Listing of Boston Private Common Stock to be Issued in the Merger	45
THE MERGER AGREEMENT	46
Structure of the Merger	46
Closing of the Merger	46
Merger Consideration	46
Our Stock Options	50
Exchange of First State Stock Certificates for Boston Private Stock Certificates	51
Representations and Warranties	51
Our Conduct of Business Before Completion of the Merger	53
Material Covenants	55
Other Covenants	58

(i)

Employee Benefits	58
Conditions to the Merger	59
Termination	60
Termination Fee and Expenses	61
Expenses	61
Amendments	61
OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER	62
Voting Agreement	62
SUPERVISION AND REGULATION	63
Regulation of Boston Private	63
Regulation of Boston Private's Banks	65
Regulatory Approvals and Other Information	68
BUSINESS OF FIRST STATE BANCORP	71
SECURITY OWNERSHIP OF FIRST STATE MANAGEMENT	74
FIRST STATE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FIRST STATE'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS	76
Overview	76
Results of Operations	77
Financial Condition	83
Loan Maturities and Sensitivity to Changes in Interest Rates	84
Liquidity and Interest Rate Risk Management	97
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	100
COMPARISON OF SHAREHOLDERS' RIGHTS	102
LEGAL MATTERS	111
EXPERTS	111
WHERE YOU CAN FIND MORE INFORMATION	111
INDEX TO FIRST STATE BANK OF CALIFORNIA FINANCIAL STATEMENTS	F-1
Annex A	Agreement and Plan of Merger
Annex B	Form of Agreement of Merger
Annex C	Sections of the California Corporation Law
Annex D	Fairness Opinion of Anderson & Strudwick
Annex E	Voting Agreement

(ii)

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is the proposed transaction?

A:
The proposed transaction contemplates that a newly formed, wholly-owned subsidiary of Boston Private will merge with and into First State, with First State being the surviving corporation. First State will survive the merger as a wholly-owned subsidiary of Boston Private. As soon as practicable following the consummation of the initial merger, First State will merge with and into Boston Private. Boston Private will be the surviving corporation in this subsequent merger and will continue its existence under the laws of the Commonwealth of Massachusetts. Following the subsequent merger, First State's wholly-owned subsidiary, First State Bank of California, will be a wholly-owned subsidiary of Boston Private.

Q:
What will I receive in the merger?

A:
Upon completion of the merger of First State and the wholly-owned subsidiary of Boston Private, you will have the right to receive, for each share of First State common stock that you own, $2.76 in cash, without interest, and that number of shares of Boston Private common stock based on a conversion ratio that is determined by the market value of the Boston Private common stock. The actual number of shares that you will be entitled to receive, which we refer to as the conversion ratio, will be based on the per share purchase price of $15.62 and the average closing price per share of Boston Private common stock on the Nasdaq National Market for the 30 consecutive trading days ending three trading days prior to the effective time of the merger.

  In addition, the amount of Boston Private common stock that you will receive as part of the merger consideration is subject to the following limitations:

  •
  if the average closing price of Boston Private common stock is greater than $23.81, then you will receive the same number of shares of Boston Private common stock that you would have received if the average closing price had been equal to $23.81; and

  •
  if the average closing price of Boston Private common stock is less than $17.60, then you will receive the same number of shares of Boston Private common stock that you would have received if the average closing price had been equal to $17.60.

  The effect of these limitations is that the actual value, based on the average closing price of the shares of Boston Private common stock, to be received in exchange for each share of our common stock increases if the average closing price is greater than $23.81 and decreases if the average closing price is less than $17.60. The following examples illustrate the effect of these limitations using the assumption that you own 100 shares of our common stock.

  Example 1: If the average closing price per share of Boston Private common stock is equal to $19.88, then you will receive $276 in cash (100 × $2.76 = $276) and 78 shares of Boston Private common stock (100 × $15.62/$19.88 = 78) plus cash in lieu of fractional shares. The value of the shares of Boston Private common stock you receive will equal $1,550 (78 × $19.88 = $1,550), or $15.50 per share of First State common stock, plus the cash portion of the consideration.

  Example 2: If the average closing price per share of Boston Private common stock is equal to $25.00, then you will receive $276 in cash (100 × $2.76 = $276) and 65 shares of Boston Private common stock (100 × $15.62/$23.81 = 65) plus cash in lieu of fractional shares. The value of the shares of Boston Private common stock you receive will equal $1,640 (65 × $25.00 = $1,640), or $16.40 per share of First State common stock, plus the cash portion of the consideration.

  Example 3: If the average closing price per share of Boston Private common stock is equal to $16.00, then you will receive $276 in cash (100 × $2.76 = $276) and 88 shares of Boston Private common stock (100 × $15.62/$17.60 = 88) plus in lieu of fractional shares. The value of the shares of Boston Private common stock you receive will equal $1,408 (88 × $16.00 = $1,408), or $14.08 per share of First State common stock, plus the cash portion of the consideration.

  The merger consideration will be adjusted upward if the consummation of the merger occurs after October 1, 2003.

Q:
Can the merger be terminated if the average closing price of Boston Private common stock decreases?

A:
Yes. If the average closing price of Boston Private common stock is less than $15.53 and the Philadelphia/KBW Bank Index outperforms the conversion ratio by more than 25%, then we have the right to notify Boston Private that we wish to terminate the merger agreement, in which case Boston Private may:

•
elect to prevent such termination by delivering additional shares of Boston Private common stock so that the value of the shares of Boston Private common stock to be received by you is equal to the lesser of the following values:

•
the value of Boston Private common stock that would have been received if the average closing price was $15.53; and

•
the value of Boston Private common stock that would have been received if the Boston Private common stock had performed in a manner which resulted in the conversion ratio being outperformed by the Philadelphia/KBW Bank Index by exactly 25%; or

•
allow the agreement to be terminated, in which case the merger will not occur.

  Example: If the average closing price is equal to $14.00 and the Philadelphia/KBW Bank Index outperforms the Boston Private common stock by 28%, and assuming that the value of the Boston Private common stock that would have been received if the average closing price was $15.53 is less than the value of stock that would have been received had the conversion ratio been outperformed the Philadelphia/KBW Bank Index by exactly 25%, then Boston Private may elect to deliver additional shares of its common stock to our shareholders. The value of the shares delivered, in this example, would equal the value of the Boston Private common stock that would have been received if the average closing price was $15.53, and each share of our common stock will be converted into approximately .98449 shares of Boston Private common stock. This conversion ratio is determined by dividing the value of the Boston Private common stock that would have been received if the average closing price was $15.53, which is approximately $13.78 ($15.62/$17.60 = 0.8875; 0.8875 × $15.53 = $13.78), by the average closing price, which is $14.00 ($13.78/$14.00 = .98449).

Q:
Will I receive fractional shares of Boston Private common stock as part of the merger consideration?

A:
No. Boston Private will not issue fractional shares in the merger. As a result, the total number of shares of Boston Private common stock that you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment for the value of any remaining fraction of a share of Boston Private common stock that you would otherwise have been entitled to receive.

Q:
What are the tax consequences of the merger to you?

A:
In general, you will recognize capital gain, but not any loss, on the exchange of your shares of our common stock for Boston Private common stock and cash. The capital gain will be equal to the lesser of the cash received (other than cash in lieu of fractional shares) and the gain realized in the exchange. In addition, you may recognize taxable gain or loss if you receive cash in lieu of fractional shares. This tax treatment may not apply to all First State shareholders. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are specific to you.

Q:
Will I be able to trade the Boston Private common stock that I receive in the merger?

A:
Yes. The Boston Private common stock issued in the merger will be listed on the Nasdaq National Market under the symbol "BPFH." You may sell the shares of Boston Private common stock you receive in the merger without restriction unless you are considered an affiliate of First State. Affiliates of First State will need to comply with the restrictions described in the section titled "The Merger—Restrictions on Resale of Boston Private Common Stock by Affiliates" beginning on page 44.

Q:
When is the merger expected to be completed?

A:
We are working to complete the merger by the end of the fourth quarter of 2003. We must first obtain the necessary regulatory approvals, including the approvals of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Massachusetts Board of Bank Incorporation, and the California Department of Financial Institutions, and the approval of our shareholders at the special meeting. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger.

Q:
Should I send in my stock certificates now?

A:
No. If the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration. In the meantime, you should retain your certificates because they are still valid. Please do not send in your stock certificates with your proxy.

Q:
What do I need to do now?

A:
You should carefully read and consider the information contained or incorporated by reference in this proxy statement and prospectus, including its annexes. This proxy statement and prospectus contains important information about First State and Boston Private. It also contains important information about what the boards of directors of First State and Boston Private considered in approving the merger.

  You should complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy, but do not indicate how you want to vote, we will count your proxy as a vote FOR adoption of the merger agreement and approval of the merger. If you abstain from voting or do not vote, it will have the effect of a vote against the merger agreement, the merger and related matters.

Q:
What vote is required to approve the merger?

A:
Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The boards of directors of First State and Boston Private have already approved the merger.

Q:
Are Boston Private stockholders voting on the merger?

A:
No. Only our shareholders are voting on the merger.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
You can change your vote at any time before your proxy is voted at the special meeting by:

•
sending a written notice stating that you revoke your proxy to First State at the address listed below;

•
completing a new proxy card, dated a later date than the first proxy card, and sending it to First State, which proxy card will automatically replace any earlier dated proxy card that you returned; or

•
attending the special meeting and voting in person.

  You should send any notice of revocation or your completed new proxy card, as the case may be, to First State at the following address:

    First State Bancorp
    10820 Zelzah Avenue
    Granada Hills, California 91344
    Attn: Chief Financial Officer

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
No. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what instructions your broker will need from you.

Q:
Are there any risks I should consider in deciding whether I vote for the merger?

A:
Yes. We have set out under the heading of "Risk Factors," beginning on page 18 of this proxy statement and prospectus and incorporated by reference into this proxy statement and prospectus, a number of risk factors that you should consider.

Q:
Where can I find more information?

A:
You may obtain more information from various sources, as set forth under "Where You Can Find More Information" on page 111 of this proxy statement and prospectus.

Q:
Who can help answer your questions?

A:
If you would like additional copies of this document, or if you would like to ask additional questions about the merger, you should contact:

    First State Bancorp
    10820 Zelzah Avenue
    Granada Hills, California 91344
    (818) 366-2188

    Attention:  Richard C. Taylor,
                            President and Chief
                      Executive Officer

SUMMARY

        This summary highlights selected information from this proxy statement and prospectus and may not contain all of the information that is important to you. To more fully understand the merger, you should read this entire proxy statement and prospectus, including the materials attached as annexes, as well as the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 111. The page references in parentheses will direct you to a more detailed description of each topic presented in this summary.

The Companies

Boston Private Financial Holdings, Inc. (See page 30)

        Boston Private is a Massachusetts corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Boston Private is the parent holding company of Boston Private Bank & Trust Company and Borel Private Bank & Trust Company, or Borel, its wholly-owned banking subsidiaries. Boston Private Bank & Trust is a trust company chartered in Massachusetts and Borel is a California state banking corporation. Boston Private conducts substantially all of its business through its wholly-owned subsidiaries, Boston Private Bank & Trust, Borel, Westfield Capital Management Company, LLC, Sand Hill Advisors, Inc., RINET Company, LLC and Boston Private Value Investors, Inc. The principal executive office of Boston Private is located at Ten Post Office Square, Boston, Massachusetts and its telephone number at that location is (617) 912-1900.

First State Bancorp (See page 31)

        First State Bancorp is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is headquartered in Granada Hills, California. We were incorporated in October 2002 and acquired all of the outstanding shares of First State Bank of California in March 2003 in connection with a one bank holding company reorganization. Our principal subsidiary is First State Bank of California. We exist primarily for the purpose of holding the stock of this subsidiary and of such other subsidiaries as we may acquire or establish. Our principal executive office is located at 10820 Zelzah Avenue, Granada Hills, California 91344 and our telephone number at that location is (818) 366-2188.

        First State Bank of California is a California state-chartered community-based commercial bank headquartered in Granada Hills, in the north central part of the San Fernando Valley of Los Angeles, California. First State Bank was incorporated in June 1983 and commenced operations in December 1983. First State Bank provides financial services to small to medium sized business owners and professionals, mostly in the San Fernando Valley. First State Bank specializes in commercial loans, which are mostly secured by real property. In addition, First State Bank makes Small Business Administration, or SBA loans. First State Bank provides a wide range of commercial and consumer banking services to our customers. First State Bank engages in a full complement of lending activities, including lines of credit, letters of credit, term loans for equipment and working capital, real estate loans for the purchase or refinance of commercial properties, construction loans, SBA guaranteed loans for business purposes, accounts receivable financing, auto loans, personal loans, overdraft protection, home improvement loans and equity lines of credit.

The Special Meeting

The Special Meeting of Our Shareholders (See page 33)

        A special meeting of our shareholders will be held at                        on                         ,                        , 2003 at            , local time to vote to adopt and approve the:

  •
  the Agreement and Plan of Merger dated July 10, 2003 by and between First State Bancorp and Boston Private, which agreement is referred to as the merger agreement throughout this proxy statement and prospectus;

  •
  the related Agreement of Merger to be entered into by and between First State and Acquisition Corp., a California corporation and wholly-owned subsidiary of Boston Private, pursuant to which Acquisition Corp. will be merged with and into First State, resulting in First State becoming the wholly-owned subsidiary of Boston Private; and

  •
  the transactions contemplated by the Agreement and Plan of Merger and the Agreement of Merger.

        The record date for the special meeting is                        , 2003. To act on the matters presented at the special meeting of shareholders, a quorum must be present at the special meeting. To approve and adopt the merger agreement, the form of Agreement of Merger and the transactions contemplated by these agreements, including the merger, the holders of a majority of the outstanding shares of common stock entitled to vote must vote in favor of the merger agreement, the form of Agreement of Merger and the transactions contemplated by the merger agreement. Shareholders will have one vote at the special meeting for each share of First State common stock that they owned on the record date.

        Our board of directors has unanimously approved the merger agreement, the form of Agreement of Merger, the merger and the transactions contemplated by the merger agreement and determined that the merger agreement, the form of Agreement of Merger, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of our shareholders.

Voting Agreement (See page 62)

        Our officers and directors who collectively own 28.2% of our outstanding common stock as of August 31, 2003 have entered into a voting agreement attached as Annex E to this proxy statement and prospectus, in which our directors and officers agreed:

  •
  to vote in favor of the merger at the special meeting; and

  •
  not to sell or transfer their shares prior to the effective time of the merger.

The Merger

Summary of the Transaction (See page 36)

        Boston Private and First State signed an agreement and plan of merger on July 10, 2003. The merger agreement provides for the merger of Acquisition Corp., a wholly-owned subsidiary of Boston Private, with and into First State with First State being the surviving corporation. First State will survive the merger as a wholly-owned subsidiary of Boston Private.

        The proposed merger will occur following approval of the proposals described in this proxy statement and prospectus by the shareholders of First State and satisfaction or waiver of all other conditions to the merger. Approval of the merger agreement does not require the vote of Boston Private stockholders. The merger agreement is attached as Annex A. We encourage you to read it because it is the legal document that governs the merger.

        As soon as practicable following the consummation of the merger, First State will merge with and into Boston Private. Upon the completion of this subsequent merger, Boston Private will be the surviving corporation and will continue its existence under the laws of the Commonwealth of Massachusetts, and First State's wholly-owned subsidiary, First State Bank of California, will be a wholly-owned subsidiary of Boston Private.

What You Will Receive in the Merger (See page 46)

        Upon the completion of the merger, each outstanding share of our common stock will be converted into the right to receive $2.76 in cash, without interest, and that number of shares of Boston Private common stock based on a conversion ratio that is determined by the market value of Boston Private common stock as illustrated below.

        The conversion ratio will be calculated as follows:

  •
  if the average closing price of Boston Private common stock is greater than $23.81, the conversion ratio will be calculated as follows:

conversion ratio	=	$15.62 $23.81
  •
  if the average closing price is greater than or equal to $17.60 and less than or equal to $23.81, the conversion ratio will be calculated as follows:

conversion ratio	=	$15.62 average closing price of Boston Private common stock
  •
  if the average closing price of Boston Private common stock is less than $17.60, the conversion ratio will be calculated as follows:

conversion ratio	=	$15.62 $17.60

        Assuming the average closing price is greater than $23.81, 860,492 shares of Boston Private common stock will be issued in the merger (based on 1,311,672 shares of First State common stock outstanding as of August 31, 2003, and assuming that none of the outstanding stock options for First State common stock are exercised prior to the merger) representing approximately 3.78% of the outstanding Boston Private common stock as of August 31, 2003. Assuming that the average closing price is less than $17.60, 1,164,109 shares of Boston Private common stock will be issued in the merger (based on 1,311,672 shares of First State common stock outstanding as of August 31, 2003, and assuming that none of the outstanding stock options for First State common stock are exercised prior to the merger) representing approximately 5.11% of the outstanding Boston Private common stock as of August 31, 2003.

        For the purpose of calculating the conversion ratio, the average closing price for Boston Private common stock will be computed by averaging the closing sale prices of Boston Private common stock on the Nasdaq National Market for the 30 trading days ending three trading days prior to the effective time of the merger and the per share purchase price will equal $15.62.

        Since some of the variables necessary to determine the conversion ratio will not be determined until immediately prior to the effective time of the merger, the precise conversion ratio will not be determined until immediately prior to the effective time of the merger. However, if the effective time of the merger were                        , 2003, the date of this proxy statement and prospectus, the conversion ratio would equal                        . This conversion ratio would result in the issuance of            shares of Boston Private common stock representing approximately     % of the outstanding Boston Private common stock as of                        , 2003.

        No fractional shares of Boston Private common stock will be issued in connection with the merger. Instead, you will receive cash for any fractional shares that would otherwise be issued.

        The merger consideration will be adjusted upward if the merger occurs after October 1, 2003.

Fairness Opinion of Anderson & Strudwick (See page 39)

        In deciding to approve the merger, our board considered an opinion from its financial advisor, Anderson & Strudwick. On July 10, 2003, Anderson & Strudwick delivered its written opinion to our board that as of that date and based on and subject to the matters set forth in the opinion, the merger consideration in the merger agreement was fair, from a financial point of view, to our shareholders. The full text of this written opinion is attached as Annex D to this proxy statement and prospectus. We encourage you to read this opinion carefully in its entirety. The opinion of Anderson & Strudwick is directed to our board and is not a recommendation to any shareholder on how to vote on the merger or the merger agreement.

Our Reasons for the Merger; Recommendation of Our Board of Directors (See pages 38 and 39)

        After consultation with Anderson & Strudwick, Inc. and our counsel, our board has unanimously concluded that the terms of the merger are fair to, and in the best interests of, us and our shareholders and unanimously recommends that our shareholders approve the principal terms of the merger. In reaching this decision, our board considered a number of factors, including the following:

  •
  information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of Boston Private and First State, both historically and going forward on a pro forma basis after the acquisition of First State by Boston Private;

  •
  stock market and trading data respecting the shares of First State and Boston Private;

  •
  the terms of the merger agreement and other documents to be executed in connection with the transaction;

  •
  the presentation of Anderson & Strudwick, Inc. and the opinion of Anderson & Strudwick, Inc. that the merger is fair to our shareholders from a financial point of view;

  •
  the board's review with its financial advisors of alternatives to the merger, the range and nature of possible consideration to our shareholders obtainable in a future transaction, and the risks associated with such alternatives, including the timing and likelihood of completing such alternatives;

  •
  the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing independent banks;

  •
  the ability to maintain First State with its current management, employees and directors;

  •
  the business strategies, strength and depth of management of the combined entity and the interest of Boston Private in continuing our customer relationships in its market areas;

  •
  the advantages of being part of a larger entity, including the potential for operating efficiencies;

  •
  the consolidation currently underway in the banking industry and increased competition from larger independent, regional and major banks in California;

  •
  the value of the consideration offered by Boston Private compared to the value of the consideration offered in other acquisitions of financial institutions in California in the previous 12 months and the prospects for enhanced value of the combined entity in the future; and

  •
  the liquidity of the Boston Private common stock.

        Our board has unanimously approved the merger agreement, the form of Agreement of Merger, the merger and the transactions contemplated by the merger agreement and determined that the merger agreement, the form of Agreement of Merger, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of our shareholders. Our board unanimously recommends that you vote FOR approval of the proposals.

Boston Private's Reasons for the Merger (See page 39)

        In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Boston Private common stock to the First State shareholders, Boston Private's board consulted with Boston Private's senior management and legal counsel and considered, among other things, the following factors:

  •
  the ability to expand Boston Private's wealth management market into Southern California;

  •
  the anticipated effectiveness of the merger in allowing Boston Private to enhance stockholder returns; and

  •
  the business, operations, financial condition, earnings and prospects of each of Boston Private and First State, taking into account Boston Private's due diligence review of First State's business.

        The Boston Private board has unanimously approved the merger agreement, the form of Agreement of Merger, the merger and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Boston Private common stock to the First State shareholders.

Material Federal Income Tax Consequences (See page 100)

        In general, you will recognize capital gain, but not any loss, on the exchange of your First State shares for Boston Private common stock and cash equal to the lesser of cash received (other than cash in lieu of fractional shares) and gain realized in the exchange. In addition, you may recognize taxable gain or loss if you receive cash in lieu of fractional shares.

        This tax treatment may not apply to all First State shareholders. Determining the actual tax consequences to you of the merger can be complicated. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

        We will not be obligated to complete the merger unless we receive an opinion from our accountant or legal counsel, dated as of the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Dissenters' Rights (See page 44)

        If you do not vote for the merger agreement and you follow certain procedures, you may choose to receive the fair market value of your shares in cash when the merger is completed. For this purpose, our board has determined that the fair market value is $16.50 per share, which was the closing price for our common stock on July 9, 2003, the last trading day before the announcement of the merger. If you follow certain procedures, you may challenge that determination.

        The procedures which you must follow to exercise your dissenter's rights are in Chapter 13 of the California General Corporation Law. Merely voting against the merger agreement will not preserve your dissenter's rights. The relevant sections of the California law governing this process are reprinted in their entirety and attached to this proxy statement and prospectus as Annex C. Your failure to comply precisely with all of the procedures required by California law may result in the loss of your dissenter's rights.

Interests of Our Directors and Officers in the Merger (See page 43)

        Some of our executive officers and directors have interests in the merger that are different from, or in addition to, those of our shareholders generally. For instance, all outstanding options to purchase our common stock held by our directors and officers, other than those held by Mary K. Fischer and E. Wayne Lewis, will vest and become exercisable prior to the consummation of the merger. In addition, our President and Chief Executive Officer, Richard C. Taylor, will enter into a Nonsolicitation Agreement with Boston Private, which becomes effective upon the completion of the merger and provides for the continuation of his salary if his employment is terminated under certain circumstances during a specified period following the merger. Certain of our directors and officers will also receive accelerated funding of certain supplemental executive retirement plans. Furthermore, the merger agreement provides our officers and directors with continuing indemnification rights.

Treatment of Stock Options (See page 50)

        Each option to purchase shares of our common stock outstanding immediately prior to the merger will be assumed by Boston Private, will fully vest in accordance with its terms and will become an option to acquire Boston Private common stock. Boston Private will adjust the number of shares issuable upon exercise and the exercise prices to reflect the merger's conversion ratio.

Conditions to the Merger (See page 59)

        Boston Private and First State will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger agreement by our shareholders and the receipt of the required regulatory approvals discussed below.

Regulatory Approvals (See page 68)

        Before we may complete the merger, we and Boston Private must obtain certain regulatory approvals from federal and state bank regulators. More specifically, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Massachusetts Board of Bank Incorporation and the California Department of Financial Institutions each must approve the merger. In addition, the completion of the merger is subject to the expiration of certain waiting periods and other requirements that are described more fully below in "Regulatory Considerations—Regulatory Approvals." As of the date of this proxy statement and prospectus, the required approvals have not been received.

Limitations on Considering Other Acquisition Proposals (See page 55)

        We have agreed not to solicit, initiate, encourage or participate in any discussion of or otherwise consider any acquisition proposal, such as a business combination or other similar transaction, with a party other than Boston Private while the merger is pending; however, we may engage in discussions in response to an unsolicited bona fide proposal that represents a superior proposal. A superior proposal is a proposal that is reasonably likely to be consummated and that our board determines is in the aggregate more favorable and provides greater value to our shareholders than the transaction contemplated by the merger agreement. In addition, our board must also conclude that considering the superior proposal is required by the directors' fiduciary duties. We also agreed to promptly, and in any event within 24 hours, inform Boston Private if we are approached by any third party with any acquisition proposal or any request or inquiry that could lead to an acquisition proposal.

        Even if our board considers an acquisition proposal that it determines to be a superior proposal, we will be required to hold the special meeting of shareholders and the officers and directors will be required to vote for the merger in accordance with the voting agreement discussed below.

Termination of the Merger Agreement (See page 60)

        Either Boston Private or First State may terminate the merger agreement if any of the following occurs:

  •
  the merger has not been completed by April 1, 2004;

  •
  we mutually consent to the termination of the merger agreement;

  •
  our shareholders do not approve the merger; or

  •
  the other party materially breaches any of its representations, warranties or covenants contained in the merger agreement, and the breach is not cured within a specified time period.

        In addition, Boston Private has the right to terminate if we violate certain covenants in the merger agreement relating to our board's recommendation to our shareholders in connection with the merger agreement and our agreement not to solicit acquisition proposals. However, if we reaffirm the merger agreement in writing within a certain period prior to the public disclosure of the terms of any other acquisition proposal, Boston Private may not so terminate.

        We have the right to terminate the merger agreement if Boston Private is unable to obtain any necessary regulatory approvals sufficiently in advance so that the merger may be completed by April 1, 2004. We also have the right to terminate the merger agreement if the average closing price of the Boston Private common stock (as calculated in connection with the conversion ratio) is less than $15.53 and the conversion ratio under performs the Philadelphia/KBW Bank Index by more than 25%. In the event that we exercise this right, however, Boston Private has the right to require that we complete the merger by delivering additional shares of Boston Private common stock calculated by adjusting the conversion ratio in accordance with the formula specified in the merger agreement.

Termination Fee and Expenses (See page 61)

        As a condition to Boston Private's willingness to enter into the merger agreement, we have agreed to pay a termination fee equal to $1.5 million to Boston Private if the merger agreement is terminated under certain circumstances. In addition, Boston Private has agreed to pay our reasonable out-of-pocket expenses incurred in connection with the merger if Boston Private fails to obtain any necessary regulatory approvals sufficiently in advance so that merger may be completed by April 1, 2004.

Accounting Treatment (See page 44)

        The merger will be accounted for under the purchase method. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that the purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Boston Private will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposits and other intangibles with definite useful lives recorded by Boston Private in connection with the merger will be amortized to expense in accordance with these rules.

Comparison of Shareholders' Rights (See page 102)

        When we complete the merger you will hold shares of Boston Private common stock. Your rights as a Boston Private stockholder will be governed by Boston Private's articles of organization and by-laws and by Massachusetts laws. This means that as a result of the merger, you will have different rights when you become a stockholder of Boston Private than you currently have as one of our shareholders.

Selected Historical Financial Information

Boston Private Financial Holdings, Inc.
Selected Financial Data

        The following table presents selected consolidated financial information, which should be read in conjunction with the financial statements of Boston Private, and the notes thereto, and the information contained in Boston Private's "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference into this proxy statement and prospectus. The selected historical financial data as of the end of December 31, 2002 and 2001 and for each of the two years in the two-year period ended December 31, 2002 is derived from Boston Private's audited financial statements and related notes, which are incorporated by reference into this proxy statement and prospectus. The selected historical financial data for prior years is derived from Boston Private's audited financial statements, which are not incorporated by reference into this proxy statement and prospectus. The selected historical financial data as of June 30, 2003 and 2002 and for each of the six months then ended is derived in part from Boston Private's unaudited financial statements and related notes, which are incorporated by reference into this proxy statement and prospectus.

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2003	2002	2002	2001		2000	1999		1998
	(Dollars in thousands, except per share data)
Total balance sheet assets	$2,023,973	$1,699,604	$1,820,741	$1,509,479		$1,294,564	$884,389		$746,626
Total loans (excluding loans held for sale)	1,416,661	1,242,386	1,301,726	1,097,417		878,932	683,935		519,592
Allowance for loan losses	18,488	15,732	17,050	14,521		11,500	9,242		7,547
Investment securities and money market investments	390,460	262,518	322,734	284,309		215,874	110,077		119,525
Cash and cash equivalents	120,150	126,921	97,529	58,281		110,767	41,567		79,608
Excess of cost over net assets acquired	19,381	17,827	18,007	17,207		18,371	3,563		4,154
Deposits	1,569,846	1,326,689	1,400,333	1,145,329		1,002,462	706,108		594,397
Borrowed funds	245,310	188,361	218,389	190,978		139,878	97,223		83,491
Stockholders' equity	175,778	153,479	167,382	139,631		128,625	65,512		56,770
Nonperforming assets	1,025	866	1,057	904		1,303	1,317		815
Client assets under management	8,251,000	6,504,000	6,441,000	6,529,000		6,758,000	4,545,000		3,651,000
Interest and dividend income	$45,866	$44,008	$90,293	$92,479		$79,152	$57,875		$48,882
Interest expense	12,548	12,905	26,265	38,321		35,863	25,068		22,672

Net interest income	33,318	31,103	64,028	54,158		43,289	32,807		26,210
Provision for loan losses	1,549	1,235	2,495	3,010		2,160	1,524		1,244

Net interest income after provision for loan losses	31,769	29,868	61,533	51,148		41,129	31,283		24,966
Fees and other income	29,951	26,162	51,868	51,271		39,174	33,469		26,951
Operating expense	46,767	38,196	78,763	83,181		54,790	43,861	(4)	36,913

Income before income taxes	14,953	17,834	34,638	19,238		25,513	20,891		15,004
Income tax expense (benefit)	6,390	5,767	10,893	7,692		8,843	7,671		5,389

Net income	$8,563	$12,067	$23,745	$11,546	(3)	$16,670	$13,220	(4)	$9,615

Per Share Data:
Basic earnings per share	$0.38	$0.54	$1.06	$0.52		$0.87	$0.74		$0.54
Diluted earnings per share	$0.37	$0.52	$1.02	$0.50	(3)	$0.85	$0.72	(4)	$0.53
Average common shares outstanding	22,639,090	22,342,268	22,412,665	22,119,726		19,094,010	17,950,648		17,843,705
Average diluted shares outstanding	23,348,957	23,426,970	23,357,066	23,053,052		19,714,510	18,281,847		18,261,635
Cash dividends per share	$0.10	$0.08	$0.16	$0.14		$0.12	$—		$—
Book value	$7.75	$6.85	$7.42	$6.28		$5.87	$3.64		$3.18

Selected Operating Ratios:
Return on average assets	0.88%	1.53%	1.42%	0.80	%(3)	1.55%	1.63%	1.44%
Return on average equity	10.05%	16.49%	15.36%	8.28	%(3)	19.48%	22.05%	18.72%
Interest rate spread(1)	3.39%	3.89%	3.80%	3.52%		3.59%	3.77%	3.59%
Net interest margin(1)	3.74%	4.31%	4.19%	4.18%		4.43%	4.39%	4.26%
Total fees and other income/total revenue(2)	47.34%	45.69%	44.75%	48.63%		47.50%	50.50%	50.70%
Asset Quality Ratios:
Nonperforming loans to total loans	0.07%	0.07%	0.08%	0.08%		0.15%	0.19%	0.16%
Nonperforming assets to total assets	0.05%	0.05%	0.06%	0.06%		0.10%	0.15%	0.11%
Allowance for loan losses to nonperforming loans	1803.71%	1816.63%	1613.06%	1606.31%		882.58%	701.75%	926.01%
Net loans recovered (charged-off) to average loans	0.00%	0.00%	0.00%	0.00%		0.01%	0.03%	-0.07%

(1)
Interest rate spread represents the difference between the weighted average yield on interest-earning assets on a fully-taxable equivalent basis, and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income on a fully-taxable equivalent basis as a percent of average interest-earning assets.

(2)
Total revenue is defined as net interest income plus fees and other income.

(3)
After eliminating $9.7 million of nonrecurring merger expenses, net of tax, net income for the year ended December 31, 2001 was $21.2 million, or $0.92 per share, return on average assets was 1.47%, and return on average equity was 15.22%.

(4)
Includes the cumulative effect of change in accounting principle, net of tax, of $125,000, or $0.01 per diluted share.

First State Bancorp
Selected Financial Data

        The following table presents selected consolidated financial information, which should be read in conjunction with the financial statements of First State(1) and the notes thereto appearing elsewhere in this proxy statement and prospectus and the information contained in "First State's Management's Discussion and Analysis of First State's Financial Condition and Results of Operations." The selected historical financial data as of December 31, 2002 and 2001 and for each of the two years in the two year period ended December 31, 2002 is derived in part from our audited financial statements and related notes, which are included elsewhere in this proxy statement and prospectus. The selected financial data for prior years is derived from our audited financial statements, which are not included in this proxy statement and prospectus. The selected historical financial data as of June 30, 2003 and 2002 and for each of the six months then ended is derived in part from our unaudited financial statements and related notes, which are included elsewhere in this proxy statement and prospectus. All per share information has been adjusted for stock splits and stock dividends declared from time to time.

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Income Statement:
Interest income	$5,429	4,270	$8,876	$7,457	$6,888	$5,193	$4,594
Interest expense	1,320	1,109	2,353	2,537	2,592	1,926	1,859
Net interest income before provision for loan losses	4,109	3,161	6,523	4,920	4,296	3,267	2,735
Provision for loan losses	300	150	340	389	0	0	0
Noninterest income	665	395	1,181	682	533	494	497

Noninterest expense	2,688	2,191	4,657	3,359	2,802	2,472	2,280
Income before income tax expenses	1,786	1,215	2,707	1,854	2,027	1,289	952
Income tax expense	729	481	1,097	756	818	487	391

Net income	$1,057	$734	$1,610	$1,098	$1,209	$802	$561

Share Data:
Net income per share:
Basic	$0.81	$0.57	$1.25	$.86	$.95	$.64	$.48
Diluted	$0.76	$0.56	$1.21	$.84	$.94	$.63	$.46
Weighted average common shares outstanding:(2)
Basic	1,308,529	1,282,684	1,285,382	1,274,700	1,274,700	1,258,450	1,168,798
Diluted	1,396,165	1,317,412	1,336,051	1,311,834	1,280,016	1,277,696	1,217,660
Balance Sheet:
Total assets	$174,072	$135,521	$147,199	$117,485	$91,870	$78,512	$70,702
Securities	10,509	16,584	15,535	18,000	14,941	12,868	12,417
Net loans(3)	132,882	94,063	106,302	83,796	61,318	48,640	41,636
Total deposits	154,842	123,845	133,990	106,491	82,448	70,783	64,113
Total stockholders' equity	12,043	10,006	10,913	9,220	8,377	7,168	5,976

Performance Ratios:
Return on average equity(4)	18.37%	15.36%	16.00%	12.47%	14.43%	11.19%	9.39%
Return on average assets(5)	1.30%	1.19%	1.20%	1.12%	1.89%	1.43%	1.11%
Net interest spread(6)	4.87%	4.96%	4.70%	4.51%	5.66%	4.92%	4.12%
Net interest margin(7)	4.99%	5.34%	5.04%	5.09%	5.68%	5.05%	4.74%
Efficiency ratio(8)	56.30%	62.53%	60.45%	59.96%	58.02%	65.73%	70.54%
Net loans to total deposits at period end	85.96%	76.18%	79.30%	78.70%	74.40%	68.70%	64.90%
Dividend payout ratio(9)	0.00%	0.00%	0.00%	23.22%	0.00%	0.00%	0.00%
Capital Ratios:
Average stockholders' equity to average total assets	7.10%	7.73%	7.52%	9.01%	9.12%	8.81%	8.45%
Tier 1 capital to adjusted total assets	9.52%	7.09%	6.86%	7.29%	9.06%	9.01%	8.17%
Tier 1 capital to total risk-weighted assets	11.75%	8.80%	8.64%	8.78%	11.65%	12.25%	11.69%
Total capital to total risk-weighted assets	13.59%	10.84%	10.58%	10.89%	12.85%	13.50%	12.95%
Asset Quality Ratios:
Nonperforming loans to total loans(10)	0.67%	0.53%	1.07%	0.74%	0.12%	0.96%	0.81%
Nonperforming assets to total loans and other real estate owned(11)	0.67%	0.53%	1.07%	0.74%	0.12%	4.61%	4.56%
Net charge-offs to average total loans	0.01%	0.01%	0.01%	0.16%	0.04%	0.06%	0.43%
Allowance for loan losses to total loans at period end	1.31%	1.36%	1.38%	1.36%	1.35%	1.80%	2.05%
Allowance for loan losses to nonperforming loans	194.73%	256.44%	128.40%	184.46%	1142.11%	189.04%	254.39%

(1)
As the holding company reorganization pursuant to which First State became the sole shareholder of the First State Bank was effective in March 2003, all financial information included herein for periods ended prior to March 10, 2003 relates to the First State Bank rather than First State.

(2)
As adjusted to give retroactive effect to stock splits and stock dividends.

(3)
Loans are net of the allowance for loan losses and deferred fees.

(4)
Net income divided by average stockholders' equity.

(5)
Net income divided by average total assets.

(6)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(7)
Represents net interest income as a percentage of average interest-earning assets.

(8)
Represents the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income excluding securities gains and losses.

(9)
Dividends declared per share divided by net income per share.

(10)
Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and accruing interest, and restructured loans.

(11)
Nonperforming assets consist of nonperforming loans (see footnote 10 above) and other real estate owned.

Comparative Stock Prices and Dividends

        Boston Private common stock is quoted on the Nasdaq National Market under the trading symbol "BPFH." First State common stock is quoted on the Over The Counter Bulletin Board, or OTCBB, under the symbol "FCAL." The following table sets forth, for the periods indicated, the high and low sale prices per share of Boston Private common stock as reported on the Nasdaq National Market and the high and low bid price per share of First State common stock as reported on the OTCBB. The quotations for First State common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions and do not include nominal amounts traded directly by shareholders or through dealers and not through securities dealers that market First State common stock.

	Boston Private		First State(1)
	High	Low	High	Low
Calendar Year 2001
First Quarter	$20.50	$14.88	$7.25	$6.50
Second Quarter	22.40	16.08	8.50	7.00
Third Quarter	24.40	17.34	8.58	7.63
Fourth Quarter	23.76	16.45	8.58	8.13
Calendar Year 2002
First Quarter	26.99	20.65	9.25	8.13
Second Quarter	27.75	22.75	9.13	8.13
Third Quarter	25.02	16.76	10.00	7.50
Fourth Quarter	22.37	16.98	11.00	8.30
Calendar Year 2003
First Quarter	21.84	13.79	15.00	10.50
Second Quarter	21.74	13.96	18.00	12.60
Third Quarter (through September 22, 2003)	24.89	20.92	20.00	16.05

(1)
As First State did not acquire the outstanding shares of First State Bank of California until March 2003, the stock information contained in this table prior to that date relates to First State Bank of California's common stock.

Recent Closing Prices

        The following table sets forth the high, low and closing sale prices per share of Boston Private common stock and First State common stock as reported on the Nasdaq National Market and the OTCBB, respectively, on July 9, 2003, the last trading day before the public announcement of the merger agreement, and on                        , 2003, the last practicable trading day before the date of this proxy statement and prospectus. The equivalent per share stock price of shares of our common stock in the table below represents the value of the Boston Private common stock to be received by First State shareholders if the merger was consummated as of that date, and is determined by multiplying the closing price of a share of Boston Private common stock on each of these dates by an exchange ratio determined by dividing $15.62 by the average of the closing price of Boston Private common stock during the 30 consecutive trading days ending with the third trading day immediately preceding the calculation date. The actual conversion ratio will not necessarily equal the assumed conversion ratio.

	Boston Private			First State
							First State Equivalent Stock Price
	High	Low	Closing	High	Low	Closing
July 9, 2003	$22.35	$21.77	$22.00	$16.50	$16.50	$16.50	$17.25
, 2003

        The market price of Boston Private and First State common stock is likely to fluctuate prior to the merger. You should obtain current market quotations. We cannot predict the future prices for Boston Private or First State common stock.

Dividend Information

        Recently, Boston Private has paid quarterly cash dividends on its common stock. Boston Private intends to pay cash dividends on a quarterly basis based on the results of operations, however, the payment of future dividends on Boston Private common stock is in the discretion of the board of directors of Boston Private. Boston Private's ability to pay dividends may also be limited by the legal restrictions regarding payment of dividends imposed on Boston Private's banking subsidiaries, Boston Private Bank & Trust Company and Borel.

        Our ability to pay dividends primarily depends upon the dividends we receive from First State Bank of California. First State Bank's dividend practices in turn depend upon their earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by First State Bank's Board of Directors at that time. Prior to the holding company reorganization, First State typically retained earnings and had paid only one cash dividend in the past several years (in the amount of $254,940 or $0.40 per share in 2001). Our ability to pay dividends is restricted by law. See "Comparison of Shareholders' Rights—Dividends and Stock Repurchases—First State." Furthermore, under the merger agreement, we have agreed not to pay any dividends on our common stock prior to the merger.

Number of Holders of Common Stock and Number of Shares Outstanding

        As of August 31, 2003, there were 771 stockholders of record of Boston Private who held an aggregate of 22,777,666 shares of Boston Private common stock.

        As of August 31, 2003, we had approximately 195 shareholders of record who held an aggregate of 1,311,672 shares of common stock.

RISK FACTORS

        In addition to the other information included in this proxy statement and prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement and prospectus titled "—Special Note Regarding Forward-Looking Statements" beginning on page 29.

Risks Relating to the Merger

The value of the Boston Private common stock you receive in the merger may fluctuate.

        Upon completion of the merger, each share of our common stock will be converted automatically into the right to receive $2.76 in cash, without interest, and that number of shares of Boston Private common stock based on a conversion ratio that is determined by the market value of the Boston Private common stock. The merger may not be completed until a significant period of time has passed after the special meeting. As a result, at the time of the special meeting, you will not know the exact value of the Boston Private common stock that will be issued in connection with the merger. The conversion ratio is determined by dividing the per share purchase price, which is $15.62 (subject to upward adjustment in the event the closing is delayed), by the average closing price per share of Boston Private common stock on the Nasdaq National Market for the 30 consecutive trading days ending three trading days prior to the closing of the merger. If the average closing price of Boston Private common stock is greater than $23.81, the conversion ratio will be determined using $23.81 as the average closing price and if the average closing price is lower than $17.60, then the conversion ratio will be determined using the $17.60 as the average closing price. See "The Merger Agreement—Merger Consideration" beginning on page 46 and the Agreement and Plan of Merger attached hereto as Annex A for more detailed information regarding the merger consideration. As a result, the value of the shares of Boston Private common stock that you will receive in the merger will decrease as the average closing price decreases below $17.60 and will increase as the average closing price increases above $23.81. The market price of Boston Private common stock when the merger occurs may vary from its market price on the date of this document and on the date of the special meeting and may vary from the average closing price used to calculate the conversion ratio. For example, during the 12 month period ending on            , 2003, the most recent date prior to the printing of this proxy statement and prospectus, the sales price of Boston Private common stock varied from a low of $            to a high of $            and ended that period at $            . See "Summary—Comparative Stock Prices and Dividends" beginning on page 16 for more detailed share price information.

        The price of Boston Private common stock may vary due to changes in the business, operations or prospects of Boston Private, any future issuances of debt or equity securities by Boston Private, market assessments of the merger, regulatory considerations, general market and economic conditions or other factors.

        Because the market price of Boston Private common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations. No prediction can be made as to the market prices of either our common stock or Boston Private common stock at any time before the completion of the merger or as to the market price of Boston Private common stock after the completion of the merger.

We may not be permitted to terminate the merger agreement even if the average closing price of Boston Private common stock is below $15.53 and the Philadelphia/KBW Bank Index outperforms the conversion ratio by more than 25%.

        Boston Private common stock traded below $15.53 approximately 7.0% of the time from August 31, 2002 to August 31, 2003. If the average closing price of Boston Private common stock during the relevant measurement period is less than $15.53 and the Philadelphia/KBW Bank Index outperforms the conversion ratio by more than 25% over a roughly corresponding period, then we may terminate the merger agreement, in which case Boston Private may:

  •
  elect to prevent that termination by increasing the number of shares of its common stock that it will issue to our shareholders by adjusting the conversion ratio so that the value of the shares of Boston Private common stock to be received is equal to the lesser of the following values:

  •
  the value of the Boston Private common stock that would have been received if the average closing price was $15.53; and

  •
  the value of the Boston Private common stock that would have been received if the conversion ratio had performed in a manner which resulted in the conversion ratio being outperformed by the Philadelphia/KBW Bank Index by exactly 25%; or

  •
  allow the merger agreement to be terminated, in which case the merger will not occur.

Alternatively, we can decline to make the termination notification, in which case the merger will proceed. In that event, you will receive the same number of shares of Boston Private common stock that you would have received if the average closing price had been $17.60. Our board may decide in its sole discretion whether to exercise our termination right. You will not have any right to vote on the action to be taken by us in this event. As a result, the merger may proceed at a conversion ratio that will provide you with a lower value of shares of Boston Private common stock than you would otherwise receive.

Boston Private's board of directors may elect to issue additional shares of Boston Private common stock to our shareholders to prevent us from terminating the merger agreement.

        In the event that the average closing price of Boston Private common stock during the relevant measurement period is less than $15.53 and the Philadelphia/KBW Bank Index outperforms the conversion ratio by more than 25% over a roughly corresponding period and we decide to terminate the merger agreement, Boston Private's board may elect to prevent the termination of the merger agreement by increasing the number of shares of its common stock that it will issue to our shareholders. If Boston Private's board makes this election, then Boston Private will be required to increase the number shares of its common stock that it issues to our shareholders so that the value of the Boston Private common stock that our shareholders receive is equal to the lesser of:

  •
  the value of the Boston Private common stock that would have been received if the average closing price was $15.53; and

  •
  the value of the Boston Private common stock that would have been received if the conversion ratio had performed in a manner which resulted in the conversion ratio being outperformed by the Philadelphia/KBW Bank Index by exactly 25%.

As an example, if the average closing price is equal to $14.00 and the Philadelphia/KBW Bank Index outperforms the Boston Private common stock by 28%, and assuming that the value of the Boston Private common stock that would have been received if the average closing price was $15.53 is less than the value of stock that would have been received had the conversion ratio been outperformed the Philadelphia/KBW Bank Index by exactly 25%, then Boston Private may elect to deliver additional shares of its common stock to our shareholders. The value of the shares delivered, in this example, would equal the value of the Boston Private common stock that would have been received if the average closing price was $14.00 and Boston Private would deliver approximately 1,291,334 shares of Boston Private common stock to our shareholders which represents 5.67% of the outstanding shares of Boston Private common stock as of August 31, 2003 (based on 1,311,672 shares of our common stock outstanding as of August 31, 2003). In the event that Boston Private's board determines to issue additional shares, you will not have any right to vote on this additional issuance.

Unanticipated costs relating to the merger could reduce Boston Private's future earnings per share.

        Boston Private believes it has reasonably estimated the likely costs of integrating the operations of First State into Boston Private and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Boston Private after the merger. If unexpected costs are incurred, the merger could have a significant dilutive effect on Boston Private's earnings per share. In other words, if the merger is completed and Boston Private incurs such unexpected costs and expenses as a result of the merger, Boston Private believes that the earnings per share of Boston Private common stock could be less than they would have been if the merger had not been completed.

Boston Private may be unable to successfully integrate First State's operations and retain key First State employees.

        The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

  •
  coordinating geographically separated organizations;

  •
  integrating personnel with diverse business backgrounds;

  •
  combining different corporate cultures; and

  •
  retaining key employees.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of First State who are expected to be retained by Boston Private. There can be no assurances, however, that Boston Private will be successful in retaining these employees for the time period necessary to successfully integrate First State's operations with those of Boston Private. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business and results of operations of the combined company.

If the merger is not completed, First State will have incurred substantial expenses without realizing the expected benefits.

        First State has incurred substantial expenses in connection with the transactions described in this proxy statement and prospectus. The completion of the merger depends on the satisfaction of several conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the merger is not completed, we expect to incur approximately $625,000 in merger related expenses, excluding any termination fees, if applicable. These expenses could have a material adverse impact on the financial condition of First State because we would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire us.

        Until the completion of the merger, with some exceptions, we are prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Boston Private. In addition, we have agreed to pay a termination fee to Boston Private in specified circumstances. These provisions could discourage other companies from trying to acquire us even though those other companies might be willing to offer greater value to our shareholders than Boston Private has offered in the merger. The payment of the termination fee could also have a material adverse effect on our financial condition.

Our officers and directors have interests that are different from, or in addition to, interests of our shareholders generally.

        Our officers and directors have interests in the merger that are in addition to, or different from, the interests of our shareholders. Our board was aware of these conflicts of interest when it approved the merger. These interests include:

  •
  the accelerated vesting of stock options held by our officers and directors, other than those held by Mary K. Fischer and E. Wayne Lewis, prior to the consummation of the merger;

  •
  the accelerated funding of certain supplemental executive retirement plans upon consummation of the merger;

  •
  an agreement between Richard C. Taylor and Boston Private that provides for the continuation of his salary if his employment is terminated under certain circumstances following the merger; and

  •
  the continuation of indemnification and insurance coverage for acts and omissions in their capacities as our officers and directors.

        For a more detailed discussion of these interests, see "The Merger—Interests of Our Directors and Officers in the Merger" beginning on page 43.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your First State shares.

        We intend the merger to qualify as a reorganization (or part of a reorganization) within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, we will, as a condition to closing, obtain an opinion from our counsel or accountants that the merger will constitute a reorganization (or part of a reorganization) for federal income tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization you (or part of a reorganization) generally would recognize gain or loss on each share of First State common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the sum of the amount of cash and the fair market value of the Boston Private common stock received in exchange for that share upon completion of the merger.

The need for governmental approvals may affect the date of completion of the merger or may diminish the benefits of the merger.

        We and Boston Private are required to obtain the approvals of several bank regulatory agencies prior to completing the merger. Satisfying any requirements of these regulatory agencies may affect the date of completion of the merger. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to Boston Private.

Boston Private's ability to enhance regulatory compliance in accordance with the Bank Holding Company Act and the USA PATRIOT Act of 2001 may delay the consummation of the merger.

        Boston Private previously announced that its wholly-owned subsidiary, Boston Private Bank & Trust Company, entered into an informal agreement with the Federal Deposit Insurance Corporation and the Commissioner of Banks for the Commonwealth of Massachusetts to enhance its anti-money laundering procedures. Boston Private Bank & Trust is currently in the process of making such improvements and is working closely with the regulatory agencies to address the issues raised in the informal agreement. The Bank Holding Company Act, as amended by the USA PATRIOT Act of 2001, requires that the Federal Reserve Board consider the effectiveness of Boston Private, First State and their subsidiaries in combating money laundering activities in connection with its determination whether to approve Boston Private's application to acquire First State. Therefore, the receipt of regulatory approval for the merger, as well as for other acquisitions by Boston Private, will be subject to, among other things, progress in achieving the objectives of the informal agreement. The receipt of regulatory approvals and review may delay the consummation of the merger. There can be no assurance as to when, or if, Boston Private will be able to obtain the required regulatory approvals.

Risks Relating to Boston Private

        In the merger, Boston Private will issue shares of Boston Private common stock in exchange for First State common stock (in addition to the cash portion of the consideration). Accordingly, before voting on the merger, you should carefully consider the following factors relating to Boston Private and the operation of its business generally.

Boston Private may not be able to attract and retain banking customers at current levels.

        Competition in the local banking industry coupled with Boston Private's relatively small size may limit the ability of Boston Private's banking subsidiaries, Boston Private Bank & Trust Company and Borel Private Bank & Trust Company, or Borel, to attract and retain banking customers. Boston Private's banks face competition from the following:

  •
  other banking institutions (including larger Boston and Northern California and suburban commercial banking organizations);

  •
  savings banks;

  •
  credit unions;

  •
  other financial institutions; and

  •
  non-bank financial service companies serving eastern Massachusetts, Northern California and their respective adjoining areas.

        In particular, the banks' competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit and investment needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided. Boston Private's banks also face competition from out-of-state financial intermediaries which have opened low-end production offices or which solicit deposits in their respective market areas.

        Because Boston Private's banks maintain smaller staffs and have fewer financial and other resources than larger institutions with which they compete, they may be limited in their ability to attract customers. In addition, some of the banks' current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than Boston Private's banks can accommodate.

        If Boston Private's banks are unable to attract and retain banking customers, they may be unable to continue their loan growth and their results of operations and financial condition may otherwise be negatively impacted.

Boston Private may not be able to attract and retain investment management clients at current levels.

        Due to the intense local competition, and the relatively short history and limited record performance in the investment management business, Boston Private Bank & Trust and its investment management subsidiaries, Westfield Capital Management Company, LLC, or Westfield, Sand Hill Advisors, Inc., or Sand Hill, Boston Private Value Investors, Inc. and RINET Company, LLC, or RINET, may not be able to attract and retain investment management clients at current levels.

        In the investment management industry, Boston Private competes primarily with the following:

  •
  commercial banks and trust companies;

  •
  mutual fund companies;

  •
  investment advisory firms;

  •
  stock brokerage firms;

  •
  law firms; and

  •
  other financial services companies.

        Competition is especially keen in Boston Private's geographic market area, because there are numerous well-established and successful investment management firms in Boston, New England and in Northern California. Many of Boston Private's competitors have greater resources than it has.

        Boston Private's ability to successfully attract and retain investment management clients is dependent upon the ability of Boston Private to compete with competitors' investment products, level of investment performance, client services and marketing and distribution capabilities. If Boston Private is not successful, its results from operations and financial position may be negatively impacted.

        For the quarter ended June 30, 2003, approximately 34.5% of Boston Private's revenues were derived from investment management contracts which are typically terminable upon less then 30 days' notice. Most of Boston Private's clients may withdraw funds from accounts under management generally in their sole discretion.

        Moreover, Westfield receives some performance-based fees. The amount of these fees is impacted directly by the investment performance of Westfield. As a result, the future revenues from such fees may fluctuate and may be affected by conditions in the capital markets and other general economic conditions. During the past three years, the performance fees earned by Westfield have not been material. Westfield, Sand Hill, Boston Private Value Investors and RINET are Boston Private's major investment management subsidiaries, and their financial performance is a significant factor in Boston Private's overall results of operations and financial condition.

Defaults in the repayment of loans may negatively impact Boston Private's business.

        Defaults in the repayment of loans by Boston Private's banks' customers may negatively impact their businesses. A borrower's default on its obligations under one or more of the banks' loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan.

        In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, Boston Private's banks may have to write-off the loan in whole or in part. In such situations, the banks may acquire any real estate or other assets, if any, which secure the loan through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan often exceeds the value of the assets acquired.

        Boston Private's banks' management periodically makes a determination of an allowance for loan losses based on available information, including the quality of their loan portfolio, certain economic conditions, the value of the underlying collateral and the level of its non-accruing loans. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions or an increase in defaulted loans, management determines that additional increases in the allowance for loan losses are necessary, the bank will incur additional expenses.

        In addition, bank regulatory agencies periodically review Boston Private's banks allowance for loan losses and the values they attribute to real estate acquired through foreclosure or other similar remedies. Such regulatory agencies may require the banks to adjust their determination of the value for these items. These adjustments could negatively impact the banks' results of operations or financial position.

A downturn in local economies or real estate markets could negatively impact Boston Private's banking business.

        A downturn in the local economies or real estate markets could negatively impact Boston Private's banking business. Because Boston Private's banks serve primarily individuals and smaller businesses located in eastern Massachusetts and adjoining areas, with a particular concentration in the Greater Boston Metropolitan Area and Northern California, the ability of the banks' customers to repay their loans is impacted by the economic conditions in these areas. Furthermore, current negative economic trends, including the recession, increased unemployment in Northern California and New England, as well as ongoing economic uncertainty created by the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon and the United States' war on terrorism will likely continue to negatively impact businesses in Northern California and New England. While we are currently uncertain as to the long-term effects of these events, they could adversely affect general economic conditions, consumer confidence and the market liquidity, or result in changes in interest rates, any of which may have a negative impact on the banking business of Boston Private's banks. The banks' commercial loans are generally concentrated in the following customer groups:

  •
  real estate developers and investors;

  •
  financial service providers;

  •
  technology companies;

  •
  manufacturing and communications companies;

  •
  professional service providers;

  •
  general commercial and industrial companies; and

  •
  individuals.

        Boston Private's banks' commercial loans, with limited exceptions, are secured by either real estate (usually income producing residential and commercial properties), marketable securities or corporate assets (usually accounts receivable, equipment or inventory). Consequently, the banks' ability to continue to originate real estate loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature, including earthquakes and flooding. Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral resulting in losses to either or both of Boston Private's banks. Substantially all of Boston Private's banks' residential mortgage and home equity loans are secured by residential property in eastern Massachusetts and Northern California. Also, due to the recent concerns with power supplies in the State of California, Borel could be materially and adversely affected either directly or indirectly by a severe power shortage, if any of its critical computer systems or equipment fails, if the local infrastructure, such as electric power, phone system, or water system, fails, if its significant vendors are adversely impacted, or it, its borrowers or depositors are adversely impacted by their internal systems or those of their customers and suppliers. As a result, conditions in the real estate market specifically, and the Massachusetts and California economies generally, and power supply shortages in California can materially impact the ability of Boston Private's banks' borrowers to repay their loans and affect the value of the collateral securing these loans.

Environmental liability associated with commercial lending could result in losses.

        In the course of business, Boston Private's banks may in the future acquire, through foreclosure, properties securing loans they have originated or purchased which are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, Boston Private, or the respective bank subsidiaries, might be required to remove these substances from the affected properties at Boston Private's sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. Boston Private may not have adequate remedies against the prior owner or other responsible parties could find it difficult or impossible to sell the affected properties, which could have a material adverse affect on Boston Private's business, financial condition and operating results.

Fluctuations in interest rates may negatively impact Boston Private's banking business.

        Fluctuations in interest rates may negatively impact the business of Boston Private's banks. Boston Private's banks' main source of income from operations is net interest income, which is equal to the difference between the interest income received on interest-bearing assets (usually loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually deposits and borrowings). These rates are highly sensitive to many factors beyond the banks' control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Boston Private's banks' net interest income can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce the banks' net interest income as the difference between interest income and interest expense decreases. As a result, Boston Private's banks have adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, Boston Private cannot assure you that a decrease in interest rates will not negatively impact its results from operations or financial position. Specifically, Borel is currently asset sensitive, which means that its interest bearing liabilities mature, or otherwise reprice, at a slower rate than its interest earning assets. As a result, in a period of declining interest rates, Borel will experience a shrinking of its interest margin as its floating rate loans will reprice immediately, while its fixed rate deposits will reprice over the course of a year. This reduction in interest rate may adversely affect Borel's earnings.

        An increase in interest rates could also have a negative impact on Boston Private's banks' results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the banks' allowances for loan losses.

Boston Private's cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures.

        Boston Private's cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures. Boston Private's banks have traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. Historically and in comparison to commercial banking averages, Boston Private's banks have had a higher percentage of its time deposits in denominations of $100,000 or more. Within the banking industry, the amounts of such deposits are generally considered more likely to fluctuate than deposits of smaller denominations. If as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at Boston Private's banks decrease relative to their overall banking operations, the banks may have to rely more heavily on borrowings as a source of funds in the future.

Boston Private's investment management business may be negatively impacted by changes in economic and market conditions.

        Boston Private's investment management business may be negatively impacted by changes in general economic and market conditions because the performance of such business is directly affected by conditions in the financial and securities markets. The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. The financial markets and businesses operating in the securities industry, however, are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond Boston Private's control. Boston Private cannot assure you that broad market performance will be favorable in the future. In particular, the financial and securities markets have experienced a significant downturn since March 2000. This decline has impacted Boston Private's investment management business, reducing both management and performance fees. In addition, following the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon, the world financial and securities markets experienced a significant and precipitous decline in value from which they the have yet to recover. The world financial and securities markets will likely continue to experience significant volatility as a result of, among other things, world economic and political conditions. Continued decline in the financial markets or a lack of sustained growth may result in a corresponding decline in Boston Private's performance and may adversely affect the assets that Boston Private manages.

        In addition, Westfield's, Sand Hill Advisors', Boston Private Value Investors' and a portion of RINET's management contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion of Westfield's contracts also provide for the payment of fees based on investment performance in addition to a base fee. Because most contracts provide for a fee based on market value of securities, fluctuations in securities prices may have a material adverse effect on Boston Private's results of operations and financial condition.

Boston Private's investment management business is highly regulated.

        Boston Private's investment management business is highly regulated, primarily at the federal level. The failure of any of Boston Private's subsidiaries that provide investment management services to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions including revocation of such subsidiary's registration as an investment adviser.

        Westfield, Sand Hill, RINET, Boston Private Value Investors and Coldstream Capital are registered investment advisers under the Investment Advisers Act. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations. These subsidiaries, as investment advisers, are also subject to regulation under the federal and state securities laws and the fiduciary laws of certain states. In addition, Westfield and Sand Hill act as sub-advisers to mutual funds which are registered under the 1940 Act and are subject to that act's provisions and regulations.

        Boston Private is also subject to the provisions and regulations of ERISA to the extent it acts as a "fiduciary" under ERISA with respect to certain of Boston Private's clients. ERISA and the applicable provisions of the federal tax laws, impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is a Boston Private client, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans.

        In addition, applicable law provides that all investment contracts with mutual fund clients may be terminated by the clients, without penalty, upon no more than 60 days' notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days' notice.

        Boston Private does not directly manage investments for clients, does not directly provide any investment management services and, therefore, is not a registered investment adviser. Boston Private Bank & Trust and Borel are exempt from the regulatory requirements of the Investment Advisors Act, but are subject to extensive regulation by the Federal Deposit Insurance Corporation, or the FDIC, and the Commissioner of Banks for the Commonwealth of Massachusetts, or the Massachusetts Commissioner of Banks, and the California Department of Financial Institutions, or the DFI.

Boston Private's banking business is highly regulated.

        Bank holding companies and state chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. Boston Private is subject to the Bank Holding Company Act and to regulation and supervision by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. Boston Private Bank & Trust, as a Massachusetts chartered trust company the deposits of which are insured by the FDIC, is subject to regulation and supervision by the Massachusetts Commissioner of Banks and the FDIC. Borel, as a California banking corporation, is subject to regulation by the DFI and the FDIC.

        Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC, the DFI and the Massachusetts Commissioner of Banks possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which Boston Private and Boston Private's banks may conduct business and obtain financing.

        Furthermore, Boston Private's banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates Boston Private's banks must offer to attract deposits and the interest rates they must charge on their loans, as well as the manner in which they offer deposits and make loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including Boston Private's banks.

To the extent that Boston Private acquires other companies in the future, Boston Private's business may be negatively impacted by risks inherent with such acquisitions.

        Boston Private has in the past acquired, and expects in the future to continue to acquire other banking and investment management companies consistent with Boston Private's institutions strategy. To the extent that Boston Private acquires other companies in the future, Boston Private's business may be negatively impacted by certain risks inherent with such acquisitions.

        These risks include the following:

  •
  the risk that the acquired business will not perform in accordance with management's expectations;

  •
  the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of Boston Private's banking or investment management businesses;

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  the risk that management will divert its attention from other aspects of Boston Private's business;

  •
  the risk that Boston Private may lose key employees of the acquired business;

  •
  the risk that goodwill and intangibles of any acquired business recorded in Boston Private's financial statements will be impaired;

  •
  the risks associated with entering into geographic and product markets in which Boston Private has limited or no direct prior experience; and

  •
  the risks of the acquired company which Boston Private may assume as a result of the acquisition.

Adverse developments in Boston Private litigation could negatively impact Boston Private's business.

        Since 1984, Borel has served as the trustee of a private trust that has been the subject of protracted litigation. During the last several years there have been three actions filed in the Superior Court for San Mateo County, California, by certain beneficiaries of the trust relating to the management and proposed sale of certain real property. These beneficiaries have claimed, among other things, that Borel breached its fiduciary duties as the trustee. Borel has prevailed in the first action and final judgment has been entered in its favor. Borel has prevailed in the trial court in the second action; however, the appeals court has remanded that case to the trial court for limited further proceedings. The third case has been held in abeyance by the trial court for several years pending disposition of the first two matters. Adverse developments in these lawsuits could have a material adverse effect on Borel's business or the combined business of Boston Private's banks. Further, in May of 2002, a complaint was filed against Westfield which alleges that Westfield failed to uphold its contractual and common law obligations to invest the plaintiff's funds with proper care and diligence. Although the unfair trade practices claim was dismissed, discovery on the remaining claims is now in progress and there can be no assurances that Westfield will be successful in defending these claims. Adverse developments in the Westfield litigation could have a material adverse effect on Westfield's business.

Special Note Regarding Forward-Looking Statements

        This proxy statement and prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation:

  •
  statements about the benefits of the merger, including future financial and operating results, enhanced revenues, and accretion to reported earnings that may be realized from the transaction;

  •
  statements with respect to Boston Private's and First State's plans, objectives, expectations and intentions and other statements that are not historical facts;

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  statements with respect to Boston Private's wealth management initiatives in California; and

  •
  other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions.

        You should read statements that contain these words carefully because they discuss Boston Private's and/or First State's future expectations, contain projections of Boston Private's and/or First State's future results of operations or financial condition, or state other forward-looking information. Boston Private and First State believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that Boston Private and/or First State are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we described in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this proxy statement and prospectus. Readers should not place undue reliance on Boston Private's and/or First State's forward-looking statements. Before you vote, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this proxy statement and prospectus could harm Boston Private's and/or First State's business, prospects, operating results and financial condition. Except as may be required by the applicable law, Boston Private and First State do not undertake or intend to update any forward-looking statements after the date of this proxy statement and prospectus.

THE COMPANIES

Boston Private Financial Holdings, Inc.

        Boston Private was incorporated in Massachusetts in 1987 and is a registered bank holding company under the Bank Holding Company Act of 1956. Boston Private's principal executive office is located at Ten Post Office Square, Boston, Massachusetts 02109 and its telephone number is (617) 912-1900.

        Boston Private is a financial services holding company that focuses on providing wealth management services to its high net worth client base. Boston Private delivers banking, trust, investment management and financial planning services through its six principal subsidiaries:

  •
  Boston Private Bank & Trust Company, a Massachusetts chartered trust company founded in 1987, provides banking, investment and fiduciary products to high net worth individuals, their families and institutions in the greater Boston area and New England;

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  Borel Private Bank & Trust Company, a California state banking corporation, provides banking, investment management and trust services for individuals, their families and their businesses in Northern California;

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  RINET, an investment adviser, provides comprehensive fee-only financial planning and investment management services to high net worth individuals and their families, including strategic tax and estate planning, asset allocation, investment management and family office services;

  •
  Sand Hill Advisors, an investment management company, manages assets for primarily high net worth individuals and select investors in Northern California;

  •
  Westfield Capital Management, an investment management company, specializes in separately managed domestic growth equity portfolios in all areas of the capitalization spectrum; and

  •
  Boston Private Value Investors, an investment management company, serves the investment management needs primarily of high net worth individuals in New England and the Northeast.

        In addition, Boston Private holds a 27.1% interest in Coldstream Holdings, Inc. Coldstream Holdings is the parent of Coldstream Capital Management, Inc., a registered investment adviser in Bellevue, Washington.

        Boston Private and its subsidiaries offer a range of products to attract high net worth clients and support their wealth creation and wealth transfer. These products include:

  •
  jumbo mortgage loans for established and emerging high net worth clients;

  •
  commercial lending, cash management and deposit services for owner managed, middle market companies;

  •
  financial planning services, including tax planning and preparation, investment analysis, estate planning and trust management, and

  •
  private asset management products for high net worth clients.

        At June 30, 2003, Boston Private had $8.3 billion in assets under management. Boston Private provides large and small cap growth styles of equity investing through separate accounts, trust accounts and limited partnerships engaged primarily in hedging activities. At June 30, 2003, Boston Private had total balance sheet assets of $2.0 billion, total loans of $1.4 billion, total deposits of $1.6 billion and shareholders' equity of $175.8 million. Over the past five fiscal years, Boston Private's diluted earnings per share, reflecting adjustments for pooling acquisitions, have grown 17.8% on a compounded annual basis. For the same period Boston Private's return on average common equity has averaged 16.8%.

Boston Private's non-interest income as a percentage of total revenue was 44.8% for the year ended December 31, 2002 and 47.3% for the six months ended June 30, 2003.

        You can find additional information regarding Boston Private in Boston Private's filings with the Securities and Exchange Commission referenced in the section of this document titled "Where You Can Find More Information" beginning on page 111.

First State Bancorp

        First State is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is headquartered in Granada Hills, California. We were incorporated in October 2002 and acquired all of the outstanding shares of First State Bank of California in March 2003 in connection with a one bank holding company reorganization. Our principal subsidiary is First State Bank of California. We exist primarily for the purpose of holding the stock of this subsidiary and of such other subsidiaries as we may acquire or establish. First State's principal executive office is located at 10824 Zelzah Avenue, Granada Hills, California 91344 and our telephone number is (818) 366-2188.

        Our principal source of income is dividends from First State Bank. Our expenditures, including (but not limited to) the payment of dividends to shareholders, if and when declared by the board of directors, and the cost of servicing debt will generally be paid from such payments made to us by First State Bank. At June 30, 2003, we had total assets of $174.0 million, deposits of $154.9 million and shareholders' equity of $12.0 million.

        First State Bank is a California state-chartered community-based commercial bank headquartered in Granada Hills, in the north central part of the San Fernando Valley of Los Angeles, California. It was incorporated in June 1983 and commenced operations in December 1983. It provides financial services for small to medium sized business owners and professionals, mostly in the San Fernando Valley. It specializes in commercial loans, which are mostly secured by real property.

        First State Bank's primary market is the San Fernando Valley of Los Angeles in Southern California. It currently has its main office in Granada Hills and one branch office which it acquired in October 2001 in Burbank, also in the San Fernando Valley. It also opened a Loan Production Office in October 2002 in Rancho Cucamonga, California, in Southern California's Inland Empire, which office currently focuses on construction lending in the Inland Empire.

        First State Bank provides a wide range of commercial and consumer banking services to its customers. Its primary focus is on small and medium sized businesses and professionals. It engages in a full complement of lending activities, including lines of credit, letters of credit, term loans for equipment and working capital, real estate loans for the purchase or refinance of commercial properties, construction loans, SBA guaranteed loans for business purposes, accounts receivable financing, auto loans, personal loans, overdraft protection, home improvement loans and equity lines of credit. Historically the substantial majority of its loans were commercial loans secured by real estate. Over the past three years, however, First State Bank has expanded its lending operations to include SBA loans as well as accounts receivable financing. It is a Preferred SBA Lender with full loan approval authority on behalf of the SBA. First State Bank also offers a variety of deposit services including checking accounts, savings accounts, money market accounts, certificates of deposit, telebanking (banking by phone), internet banking, TaxTel (tax payments by phone), messenger service for deposit pick-up and ATMs at our office locations.

        First State Bank's deposits are insured under the Federal Deposit Insurance Act up to the maximum applicable limits thereof. Like most state-chartered banks of its size in California, First State Bank is not a member of the Federal Reserve System.

The Surviving Company

        After the merger, First State will survive and will be a wholly-owned subsidiary of Boston Private. Under the merger agreement, Acquisition Corp.'s board of directors will replace First State's board of directors; however, the directors of First State's wholly-owned subsidiary, First State Bank, will remain in place, with two additional directors designated by Boston Private. In addition, the management of Acquisition Corp. will replace the management of First State, but, the management of First State Bank will continue as it was prior to the merger. As soon as practicable following the consummation of the initial merger, First State will merge with and into Boston Private. Boston Private will be the surviving corporation in this subsequent merger and First State Bank will be a wholly-owned subsidiary of Boston Private. First State Bank's business will be integrated into the family of offerings of Boston Private.

THE SPECIAL MEETING

        Our board of directors is soliciting proxies in connection with the special meeting of our shareholders to vote on the proposal to approve and adopt the merger and the transactions contemplated by the merger agreement.

Date, Time and Place of the Special Meeting

            ,                        , 2003
            a.m. (local time)

Purpose

        At the special meeting, you will be asked to consider and vote on proposals:

          1.     to approve and adopt:

      •
      the Agreement and Plan of Merger, dated as of July 10, 2003, by and between Boston Private and First State;

      •
      the related Agreement of Merger, by and between First State and Acquisition Corp., a California corporation and wholly-owned subsidiary of Boston Private, pursuant to which Acquisition Corp. will merge with and into First State, with First State being the surviving corporation; and

      •
      the transactions contemplated by the Agreement and Plan of Merger and the Agreement of Merger; and

          2.     to act upon such other business and matters or proposals as may properly come before the special meeting or any adjournment or postponement thereof.

Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. The merger agreement is attached as Annex A to this proxy statement and prospectus and the form of Agreement of Merger is attached to this proxy statement and prospectus as Annex B. Please read each agreement and the other information contained in this proxy statement and prospectus carefully before deciding how to vote.

Record Date; Outstanding Shares and Shares Entitled to Vote

        Our board has fixed the close of business on                  , 2003 as the record date for determination of our shareholders entitled to notice of and to vote at the special meeting. The only outstanding securities entitled to vote on the merger agreement are our shares of common stock.

        At the close of business on the record date,        shares of our common stock were issued and outstanding. They were held of record by approximately        shareholders. Shareholders of record on the record date will be entitled to one vote per share of common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.

Quorum; Abstentions and Broker Non-Votes

        A majority of the shares of our common stock outstanding on the record date must be present at the meeting either in person or by proxy to establish a quorum. Brokers who hold shares of our common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares. Any shares of our common stock for which a broker has submitted an executed proxy but for which the beneficial owner of the shares has not given instructions on voting to that broker are referred to as "broker non-votes." Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. However, those shares will be treated as a vote against the merger agreement. If a quorum is not present, we expect to adjourn or postpone the meeting to solicit additional proxies.

        The actions proposed in this proxy statement and prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, we urge you to return the enclosed proxy card marked to indicate your vote or to give your broker proper instructions.

Vote Required

        To approve and adopt the merger agreement and the related transactions contemplated by the merger agreement, a quorum must be present at the special meeting and the holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of the proposals. On the record date, our directors and officers owned             shares or            % of our total outstanding shares entitled to vote. Our directors and certain officers, who own collectively approximately    % of our outstanding common stock, have agreed in writing with Boston Private to vote their shares in favor of the merger agreement and the merger. If you fail to vote or abstain from voting, it will have the effect of a vote against the proposals. A broker who holds our common stock as your nominee will not have authority to vote your shares unless you provide the broker with specific voting instructions.

Voting of Proxies; Revocation of Proxies

        You are requested to complete, date and sign the accompanying proxy card and promptly return it to us. All properly executed proxies received prior to taking the vote at the special meeting and not revoked, will be voted as instructed on the proxy card. If a proxy card is signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted FOR approval and adoption of the merger agreement and the related transactions contemplated by the merger agreement and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies. No proxy which is voted against the proposals will be voted in favor of any adjournments or postponements of the meeting.

        You may revoke your proxy at any time before it is voted at the special meeting by:

  •
  sending us a written notice stating that you revoke your proxy at the address listed below;

  •
  completing a new proxy card, dated a later date than the first proxy card, and sending it to us, which proxy card will automatically replace any earlier dated proxy card that you returned; or

  •
  attending the special meeting and voting in person.

You should send any notice of revocation or your completed new proxy card, as the case may be, to:

First State Bancorp
10820 Zelzah Avenue
Granada Hills, California 91344
Attn: Chief Financial Officer

        If your broker holds your shares in "street name," your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from your broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Expenses of Solicitation of Proxies

        We will assume the cost of solicitation of proxies from you. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, facsimile or in person; however, they will not be paid any additional compensation for such services. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Other Matters

        We are not aware of any business or matter other than those indicated above that may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the proxy holders will, in their discretion, vote the proxies in accordance with their best judgment.

        The matters to be considered at the special meeting are of great importance to you. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement and prospectus and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Dissenters' Rights

        Under applicable California law, you have the right to dissent from the merger and to receive payment in cash for the appraised fair value of your shares of our common stock. Our board has determined that the fair market value is $16.50 per share, which was the closing price for our common stock on July 9, 2003, the last trading day before the announcement of the merger. If you are seeking to exercise your statutory dissenters' rights, you must follow certain procedures as outlined in Chapter 13 of the California General Corporation Law. Merely voting against the merger agreement will not preserve your dissenters' rights. The statutory procedures for perfecting dissenters' rights under California law are described in the section of this proxy statement and prospectus titled "The Merger—Dissenters' Rights" beginning on page 44. The relevant sections of the California law governing this process are reprinted in their entirety and attached to this proxy statement and prospectus as Annex C.

THE MERGER

General

        Boston Private will form a wholly-owned subsidiary, Acquisition Corp., which will merge with and into us. As a result of the merger, we will become a wholly-owned subsidiary of Boston Private and you will become a Boston Private stockholder. In connection with the merger, Boston Private will nominate two directors to the board of directors of First State Bank. The transaction is structured as a tax-free reorganization to the companies and will be accounted for under the purchase method of accounting.

        As soon as practicable following the consummation of the merger, First State will merge with and into Boston Private. Boston Private will be the surviving corporation in this subsequent merger and will continue its existence under the laws of the Commonwealth of Massachusetts. First State's wholly-owned subsidiary, First State Bank, will become a wholly-owned subsidiary of Boston Private upon the consummation of the subsequent merger.

Background of the Merger

        Since its founding in 1983, First State has concentrated on serving the banking needs of local consumers and medium-sized businesses in its principal market areas through its Granada Hills and Burbank offices located in the San Fernando Valley area of Los Angeles County. As part of our ongoing strategic planning process, we review our competitive position within our geographic markets, which are generally dominated by larger banks. In this connection, our bank subsidiary, First State Bank has, from time to time received unsolicited inquiries respecting a possible acquisition of First State and has independently investigated both possible acquisitions by us and a sale of us. Prior to entering into the transaction with Boston Private, none of these inquiries or investigations led to any formal acquisition agreements.

        In September 1998, we initially retained Laurence Fentriss and the investing banking firm of Baxter Fentriss & Co. to explore a possible sale of First State. At such time, Baxter Fentriss & Co. prepared confidential informational materials respecting First State and solicited offers from a limited number of parties that we and Baxter Fentriss & Co. believed might be interested in pursuing a transaction. As a result of such solicitation, several written indications of interest were received and one banking institution undertook a due diligence review of our operations. No further negotiations were pursued at that time. In September 1999, Baxter Fentriss & Co. again solicited bids for sale, but did not receive any purchase offers. In July 2000, the market for sale of First State was tested again. At that time, several inquiries were made, but we did not receive any firm offers. While these 1999 and 2000 efforts resulted in preliminary discussions with other community banks of similar size to us respecting mergers on a stock-for-stock basis, the Board of Directors elected not to pursue such transactions as it believed that combining with another similarly-sized institution was not the best way to enhance shareholder value.

        In December of 2002, Richard Taylor, our President and Chief Executive Officer, was approached separately by representatives of two Los Angeles area financial institutions who expressed an interest in acquiring us. A written indication of interest was received from one of these institutions. The consideration to be offered to our shareholders by this institution was approximately $15.60 per share in cash and/or stock of the acquiring party. In response to these unsolicited offers, we again approached Laurence Fentriss in January 2003 and retained his new firm, Anderson & Strudwick, Inc. in February 2003. Anderson & Strudwick was specifically retained to (1) advise us respecting a possible transaction, (2) assist us in identifying other potential acquirors, (3) evaluate the terms of all offers and seek to negotiate and improve such terms, and (4) provide an opinion to our board respecting the fairness of any transaction. In the opinion of Anderson & Strudwick the marketplace included potential acquirors who would offer a higher price to us than the price indication reflected in the two unsolicited indications of interest received in December 2002.

        As a result of these efforts, during February and early March 2003, 22 potential acquirors identified by Anderson & Strudwick were solicited, confidential information prepared by Anderson & Strudwick and our management was provided to a total of 12 parties after receipt of executed confidentiality agreements from such parties, and four informal bids were received, including a bid from the party that submitted a written indication of interest in acquiring us in December 2002. Management concluded that the terms offered by Boston Private were the most attractive to us and our shareholders.

        In early March 2003, Walter Pressey, President and Chief Financial Officer of Boston Private, first contacted Richard Taylor and arranged a meeting at First State's offices on March 3, 2003, which was attended by Mr. Pressey, Mr. Taylor and our Chairman, Frederick Weitkamp. At the meeting, general exploratory discussions were undertaken but pricing was not discussed. The board of directors of First State was advised of Boston Private's interest at the March 6, 2003 board meeting.

        On March 12, 2003, we received a preliminary written indication of interest from Boston Private expressing a range of pricing of between $17.75 and $18.75 per share, payable 90% in Boston Private common stock and 10% in cash. The offer was also subject to a customary due diligence review of our business and preparation of a definitive written agreement setting forth all terms of the acquisition.

        On March 14, 2003, following separate conversations between Mr. Fentriss and, respectively, Mr. Taylor and Mr. Pressey, the initial offer was modified to increase the amount of cash consideration to 15% and to raise the floor of the price range to 18.00.

        On April 5 and 6, representatives of Boston Private visited First State and commenced due diligence activities. On April 23, First State received a letter from Boston Private, confirming Boston Private's interest in acquiring First State at a price of $18.38 per share, which was the middle of the pricing range established in March.

        At the May 22, 2003 First State board meeting, the board authorized management to negotiate final terms of the transaction with Boston Private.

        During April through June of 2003, Boston Private examined our books and records and business. Anderson & Strudwick, Inc. and our management also reviewed the business and financial reports of Boston Private. During the course of Boston Private's due diligence review of us, multiple drafts of the merger agreement and related documents were generated and final negotiations proceeded. At regular meetings of our board, the directors discussed the status of the due diligence review, the proposed terms of the merger and the related documents being negotiated, as well as the open issues remaining at that time.

        At a meeting of our board held on July 10, 2003, the full board met to consider the final documentation for the merger and unanimously authorized us to proceed with the transaction.

        During April through June of 2003, Boston Private examined our books and records and business. Anderson & Strudwick, Inc. and our management also reviewed the business and financial reports of Boston Private. During the course of Boston Private's due diligence review of us, multiple drafts of the merger agreement and related documents were generated and final negotiations proceeded. At regular meetings of our board, the directors discussed the status of the due diligence review, the proposed terms of the merger and the related documents being negotiated, as well as the open issues remaining at that time.

        At a meeting of our board held on July 10, 2003, the full board met to consider the final documentation for the merger and unanimously authorized us to proceed with the transaction.

Reasons for the Merger

        The following is a discussion of the parties' reasons for the merger and factors considered by each board of directors in evaluating the reorganization agreement and related transactions including the merger.

Our Reasons for the Merger

        After consultation with Anderson & Strudwick, Inc. and our counsel, our board has unanimously concluded that the terms of the merger are fair to, and in the best interests of, us and our shareholders and unanimously recommends that our shareholders approve the principal terms of the merger. In reaching this decision, the board considered a number of factors, including the following:

  •
  Information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of Boston Private and First State, both historically and going forward on a pro forma basis after the acquisition of First State by Boston Private;

  •
  Stock market and trading data respecting the shares of First State and Boston Private;

  •
  The terms of the Merger Agreement and other documents to be executed in connection with the transaction;

  •
  The presentation of Anderson & Strudwick, Inc. and the opinion of Anderson & Strudwick, Inc. that the merger is fair to our shareholders from a financial point of view;

  •
  The board's review with its financial advisors of alternatives to the merger, the range and nature of possible consideration to our shareholders obtainable in a future transaction, and the risks associated with such alternatives, including the timing and likelihood of completing such alternatives;

  •
  The current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing independent banks;

  •
  The ability to maintain First State with its current management, employees and directors;

  •
  The business strategies, strength and depth of management of the combined entity and the interest of Boston Private in continuing our customer relationships in its market areas;

  •
  The advantages of being part of a larger entity, including the potential for operating efficiencies;

  •
  The consolidation currently underway in the banking industry and increased competition from larger independent, regional and major banks in California;

  •
  The value of the consideration offered by Boston Private compared to the value of the consideration offered in other acquisitions of financial institutions in California in the previous 12 months and the prospects for enhanced value of the combined entity in the future; and

  •
  The liquidity of the Boston Private common stock.

        The foregoing discussion of the information and factors considered by our board is not intended to be exhaustive, but constitutes the material factors considered by the board. In reaching its determination to approve and recommend the merger agreement, our board did not assign relative or specific weights to the foregoing factors and individual directors may have weighted such factors differently.

Recommendation of Our Board of Directors

        After careful consideration, our board has determined that the merger agreement is advisable and in the best interests of our shareholders. Accordingly, our board has unanimously approved the merger agreement, the form of Agreement of Merger and the transactions contemplated by the merger agreement and recommends that our shareholders vote FOR the adoption and approval of the merger agreement, the form of Agreement of Merger and the transactions contemplated by the merger agreement.

Boston Private's Reasons for the Merger

        In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Boston Private common stock to First State shareholders, Boston Private's board of directors consulted with its senior management and legal counsel. In reaching its decision to approve the merger agreement and the merger, Boston Private's board considered, among other things, the following factors:

  •
  the ability to expand Boston Private's wealth management market into Southern California;

  •
  the anticipated effectiveness of the merger in allowing Boston Private to enhance stockholder returns; and

  •
  the business, operations, financial condition, earnings and prospects of each of Boston Private and First State, taking into account Boston Private's due diligence review of First State's business.

        The Boston Private board believes that Boston Private will benefit from the increased size and diversification resulting from a broader deposit and commercial lending base. In addition, the Boston Private board believes that the financial impact of the merger on the combined company's financial performance will be accretive to the combined company's earnings per share and will provide enhanced stockholder value.

        The Boston Private board believes that Boston Private will benefit from the increased size and diversification resulting from a broader deposit and commercial lending base. In addition, the Boston Private board believes that the financial impact of the merger on the combined company's financial performance will be accretive to the combined company's earnings per share and will provide enhanced stockholder value.

Fairness Opinion of First State's Financial Advisor

        Anderson & Strudwick has acted as First State's financial advisor in connection with the merger. Anderson & Strudwick delivered to First State's board its opinion dated July 10, 2003, that on the basis of matters described in this material, the consideration to be received by First State's shareholders is fair from a financial point of view. In rendering its opinion, Anderson & Strudwick consulted with First State's management and Boston Private's management and reviewed the merger agreement. Anderson & Strudwick also reviewed certain publicly-available information concerning Boston Private and First State and certain additional materials made available by the management of the respective parties.

        In addition, Anderson & Strudwick discussed with First State's management and Boston Private's management their respective businesses and outlooks. Anderson & Strudwick was involved in the negotiations between First State and Boston Private. No limitations were imposed by First State's board upon Anderson & Strudwick with respect to the investigation made or procedures followed by Anderson & Strudwick in rendering its opinion. The full text of Anderson & Strudwick's opinion is attached to this proxy statement and prospectus as Annex D and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Anderson & Strudwick.

        Anderson & Strudwick's opinion is directed to First State's board and is directed only to the fairness, from a financial point of view, of the consideration to be received by First State's shareholders in the merger. The opinion does not address First State's underlying business decision to effect the proposed merger, nor does it constitute a recommendation to any First State shareholder as to how a shareholder should vote at the special meeting with respect to the merger or as to any other matter.

        Anderson & Strudwick's opinion was one of many factors taken into consideration by your board in making its determination to approve the merger, and the receipt of Anderson & Strudwick's opinion is a condition precedent to our consummation of the merger. The opinion of Anderson & Strudwick does not address the relative merits of the merger as compared to any alternative business strategies that might exist for First State or the effect of any other business combination in which First State might engage.

        Anderson & Strudwick, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Laurence Fentriss and Peter Kallop, the two senior Anderson & Strudwick officers who originated, structured, and negotiated this transaction, have decades of merger and acquisition experience in the financial services industry and previously managed nationally ranked firms serving the banking industry. First State selected Anderson & Strudwick as its financial advisor because Anderson & Strudwick is an investment banking firm that focuses on transactions involving community banks and thrifts and because the firm's staff has extensive experience and expertise in transactions similar to the merger. Anderson & Strudwick is not affiliated with First State or Boston Private.

        In connection with rendering its opinion to First State's board, Anderson & Strudwick performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Anderson & Strudwick considered such financial and other factors as it deemed appropriate under the circumstances including the following: the historical and current financial condition and results of operations of First State and Boston Private, including interest income, interest expense, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction; the business prospects of First State and Boston Private; the economies of First State's and Boston Private's respective market areas; and the nature and terms of other California merger transactions.

        Anderson & Strudwick also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in California and throughout the United States. In connection with rendering its opinion, Anderson & Strudwick reviewed: the merger agreement; drafts of this material; the annual reports delivered to First State shareholders for the two years ended December 31, 2000 and 2001, First State's December 31, 2002 unaudited financial information, and First State's Call Report for the period ending March 31, 2003, as well as current interim reports to shareholders and regulatory agencies. Anderson & Strudwick also reviewed: the annual reports delivered to Boston Private stockholders for the three years ended December 31, 2000, 2001, and 2002, and Boston Private's Form 10-Q for the period ending March 31, 2003, as well as certain current interim reports to stockholders and regulatory agencies; and certain additional financial and operating information with respect to the business, operations, and prospects of First State and Boston Private as Anderson & Strudwick deemed appropriate.

        Anderson & Strudwick also held discussions with members of First State's and Boston Private's senior management regarding the historical and current business operation, financial condition and future prospects of their respective companies; reviewed the historical market prices and trading activity for First State's common stock and Boston Private's common stock, as applicable, and compared them with those of certain publicly traded companies that Anderson & Strudwick deemed to be relevant; compared the results of operations of First State and Boston Private with those of certain banking companies that Anderson & Strudwick deemed to be relevant; analyzed the pro-forma financial impact of the merger on Boston Private; and conducted such other studies, analyses, inquiries and examinations as Anderson & Strudwick deemed appropriate.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration you will receive in the merger was, to some extent, a subjective one based on the experience and judgment of Anderson & Strudwick and not merely the result of a mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Anderson & Strudwick believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying Anderson & Strudwick's opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Anderson & Strudwick's view of the actual value of First State or Boston Private.

        In performing its analyses, Anderson & Strudwick made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of First State and Boston Private. The analyses performed by Anderson & Strudwick are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Anderson & Strudwick assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no conditions would be imposed that will have a material adverse effect on the contemplated benefits of the merger, on a pro-forma basis, to Boston Private.

        The following is a summary of selected analyses performed by Anderson & Strudwick in connection with its opinion.

Stock Price History

        Anderson & Strudwick analyzed the history of the trading prices and volume for First State's and Boston Private's common stock and compared them to other publicly traded banks in California and to the price offered by Boston Private. As of March 31, 2003, the market value of First State's common stock was $13.25 per share. The price offered of $18.38 represents a premium of $5.13, or 38.7% over First State's price. It also represents a substantial premium over First State's trading high of $10.85 for all of 2002.

Comparative Analysis

        Anderson & Strudwick analyzed and compared the price to earnings multiple, price to book multiple, and premium on deposits of the merger with thirty-one other merger transactions (at announcement) in California over the last two and one-half years. The average pricing multiples for the comparables were price to earnings of 14.91x, price to book of 1.72x, and premium on deposits of 13.49%. The price that Boston Private agreed to pay for each share of First State common stock equates to $18.38 and including the impact of First State's options (but excluding any additional consideration received by First State's shareholders as a result of closing after October 1, 2003). Using the price of $18.38, the respective statistics for the merger based on First State's March 31, 2003 financial information are 15.94x last twelve months' earnings, 2.46x book value, and 10.21% premium on total deposits. When the statistics from the proposed merger were compared to those of the other thirty-one comparable transactions considered by Anderson & Strudwick, the merger ranked as follows: third in terms of price to book, tenth in terms of price to earnings, and twenty-first in terms of premium on deposits.

Pro Forma Impact

        Anderson & Strudwick evaluated the earnings, book value and market value of the common stock of Boston Private and considered the pro-forma earnings, book value and potential long range impact that the merger would have on the market value of Boston Private's common stock. Based on this analysis, Anderson & Strudwick concluded the transaction should have a positive long-term impact on Boston Private.

Discounted Cash Flow Analysis

        Anderson & Strudwick performed a discounted cash flow analysis to determine hypothetical present values for a share of First State's common stock as a five- and ten-year investment. Under this analysis, Anderson & Strudwick considered various scenarios for the performance of First State's common stock using a range of growth rates from 8% to 12% for First State's earnings and dividends. A range of terminal values from ten (10x) to eighteen (18x) was also used in the analysis as well as a range of discount rates from 12% to 15%. These ranges of growth rates, discount rates, and terminal values were chosen based upon what Anderson & Strudwick, in its judgment, considered to be appropriate taking into account, among other things, First State's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies of similar risk profiles. In all of the scenarios considered, the present value of First State's common stock was calculated at less than the value of Boston Private's offer. Thus, Anderson & Strudwick's discounted cash flow analysis indicated that First State's shareholders would be in a better financial position by receiving the Boston Private common stock offered in the merger rather than continuing to hold First State common stock.

        Using publicly available information concerning First State and Boston Private and applying the capital guidelines of banking regulators, Anderson & Strudwick's analyses indicated that the merger would not dilute the capital and earnings capacity of Boston Private and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Anderson & Strudwick considered the current markets of First State and Boston Private and the Federal Reserve guidelines with regard to market concentration and concluded that possible antitrust issues did not exist.

        Anderson & Strudwick has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Anderson & Strudwick has assumed that all estimates were reasonably prepared by management of Boston Private and First State, and reflect their best current judgments. Anderson & Strudwick did not make an independent appraisal of the assets or liabilities of either First State or Boston Private and has not been furnished such an appraisal.

        No company or transaction used as a comparison in the above analysis is identical to First State, Boston Private or the merger. Accordingly, an analysis of the results of the foregoing comparisons necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Boston Private and First State used for comparison in the above analysis.

        Anderson & Strudwick will be paid (1) a success fee, equal to approximately 1.50% of the aggregate consideration received by First State's shareholders, and (2) reasonable out-of-pocket expenses for its services. First State has agreed to indemnify Anderson & Strudwick against certain liabilities, including certain liabilities under federal securities laws.

Interests of Our Directors and Officers in the Merger

        As you consider the recommendation of our board with respect to the merger agreement, you should be aware that some of our directors and officers have interests in the merger and participate in arrangements that are different from, or are in addition to, those of our shareholders generally. Our board was aware of these interests and considered them, among other matters, when they approved the merger agreement. These interests include the following:

        Accelerated Vesting of Options.    All outstanding options to purchase our common stock held by our directors and officers that are unvested as of the date of the merger will accelerate and become fully vested and exercisable for a 30-day period prior to the closing of the merger, other than those options held by Mary K. Fischer and E. Wayne Lewis, who have agreed to waive such acceleration. The number and shares of our common stock covered by unvested options held by directors and executive officers as of June 30, 2003 was 115,132. Pursuant to the terms of the merger agreement, all options to purchase our common stock shall be assumed by Boston Private in the merger and will be converted into options to purchase Boston Private common stock. For further discussion about the treatment of our options in the merger, see the section of this proxy statement and prospectus titled "The Merger Agreement—Our Stock Options" beginning on page 50.

        Salary Continuation.    Pursuant to the terms of the merger agreement, our President and Chief Executive Officer, Richard C. Taylor, will enter into a Nonsolicitation Agreement with Boston Private, which becomes effective upon the completion of the merger. The Nonsolicitation Agreement provides for the continuation of Mr. Taylor's then current salary for a period of one year, if his employment with Boston Private is terminated for any reason other than with cause during the three year period following the consummation of the merger. Mr. Taylor's current salary is $159,495.

        Funding of Supplemental Retirement Benefits.    We entered into a supplemental retirement income agreement (a "SERP agreement") with each of Richard C. Taylor, E. Wayne Lewis, and Mary K. Fischer. The SERP agreement provides the executive with certain benefits upon retirement at the age of 68 for Mr. Taylor, at the age of 65 for Mr. Lewis, and at the age of 62 for Ms. Fischer. Mr. Taylor is entitled to receive $100,000 per year for 15 consecutive years upon retirement and Mr. Lewis and Ms. Fischer are entitled to receive $75,000 for 10 and 15 consecutive years, respectively. Under the terms of the SERP agreements, the proposed merger will accelerate the vesting of these payments.

        Indemnification.    Our officers and directors are entitled to continuing indemnification against some liabilities by virtue of provisions contained in our articles of incorporation and by-laws and the merger agreement. The merger agreement provides for the maintenance of directors' and officers' insurance for a period of not less than 4 years after the effective time of the merger. For more information on the extent of the indemnification, see the section of this proxy statement and prospectus titled "—Our Directors and Officers Insurance" beginning on page 57.

Post-Closing Capitalization

        Following the merger, Boston Private will have approximately        million shares of common stock outstanding, assuming a conversion ratio of             (assuming the average closing price of Boston Private common stock is            , the closing price on                  , 2003). Stockholders of Boston Private before the merger will own approximately            % of the total shares outstanding after the merger and our shareholders will own approximately        %.

        All of the percentages calculated above do not take into account the exercise of any outstanding stock options that would result in the issuance of additional common stock of First State or Boston Private.

Accounting Treatment

        The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, First State's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Boston Private. Any excess of the purchase price for First State over the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill and other intangibles. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Boston Private in connection with the merger will be amortized to expense in accordance with these rules. The financial statements of Boston Private issued after the merger will reflect the results attributable to the acquired operations of First State beginning on the date of completion of the merger.

Restrictions on Resale of Boston Private Common Stock by Affiliates

        The shares of Boston Private common stock to be received by First State shareholders in the merger have been registered under the Securities Act on the registration statement of which this document is a part and, except as described in this paragraph, may be freely traded without restriction. The shares of Boston Private common stock to be issued in the merger and received by persons who are considered to be "affiliates," as that term is used in Rule 145 under the Securities Act, of First State before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act. Affiliates of First State for this purpose include individuals or entities that control, are controlled by, or are under common control with, First State and are expected to include the directors and executive officers of First State and certain entities affiliated with these directors and executive officers. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of Boston Private stock received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145. This document does not cover resales of Boston Private common stock received by any person upon the effectiveness of the merger, and no person is authorized to make any use of this document in connection with any such resale.

Dissenters' Rights

        If you do not vote your shares in favor of the proposal to approve the merger and you remain a holder of our common stock at the effective time of the merger, you will, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law, or the CGCL, be entitled to receive an amount equal to the fair market value of your shares as of July 9, 2003, the last trading day before the public announcement of the merger. The final closing price for our common stock on that day was $16.50 per share. A copy of Chapter 13 of the CGCL is attached hereto as Annex C. You should read it for more complete information concerning dissenters' rights. The discussion in this section is qualified in its entirety by reference to Annex C. The required procedure set forth in Chapter 13 of the CGCL must be followed exactly or any dissenters' rights may be lost.

        In order to be entitled to exercise dissenters' rights, you must not vote for the merger. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be either voted AGAINST or ABSTAIN on Proposal 1. If you sign and return a proxy without voting instructions or with instructions to vote FOR Proposal 1, your shares will automatically be voted in favor of the merger and you will lose your dissenter's rights.

        If the merger is approved by our shareholders, we have 10 days after the approval to send to those shareholders who did not vote in favor of the merger a written notice of such approval accompanied by:

  •
  a copy of Chapter 13 of the CGCL,

  •
  a statement of the price determined to represent the fair market value of the dissenting shares as of July 9, 2003, and

  •
  a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

        Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder who plans to exercise dissenters' rights must make written demand upon us for the purchase of dissenting shares and payment to such shareholder of their fair market value. The written demand must specify the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of July 9, 2003. At the same time, the shareholder must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of our common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

        If we and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest from the date of such agreement. The applicable interest rate will be the rate then set by law for the accrual of interest on judgments for money. That rate is currently 10% per annum simple interest (not compounded). Subject to the restrictions imposed under California law on the ability of a California corporation to repurchase its own shares, we must pay the fair value of the dissenting shares within 30 days after the amount thereof has been agreed upon, or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. The obligation to pay for the dissenting shares is subject to receipt of the certificates representing them.

        If we deny that the shares surrendered are dissenting shares, or if we and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination(s) or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless we consent to such withdrawal.

        A shareholder who receives cash payment for dissenting shares will be treated as if such shares were redeemed for federal income tax purposes. See "Material United States Federal Income Tax Consequences" beginning on page 100.

Listing of Boston Private Common Stock to be Issued in the Merger

        The listing on the Nasdaq National Market of the shares of Boston Private common stock to be issued in the merger is a condition to the closing of the merger.

THE MERGER AGREEMENT

        The following is a brief summary of the significant provisions of the merger agreement between Boston Private and First State. This summary is not complete and is qualified in its entirety by reference to the copy of the merger agreement a copy of which is attached to and incorporated into this proxy statement and prospectus as Annex A. You should read the merger agreement carefully and in its entirety.

Structure of the Merger

        The merger agreement provides for the merger of Acquisition Corp., a wholly-owned subsidiary of Boston Private to be formed prior to the consummation of the merger, with and into First State. The surviving company will be First State, which will remain a wholly-owned subsidiary of Boston Private. As soon as practicable following the consummation of the merger, First State will merge with and into Boston Private. Boston Private will be the surviving corporation in this subsequent merger and will continue its existence under the laws of the Commonwealth of Massachusetts. Following the subsequent merger, First State's wholly-owned subsidiary, First State Bank of California, will be a wholly-owned subsidiary of Boston Private.

        Boston Private has the right to revise the structure of the merger in the event that the modification is necessary or advisable to promptly obtain any required consent or approval of a governmental entity in connection with the merger or in the event that the merger will not qualify as a tax-free reorganization, provided that:

  •
  there are no material adverse federal or state income tax consequences to First State and its shareholders as a result of the modification;

  •
  the consideration to be paid to First State's shareholders under the merger agreement is not changed in kind or reduced in amount;

  •
  such modification will not be likely to jeopardize receipt of any required regulatory approvals relating to the consummation of the merger; and

  •
  such modification does not materially adversely affect the composition of the directors and executive officers of the surviving corporation as set forth in the merger agreement.

Closing of the Merger

        The closing of the merger will occur on the date that is the first day of the month immediately following the month in which all of the conditions to closing are satisfied or waived or on such other date as First State and Boston Private may agree. The merger will become effective when the Agreement of Merger is filed with the Secretary of State of California. We expect that the merger will be completed during the fourth quarter of 2003, but either party may terminate the merger agreement if the closing has not occurred on or before April 1, 2004.

Merger Consideration

        In the merger, each outstanding share of our common stock will be converted into the right to receive $2.76 in cash, without interest, and that number of shares of Boston Private common stock based on a per share purchase price of $15.62 and a conversion ratio calculated as follows:

  •
  if the average closing price of Boston Private common stock is greater than $23.81 the conversion ratio will be calculated as follows:

conversion ratio	=	$15.62 $23.81

  •
  if the average closing price is greater than or equal to $17.60 and less than or equal to $23.81, the conversion ratio will be calculated as follows:

conversion ratio	=	$15.62 average closing price of Boston Private common stock
  •
  if the average closing price of Boston Private common stock is less than $17.60, the conversion ratio will be calculated as follows:

conversion ratio	=	$15.62 $17.60

Assuming the average closing price is greater than $23.81, 860,492 shares of Boston Private common stock will be issued in the merger (based on 1,311,672 shares of First State common stock outstanding as of August 31, 2003, and assuming that none of the outstanding stock options for First State common stock are exercised prior to the merger) representing approximately 3.78% of the outstanding Boston Private common stock as of August 31, 2003. Assuming that the average closing price is less than $17.60, approximately 1,164,109 shares of Boston Private common stock would be issued in the merger (based on 1,311,672 shares of First State common stock outstanding as of August 31, 2003, and assuming that none of the outstanding stock options for First State common stock are exercised prior to the merger) representing approximately 5.11% of the outstanding Boston Private common stock as of August 31, 2003.

        Set forth in the table below is a calculation of the merger consideration at different Boston Private average closing prices, indicating the cash consideration, the conversion ratio and the aggregate value of the merger consideration to be received in exchange for each share of First State common stock (based on 1,311,672 shares of First State common stock outstanding as of August 31, 2003, and assuming that none of the outstanding stock options for First State common stock are exercised prior to the merger).

Cash Portion	BPFH Stock Price	Conversion Ratio	Deal Price
$2.76	$16.50	.8875	$22,828,011
$2.76	$18.75	.8331	$24,108,531
$2.76	$21.50	.7265	$24,108,531
$2.76	$23.00	.6791	$24,108,531
$2.76	$24.25	.6560	$24,487,148

        The number of shares of Boston Private common stock that you will receive in the merger will not be determined until after the special meeting. You will not have an opportunity to vote on the merger agreement after the exact number of shares has been determined.

        Shares held in treasury or any shares owned by Boston Private or Acquisition Corp. or any direct or indirect wholly-owned subsidiary of Boston Private or Acquisition Corp. will not be converted into the merger consideration but will be cancelled and cease to exist.

Possible Adjustments to the Conversion Ratio

Extraordinary Stock Events.

        The conversion ratio may be adjusted if Boston Private splits or combines its common stock or other convertible securities, pays a dividend or other distribution in its common stock or other convertible securities or effects a reclassification prior to the effective time of the merger. In these circumstances, the conversion ratio will be adjusted to appropriately reflect that split, combination, distribution or reclassification. For example, if Boston Private were to conduct a two-for-one stock split prior to closing, you would receive twice as many shares in the merger.

Timing of the consummation of the merger.

        In the event that the merger is not consummated on or prior to October 1, 2003, then each share of our common stock shall, in addition to the above merger consideration described above, be converted into the right to receive the following additional merger consideration per share of First State common stock as described below.

        In the event that the closing date of the merger occurs after October 1, 2003, but on or prior to January 1, 2004, Boston Private shall pay as additional merger consideration that amount of cash equal to the product of:

  •
  the number of months that elapsed from October 1, 2003 through and including the month immediately prior to the month in which the closing occurs multiplied by $0.075 multiplied by

  •
  0.15, without interest thereon.

In addition, Boston Private shall pay that number of additional shares equal to the applicable conversion ratio; provided that the numerator of the conversion ratio solely for the purposes of the additional merger consideration calculation shall equal the product of:

  •
  the number of months that elapsed from October 1, 2003 through and including the month immediately prior to the month in which the closing occurs multiplied by $0.075 multiplied by

  •
  0.85.

        Example.    Assuming that the closing date occurred on December 1, 2003, each share of our common stock would also be converted into the right to receive $0.0225 in cash, without interest (2 months × $0.075 = $0.15; $0.15 × 0.15 = $0.0225) and that number of shares of Boston Private common stock as described below.

  •
  If the average closing price of Boston Private common stock is greater than $23.81, the conversion ratio for the additional consideration would be calculated as follows:

conversion ratio	=	$0.1275 $23.81
  •
  If the average closing price of Boston Private common stock is greater than or equal to $17.60 and less than or equal to $23.81, the conversion ratio for the additional consideration would be calculated as follows:

conversion ratio	=	$0.1275 average closing price of Boston Private common stock
  •
  If the average closing price of Boston Private common stock is less than $17.60, the conversion ratio for the additional consideration would be calculated as follows:

conversion ratio	=	$0.1275 $17.60

        In the event that the closing date of the merger occurs after January 1, 2004, but on or prior to April 1, 2004, Boston Private shall pay as supplementary merger consideration, in addition to any amounts in connection with the closing date occurring after October 1, 2003 described above, that amount of cash equal to the product of:

  •
  the number of months that elapsed from January 1, 2004 through and including the month immediately prior to the month in which the closing occurs multiplied by $0.163 multiplied by

  •
  0.15, without interest thereon.

        In addition, Boston Private shall pay that number of additional shares equal to the applicable conversion ratio; provided that the numerator of the conversion ratio solely for the purposes of this supplementary merger consideration calculation shall equal the product of:

  •
  the number of months that elapsed from January 1, 2004 through and including the month immediately prior to the month in which the closing occurs multiplied by $0.163 multiplied by

  •
  0.85.

        Example.    Assuming that the closing date occurred on April 1, 2004, each share of our common stock would also be converted into the right to receive $0.07335 in cash, without interest (3 months × $0.163 = $0.489; $0.489 × 0.15 = $0.07335) and that number of shares of Boston Private common stock as described below.

  •
  If the average closing price of Boston Private common stock is greater than $23.81, the conversion ratio for the additional consideration would be calculated as follows:

conversion ratio	=	$0.41565 $23.81
  •
  If the average closing price of Boston Private common stock is greater than or equal to $17.60 and less than or equal to $23.81, the conversion ratio for the additional consideration would be calculated as follows:

conversion ratio	=	$0.41565 average closing price of Boston Private common stock
  •
  If the average closing price of Boston Private common stock is less than $17.60, the conversion ratio for the additional consideration would be calculated as follows:

conversion ratio	=	$0.41565 $17.60

Special Termination Right.

        The conversion ratio may also be adjusted in the following circumstance. Under the merger agreement, we have the right to terminate the merger agreement if the following two conditions are met:

  •
  the average closing price of Boston Private common stock (as calculated in connection with the conversion ratio) is less than $15.53 per share; and

  •
  the conversion ratio under performs the Philadelphia/KBW Bank Index by more than 25% during the relevant measurement period.

        However, Boston Private may require that we complete the merger by increasing the conversion ratio in accordance with a formula specified in the merger agreement. The formula specifies that the conversion ratio will equal the lesser of the following values:

  •
  the value of the Boston Private common stock that would have been received if the average closing price was equal to $15.53; and

  •
  the value of the Boston Private common stock that would have been received if the Boston Private common stock had performed in a manner which resulted in the conversion ratio being outperformed by the Philadelphia/KBW Bank Index by exactly 25%.

        For example, if the Boston Private average closing price prior to the closing was $14.00 per share and both conditions were met, we could exercise our right to terminate the merger agreement. In that case, if it wished to require us to complete the merger, Boston Private could do so by increasing the conversion ratio to 0.98449 (which, for the purposes of this example, we assumed to be the lesser of the above values) in which case, we would be required to complete the merger. See "—Termination" beginning on page 60 for a description of the parties' rights to terminate the merger agreement.

        Since many of the variables necessary to determine the final merger consideration will not be determined until immediately prior to the merger, the precise merger consideration will not be determined until that time. The average closing price of Boston Private common stock for the 30 trading days ending three days prior to                        , 2003, the date of printing of this proxy statement and prospectus, was $            per share. Also, as of that date, there were            shares of our common stock outstanding and options to purchase            shares of common stock with exercise prices ranging from            to            . Accordingly, if the effective time of the merger were the date of this proxy statement and prospectus, the conversion ratio would equal approximately            . This conversion ratio would result in the issuance of            shares of Boston Private common stock, representing            % of the outstanding Boston Private common stock as of                        , 2003.

        No fractional shares of Boston Private common stock will be issued in connection with the merger. Instead, our shareholders will receive an amount of cash, without interest and rounded to the nearest cent, determined by multiplying the closing price of Boston Private common stock on the business day immediately preceding the merger by the fraction of a share of Boston Private common stock that you would have received if fractional shares were issuable.

        The conversion of our common stock described in this section is not applicable to shares held by dissenting shareholders who effectively exercise their dissenters' rights as described in this proxy statement and prospectus.

Our Stock Options

        At the effective time of the merger, each outstanding option to purchase shares of our common stock and all of our obligations under our stock option plans will be assumed by Boston Private. Not less than 30 days prior to the consummation of the merger we must give notice of the merger to the holders of our options, and holders of our options will have 30 days from receipt of such notice to exercise their options, which options will vest and become fully exercisable upon receipt of such notice. As of the effective time of the merger, Boston Private will assume all options to purchase our common stock which remain outstanding, and such options will become immediately exercisable for the number of whole shares of Boston Private common stock equal to the number of shares of our common stock that were purchasable pursuant to the option immediately prior to the effective time of the merger multiplied by the conversion ratio divided by 0.85, rounded down to the nearest whole number of shares of Boston Private common stock. The new per share exercise price of the option shall be equal to the quotient of the exercise price per share of our common stock immediately prior to the effective time of the merger divided by the conversion ratio divided by 0.85, rounded up to the nearest whole cent. Subject to the requirements of the law, each First State stock option that qualifies as an incentive stock option shall qualify as an incentive stock option of Boston Private at the effective time of the merger.

        At the effective time of the merger, or as soon as practicable thereafter, Boston Private shall, if necessary, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Boston Private common stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

Exchange of First State Stock Certificates for Boston Private Stock Certificates

        Promptly after the effective time of the merger, but in no event later than 10 business days thereafter, Boston Private's paying agent for the merger, Equiserve LLC, will mail to you a letter of transmittal and instructions for use in surrendering your First State stock certificates in exchange for the merger consideration. When you deliver your First State stock certificates to the paying agent along with a properly executed letter of transmittal and any other required documents, your First State stock certificates will be cancelled and you will receive Boston Private stock certificates representing the number of full shares of Boston Private common stock, cash consideration and cash in lieu of fractional shares, to which you are entitled under the merger agreement. You should not submit your stock certificates for exchange until you have received the letter of transmittal and instructions referred to above.

        You are not entitled to receive any dividends or other distributions on Boston Private common stock after the merger until you have surrendered your First State stock certificates in exchange for Boston Private stock certificates. After the surrender of your First State stock certificates, you will be entitled to receive any such dividend or other distribution, without interest, which had become payable with respect to Boston Private common stock after the effective date of the merger.

        Boston Private will only issue a Boston Private stock certificate or a check for your cash consideration or cash in lieu of a fractional share in a name other than the name in which a surrendered First State stock certificate is registered if you present the paying agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Representations and Warranties

        The merger agreement contains substantially reciprocal representations and warranties of Boston Private and First State and its subsidiaries relating to:

  •
  their due organization, existence, good standing and corporate authority;

  •
  the authority, validity and effect of the merger agreements;

  •
  consents and approvals;

  •
  disclosure documents and applications;

  •
  brokers' and finders' fees;

  •
  the noncontravention of certain organizational documents, laws and credit documents;

  •
  compliance with applicable laws;

  •
  their regulatory reports; and

  •
  their capitalization.

        The merger agreement contains additional representations and warranties of Boston Private relating to:

  •
  its Securities and Exchange Commission documents and filings;

  •
  its availability of funds to pay the cash portion of the merger consideration; and

  •
  its agreements with bank and securities regulators.

        The merger agreement also contains additional representations and warranties of First State and its subsidiaries relating to:

  •
  our subsidiaries;

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  our organizational documents and corporate records;

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  our financial statements;

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  the absence of certain changes or events;

  •
  the absence of litigation;

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  our employee benefit programs;

  •
  labor matters;

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  our personal property, real estate property and leases;

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  our taxes and tax returns;

  •
  our material contracts;

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  our employment agreements;

  •
  our loan portfolio;

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  our investment securities;

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  our derivative transactions;

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  our insurance;

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  environmental matters;

  •
  our intellectual property;

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  the fact that we do not conduct any trust business;

  •
  the fact that we do not have any agreements with bank regulators;

  •
  material interests of certain persons;

  •
  the inapplicability of state takeover laws to the merger;

  •
  anti-money laundering and customer information security; and

  •
  our disclosures.

        None of the representations and warranties by either party survive the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles 3 and 4 of the merger agreement attached hereto as Annex A.

Our Conduct of Business Before Completion of the Merger

        Under the merger agreement, we have agreed that, until the effective time of the merger or the termination of the merger agreement, we and our subsidiaries will not, except as expressly contemplated or permitted by the merger agreement, without the prior written consent of Boston Private:

  •
  conduct our business other than in the ordinary and usual course consistent with past practice;

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  take any action that would adversely affect the ability of any party to obtain any regulatory approval for the transactions contemplated by the merger agreement or adversely affect our ability to perform any of our material obligations under the merger agreement;

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  issue, sell or otherwise permit or authorize the creation of any securities or equity equivalents;

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  change the number of or provide for the exchange of any securities or equity equivalents;

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  make, declare or pay any dividend on or declare or make any distribution on any of our capital stock;

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  combine, redeem, reclassify, purchase or otherwise acquire any of our capital stock;

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  enter into or amend any written employment, severance or similar agreement or arrangement with any of our directors, officers, employees or consultants or grant any incentive award or bonus or make any incentive or bonus payment, except for (1) normal increases in compensation in the ordinary course of business consistent with past practice, provided that no such increase shall exceed 6% of such individual's current annual compensation, (2) as otherwise agreed to under the merger agreement or (3) as may be required by law;

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  enter into, establish, adopt or amend any of our benefit plans with any director, officer or employee, including taking any action that accelerates the vesting or exercise of any benefits under such benefit plans, except as may be required by law or otherwise agreed to under the merger agreement;

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  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to us and our subsidiaries as a whole;

  •
  amend our organizational documents;

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  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

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  make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts exceeding $10,000 individually or $50,000 in the aggregate;

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  except in the ordinary course of business consistent with past practice or as otherwise permitted under the merger agreement, enter into or terminate any material contract or amend or modify any material contract in any material respect;

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  settle any material litigation in an amount that exceeds $50,000 and/or would impose any material restriction on our business or create precedent for claims that are reasonably likely to be material to us and our subsidiaries taken as a whole;

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  enter into any new material line of business or change our material lending, investment, underwriting, risk and asset liability management and other material banking and operating polices, except as required by applicable law, regulation or policies imposed by a regulatory authority or file any application to make any contract with respect to branching or site location or branching or site relocation;

  •
  enter into any derivative contracts except in the ordinary course of business consistent with past practice;

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  incur indebtedness for borrowed money (other than deposits, federal funds purchases, and securities sold under agreements or repurchase, in each case in the ordinary course of business consistent with past practice);

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  assume, guarantee, endorse or otherwise become responsible for the obligations of any other person other than in the ordinary course of business consistent with past practice;

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  acquire any debt security or equity investment of a type or in an amount that is not permissible for a California state-chartered bank or any other debt security other than in the ordinary course of business consistent with past practice;

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  make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice;

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  invest in real estate or any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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  change its accounting principles, practices or methods, other than as may be required by changes in laws or regulations by generally accepted accounting principles;

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  change its loan policies or procedures, except as required by any regulatory authority;

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  knowingly take any action that would, or would be reasonably likely to, cause the merger to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes;

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  knowingly take any action that is intended or is reasonably likely to result (1) in any of our representations and warranties contained in the merger agreement being or becoming untrue in any material respect, (2) any of the conditions in the merger not being satisfied or (3) a material violation of any provision of the merger agreement; or

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  agree to commit to do anything prohibited by the foregoing.

        The agreements relating to the conduct of our business in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article 5 of the merger agreement attached hereto as Annex A. In Article 5 of the merger agreement, we also agreed to:

  •
  consult and cooperate with Boston Private concerning our banking subsidiary's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to reflect Boston Private's plans with respect to the conduct of our banking subsidiary after the merger;

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  consult with Boston Private in the development of a reasonable program to manage our subsidiaries interest rate sensitive assets and liabilities (including the respective fixed-rate mortgage portfolios and investment portfolios), which program will include a policy not to acquire securities for our or our subsidiaries investment portfolio, if such securities have a maturity date that is more than five years after they acquired;

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  consult with Boston Private on investment programs to be administered by us and our banking subsidiary; and

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  not to solicit, initiate submission of or encourage any proposal or offer from any person relating to an acquisition proposal.

Material Covenants

Competing Transactions

        In the merger agreement, we agreed that, until the termination of the merger agreement, we will not, and we will not authorize or permit any of our directors, officers or key employees to, directly or indirectly:

  •
  solicit, initiate submission of, or encourage any proposal or offer from any person regarding an acquisition proposal;

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  participate in any discussions or negotiations regarding an acquisition proposal with any person, other than Boston Private and its affiliates and representatives;

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  furnish any information with respect to or afford access to our properties, books or records to any person that may consider making or has made any offer with respect to an acquisition proposal, other than Boston Private and its affiliates and representatives; or

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  otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person other than Boston Private and its affiliates and representatives to do any of the above.

        Notwithstanding the prohibitions described above, we may furnish information to any person in response to an unsolicited bona fide written proposal concerning an acquisition proposal by such person that proposes a nominally higher consideration than the merger consideration, if prior to taking such action such person enters into a confidentiality agreement with us on terms no more favorable to such person than the confidentiality agreement between us and Boston Private. In addition, we may engage in discussions or negotiations with respect to an unsolicited bona fide written proposal for an acquisition proposal or recommend such unsolicited bona fide written proposal concerning an acquisition proposal to our shareholders, if and only if, prior to any such actions:

  •
  our board of directors determines in good faith that (1) such acquisition proposal is reasonably likely to be consummated and would result in a transaction that based on the written opinion of our financial advisor, is a superior proposal and (2) based on advice of our outside legal counsel, the failure to take such action with respect to an acquisition proposal would constitute a breach of its fiduciary duties under applicable law; and

  •
  such person enters into a confidentiality agreement with us on terms no more favorable to such person than the confidentiality agreement betweens us and Boston Private.

        Before we may recommend such unsolicited bona fide written acquisition proposal to our shareholders, we must also:

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  provide five business days prior written notice of our intent to do so to Boston Private;

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  our board must have considered any changes to the merger agreement proposed by Boston Private in connection with such notice;

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  our board must have determined in good faith based upon the written opinion of our financial advisor that such acquisition proposal remains a superior proposal; and

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  based upon the written advice of our outside legal counsel, the failure to take such action with respect to such acquisition proposal would constitute a breach of our board's fiduciary duties under applicable law.

        Under the merger agreement, an "acquisition proposal" is defined as any offer or proposal for, or any indication of interest in:

  •
  any merger, consolidation, share exchange or other business combination;

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  a sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets representing 10% or more of our consolidated assets or deposits;

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  any liquidation or dissolution of us;

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  a sale of shares of capital stock or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock representing 10% or more of our voting power;

  •
  a tender offer or exchange offer for a least 10% of our outstanding shares;

  •
  a solicitation of proxies in opposition to approval of the merger by our shareholders; or

  •
  a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

        Under the merger agreement, a "superior proposal" is defined as any bona fide acquisition proposal for at least a majority of our outstanding shares on terms our board determines (taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, the likelihood and anticipated timing of consummation and all legal, financial, regulatory and other aspects of the proposal and the individual or entity making the proposal) are in the aggregate more favorable and provide greater value to all of our shareholders than provided by the merger agreement and the merger taken as a whole.

        We are obligated to promptly (and in any event within 24 hours) notify Boston Private orally and in writing of any inquiries, proposals or offers regarding an acquisition proposal or requests that could lead to an acquisition proposal (including the specific terms of the proposal and the identity of the other individual or entities involved) and provide to Boston Private any written materials received in connection with such acquisition proposal. In addition, we must promptly (and in any event within 24 hours) inform Boston Private of the status and details of any such inquiry, proposal or request (including amendments or proposed amendments). At least five business days prior to providing any information or data to any person or entering into discussions or negotiations with any person, our board must notify Boston Private of such information requested from, or any such discussions or negotiations sought to be initiated or continued with, us.

Nasdaq Listing

        Under the terms of the merger agreement, Boston Private has agreed to use its reasonable best efforts to cause the shares of its common stock which are to be issued in connection with the merger to be approved for listing on the Nasdaq National Market.

Organization of Acquisition Corp.

        Under the terms of the merger agreement, Boston Private has agreed to take any and all necessary actions to form a wholly-owned subsidiary, Acquisition Corp., organized under the laws of California that will be merged with and into First State and to cause the directors and shareholders of Acquisition Corp. to approve the merger agreement and the transactions contemplated therein and to execute one or more counterparts to the merger agreement, whereupon Acquisition Corp. will become a party to the merger agreement. On and as of the date Acquisition Corp. becomes a party to the merger agreement, Boston Private and Acquisition Corp. shall, jointly and severally, make representations and warranties to First State as follows that:

  •
  Acquisition Corp. is duly organized, validly existing and in good standing under the laws of California and all of its outstanding capital stock is owned by Boston Private;

  •
  since its organization, Acquisition Corp. has not engaged in any activities, other than those contemplated by the merger agreement;

  •
  Acquisition Corp. has all necessary corporate power and authority to enter into the merger agreement and has taken all necessary corporate action to execute and consummate the transactions contemplated by the merger agreement and by so doing it will not conflict with or violate its organizational documents or applicable law; and

  •
  Acquisition Corp.'s execution of the merger agreement constitutes a legal, valid and binding obligation of Acquisition Corp. enforceable against it.

Our Directors and Officers Insurance

        Boston Private has agreed, for a period of four years after the effective time, to indemnify the current and former officers and directors of First State to the extent that such officers or directors are entitled to indemnification as of the date of the merger agreement under First State's articles of incorporation and/or by-laws and to the fullest extent permitted under applicable law. Boston Private shall maintain and extend, if necessary, First State's existing directors' and officers' liability insurance covering persons who are currently covered under such policy for a period of four years after the effective time on terms no less favorable than those in effect as of the date of the merger agreement (provided that Boston Private may substitute therefor policies of at least substantially comparable coverage and containing terms and conditions no less favorable than those in effect as of the date of the merger agreement). Boston Private is not required to spend more than 150% of the annual cost currently incurred by First State for its insurance coverage.

Shareholders Meeting

        We have agreed to take all action necessary to convene a meeting of our shareholders as promptly as practicable (and in any event within 45 days of the declaration of effectiveness of the registration statement of which this proxy statement and prospectus is a part) to consider and vote upon the adoption of the merger agreement and approval of the merger. We also have agreed to ensure that the shareholders meeting is called, noticed, convened, held and conducted, and that all proxies that we solicited in connection with the shareholders meeting are solicited, in compliance with California law, our articles of incorporation and by-laws, and all other applicable legal requirements. In addition, under the merger agreement, our board of directors is required to recommend that our shareholders vote in favor of and adopt and approve the merger agreement and the merger, except as otherwise permitted in connection with the acceptance of a superior proposal. These obligations remain in effect regardless of the existence of any other acquisition proposal, including a superior proposal that our board would be permitted to recommend to our shareholders under the terms of the merger agreement.

Other Covenants

        The merger agreement contains covenants relating to the preparation and filing of a registration statement (of which this proxy statement and prospectus is a part) by Boston Private and the cooperation of First State in such preparation. The merger agreement also contains additional agreements relating to:

  •
  the preparation, distribution and attainment of all necessary consents, approvals and requisite regulatory filings;

  •
  Boston Private's access to information concerning First State and the confidentiality of the information;

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  the timely preparation and delivery of certain financial and other statements of First State to Boston Private and the communication of current information about First State to Boston Private;

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  the execution of a Nonsolicitation Agreement by Richard C. Taylor, E. Wayne Lewis and Mary K. Fischer and an Amended Stock Option Agreement by Mr. Lewis and Ms. Fischer;

  •
  the reservation of such number of shares of Boston Private common stock to be issued to the shareholders of First State in the merger;

  •
  Boston Private's agreement to continue to pay each director of First State's banking subsidiary who is a director immediately prior to the effective time, the board and committee fees in place at the execution of the merger agreement until such person no longer serves as a director; and

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  Boston Private's execution and delivery of a Supplemental Indenture in connection with Boston Private's assumption of First State's obligations under the Indenture with respect to debentures issued by First State to the First State (CA) Statutory Trust I.

Employee Benefits

        Under the terms of the merger agreement, as soon as practicable after the effective time of the merger, Boston Private will provide the employees of First State and any of its subsidiaries who remain employed after the effective time with the types and levels of employee benefits maintained by Boston Private for similarly situated employees of Boston Private or its banking subsidiaries. Boston Private also has the right in its sole discretion to terminate, merge or continue any of First State's employee benefit plans and programs, other than the Supplemental Employee Benefit Agreements with E. Wayne Lewis, Mary K. Fischer and Richard C. Taylor, which may not be terminated or modified without their written consent. To the extent to which First State employees become eligible to participate in Boston Private's employee benefit plans after the merger, Boston Private will:

  •
  provide each employee with eligibility and vesting credit, including applicability of minimum waiting periods for participation, but not benefit accrual credit, equal to the amount of service credited by First State prior to the merger;

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  not treat any employee of First State or any of its subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of Boston Private for any pre-existing medical condition and will make appropriate arrangements with its insurance carrier(s) to ensure such result; and

  •
  not take any action or make any payment that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payment that would be nondeductible pursuant to Section 162(m) of the Code, other than those in connection with the Supplemental Executive Benefit Agreements with Messrs. Lewis and Taylor and Ms. Fischer.

Conditions to the Merger

        The obligations of Boston Private to complete the merger and the other transactions contemplated by the merger agreement are subject to the fulfillment, unless otherwise waived, of the following conditions:

  •
  each of the representations and warranties of First State contained in the merger agreement will have been true and correct in all material respects as of the date of the merger agreement and as of the date of the merger, unless the failure or failures of those representations and warranties to be true and correct will not have or would not reasonably be expected to have a material adverse effect on First State;

  •
  all the covenants, terms and conditions of the merger agreement to be complied with and performed by First State will have been performed and satisfied in all material respects, unless the failure or failures to perform or satisfy such covenants in all material respects will not have or would not reasonably be expected to have a material adverse effect on First State;

  •
  the receipt of a certificate from the specified officers of First State with respect to its compliance with the foregoing conditions;

  •
  the receipt of an opinion from First State's legal counsel in connection with the merger agreement;

  •
  the absence of any action, proceeding, law, statute, regulation, order or decree that enjoins, restrains or prohibits the consummation of the transactions contemplated by the merger agreement;

  •
  the receipt of all required regulatory approvals and necessary third-party consents or approvals by First State to consummate the merger;

  •
  there not having occurred with respect to First State any actual or threatened termination, loss, revocation or modification to any product or service provided by First State that is reasonably likely to have a material adverse effect or any changes or series of changes, that Boston Private acting in good faith believes in their reasonable business judgment has, or could reasonably be anticipated to have, a material adverse effect of First State;

  •
  the approval and adoption by the requisite vote of First State's shareholders of the merger agreement and the transactions contemplated by the merger agreement;

  •
  the effectiveness as of the voting agreement as of the consummation of the merger; and

  •
  the execution of Nonsolicitation Agreements by Richard C. Taylor, E. Wayne Lewis and Mary K. Fischer.

        Our obligation to complete the merger and the other transactions contemplated by the merger agreement are subject to the fulfillment, unless otherwise waived, of the following conditions:

  •
  the receipt of a tax opinion from our accountants or our legal counsel to the effect that the merger will constitute for federal income tax purposes a reorganization (or part of a reorganization) within the meaning of Section 368(a) of the Code and to the effect that, except for the cash consideration, (1) our shareholders who receive Boston Private common stock will not recognize gain or loss for federal income tax purposes, (2) the basis of the Boston Private common stock will equal the basis of the First Stock common stock exchanged, reduced by the amount allocable to cash consideration, and (3) the holding period of the Boston Private common stock will include the holding period of the First State common stock for which it is exchanged, assuming the First State common stock is held as a capital asset;

  •
  each of the representations and warranties of Boston Private and Acquisition Corp. contained in the merger agreement will have been true and correct in all material respects as of the date of the merger agreement and as of the date of the merger, unless the failure or failures of those representations and warranties to be true and correct will not have or would not reasonably be expected to have a material adverse effect on Boston Private and Acquisition Corp.;

  •
  all the covenants, terms and conditions of the merger agreement to be complied with and performed by Boston Private and Acquisition Corp. will have been performed and satisfied in all material respects, unless the failure or failures to perform or satisfy such covenants in all material respects will not have or would not reasonably be expected to have a material adverse effect on Boston Private and Acquisition Corp.;

  •
  the receipt of a certificate from the specified officers of Boston Private with respect to its compliance with the foregoing conditions;

  •
  the absence of any action, proceeding, law, statute, regulation, order or decree that enjoins, restrains or prohibits the consummation of the transactions contemplated by the merger agreement;

  •
  there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Boston Private on a consolidated basis or the transactions contemplated by the merger agreement;

  •
  the receipt of all required regulatory approvals and necessary third-party consents or approvals by Boston Private and Acquisition Corp. to consummate the merger; and

  •
  the approval of the shares of Boston Private common stock being issued in the merger for listing on the Nasdaq National Market.

Termination

        The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger by:

  •
  mutual written agreement of First State and Boston Private;

  •
  either First State or Boston Private if (1) the consummation of the merger has not occurred on or before April 1, 2004, or (2) the merger agreement is not approved by the requisite affirmative votes of the shareholders of First State;

  •
  either First State or Boston Private if the other party has materially misrepresented or materially breached a warranty in the representations and warranties of such other party or materially breached its covenants, and has not cured such breach within a 20 day cure period;

  •
  First State, if Boston Private fails to obtain the necessary governmental or regulatory approvals sufficiently in advance of April 1, 2004 to consummate the merger on or prior to such date;

  •
  Boston Private, if First State has breached any of the obligations relating to (1) our board's recommendation to our shareholders in connection with the merger agreement, or (2) potential acquisition proposals; provided, that, if First State reaffirms in writing the merger agreement within five days after receipt of Boston Private's termination notice and prior to the public disclosure of any terms of any other acquisition proposal, Boston Private will not be permitted to terminate the merger agreement; or

  •
  either First State or Boston Private on 30 days prior written notice, if any provision of the merger agreement is interpreted by any federal or state regulatory agency to be a violation of any statute, regulation or otherwise illegal, and after each party has used is good faith efforts to renegotiate such provision to comply with such statutes or regulation, the parties have failed to reach an agreement within 30 days.

        The merger agreement may also be terminated in accordance with its terms by First State prior to the effective time of the merger, if a majority of First State's full board so determines at any time during the five-day period commencing three Nasdaq trading days prior to the merger, if both the following conditions are satisfied:

  •
  the average daily closing price per share of Boston Private common stock on Nasdaq National Market for the 30 consecutive trading days ending three trading days prior to the merger is less than $15.53; and

  •
  the Philadelphia/KBW Bank Index outperforms the conversion ratio by more than 25%;

provided, however, that Boston Private may prevent this termination by increasing the merger consideration so that the value of the shares of Boston Private common stock to be received by First State shareholders is equal to the lesser of (1) the value of the Boston Private common stock that would have been received if the average share price was $15.53 and (2) the value of the Boston Private common stock that would have been received if the Boston Private common stock had performed in a manner which resulted in the conversion ratio being outperformed by the Philadelphia/KBW Bank Index by exactly 25%.

Termination Fee and Expenses

        Under the terms of the merger agreement, we must pay Boston Private a termination fee of $1.5 million if the merger agreement is terminated by:

  •
  either party as a result of our shareholders' failure to approve the merger and if, prior to the meeting of our shareholders, an offer or proposal regarding a competing transaction was made to our shareholders or publicly announced and within 12 months following the termination of the merger agreement, we enter into an agreement with respect to any competing transaction; or

  •
  Boston Private as a result of our breach of any of the obligations relating to (1) potential competing transactions or (2) our board fails to recommend that our shareholders vote in favor of the merger agreement or withdraws, amends or modify in a manner adverse to Boston Private, such recommendation, unless otherwise permitted under the merger agreement.

        We will be required to pay the termination fee no later than one business day after we enter into an agreement with respect to a competing transaction or after Boston Private terminates the agreement due to the breach of our obligations.

        If we terminate the merger agreement because Boston Private failed to obtain any necessary governmental or regulatory approval sufficiently in advance to permit the consummation of the merger to occur on or prior to April 1, 2004, Boston Private must pay all of our reasonable out-of-pocket expenses incurred in connection with the merger transaction, including attorneys' and accountants' fees.

Expenses

        Except as described in "—Termination Fee and Expenses" above, each party will pay all of its own expenses in connection with the merger, including any broker's commissions or finder's fees and all attorneys' and accountants' fees.

Amendments

        Boston Private and First State may amend the merger agreement by action of the board of directors of Boston Private and First State. After the approval of the merger agreement and the transactions contemplated by the merger agreement by the shareholders of First State, no amendment may be made that requires approval of First State shareholders under applicable law without having received that approval. All amendments must be in a writing signed by each party.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreement

        In connection with the execution of the merger agreement, each of our directors and executive officers entered into a voting agreement with Boston Private on of July 10, 2003. In this voting agreement, each of these individuals agreed to vote all of the shares of our common stock owned by that individual in favor of the merger, the merger agreement and any matter necessary for the consummation of the merger and against (1) any acquisition proposal other than the merger, (2) any proposal that is reasonably likely to result in a breach of a covenant, representation or warranty or any other obligation of ours under the merger agreement or result in any of our obligations not being fulfilled, and (3) any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the consummation of the merger. In the voting agreement, each of these individuals also agreed not to dispose of any of their shares of our common stock owned as of the date of the merger agreement. The directors and executive officers which signed the voting agreement own approximately 28.2% of our total outstanding common stock (not including stock options) as of August 31, 2003. These individuals were not, and will not be, paid any additional consideration in connection with the voting agreement.

        You are urged to read the voting agreement in its entirety. The voting agreement is attached hereto as Annex E.

SUPERVISION AND REGULATION

        Boston Private is a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. As such, Boston Private's non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Board of Governors of the Federal Reserve, or the Federal Reserve Board. Boston Private is also considered a bank holding company for purposes of the laws of the Commonwealth of Massachusetts, and it is subject to the jurisdiction of the Massachusetts Board of Bank Incorporation, or the BBI. In addition, Boston Private's bank subsidiaries (which include Boston Private Bank & Trust Company, Borel Private Bank & Trust Company, or Borel, and, after the transactions described herein, First State Bank) are subject to the regulation and supervision of various federal and state authorities, which include the Federal Deposit Insurance Corporation, or the FDIC, and the California Department of Financial Institutions, or the DFI, in the case of Borel and First State Bank, and the Commissioner of Banks for the Commonwealth of Massachusetts, or the Massachusetts Commissioner of Banks, in the case of Boston Private Bank & Trust.

        Set forth below is a brief description of certain laws and regulations that relate to the regulation of Boston Private and its subsidiary banks. The description of certain laws and regulations below and elsewhere in this proxy statement and prospectus does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations and Boston Private's Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference to this proxy statement and prospectus.

Regulation of Boston Private

        Bank Holding Company Act.    As a bank holding company, Boston Private is subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act. Under the Bank Holding Company Act, among other things:

  •
  bank holding companies generally may not acquire ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board;

  •
  bank holding companies may not merge or consolidate with any other bank holding company without the prior approval of the Federal Reserve Board;

  •
  bank holding companies that are not also financial holding companies are generally prohibited from engaging in non-banking activities, subject to certain exceptions; and

  •
  bank holding companies, like Boston Private, that have not elected to become financial holding companies are limited generally to the business of banking and activities determined by the Federal Reserve Board to be closely related to banking.

        The Federal Reserve Board has authority to issue cease and desist orders to terminate or prevent unsafe or unsound banking practices or violations of laws or regulations and to assess civil money penalties against bank holding companies and their non-bank subsidiaries, officers, directors and other institution-affiliated parties, and to remove officers, directors and other institution-affiliated parties.

        In determining whether a bank holding company may engage in a particular activity, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits the Federal Reserve Board considers include greater convenience, increased competition, or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

        Riegle-Neal Interstate Banking and Branching Efficiency Act.    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Act, permits adequately capitalized bank holding companies to acquire banks in any state subject to specified concentration limits and other conditions. The Interstate Act also authorizes the interstate merger of banks. In addition, among other things, the Interstate Act permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

        Financial Services Modernization Legislation.    The Gramm-Leach-Bliley Act, enacted in 1999, eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit certain bank holding companies to engage in a full range of financial activities through an entity known as a "financial holding company." The term financial activities is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

        In order to become a financial holding company and engage in these activities, a bank holding company, such as Boston Private, must meet certain tests. Specifically, all of a bank holding company's banks must be well-capitalized and well-managed, as measured by regulatory guidelines, and all of the bank holding company's banks must have been rated "satisfactory" or better in the most recent evaluation of each bank under the Community Reinvestment Act of 1977. A bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings, including entering into an agreement with the Federal Reserve Board which imposes limitations on its operations and may even require divestitures. These possible ramifications may limit the ability of a bank subsidiary to significantly expand or acquire less than well-capitalized and well-managed institutions. As of the date of this document, Boston Private has not elected to become a financial holding company.

        Dividends.    The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment is deemed to be an unsafe or unsound practice. The Federal Reserve Board has indicated generally that it may be an unsafe and an unsound practice for bank holding companies to pay dividends unless the bank holding company's net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization's capital needs, asset quality, and overall financial condition. Boston Private's ability to pay dividends is dependent upon the flow of dividend income to it from its subsidiaries, including its bank subsidiaries. The ability of Boston Private's bank subsidiaries to pay dividends may be affected or limited by similar regulatory restrictions imposed by other federal or state bank regulatory agencies.

        Transactions by Bank Holding Companies with their Affiliates.    There are various legal restrictions on the extent to which bank holding companies and their non-bank subsidiaries may borrow, obtain credit from or otherwise engage in so-called "covered transactions" with their insured depository institution subsidiaries. Covered transactions are defined by statute for these purposes to include:

  •
  a loan or extension of credit to an affiliate;

  •
  a purchase of or investment in securities issued by an affiliate;

  •
  a purchase of assets from an affiliate unless exempted by the Federal Reserve Board;

  •
  the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company; or

  •
  the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate, including confirmation of a letter of credit issued by an affiliate and a cross-affiliate netting arrangement.

        Borrowings and other covered transactions by an insured depository institution subsidiary with its non-depository institution affiliates are generally limited to the following amounts:

  •
  in the case of any one affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and

  •
  in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution.

        Certain of these covered transactions are also subject to collateral security requirements.

        The transactions between a bank and a bank holding company must be on market terms and not otherwise unduly favorable to the bank holding company or an affiliate of the bank holding company. In October 2002, the Federal Reserve Board adopted a regulation that implements these restrictions on transactions with affiliates. Among other matters, this new regulation requires banks that engage in derivatives transactions with affiliates or that grant intra-day credit to affiliates to establish policies and procedures that address the credit risks associated with these types of transactions.

        Anti-Tying Rules.    Under federal banking law, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

        Holding Company Support of Subsidiary Banks.    Under Federal Reserve Board policy, Boston Private is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support these subsidiaries. This support of its subsidiary banks may be required at times when, absent such Federal Reserve Board policy, Boston Private might not otherwise be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of its subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

        Board of Bank Incorporation.    Because Boston Private is a bank holding company for purposes of the laws of the Commonwealth of Massachusetts, Boston Private may not acquire control of any "banking institution" without the prior approval of the BBI. The term banking institution includes, but is not limited to, commercial banks, trust companies, savings banks and credit unions incorporated under the laws of the Commonwealth of Massachusetts, the District of Columbia, another state or territory of the United States, or any foreign jurisdiction, as well as national banking associations and federally chartered savings banks and savings and loan associations.

Regulation of Boston Private's Banks

        General.    Boston Private's banks consist of FDIC-insured state chartered banks that are not members of the Federal Reserve System and are therefore subject to supervision and regulation by the FDIC and, as applicable, the Massachusetts Commissioner of Banks, with respect to Boston Private Bank & Trust and the DFI, with respect to Borel. First State Bank is a California state-chartered bank that is also regulated by the DFI. The prior approval of the FDIC and the relevant state banking authority is required for Boston Private's banks to establish and relocate an additional branch office, assume deposits, or engage in a merger, consolidation or purchase or sale of all or substantially all of the assets of any bank or savings association.

        Examinations and Supervision.    The FDIC and state banking authorities regularly examine the condition and operations of Boston Private's banks, including, among other things, their capital adequacy, reserves, loans, investments, earnings, liquidity, compliance with laws and regulations, record of performance under the Community Reinvestment Act and management practices. In addition, Boston Private's banks are required to furnish quarterly and annual reports of income and condition to the FDIC and periodic reports to state banking authorities. The enforcement authority of the FDIC includes the power to:

  •
  impose civil money penalties;

  •
  terminate insurance coverage;

  •
  remove officers and directors;

  •
  issue cease-and-desist orders to prevent unsafe or unsound practices or violations of laws or regulations; and

  •
  impose additional restrictions and requirements with respect to banks that do not satisfy applicable regulatory capital requirements.

        Dividends.    As noted above, a major source of Boston Private's revenue is dividends from its banking subsidiaries. Payments of dividends by Boston Private's banks are subject to banking law restrictions such as:

  •
  the FDIC's authority to prevent a bank from paying dividends if such payment would constitute an unsafe or unsound banking practice or reduce the bank's capital below safe and sound levels;

  •
  federal legislation which prohibits FDIC-insured depository institutions from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements or if it is already undercapitalized;

  •
  California banking law restrictions which preclude a California state chartered bank from paying dividends in an amount which exceeds the lesser of the retained earnings of the bank or the net income of the bank's last three fiscal years (less the amount of any distribution made by the bank to its shareholders during such period); and

  •
  Massachusetts banking law restrictions which preclude a Massachusetts trust company from paying dividends unless the aggregate value of its capital stock and surplus account are equal to at least ten percent of its deposit liabilities.

        Affiliate Transactions.    As noted above, banks are subject to restrictions imposed by federal law on extensions of credit to, purchases of assets from, and certain other transactions with affiliates and on investments in stock or other securities issued by affiliates. These restrictions prevent banks from making loans to affiliates unless the loans are secured by collateral in specified amounts and have terms at least as favorable to the bank as the terms of comparable transactions between the bank and non-affiliates. Further, federal and applicable state laws significantly restrict extensions of credit by banks to directors, executive officers and principal shareholders and other related parties.

        Deposit Insurance.    Deposits made in Boston Private's banks are insured by the Bank Insurance Fund, or BIF, of the FDIC to the legal maximum of $100,000 for each insured depositor. The Federal Deposit Insurance Act provides that the FDIC shall set deposit insurance assessment rates on a semi-annual basis at a level sufficient to increase the ratio of BIF reserves to BIF-insured deposits to at least 1.25% over a 15-year period commencing in 1991, and to maintain that ratio. Although the established framework of risk-based insurance assessments accomplished this increase in May 1995, and the FDIC has made a substantial reduction in the assessment rate schedule, the Bank Insurance Fund insurance assessments may be increased in the future if necessary to maintain reserves at the required level.

        Federal Reserve Board Policies.    The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future. Federal Reserve Board policies affect the levels of bank earnings on loans and investments and the levels of interest paid on bank deposits through the Federal Reserve System's open-market operations in United States government securities, regulation of the discount rate on bank borrowings from Federal Reserve Banks and regulation of non-earning reserve requirements applicable to bank deposit account balances.

        Consumer Protection Regulation; Bank Secrecy Act; USA PATRIOT Act.    Other aspects of the lending and deposit businesses of Boston Private's banks that are subject to regulation by the FDIC, and state banking authorities, as applicable, include disclosure requirements with respect to the payment of interest, payment and other terms of consumer and residential mortgage loans and disclosure of interest and fees and other terms of, and the availability of, funds for withdrawal from consumer deposit accounts. In addition, Boston Private's banks are subject to federal and state laws prohibiting certain forms of discrimination in credit transactions, and imposing certain record keeping, reporting and disclosure requirements with respect to residential mortgage loan applications. Boston Private's banks are also subject to federal laws establishing certain record keeping, customer identification and reporting requirements with respect to certain large cash transactions, sales or travelers checks or other monetary instruments, and international transportation of cash or monetary instruments. In addition, under the USA PATRIOT Act of 2001, financial institutions, such as Boston Private's banks, are required to implement additional policies and procedures with respect to, or additional measures designed to address, any or all of the following matters, among others: money laundering; suspicious activities and currency transaction reporting; and currency crimes.

        Community Reinvestment Act Regulations.    The Community Reinvestment Act requires lenders to identify the communities served by a bank's deposit taking facilities and to identify the types of credit the bank is prepared to extend within these communities. Failure of a bank to receive at least a "satisfactory" rating could inhibit a bank or its holding company from undertaking certain activities, including engaging in activities newly permitted as a financial holding company under the Gramm-Leach-Bliley Act and acquisitions of other financial institutions, which require regulatory approval based, in part, on Community Reinvestment Act compliance considerations. The Federal Reserve Board must take into account the record of performance of banks in meeting the credit needs of the entire community served, including low and moderate-income neighborhoods. Massachusetts has enacted a Community Reinvestment Act with similar requirements applicable to banking institutions chartered by that state.

        Capital Requirements.    The FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by state chartered FDIC-insured banks that are not members of the Federal Reserve System, and the Federal Reserve Board has established substantially similar guidelines for bank holding companies. If a banking organization's capital levels fall below the minimum requirements established by these guidelines, a bank or bank holding company will be expected to develop and implement a plan acceptable to the FDIC or the Federal Reserve Board, as applicable, to achieve adequate levels of capital within a reasonable period, and may be denied approval to acquire or establish additional banks or non-bank businesses, merge with other institutions or open branch facilities until those capital levels are achieved. Federal legislation requires federal bank regulators to take "prompt corrective action" with respect to banks or bank holding companies that fail to satisfy minimum capital requirements and imposes significant restrictions on those institutions.

        In particular, FDIC guidelines and regulations and the Federal Deposit Insurance Corporation Improvement Act of 1991 include, among other things:

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  minimum leverage capital ratios or Tier 1 capital to total assets ratios and other required ratios;

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  minimum capital levels measured as a percentage of a bank's risk-adjusted assets;

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  as noted above, requirements that federal banking regulators take "prompt corrective action" with respect to, and impose significant restrictions on, any bank that fails to satisfy its applicable minimum capital requirements;

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  assignment of a bank by the FDIC to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized and (3) undercapitalized, and one of three supervisory categories, which category assignments determine the bank's assessment rate;

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  restrictions on the ability of a bank to accept brokered deposits;

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  authorization of the FDIC to appoint itself as conservator or receiver for a state chartered bank under certain circumstances and expansion of the grounds for its appointment as conservator or receiver;

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  adoption of uniform real estate lending standards;

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  standards for safety and soundness related to, among other things, internal controls and audit systems, loan documentation, credit underwritings and interest rate risk exposure;

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  restrictions on the activities and investments of state-chartered banks; and

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  consumer protection provisions.

        Liability of Commonly Controlled Depository Institutions.    Under the Federal Deposit Insurance Act, a bank insured by the FDIC, such as Boston Private Bank & Trust, Borel or First State Bank, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with:

  •
  the "default" of a commonly controlled FDIC-insured depository institution; or

  •
  any assistance provided by the FDIC to any commonly controlled depository institution in "danger of default."

        For these purposes, the term "default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur without federal regulatory assistance.

Regulatory Approvals and Other Information

        Before Boston Private, First State and First State Bank may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators, as summarized in the following paragraphs.

        Federal Reserve Board.    Boston Private must seek the prior approval of the Federal Reserve Board pursuant to Sections 3(a)(3) and 3(a)(5) of the Bank Holding Company Act to merge with First State and thereby acquire control of First State Bank.

        The Federal Reserve Board's determination whether to approve the merger is subject to certain requirements. Because Boston Private is headquartered in Boston, Massachusetts, and First State maintains its principal place of business in Grenada Hills, California, Section 3(d) of the Bank Holding Company Act requires that the Federal Reserve Board determine that Boston Private is at least adequately capitalized and adequately managed under criteria determined by the Federal Reserve

Board. The Federal Reserve Board also may not approve the merger unless First State Bank has been in existence for the minimum amount of time, up to five years, required by state law and unless, following the merger, Boston Private's subsidiary banks will not control deposits that exceed certain deposit concentration limits.

        In addition, the Federal Reserve Board generally will not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. The Federal Reserve Board also may not approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. However, the Federal Reserve Board may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. The consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act. Consideration of financial resources generally focuses on capital adequacy.

        The Bank Holding Company Act, as amended by the USA PATRIOT Act, requires that the Federal Reserve Board consider the effectiveness of Boston Private, First State and their subsidiaries in combating money laundering activities in connection with its determination whether to approve Boston Private's application to acquire First State. Boston Private previously announced that Boston Private Bank & Trust has entered into an informal agreement with the FDIC and the Massachusetts Commissioner of Banks to enhance its anti-money laundering procedures. The receipt of regulatory approval for the merger will be subject to, among other things, progress toward achieving the objectives of this agreement.

        Boston Private and First State may not complete the merger before the 30th calendar day following the Federal Reserve Board's approval of the merger or, if the Federal Reserve Board has not received any adverse comments from the Attorney General of the United States concerning the competitive effect of the merger, such shorter period of time as the Federal Reserve Board may permit that does not end sooner than the 15th calendar day following the Federal Reserve Board's approval. During this waiting period, the Attorney General may, but is not expected to, commence an action to stay the effectiveness of the Federal Reserve Board's approval and prevent the merger. The Federal Reserve Board or the Attorney General may challenge the merger on competitive grounds, and may require Boston Private to divest certain of its banking subsidiaries' branches in order to complete the merger. The level of divestitures that the Federal Reserve Board and the Attorney General may require might be unacceptable.

        State Regulatory Filings.    As discussed above, Boston Private is a bank holding company for purposes of the laws of The Commonwealth of Massachusetts. Accordingly, Boston Private must seek the prior approval of the BBI pursuant to Massachusetts General Laws, Chapter 167A, Sections 2 and 4, before it may acquire First State. In determining whether to approve the merger, the BBI must consider whether the merger will unreasonably affect competition and whether public convenience and advantage will be promoted. The BBI must also consider whether the merger will result in "net new benefits" in Massachusetts, which include consideration of factors such as initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank's delineated local community and such other matters as may be deemed to benefit the community. Before the BBI may approve the merger, the BBI must receive confirmation from the Massachusetts Housing Partnership Fund that Boston Private has made certain arrangements with the Massachusetts Housing Partnership Fund with respect to any assets to be acquired that are located in Massachusetts.

        Boston Private must also seek the approval of the DFI pursuant to Section 701 of the California Financial Code before it may complete the merger. The DFI must consider several factors in determining whether to approve the merger. Specifically, the DFI may not approve the merger if it determines, among other things, that:

  •
  the merger would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of California;

  •
  the effect of the merger in any section of California may be substantially to lessen competition or to tend to create a monopoly or in any other manner be in restraint of trade, and that the anticompetitive effects of the merger are not clearly outweighed in the public interest by the probable effect of the merger in meeting the convenience and needs of the community to be served;

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  Boston Private's financial condition might jeopardize the financial stability of First State or First State Bank, or prejudice the interests of the depositors, creditors, or shareholders of First State or First State Bank;

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  the merger is not fair and reasonable to the depositors, creditors, and shareholders of First State or First State Bank, as applicable;

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  the competence, experience, or integrity of Boston Private or its management indicates that it would not be in the interest of the depositors, creditors, or shareholders of First State or in the interest of the public to permit Boston Private to control First State Bank;

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  the merger is unfair, unjust or inequitable to First State or First State Bank or to the depositors, creditors or shareholders of First State or First State Bank; or

  •
  Boston Private neglects, fails or refuses to furnish to the DFI all the information required by the DFI.

        The merger agreement provides that the obligation of each of Boston Private, First State and First State Bank to complete the merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board, the DFI and the BBI and the expiration of all waiting periods. There can be no assurance that the Federal Reserve Board, the DFI or the BBI will approve or take any required action with respect to the merger, and, if such approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the merger or that no action will be brought challenging such approvals or action, including a challenge by the Attorney General of the United States or, if such a challenge is made, the result thereof.

        Boston Private, First State and First State Bank are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described above. Should any other approval or action be required, Boston Private and First State currently contemplate that such approval or action would be sought.

BUSINESS OF FIRST STATE BANCORP

First State Bancorp

        First State is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is headquartered in Granada Hills, California. We were incorporated in October 2002 and acquired all of the outstanding shares of First State Bank of California in March 2003 in connection with a one bank holding company reorganization. Our principal subsidiary is First State Bank of California. We exist primarily for the purpose of holding the stock of this subsidiary and of such other subsidiaries as it may acquire or establish.

        Our principal source of income is dividends from First State Bank. Our expenditures, including (but not limited to) the payment of dividends to shareholders, if and when declared by our board, and the cost of servicing debt will generally be paid from such payments made to us by First State Bank. At June 30, 2003, we had total assets of $174.1 million, deposits of $154.9 million and shareholders' equity of $12.0 million.

First State Bank of California

        First State Bank is a California state-chartered community-based commercial bank headquartered in Granada Hills, in the north central part of the San Fernando Valley of Los Angeles, California. It was incorporated in June 1983 and commenced operations in December 1983. First State Bank provides financial services for small to medium sized business owners and professionals, mostly in the San Fernando Valley. It specializes in commercial loans, which are mostly secured by real property. In addition, it makes SBA loans.

        First State Bank's primary market is the San Fernando Valley of Los Angeles in southern California. First State Bank currently has its main office in Granada Hills and one branch office which we acquired in October 2001 in Burbank, also in the San Fernando Valley. It also opened a Loan Production Office in October 2002 in Rancho Cucamonga, California, in Southern California's Inland Empire, which office currently focuses on construction lending in the Inland Empire.

        First State Bank provides a wide range of commercial and consumer banking services to its customers. It engages in a full complement of lending activities, including lines of credit, letters of credit, term loans for equipment and working capital, real estate loans for the purchase or refinance of commercial properties, construction loans, SBA guaranteed loans for business purposes, accounts receivable financing, auto loans, personal loans, overdraft protection, home improvement loans and equity lines of credit. Historically the substantial majority of its loans were commercial loans secured by real estate. Over the past three years, however, First State Bank has expanded its lending operations to include SBA loans as well as accounts receivable financing. It is a Preferred SBA Lender with full loan approval authority on behalf of the SBA. First State Bank also offers a variety of deposit services including checking accounts, savings accounts, money market accounts, certificates of deposit, telebanking (banking by phone), internet banking, TaxTel (tax payments by phone), messenger service for deposit pick-up and ATMs at our office locations.

        First State Bank's deposits are insured under the Federal Deposit Insurance Act, up to the maximum applicable limits thereof. Like most state-chartered banks of our size in California, we are not a member of the Federal Reserve System.

Recent Developments

        On March 26, 2003, we issued an aggregate of $6.0 million in trust preferred securities pursuant to the following plan. A newly formed Delaware statutory business trust, First State (CA) Statutory Trust I was formed as a wholly-owned subsidiary of First State (the "Trust"). The Trust issued an aggregate of $6.0 million of principal amount of floating rate capital trust pass-through securities of the trust (the

"Trust Preferred Securities"). The offering of the Trust Preferred Securities was part of a pooled offering of securities sold through FTN Financial Capital Markets as placement agent. The securities issued by the Trust are fully guaranteed by First State with respect to distributions and amounts payable upon liquidation, redemption or repayment. The entire proceeds to the Trust from the sale of the Trust Preferred Securities were used by the Trust in order to purchase $6.0 million of principal amount of fixed rate junior subordinated debt securities issued by First State. First State used approximately $5.8 million of the net proceeds it received to increase its equity investment in First State Bank, all of which is included as Tier 1 capital for First State Bank. In addition, a portion of the proceeds was used to retire debt incurred to pay for the formation of First State, and the remainder was placed in a demand deposit account at First State Bank. First State Bank used a portion of its proceeds to retire its existing subordinated debt in the amount of $800,000, which debt it incurred in connection with the acquisition of its Burbank office in October 2001.

Competition

        The banking business in California generally, and specifically in our primary market area of the San Fernando Valley, is highly competitive with respect to virtually all products and services and has become increasingly so in recent years. The industry continues to consolidate, and strong, unregulated competitors have entered banking markets with focused products targeted at highly profitable customer segments. Many largely unregulated competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all-significant products. These competitive trends are likely to continue.

        With respect to commercial bank competitors, the business is largely dominated by a relatively small number of major banks with many offices operating over a wide geographical area and the ability to finance a broad array of credits, deploy effective advertising campaigns and to allocate their investment resources to regions of highest yield and demand. Many of the major banks operating in the area offer certain services, which First State Bank does not offer directly (but some of which First State Bank offers through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits than does First State Bank.

        In addition to other banks, competitors include savings institutions, credit unions, and numerous nonbanking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms. In recent years, increased competition has also developed from specialized finance and nonfinance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on line banking services and personal finance software. Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers. Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive. Competition has also intensified due to federal and state interstate banking laws enacted in the mid-1990s, which permit banking organizations to expand geographically into other states, and the California market has been particularly attractive to out-of-state institutions.

        Technological innovations have also resulted in increased competition in the financial services market. Such innovations have, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously have been considered traditional banking products. In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches, and/or in-store branches. In addition to other banks, the sources of competition for such products include savings associations, credit unions, brokerage firms, money market and other mutual funds, asset management groups, finance and insurance companies, and mortgage banking firms.

        In order to compete effectively, First State Bank, among the oldest community banks in the San Fernando Valley, concentrates on serving its customer base of small to medium-sized businesses and focuses on providing quality, personalized service and fast, local decision-making. We believe we are currently the only community bank in the San Fernando Valley offering accounts receivable financing to smaller businesses. We also have preferred lender, or PLP, status with the SBA, which we believe further distinguishes us from other community banks in the area by enabling us to often approve SBA loans faster than our competitors. In order to compete on the technological front, First State Bank has initiated an internet website with deposit access and bill payment services. First State Bank advertises in its market using local billboards and significant amounts of direct mail to promote the services it offers its customers.

Employees

        As of June 30, 2003 we had a total of 39 full-time and 2 part-time employees.

Properties

        Our main office and corporate headquarters is located at 10820 Zelzah Avenue, Granada Hills, California 91344 and consists of 7,400 square feet of interior floor space in a single story free-standing building. First State Bank owns the building and the land on which it is situated free of any encumbrances.

        In October 2001, we acquired our branch at 333 North Glenoaks Boulevard, Burbank, California 91502. We lease approximately 4,856 square feet of rentable area at our branch office pursuant to a lease which expires on November 30, 2007 with current monthly base rent of $10,343 per month. All of our existing facilities are considered to be adequate for our present and anticipated future use and are adequately covered by insurance.

        In October 2002, we opened a loan production office at 10535 Foothill Boulevard, Suite 270, Rancho Cucamonga, California 91730. We lease approximately 1,424 square feet pursuant to a lease, which expires on October 31, 2003.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2002, with respect to options outstanding and available under our Stock Option Plan, which is our only equity compensation plan other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	224,704	$7.09	134,706

SECURITY OWNERSHIP OF FIRST STATE MANAGEMENT

        The table below sets forth certain information as of June 30, 2003 with respect to each of the directors and executive officers of First State and the directors and executive officers as a group. Management knows of no person who owned beneficially more than 5% of the outstanding common stock of First State as of June 30, 2003, except for Fredrick J. Weitkamp and Richard C. Taylor, both of whom are directors of the First State.

				Common Stock Beneficially Owned on June 30, 2003
			Year First Elected or Appointed Director
Name and Office Held with Company	Principal Occupation for the Past Five Years	Age		Number of Shares(1)		Option Shares(2)	Percentage of Shares Outstanding(3)
Paula L. Boland Director	Real Estate Agent (formerly California State Assemblywoman)	62	1983	20,608		4,376	1.78%
Stanley E. Bryant, Jr. Director and Corporate Secretary	Insurance Agent, Northridge Insurance	60	1993	7,720		14,376	1.58%
Michael L. Casey Director	Retired (formerly Physical Therapist)	60	1983	60,500		4,376	4.63%
Rayburn V. Patterson Director	Retired (formerly President, C.E.C. Financial)	75	1986	14,304		4,376	1.33%
Larry N. Stern Director	President, Stern, Kory, Sreden & Morgan, an Accountancy Corporation	59	1987	50,578		4,376	3.92%
Richard C. Taylor(4) President, Chief Executive Officer and Director	President and Chief Executive Officer, First State Bank of California	63	1988	96,164		9,876	7.57%
Fredrick J. Weitkamp(4) Chairman of the Board	Partner, Weitkamp & Weitkamp, Attorneys at Law	75	1983	117,956	(5)	4,376	8.73%
E. Wayne Lewis Senior Vice President and Credit Administrator	Senior Vice President and Credit Administrator, First State Bank of California(6)	58	n/a	4,850		34,800	2.83%
Mary K. Fischer Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer, First State Bank of California(7)	49	n/a	0		8,640	0.62%
Directors and Executive Officers as a Group (9 persons)				372,680		89,572	32.99%

Notes of Explanation

(1)
Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held in street name for the benefit of such person; shares held in an Individual Retirement Account as to which such person has voting rights and investment power; or shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse).

(2)
Represents shares which the applicable individual or group has the right to acquire upon the exercise of stock options which are vested or will vest within 60 days of June 30, 2003 pursuant to First State Bank's Stock Option Plan.

(3)
This percentage is based on the total number of shares of First State Bank's common stock outstanding, plus the number of option shares which the applicable individual or group has the right to acquire upon the exercise of stock options which are vested or will vest within 60 days of June 30, 2003 pursuant to First State Bank's Stock Option Plan (which was assumed by First State in the March 2003 bank holding company reorganization).

(4)
Mr. Taylor's address is 10820 Zelzah Avenue, Granada Hills, California 91344; and Mr. Weitkamp's address is 10724 White Oak Avenue, Granada Hills, California 91344.

(5)
Includes 20,630 shares held by the Weitkamp & Weitkamp Profit Sharing Plan, of which Mr. Weitkamp is a beneficiary and trustee; as to which shares Mr. Weitkamp has sole voting and investment power. Also includes 2,870 shares held by two separate trusts of which Mr. Weitkamp is the sole trustee but not a beneficiary, as to which shares Mr. Weitkamp has sole voting and investment power, and as to which Mr. Weitkamp disclaims beneficial ownership.

(6)
Mr. Lewis has served as Senior Vice President and Credit Administrator since October 1998. Previously, he served as Senior Vice President and Credit Administrator of Western Bank in Los Angeles since 1977.

(7)
Ms. Fischer has served as Senior Vice President and Chief Financial Officer since September 1999. Previously, she served as Special Projects Coordinator since July 1997.

FIRST STATE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FIRST STATE'S
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion is intended to provide sufficient information about First State and its subsidiary, First State Bank of California, to enhance the reader's understanding of First State's financial condition and results of operations. The holding company reorganization pursuant to which First State became the sole shareholder of First State Bank was effective March 10, 2003. Therefore, the following discussion and analysis for the periods prior to March 10, 2003 relate primarily to First State Bank and management's analysis of the results of operations and financial condition of First State Bank. First State Bank is a full-service community bank offering a broad range of banking products and services including: originating commercial loans, real estate and construction loans, SBA loans, and consumer loans, along with accepting demand and time deposits. We extend credit to customers located primarily in the counties we serve. We focus on providing commercial banking services to small and medium-size businesses and professionals through two branches located in the San Fernando Valley area of Los Angeles County and a loan production office located in Rancho Cucamonga, San Bernardino County. In order to understand this section in context, it should be read in conjunction with the audited and unaudited financial statements, including the notes thereto, presented elsewhere herein.

Overview

General

        Throughout the reporting periods covered, we have experienced steady growth in assets and deposits and has accordingly achieved increased net income. Total net loans increased to $132.9 million at June 30, 2003 from $106.3 million at December 31, 2002 and from $83.8 million at December 31, 2001. The primary source of funds, deposits from customers, were $154.8 million at June 30, 2003, compared to $134.0 million as of December 31, 2002 and $106.5 million at December 31, 2001.

        We reported net income for the six months ended June 30, 2003 of $1.1 million compared to $0.7 million for the six months ended June 30, 2002. The increase of $0.4 million or 53.1% in 2003 was due primarily to an increase in net interest income arising from a greater quantity of interest-earning assets, more specifically loans. Developing specialized cost centers such as SBA lending, accounts receivable lending, and focusing on commercial real estate loans under one million dollars has enabled First State Bank to maintain an interest rate margin of over 5% for the past several years. First State Bank believes that the demand for loans increased due to a strong local real estate market as well as low interest rates.

        Return on average assets was 1.30% for the six months ended June 30, 2003 compared to 1.20% for 2002, and 1.12% for 2001. Return on average stockholders equity was 18.37% for the six months ended June 30, 2003 compared to 16.00% for 2002 and 12.47% for 2001.

        First State Bank reported net income for the year ended December 31, 2002 of $1.6 million compared to $1.1 million for the year ended December 31, 2001. The increase of $0.5 million or 45.5% in 2002 was due primarily to an increase in net interest income arising from a greater quantity of interest-earning assets, more specifically loans in 2002.

        A significant occurrence impacting First State Bank's operations during 2001 was the acquisition of the Burbank branch of First Coastal Bank in October 2001, which accounts for a substantial portion of the increases in assets and liabilities during 2001. The increase in net income since 2001 is primarily attributable to: (1) growth in net interest income (the difference between interest and fees derived from earning assets and interest paid on liabilities carried to provide for those assets) as a result of the aforementioned growth in assets and liabilities; and (2) growth in non-interest income.

Critical Accounting Policies

        Management has established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of First State's financial statements. First State's significant accounting policies are described in the notes to its audited financial statements included elsewhere herein. Certain accounting policies require management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. Management considers these to be critical accounting policies. The estimates and assumptions management uses are based on historical experience and other factors which management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of First State's assets and liabilities and results of operations for future reporting periods. In management's opinion, First State's critical accounting policies deal with the following areas: the allowance for loan losses and its accounting for intangible assets. See Notes A and G to the "Notes to Financial Statements—Summary of Significant Accounting Policies" beginning on page F-7 and "Intangible Asset" beginning on page F-17.

Results of Operations

Net Interest Income

        Net interest income is the difference between interest earned on loans and other assets and interest paid on liabilities. Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. First State Bank's net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. Net interest margin is also affected by changes in the yield earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on the First State Bank's loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. These factors are in turn affected by general economic conditions and other factors frequently beyond the First State Bank's control, such as governmental economic policies, money supply, governmental tax policies and actions of the Federal Reserve Board.

        Net interest income before provision for loan losses was $4.1 million for the six months ended June 30, 2003 compared to $3.2 million for the six months ended June 30, 2002, an increase of $0.9 million or 30.0%. The increase was attributable to an increase in average interest earning assets of $40.3 million in the first six months of 2003 compared to an increase of $30.1 million in interest bearing liabilities, a net increase of $10.1 million. The rate earned on interest earning assets decreased to 7.11% at June 30, 2003 compared to 7.57% at June 30, 2002. The decrease was attributable to a decreased interest rate environment in 2003 over 2002 due to decreases in interest rates by the Federal Reserve Bank that began in 2001. Average net loans outstanding for the six months ended June 30, 2003 was $126.2 million and yielded 8.17% compared to average loans outstanding of $90.2 million for the six months ended June 30, 2002 that yielded 8.72%. The increase in average loans outstanding was due primarily to internal growth.

        Net interest income before provision for loan losses was $6.5 million for the year ended December 31, 2002 compared to $4.9 million in 2001, an increase of $1.6 million or 32.6%. The increase was attributable to an increase in average interest earning assets of $33.6 million in 2002 compared to an increase of $27.3 million in interest bearing liabilities, a net increase of $6.3 million. The rate earned on interest earning assets decreased to 7.24% in 2002 compared to 8.38% in 2001. The decrease was attributable to a decreased interest rate environment in 2002 over 2001 due to decreases in interest rates by the Federal Reserve Bank that began in 2001. Average net loans outstanding during 2002 was $92.9 million and yielded 8.60% compared to average loans outstanding of $66.9 million in 2001 that yielded 9.74%. The increase in average loans outstanding was due primarily to internal growth.

        The following tables show the First State Bank's average balances of assets, liabilities and stockholders' equity; the amount of interest income or interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Income

	For the Years Ended December 31,
	2002			2001
	Average Balance	Interest Income/ Expense	Average Rate/Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Loans(1)	$92,930	$7,991	8.60%	$66,931	$6,518	9.74%
Federal funds sold	13,362	204	1.52%	10,182	357	3.51%
Investment securities:
U. S. Treasury securities	99	2	2.12%	95	4	4.21%
Federal agency securities	15,737	667	4.23%	11,284	551	4.88%
SBA-guaranteed loan pool certificates	495	12	2.44%	540	27	5.00%

Total interest-earning assets	122,623	8,876	7.24%	89,032	7,457	8.38%

Noninterest earning assets:
Cash and due from banks	6,717			5,282
Bank premises and equipment, net	1,393			1,309
Other real estate owned	—			173
Accrued interest receivable	531			455
Other assets	2,690			1,451

Total noninterest earning assets	11,331			8,670

Total assets	$133,954			$97,702

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Deposits:
Money market	11,974	241	2.02%	6,061	132	2.18%
NOW	8,630	77	0.89%	5,715	56	0.98%
Savings	4,782	89	1.86%	3,468	68	1.96%
Certificates of deposit $100,000 and greater	46,948	1,312	2.80%	35,416	1,584	4.47%
Other certificates of deposit	19,675	580	2.95%	14,687	679	4.62%
Total interest-bearing deposits	92,009	2,299	2.50%	65,347	2,519	3.85%
Other borrowed funds	800	54	6.75%	136	18	13.24%

Total interest-bearing liabilities	92,809	2,353	2.54%	65,483	2,537	3.87%

Noninterest bearing liabilities:
Demand deposits	29,867			22,535
Other liabilities	1,209			881

Total noninterest bearing liabilities	31,076			23,416
Stockholders' equity	10,069			8,803

Total liabilities and stockholders' equity	$133,954			$97,702

Net interest income		$6,523			$4,920
Net interest spread(2)			4.70%			4.51%
Net interest margin(3)			5.04%			5.09%
Ratio of average interest-earning assets to average interest-bearing liabilities		1.32			1.36

(1)
Loans are net of the allowance for loan losses and deferred fees. Nonaccrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were approximately $309,000 and $142,000 for the years ended December 31, 2002 and 2001, respectively.

(2)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)
Represents the net interest income (after provision for loan losses) as a percentage of average interest-earning assets.

Distribution, Yield and Rate Analysis of Net Income

	For the Six Months Ended June 30,
	2003			2002
	Average Balance	Interest Income/ Expense	Average Rate/Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Loans(1)	$126,192	$5,114	8.17%	$90,213	$3,900	8.72%
Federal funds sold	14,510	79	1.10%	6,623	52	1.58%
Investment securities:
U. S. Treasury securities	100	1	2.02%	99	1	2.04%
Federal agency securities	12,806	230	3.62%	16,347	310	3.82%
SBA-guaranteed loan pool certificates	422	5	2.39%	489	7	2.89%

Total interest-earning assets	154,030	5,429	7.11%	113,771	4,270	7.57%

Noninterest earning assets:
Cash and due from banks	5,414			7,276
Bank premises and equipment, net	1,405			1,403
Other real estate owned	—			—
Accrued interest receivable	573			535
Other assets	1,955			1,669

Total noninterest earning assets	9,347			10,883

Total assets	$163,377			$124,654

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Deposits:
Money market	14,470	106	1.48%	10,612	111	2.11%
NOW	9,229	23	0.50%	8,224	41	1.01%
Savings	6,209	39	1.27%	4,305	43	2.01%
Certificates of deposit $100,000 and greater	61,774	762	2.49%	42,894	583	2.74%
Other certificates of deposit	23,480	301	2.59%	18,749	304	3.27%
Total interest-bearing deposits	115,162	1,231	2.16%	84,784	1,082	2.57%
Other borrowed funds	3,706	89	4.84%	800	27	6.81%

Total interest-bearing liabilities	118,868	1,320	2.18%	85,584	1,109	2.61%

Noninterest bearing liabilities:
Demand deposits	31,682			28,471
Other liabilities	1,356			964

Total noninterest bearing liabilities	33,038			29,435
Stockholders' equity	11,471			9,635

Total liabilities and stockholders' equity	$163,377			$124,654

Net interest income		$4,109			$3,161
Net interest spread(2)			4.87%			4.96%
Net interest margin(3)			4.99%			5.34%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.30%			1.33%

(1)
Loans are net of the allowance for loan losses and deferred fees. Nonaccrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were approximately $282,000 and $134,000 for1 the six months ended June 30, 2003 and 2002, respectively.

(2)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)
Represents the net interest income (after provision for loan losses) as a percentage of average interest-earning assets.

        The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in average daily interest rates (rate). The variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

Rate/Volume Analysis of Net Interest Income

	Six Months Ended June 30, 2003 vs. 2002				Year Ended December 31, 2002 vs. 2001				Year Ended December 31, 2001 vs. 2000
	Increases (Decreases) Due to Change In				Increases (Decreases) Due to Change In				Increases (Decreases) Due to Change In
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total
	(Dollars in Thousands)
Earning assets—Interest Income:
Loans(1)	$3,101	$(403)	$(1,484)	$1,214	$2,532	$(763)	$(296)	$1,473	$1,139	$(251)	$(50)	$838
Federal funds sold	125	(32)	(66)	27	111	(202)	(63)	(153)	55	(251)	(24)	(220)
Investment securities	(133)	(20)	72	(82)	215	(85)	(31)	99	54	(62)	(6)	(14)
Interest-earning deposits	—	—	—	—	—	—	—	—	(35)	(35)	35	(35)

Total interest income	3,093	(456)	(1,478)	1,159	2,859	(1,049)	(391)	1,419	1,212	(598)	(45)	569
Deposits and borrowed funds—Interest Expense:
Money market	81	(67)	(19)	(5)	129	(10)	(10)	109	(2)	(10)	—	(12)
NOW	10	(41)	13	(18)	29	(5)	(3)	21	13	(9)	(2)	2
Savings	38	(32)	(10)	(4)	26	(3)	(1)	21	1	12	—	14
Certificates of deposit $100,000 and greater	557	(199)	(179)	179	516	(594)	(193)	(271)	334	(242)	(52)	39
Other certificates of deposit	132	(38)	(97)	(3)	231	(246)	(84)	(99)	116	(203)	(30)	(117)
Other borrowings	(17)	(2)	81	62	88	(9)	(43)	36	—	—	18	18

Total interest expense	803	(380)	(212)	211	1,017	(867)	334)	(183)	461	(452)	66)	(56)

Net Interest Income	$2,290	$(76)	$(1,266)	$948	$1,841	$(182)	$(57)	$1,602	$751	$(147)	$21	$625

(1)
Loans are net of the allowance for loan losses and deferred fees. Loan fees have been included in the calculation of net interest income. Loan fees were approximately $95, $309 and $142 for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively. Nonaccrual loans have been included in the table for computation purposes, but the foregone interest of such loans is excluded.

Provision for Loan Losses

        Credit risk is inherent in the business of making loans. First State Bank sets aside an allowance or reserve for loan losses through charges to net income. The charges are shown on the income statements as provisions for loan losses, and specifically identifiable and quantifiable losses are immediately charged off against the allowance. The amount of the provision is determined by management as that required to be added to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio after net charge-offs have been deducted. The determinations are based on management's regular review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including repayment ability and the estimated value of the underlying collateral.

        The provision for loan losses was $300,000 for the six months ended June 30, 2003 compared to $150,000 for the six months ended June 30, 2002. The increase in 2003 was due to growth in the loan portfolio. The ratio of the allowance for loan losses to gross loans was 1.31% as of June 30, 2003, similar to the ratio of 1.36% as of June 30, 2002.

        The provision for loan losses was $340,000 for 2002 compared to $389,000 for 2001. The decrease in 2002, which was in spite of an increase in the volume of total loans, was due to a specific reserve that had been set aside in 2001 on one nonperforming loan. The ratio of the allowance for loan losses to gross loans was 1.38% as of December 31, 2002, similar to the ratio of 1.36% as of December 31, 2001. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under "—Allowance for Loan Losses" beginning on page 91.

Noninterest Income

        The following table sets forth the various components of First State Bank's noninterest income for the periods indicated:

Noninterest Income

	For the Six Months Ended June 30,				For the Years Ended December 31,
	2003		2002		2002		2001
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Service charges on deposit accounts	$249	37.44%	$206	52.15%	$465	39.37%	$332	48.68%
Gains on sale of assets	238	35.79%	129	32.66%	444	37.60%	156	22.87%
Other income	178	26.77%	60	15.19%	272	23.03%	194	28.45%

Total noninterest income	$665	100.00%	$395	100.00%	$1,181	100.00%	$682	100.00%

As a percentage of average earning assets		0.43%		0.35%		0.96%		0.77%

        As denoted in the previous table, First State Bank has two primary sources of noninterest income. Service charges on deposits represent amounts charged to customers in the form of transactional fees and other charges imposed for providing services normally associated with account services. Gains from the sale of SBA loans are premiums recognized on sales of loans generated by First State Bank and sold in the secondary market.

        Noninterest income was $665,000 for the six months ending June 30, 2003 an increase of $270,000 or 68.4% for the six months ending June 30, 2002. Service charges on deposits increased $43,000 or 20.9%, which is similar to the growth in average total deposits of $33.6 million or 29.7%. Gains from the sale of SBA loans increased $109,000 or 84.5%, as a result of a higher volume of SBA loans funded and sold and higher premiums being offered by the secondary market.

        Noninterest income was $1.2 million for the year ended December 31, 2002, an increase of $499,000 or 73.2% from 2001. Service charges on deposits increased $133,000 or 40.1%, which is similar to the growth in average total deposits of $34.0 million or 38.7% and reflects the new service charge structure that was implemented in 2002. Gain from the sale of SBA loans increased $288,000 or 184.6%, as a result of a higher volume of SBA loans funded and sold and higher premiums being offered by the secondary market during this period.

Noninterest Expense

        The following table sets forth the breakdown of noninterest expense for the periods indicated:

Noninterest Expense

	For the Six Months Ended June 30,				For the Years Ended December 31,
	2003		2002		2002		2001
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Salaries and employee benefits	$1,534	57.07%	$1,158	52.85%	$2,583	55.47%	$1,863	55.46%
Occupancy	176	6.55%	172	7.85%	356	7.64%	182	5.42%
Furniture, fixtures and equipment	85	3.16%	69	3.15%	137	2.94%	136	4.05%
Data processing	196	7.29%	179	8.17%	360	7.73%	259	7.71%
Professional service fees	171	6.36%	152	6.94%	334	7.17%	309	9.20%
Business promotion and advertising	96	3.57%	86	3.93%	162	3.48%	146	4.35%
Stationery and supplies	37	1.38%	45	2.05%	94	2.02%	45	1.34%
Telecommunications	25	0.93%	19	0.87%	40	0.86%	30	0.89%
Other operating expense	368	13.69%	311	14.19%	591	12.69%	389	11.58%

Total noninterest expense	$2,688	100.00%	$2,191	100.00%	$4,657	100.00%	$3,359	100.00%

As a percentage of average earning assets		1.75%		1.93%		3.80%		3.77%
Efficiency ratio		56.30%		62.53%		60.45%		59.96%

        Noninterest expense consists of salary and employee benefits, occupancy and furniture and equipment, data processing, professional service fees, business promotion and advertising, stationery and supplies, telecommunications and other expenses. Noninterest expense for the six months ending June 30, 2003 was $2.7 million, compared to $2.2 million for the six months ending June 30, 2002, an increase of $0.5 million or 22.7.%. As the Bank's average assets grew by 31.0%, salaries and benefits increased by a corresponding 32.5% or $376,000.

        Noninterest expense for 2002 was $4.7 million, compared to $3.4 million for 2001, an increase of $1.3 million or 38.6%. As the Bank's average assets grew by 37.1%, salaries and benefits increased by a corresponding 38.6% or $720,000. The increase in occupancy expense is due to a full year of operations in the Burbank branch which was acquired from First Coastal Bank in late October 2001 and the opening of a loan production office in Rancho Cucamonga in November 2002. The increase in data processing was a result of upgrading systems and increased costs from our service bureau. The remaining increases were due to general growth in assets and their associated cost levels.

Provision for Income Taxes

        Income tax expense was $729,000 for the six months ending June 30, 2003 as compared to $481,000 for the six months ending June 30, 2002. First State Bank booked accrued taxes at an approximate rate of 40.8% for the six months ended June 30, 2003 compared to an approximate rate of 39.6% for the six months ended June 30, 2002. Income tax expense was $1.1 million for 2002 as compared to $756,000 for 2001. First State Bank booked accrued taxes at an approximate 40.5% rate for 2002 compared to an approximate 40.8% rate for the year ended December 31, 2001.

Financial Condition

Loan Portfolio

        Overview.    First State Bank has realized steady growth in its loan portfolio throughout the periods discussed in this proxy statement/prospectus. Total gross loans were $135.0 million as of June 30, 2003 compared to $107.7 million as of June 30, 2002, which represents an increase of $27.3 million or 25.3%. The increases have been primarily in real estate loans of which commercial real estate loans increased $9.7 million or 18.0% and residential construction increased $7.6 million or 68.0% in 2003. Commercial and industrial loans increased $9.8 million or 74.6% during the same period. Total gross loans were $107.7 million as of December 31, 2002 compared to $84.7 million as of December 31, 2001, which represents an increase of $23.0 million or 27.1%. The increases were primarily in commercial and industrial loans, which increased $8.7 million or 40.2% in 2002, and commercial real estate loans, which increased $14.1 million or 30.0% during the same period.

        First State Bank's real estate mortgage loans consist primarily of loans made based on the borrowers' cash flow and which are secured by deeds of trust on commercial and residential property to provide another source of repayment in the event of default. These loans are the largest single component of First State Bank's loan portfolio accounting for approximately $101.2 million or 75.0% of total loans at June 30, 2003 compared to $75.8 million or 70.4% of total loans at December 31, 2002. It is First State Bank's policy to restrict real estate loans to no more than a range of fifty to eighty percent of the value of the property, depending on the type of property and its utilization. First State Bank offers both floating and fixed rate loans. Maturities on such loans are generally limited to five to ten years, although applicable amortization periods may range significantly longer.

        First State Bank's commercial and industrial loans are made for the purpose of providing working capital, financing the purchase of equipment, and financing accounts receivable or for other business purposes. At June 30, 2003, approximately $23.1 million or 17.1% of total loans and $9.4 million or 7.0% of total loans was made up of commercial loans and factored accounts receivable, respectively. This compares to $21.3 million or 19.8% of total loans and $9.1 million or 8.4% of total loans at December 31, 2002, respectively. Such loans include short-term loans with maturities ranging from thirty days to one year and term loans, which are loans with maturities normally ranging from one to several years. Short-term business loans are generally intended to finance current transactions and typically provide for periodic principal payments, with interest payable monthly. Term loans normally provide for floating interest rates, with monthly payments of both principal and interest. The factored accounts receivable loans provide working capital to small businesses secured by invoices with recourse to the business and personal guarantees of the business owners.

        First State Bank's real estate construction loans are primarily interim loans made by First State Bank to finance the construction of commercial and single family residential property. Approximately $18.6 million or 13.8% of First State Bank's loan portfolio at June 30, 2003 compared to $6.0 million or 5.6% of First State Bank's loan portfolio at December 31, 2002. These loans are typically short term.

        Consumer loans are made for the purpose of financing automobiles, various types of consumer goods, and other personal purposes including overdrafts. Consumer loans generally provide for the monthly payment of principal and interest. Most of these loans are secured by the personal property being purchased.

        First State Bank's primary marketplace for loans varies depending on the loan type. For general business and consumer loans, First State Bank draws most of its business from the San Fernando Valley where it has two offices. With respect to factored accounts receivable financing, First State Bank has technology that allows information on receivables to be handled through a secured Internet site, allowing customers in Los Angeles and Orange Counties to benefit from this service. Our SBA programs service customers throughout Los Angeles County. The Construction Department seeks to fund new entry-level tract housing. Most of this lending occurs in the Inland Empire resulting in our Construction Department operating out of the loan production office in Rancho Cucamonga.

        By policy, First State Bank tracks its loan categories to ensure a balance to the portfolio both by type (e.g., real estate construction, commercial real estate, commercial and industrial loans, consumer loans, etc.) as well as by interest rate (variable versus fixed rate). At June 30, 2003 of First State Bank's total loan portfolio (including consumer loans), 29.6% was in fixed rate product compared to 70.9% at December 31, 2002. The significant decline in the percentage of fixed rate product is due to management's reclassification of certain loans from the fixed rate category to the adjustable rate category after completing a detailed review of the repricing features of individual loans. The average gross yield on fixed rate loans at June 30, 2003 was 6.89% compared to 8.97% at December 31, 2002. The average loan portfolio gross yield for the six months ended June 30, 2003 for both fixed and variable rate loans was 8.17% and the net interest margin was 4.99%. This compares to an average yield of 8.60% and a net interest margin of 5.04% for the year ended December 31, 2002.

        The following table sets forth the amount of total loans outstanding in each category and the percentage of total loans in each category as of the dates indicated:

Loan Portfolio Composition

	As of June 30,				As of December 31,
	2003		2002		2002		2001
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Real estate:
Construction	$18,634	13.80%	$11,074	11.60%	$6,048	5.60%	$5,787	6.80%
Commercial	63,934	47.40%	53,570	56.30%	61,097	56.70%	46,982	55.50%
Residential	18,660	13.80%	8,004	8.40%	8,704	8.10%	8,625	10.20%
Commercial and industrial:
Loans(1)	23,112	17.10%	13,235	13.90%	21,303	19.80%	14,897	17.60%
Factored accounts receivable	9,420	7.00%	7,861	8.30%	9,091	8.40%	6,780	8.00%
Consumer and other	1,213	0.90%	1,421	1.50%	1,478	1.40%	1,663	1.90%

Total gross loans	$134,993	100.00%	$95,161	100.00%	$107,721	100.00%	$84,734	100.00%

Less:
Allowance for loan losses	(1,774)	(1.31)%	(1,295)	(1.38)%	(1,483)	(1.40)%	(1,151)	(1.40)%
Deferred loan fees, net of costs	(280)	(0.21)%	(83)	(0.09)%	(137)	(0.10)%	(100)	(0.10)%
Unamortized loan premiums, net	165	0.12%	276	0.29%	201	0.20%	313	0.40%

Total net loans	$132,882	98.60%	$94,063	98.80%	$106,302	98.70%	$83,796	98.90%

(1)
Includes SBA loans.

Loan Maturities and Sensitivity to Changes in Interest Rates

        Loans Secured by Real Estate—General.    As of June 30, 2003, $103.9 million, or approximately 77.1% of First State Bank's loans were secured by deeds of trust on real estate. All of First State Bank's loans that are secured by real estate are monitored and taken into account in the monthly computation of the adequacy of the allowance for loan and lease losses. Historical loan losses are tracked by loan category and used to determine the adequacy of First State Bank's allowance for loan and lease losses.

        First State Bank requires title insurance insuring the status of the lien on all of the real estate secured loans. First State Bank also requires that fire and extended coverage casualty insurance (and, if the property is located in a designated flood zone, flood insurance) is maintained in an amount equal to the outstanding loan balance. This requirement is subject to applicable law that in some instances may limit the required amount of hazard insurance to the replacement cost of insured improvements.

        Commercial Real Estate Loans.    The value of real estate collateral for commercial mortgage loans is supported by formal appraisals performed by First State Bank approved appraisers and conducted in accordance with applicable state and federal regulations. Generally, these types of loans are made for a period of up to five to seven years, amortization may be up to 25 years, loan-to-value ratios are 75.0% or less, and debt service coverage ratios are 1.20:1 or better. As with any loan category, the creditworthiness of the borrower and a proven track record are primary considerations in the review of all loan requests. In general, the borrower should provide a verifiable primary source of repayment and a viable secondary source through either personal or business cash flow, or personal or business assets, and should be current on all outstanding debts.

        Repayment on loans secured by commercial mortgages generally depends on successful management of operations of the collateral properties. The market value of the collateral is subject to the vagaries of the real estate market and general economic conditions. First State Bank addresses these risks through its underwriting criteria, including loan-to-value ratios and debt service coverage ratios described above. The borrowers/guarantors must demonstrate creditworthiness and, in general, have a credit history that is free of past delinquencies or default. The collateral quality and type must meet First State Bank's standards and, where applicable, tenant leases are reviewed and paying capacity evaluated.

        Risks associated with commercial mortgage loans will vary in accordance with local, state and national economic factors and the cyclical nature of real estate markets. First State Bank attempts to mitigate these risks by utilizing underwriting criteria referenced above as well as by monitoring the performance of the portfolio. First State Bank has not experienced losses on its commercial real estate loans during the past two years; however, there can be no assurance that this will continue to be the case.

        Real Estate Construction Loans.    First State Bank finances the construction of residential, commercial and industrial properties First State Bank's construction loans typically have the following characteristics:

  •
  First mortgages on the collateral real estate;

  •
  Maturities of one year or less;

  •
  A floating rate of interest based on the Bank's prime rate;

  •
  Minimum cash equity of 15% of project cost;

  •
  Maximum loan-to-value of 80% on tract construction loans and 75% on commercial/industrial loans;

  •
  Appraisals by Bank-approved appraisers are required;

  •
  Reserve for anticipated interest costs during construction;

  •
  Recourse against the borrower or guarantor;

  •
  Construction costs are verified using a Bank-approved, outside construction cost estimator;

  •
  Construction progress inspections are documented using a Bank-approved, outside inspection company; and

  •
  Loan disbursements are controlled in accordance with progress inspections and lien releases are obtained.

        For commercial and industrial properties, First State Bank typically issues a stand-by commitment for a "take-out" mini-perm loan on the property. First State Bank does not participate in joint ventures or take an equity interest in connection with its construction lending.

        Construction loans involve additional risks compared with loans secured by existing improved real property. These include: (1) the uncertainty of value prior to completion; (2) the inherent uncertainty in estimating construction costs; (3) weather, municipal or other governmental-caused delays during construction; and (4) the inherent uncertainty of the market value of the completed project. As a result of these uncertainties, repayment is dependent, in a large part, on the ultimate success of the project. If First State Bank is forced to foreclose on a project prior to or at completion because of default, First State Bank may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as the related foreclosure and holding costs. In addition, First State Bank may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. Further, future local, state or national economic conditions could have an adverse impact on the potential success of construction projects financed by First State Bank and on collateral securing these loans. The Bank has not experienced losses on its real estate construction loans in the last two years; however, there can be no assurance that this will continue to be the case.

        Commercial Loans.    First State Bank provides short-term (30 days to one year) and long-term (up to five years) commercial loans that may be either unsecured, partially secured or fully secured. Commercial lines of credit have a maturity of one year or less. A complete re-analysis is required prior to renewing a commercial line of credit. All commercial loans and lines of credit are to businesses, professionals or individuals located in Southern California with the vast majority of those being in the San Fernando Valley. Borrower income and/or cash flow is analyzed and substantiated to support the primary source of repayment. First State Bank will collateralize the loans or lines of credit whenever appropriate to secure a secondary source of repayment. Collateral may include cash, liens on accounts receivable and/or equipment, marketable securities and first or junior liens on real estate. As a matter of policy, First State Bank generally requires all principals of a business to guarantee the commercial loan or line of credit. All borrowers must demonstrate, on the basis of historical cash flow and/or the conversion of assets, the ability to service and repay First State Bank debt as well as all other outstanding debt.

        Risks associated with commercial loans and lines of credit may vary in accordance with concentrations in any one or group of industries and market locations. First State Bank has no material grouping or concentration of commercial loans to any one or group of industries. However, all of First State Bank's commercial loans and lines of credit are to borrowers located in Southern California; more specifically, most are in the San Fernando Valley. Accordingly, it is expected that an economic downturn impacting Southern California to a greater degree than the rest of the state or country would have a correspondingly greater impact on First State Bank's commercial loan portfolio. Net commercial and industrial loan charge-offs for the year ended December 31, 2002 were $5,000. There have been no charge offs for the six months ending June 30, 2003

        Factored Accounts Receivable.    As of June 30, 2003, First State Bank's factored accounts receivable totaled $9.4 million or 7.0% of total loans compared to $9.1 million or 8.4%, at December 31, 2002. Purchased invoices secure these asset-based loans with recourse to the borrower. Included in the above commercial loan category are other asset-based loans that are not factored. First State Bank uses sophisticated software and secure Internet sites to transact this type of loan. Frequent use of audit letters, on site audits, and at times full notification of the invoice sale provides risk control. Default and fraud insurance is placed on most transactions for additional protection against losses. Net charge-offs for the year ended December 31, 2002 on factored accounts receivable were $5,000. There have been no charge offs for the six months ending June 30, 2003. There is a single workout credit of $859,000. This account is moving to another factor and the remaining balance is being termed out. All other accounts have performed as agreed or paid off successfully. See "—Nonperforming Assets" beginning on page 88.

        Consumer Loans.    As of June 30, 2003, First State Bank's consumer loans totaled $1.2 million or 0.90% of total loans compared to $1.5 million or 1.4% of total loans at December 31, 2002. Consumer loans may be secured or unsecured, and are extended for a variety of purposes, including the purchase or refinance of automobiles, home improvement, home equity lines of credit and overdraft protection. Consumer loan underwriting standards include an examination of the applicant's credit history and payment record on other debts and an evaluation of the borrower's ability to meet existing obligations and payments on the proposed loan. Although credit worthiness of the applicant is of primary importance, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. For instance, First State Bank limits its home equity lines of credit to a maximum total loan-to-value (including the first mortgage) of 80% calculated on a current appraisal. New car loans are generally advanced up to 80% of the purchase price although advances are permitted up to 90% should the applicant meet higher underwriting standards and for which the Bank receives a premium on the interest rate. By policy, First State Bank does not provide 100% financing on any consumer loans nor does First State Bank engage in sub-prime lending in any way.

        Consumer loans entail moderate risk, particularly loans that are unsecured or secured by rapidly depreciating assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage to the collateral or depreciation. The remaining deficiency may not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. Further, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. First State Bank's consumer loan charge-offs in 2002 totaled $9,000 and $3,000. At June 30, 2003 and December 30, 2002, respectively.

        When a loan in any of the foregoing categories is deemed to be uncollectible by management, it is charged off against the allowance for loan losses. Conversely, when any portion of a previously charged-off loan is subsequently collected, such recoveries are additions to the allowance for loan losses. The difference between the total amount of loans charged-off and the total amount of recoveries collected on previously charged-off loans is referred to as net loan charge-offs (or net loan recoveries if recoveries are larger than charge-offs). The net difference between the charged-off amount and the total amount of recoveries is tracked monthly by loan type (e.g., commercial business loans, consumer loans, etc.) and is calculated as a percentage of the then existing loan portfolio.

        The following table shows the maturity distribution and repricing intervals of First State Bank's outstanding loans as of June 30, 2003. In addition, the table shows the distribution of such loans as between those with variable or floating interest rates and those with fixed or predetermined interest rates.

Loan Maturities and Repricing Schedule

	Within One Year	After One By Within Five Years	After Five Years	Total
Real estate:
Construction	$18,634	$—	$—	$18,634
Commercial	16,122	7,412	40,400	63,934
Residential	12,746	1,012	4,922	18,680
Commercial and industrial:
Loans(1)	21,018	1,697	397	23,112
Factored accounts receivable	9,420	—	—	9,420
Consumer and other	769	387	57	1,213

Total	$78,709	$10,508	$45,776	$134,993

Loans with variable (floating) interest rates	62,318	2,895	29,843	95,056
Loans with predetermined (fixed) interest rates	16,391	7,613	15,933	39,937

(1)
Includes SBA loans.

Off-Balance Sheet Arrangements

        During the ordinary course of business, First State Bank will provide various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent an obligation of First State Bank to its customers, which is not represented in any form within the balance sheets of First State Bank. These commitments represent a credit risk to First State Bank.

        The effects on First State Bank's revenues, expenses, cash flows and liquidity from the unused portions of the commitments to provide credit cannot be reasonably predicted, because there is no guarantee that the lines of credit will ever be used. For more information regarding First State Bank's off-balance sheet arrangements, see Note K in the financial statements.

Nonperforming Assets

        Nonperforming assets are comprised of loans on nonaccrual status, loans 90 days or more past due and still accruing interest, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal, and other real estate owned, or OREO. Loans are generally placed on nonaccrual status when they become 90 days past due unless management believes the loan is adequately collateralized and in the process of collection. Loans may be restructured by management when a borrower has experienced some change in financial status, causing an inability to meet the original repayment terms, and where First State Bank believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of properties acquired by foreclosure or similar means that management intends to offer for sale. First State Bank has had no OREO since January 1, 2001.

        Management's classification of a loan as nonaccrual is an indication that there is reasonable doubt as to the full collectibility of principal or interest on the loan. At this point, First State Bank stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but unpaid. These loans may or may not be collateralized, but collection efforts are continuously pursued.

        Interest on performing loans is accrued and taken into income daily. Interest received on nonaccrual loans is credited to income only upon receipt and in certain circumstances may be applied to principal until the loan has been repaid in full, at which time the interest received is credited to income. At June 30, 2003, First State Bank had $911,000 of nonperforming loans. All of these were nonaccrual loans. One loan in the amount of $859,000 represents 94% of the total nonperforming loans. Although the subject loan is a term loan secured by inventory, the relationship was derived from a factored accounts receivable account. At December 31, 2002, First State Bank had $1.2 million of nonperforming loans, which included $553,000 of nonaccrual loans and $602,000 in loans past due 90 days and still accruing. The nonaccrual amount is one loan, described at June 30, 2003, which also comprised $556,000 of First State Bank's loans 90 days or more past due as of December 31, 2002. First State Bank has no restructured loans.

        When appropriate or necessary to protect First State Bank's interests, First State Bank may take possession of collateral on a loan through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as OREO. The OREO is carried on the books of First State Bank as an asset, at the lesser of the recorded investment or the fair value less estimated selling costs (net realizable value). First State Bank periodically revalues the OREO properties and charges other expenses for any required write-downs. The OREO represents another category of nonperforming assets. As of June 30, 2003, First State Bank had no OREO on its books.

        Total nonperforming assets amounted to 0.67% of First State Bank's total loans at June 30, 2003, compared to 0.53% at June 30, 2002. The modest increase in this percentage was due to problems with one specific credit referenced above, which is classified as nonaccrual substandard. Total nonperforming assets amounted to 1.07% of First State Bank's total loans at December 31, 2002, compared to 0.74% at December 31, 2001. Total delinquencies of First State Bank's portfolio remain insignificant when comparing year to year results. The typical percentage of loans delinquent 30 days or more has remained under 1% for the last two years.

        The following table provides information with respect to the components of First State Bank's nonperforming assets as of the dates indicated:

Nonperforming Assets

	As of June 30,		As of December 31,
	2003	2002	2002	2001
	(Dollars in Thousands)
Nonaccrual loans:(1)
Real estate:
Construction	$0	$0	$0	$0
Commercial	0	0	0	0
Residential	0	0	0	0
Commercial and industrial:
Loans(2)	911	505	553	600
Factored accounts receivable	0	0	0	6
Consumer and other	0	0	0	0

Total	911	505	553	606
Loans 90 days or more past due (as to principal or interest) and still accruing:
Real estate:
Construction	0	0	0	0
Commercial	0	0	0	0
Commercial and industrial:
Loans(2)	0	55	47	18
Factored accounts receivable	838	0	555	0
Consumer and other	0	14	0	0

Total	838	69	602	18
Restructured loans(3)	0	0	0	0
Total nonperforming loans	1,749	574	1,155	624
Other real estate owned	0	0	0	0

Total nonperforming assets	$1,749	$574	$1,155	$624

Nonperforming loans as a percentage of total loans(4)	1.29%	0.61%	1.07%	0.74%
Nonperforming assets as a percentage of total loans and OREO	1.29%	0.61%	1.07%	0.74%
Allowance for loan losses to nonperforming loans	101.43%	225.61%	128.40%	184.46%

(1)
During the six months ended June 30, 2003, no interest income related to these loans was included in net income. Additional interest income of approximately $42,000 would have been recorded for the six months ended June 30, 2003 if these loans had been paid in accordance with their original terms and had been outstanding throughout the applicable period then ended or, if not outstanding throughout the applicable period then ended, since origination. During the year ended December 31, 2002, no interest income related to these loans was included in net income. Additional interest income of approximately $34,000 would have been recorded for the year ended December 31, 2002 if these loans had been paid in accordance with their original terms and had been outstanding throughout the applicable period then ended or, if not outstanding throughout the applicable period then ended, since origination.

(2)
Includes SBA loans.

(3)
A "restructured loan" is one on which the terms were renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

(4)
Total loans are gross of the allowance for loan losses and net of deferred fees.

Allowance for Loan Losses

        Credit risk is inherent in making loans. First State Bank establishes an allowance for loan losses through charges to earnings based on management's evaluation of known and inherent risk in the loan portfolio. The allowance for loan losses is increased by the provision for loan losses and decreased by charge-offs, less recoveries. The adequacy of the allowance for loan losses is measured in the context of several key ratios and factors including: (1) the ratio of the allowance to total outstanding loans; (2) the ratio of total nonperforming loans to total loans; and, (3) the ratio of net charge-offs (recoveries) to average loans outstanding. Additional factors considered in establishing an appropriate allowance include a careful assessment of the financial condition of the borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; comprehensive analysis of the levels and trends of loan categories; the level of net loan losses experienced in the past, and a review of delinquent and classified loans.

        Management's evaluation is based on a system whereby each loan is "graded" at the time of origination, extension or renewal. Each grade is assessed a risk factor, which is calculated to assess the adequacy of the allowance for loan losses. Further, management considers other factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, trends in the level of delinquent and classified loans, specific problem loans and commitments, and current and anticipated economic conditions. Management and the board review the allowance for loan losses monthly. While the board believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected, if circumstances differ substantially from the assumptions used in making the final determination.

        Management and the board regularly review the results of the DFI and FDIC examinations, independent credit reviews, independent financial audits, and First State Bank's internal review as additional indicators to determine if the amount in the allowance for loan losses is adequate to protect against estimated future losses.

        Prudent collection efforts and tighter lending controls are responsible for First State Bank's strong performance in maintaining credit quality. However, no assurance can be given that First State Bank's loan portfolio will continue to measure well against its peers on these ratios and quality measures, or that losses will not otherwise occur in the future.

        First State Bank formally assesses the allowance in a multi-step process on a monthly basis. The determination of the allowance begins with management reviewing each individual classified or criticized loan in detail, evaluating, among other things, the adequacy of collateral, payment record, current loan status and borrower financial capacity. A loan loss reserve is assigned to each classified and criticized loan (Loans categorized as "Substandard," "Doubtful" and "Loss" as well as "Special Mention") from this monthly review based upon the specifics of the loan's circumstances, including updated collateral value, borrower's or guarantor's financial capacity, payment record and recent conversations with the borrower. Loans that are not classified or criticized are pooled by type (e.g., commercial loans, consumer loans) and are assigned an appropriate reserve factor based upon First State Bank's historical charge off experience or a minimum "floor," whichever is greater, and then factors are adjusted for current conditions. These reserve factors have floors that range from 0.25% to 2% depending on the particular loan category.

        The allowance can be further impacted (increased or decreased) by management's assessment of risk. Management's risk assessment consists of a variety of factors. These factors are required to be considered when determining the allowance. The factors considered by management include items such as: changes in lending policies and procedures; changes in national/local economic conditions; changes in the nature and volume of the portfolio; changes in experience, ability and depth of lending staff, changes in past dues, classified and nonaccruals; changes in quality of loan review systems; existence and effect of loan concentrations as well as the effect of external factors (competition, legal, regulatory policies, etc.). Although all of these factors are consistently considered and applied, the combined management risk assessment has a relatively nominal effect on the provision and allowance. These factors are considered and evaluated, but do not readily determine the provision or allowance.

        After management's assessment of risk is considered, the resulting loan loss factor of each loan category is then applied to the existing loan portfolio by category and added to the loan loss reserve total from the review of the criticized and classified loans to conclude a total allowance. This concluded allowance is then compared to a regulatory reasonableness test to ensure that First State Bank's concluded allowance compares favorably.

        The allowance for loan losses was $1.8 million and $1.3 million at June 30, 2003 and 2002, respectively. This represents 1.31% and 1.36%, respectively, of gross loans for both of these periods. The amount maintained reflects management's evaluation of the present economic outlook concerning the liquidity and realizable value of the real property held as collateral. It also reflects an ongoing evaluation of the risks inherent in First State Bank's loan portfolio, the short-term and long-term economic forecasts and the continued monitoring of specific loans where there are potential losses. Nonperforming assets include loans for which interest is no longer accruing, loans 90 or more days past due, impaired loans and other real estate owned. Non-performing assets represented 0.67% and 0.53% of total loans at June 30, 2003 and 2002, respectively, as a result of First State Bank's continued adherence to strict loan standards and policies.

        The allowance for loan losses was $1.5 million and $1.2 million at December 31, 2002 and 2001, respectively. This represents 1.4% of gross loans for both of these periods. The amount maintained reflects management's evaluation of the present economic outlook concerning the liquidity and realizable value of the real property held as collateral. It also reflects an ongoing evaluation of the risks inherent in the Bank's loan portfolio, the short-term and long-term economic forecasts and the continued monitoring of specific loans where there are potential losses. Nonperforming assets include loans for which interest is no longer accruing, loans 90 or more days past due, impaired loans and other real estate owned. Nonperforming assets represented 1.07% and 0.74% of total loans at December 31, 2002 and 2001, respectively.

        The table below summarizes the activity in First State Bank's allowance for loan losses during the periods indicated:

Allowance for Loan Losses

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2003	2002	2002	2001
	(Dollars in Thousands)
Balances:
Average total loans outstanding during period	$126,192	$90,213	$94,131	$67,837
Total loans outstanding at end of period	$134,993	$95,448	$107,721	$84,734

Allowance for Loan Losses:
Balance at beginning of period	1,483	1,151	1,151	868
Charge-offs:
Real estate:
Construction	0	0	0	0
Commercial	0	0	0	0
Residential	0	0	0	0
Commercial and industrial:
Loans(1)	0	6	0	83
Factored accounts	0	0	5	14
Consumer and other	9	0	3	9

Total charge-offs	9	6	8	106
Total recoveries:	0	0	0	0

Net loan charge-offs (recoveries)	9	6	8	106

Provision for loan losses	300	150	340	389

Balance at end of period	$1,774	$1,295	$1,483	$1,151

Ratios:
Net loan charge-offs to average total loans	0.01%	0.01%	0.01%	0.16%
Provision for loan losses to average total loans	0.24%	0.17%	0.36%	0.57%
Allowance for loan losses to gross loans at end of period	1.32%	1.35%	1.38%	1.36%
Allowance for loan losses to total nonperforming loans	101.43%	225.61%	128.40%	184.46%
Net loan charge-offs to allowance for loan losses at end of period	0.51%	0.46%	0.54%	9.21%
Net loan charge-offs to provision for loan losses	3.00%	4.00%	2.35%	27.25%

(1)
Includes SBA loans

        The following table provides a breakdown of the allowance for loan losses as of the dates indicated:

Allocation of Allowance for Loan Losses

	As of June 30, 2003				As of December 31, 2002
	2003		2002		2002		2001
	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans
Balance at End of Period Applicable to:
Real estate:
Construction	$247	13.90%	$149	11.50%	$98	6.60%	$57	5.00%
Commercial	843	47.50%	652	50.35%	603	40.70%	481	41.80%
Residential	109	6.10%	10	0.80%	88	5.90%	90	7.80%
Commercial and industrial:
Loans(1)	209	11.80%	160	12.35%	338	22.20%	270	23.50%
Factored accts rec.	355	20.00%	316	24.40%	348	24.10%	240	20.80%
Consumer and other	11	0.60%	8	0.60%	8	0.50%	13	1.10%

Total	$1,774	100.00%	$1,295	100.00%	$1,483	100.00%	$1,151	100.00%

(1)
Includes SBA loans

Investment Portfolio

        First State Bank's investment portfolio provides income and also serves as a source of liquidity. Total yield, maturity and risk are among the factors considered in building the investment portfolio. Under FDIC guidelines for risk-based capital, certain loans and investments may affect the level of capital required to support risk-weighted assets. For example, U. S. Treasury Securities have a 0% risk weighting, whereas U. S. Agency Pools have a 20% risk weighting, while 1-4 family real estate loans carry 50% risk weighting. In addition, pursuant to FASB 115, securities must be classified as "held to maturity," "available for sale," or "trading securities."

        Those securities held in the "available for sale" category must be carried on First State Bank's books at "fair market value." At June 30, 2003, First State Bank's "held to maturity" investment portfolio consisted of $100,000 in U. S. Treasury obligations, $10.0 million in U. S. government agency securities and $409,000 in SBA guaranteed loan pool certificates. This portfolio composition compares to $100,000 in U. S. Treasury obligations, $16.0 million in U. S. government agency securities and $486,000 in SBA guaranteed loan pool certificates at June 30, 2002. At June 30, 2003 and 2002, First State Bank did not carry any "available for sale" investments. In order to maintain its liquidity and ability to meet the demand for loans, First State Bank did not reinvest all of the pay downs and maturities from "held to maturity" investments held in 2002.

        At December 31, 2002, First State Bank's "held to maturity" investment portfolio consisted of $100,000 in U. S. Treasury obligations, $15.0 million in U. S. government agency securities and $435,000 in SBA guaranteed loan pool certificates. This compared to $100,000 in U. S. Treasury obligations, $17.4 million in U. S. government agency securities and $540,000 in SBA guaranteed loan pool certificates at December 31, 2001. At December 31, 2002 and 2001, First State Bank did not carry any "available for sale" investments. In order to maintain its liquidity and ability to meet the demand for loans, First State Bank did not reinvest all of the pay downs and maturities from "held to maturity" investments held in 2001. First State Bank has no trading securities.

        The following table summarizes the book value and market value and distribution of First State Bank's investment securities as of the dates indicated:

Investment Portfolio

	As of June 30,				As of December 31,
	2003		2002		2002		2001
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Held to Maturity:
U. S. Treasury securities	$100	$100	$100	$100	$100	$100	$100	$100
U. S. government agency securities	10,000	10,066	15,998	16,127	15,000	15,137	17,360	17,447
SBA-guaranteed loan pool certificates	409	409	486	486	435	435	540	540

Total	$10,509	$10,575	$16,584	$16,713	$15,535	$15,672	$18,000	$18,087

        The following table summarizes the maturity of First State Bank's investment securities and their weighted average yield at June 30, 2003:

Investment Maturities and Repricing Schedule

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Held to Maturity:
U. S. Treasury securities	$100	1.17%	$—	—	$—	—	$—	—	$100	1.17%
U. S. government agency securities	10,000	3.60%	—	—	—	—	—	—	10,000	3.60%
SBA-guaranteed loan pool certificates	—	—	—	—	409	3.60%	—	—	409	3.60%

Total	$10,100	3.58%	—	—	$409	3.60%	—	—	$10,509	3.59%

Deposits

        Deposits are First State Bank's primary source of funds. At June 30, 2003, First State Bank had a deposit mix of 20.5% in noninterest-bearing demand deposits, 19.8% in NOW, money market and savings deposits, and 59.8% in time deposits. At December 31, 2002, First State Bank had a deposit mix of 23.8% in noninterest-bearing demand deposits, 22.1% in NOW, money market and savings deposits, and 54.1% in time deposits. First State Bank's deposits are obtained from a cross-section of the communities it serves. No material portion of the deposits has been obtained or is dependent upon any one person or industry. First State Bank's business is not seasonal in nature. First State Bank accepts deposits in excess of $100,000 from customers. Those deposits are priced to remain competitive. As of each of the reporting periods covered First State Bank had no brokered funds on deposit.

        First State Bank is not dependent upon funds from sources outside of the United States nor has it made loans to any foreign entities. First State Bank has not made any loans to finance leveraged buyouts or highly leveraged transactions.

        As of June 30, 2003, First State Bank had total deposits of $154.9 million, an increase of 25.1% or $31.0 million from June 30, 2002.

        As of December 31, 2002, First State Bank had total deposits of $134.0 million, an increase of 25.8% or $27.5 million from December 31, 2001.

        The following tables summarize the distribution of average daily deposits and the average daily rates paid for the periods indicated:

Average Deposits and Other Borrowings

	For the Six Months Ended June 30,				For the Years Ended December 31,
	2003		2002		2002		2001
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in Thousands)
Demand, noninterest-bearing	$31,682	—	$28,471	—	$29,867	—	$22,535	—
Money market	14,470	1.48%	10,612	2.11%	11,974	2.02%	6,061	2.18%
NOW	9,229	0.50%	8,224	1.01%	8,630	0.89%	5,715	0.98%
Savings	6,209	1.27%	4,305	2.01%	4,782	1.86%	3,468	1.96%
Time certificates of deposit in denominations of $100,000 and greater	61,774	2.49%	42,894	2.74%	46,948	2.80%	35,416	4.47%
Other time certificates of deposit	23,480	2.59%	18,749	3.27%	19,675	2.95%	14,687	4.62%

Total deposits	115,162	2.16%	84,784	2.57%	121,876	1.89%	87,882	2.87%
Other borrowings	3,706	4.84%	800	6.81%	800	6.75%	136	13.24%

Total deposits and borrowed funds	$150,550	1.77%	$114,055	1.96%	$122,676	1.92%	$88,018	2.88%

        The scheduled maturities of First State Bank's time deposits in denominations of $100,000 and greater at June 30, 2003 and December 31, 2002 are as follows:

Maturities of Time Deposits of $100,000 or More

	Time Certificates of Deposit
	June 30, 2003	December 31, 2002
	(Dollars in Thousands)
Three months or less	$44,340	$32,107
Over three months through twelve months	22,020	17,938
Over twelve months	251	770

Total	$66,611	$50,815

Other Borrowings

        In March 2003, First State participated in the KBW Pooled Trust Preferred Securities offering in the amount of $6.0 million. The borrowing qualifies as Tier 1 equity up to 25% of core capital. The excess is treated as Tier 2 equity. The interest on this borrowing is LIBOR plus 3.15% and interest is paid quarterly.

        In October 2001, First State Bank purchased the Burbank branch of First Coastal Bank. In order to facilitate the purchase, First Coastal Bank accepted a Subordinated Debenture in the amount of $800,000. This was the only borrowing of First State Bank until March 2003 and qualified as Tier 2

Capital. The interest on this borrowing was paid monthly at Prime plus 2%. The debt was repaid in May 2003 with funds from the Trust Preferred offering.

Liquidity and Interest Rate Risk Management

        The purpose for asset/liability management is to provide stable net interest income by protecting First State Bank's earnings from undue interest rate risk. First State Bank expects to generate earnings from increasing loan volume, appropriate loan pricing and expense control and not from trying to accurately forecast interest rates. Another important function of asset/liability management is managing the risk/return relationships between interest rate risk, liquidity, market risk and capital adequacy. First State Bank gives priority to liquidity concerns followed by capital adequacy, then interest rate risk and market risk in the investment portfolio. Effective planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of First State Bank's net yield. To the extent maturities of assets and liabilities do not match in a changing interest rate environment, net yields may be affected. Even with accurately matched repricing of assets and liabilities, risk remains in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates, and basis risk. In its overall attempt to match assets and liabilities, management takes into account rates and maturities to be offered in connection with its certificate of deposit program and offers variable rate loans. First State Bank has generally been able to control its exposure to changing interest rates by managing the mix of floating rate to fixed rate instruments within its portfolio.

        The sensitivity to interest rate fluctuations is measured in several time frames. Various strategies such as liability cost administration and redeployment of asset maturities are utilized to preserve interest income from the effect of changes in interest rates. The gap positions are monitored as a function of the asset/liability management process. The monitoring process includes the use of periodic simulated business forecasts, which incorporate various interest rate environments. Financial modeling is utilized to assist management in maintaining consistent earnings in an environment of changing interest rates.

        It is the policy of First State Bank to control the rate sensitivities of assets and liabilities so that First State Bank's interest rate risk position (interest sensitive assets less interest sensitive liabilities) as a percent of total earning assets never exceeds 25% positive or 25% negative within a one-year time horizon. Rate sensitive assets less rate sensitive liabilities equal the gap for that time period. At June 30, 2003, First State Bank's cumulative gap was a negative 18.8%, which is within First State Bank's target range. At December 31, 2002, First State Bank's cumulative gap was a negative 25.0%, which is within First State Bank's target range.

        The following table sets forth the interest rate sensitivity of First State Bank's interest-earning assets and interest-bearing liabilities as of June 30, 2003 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

Interest Rate Sensitivity Analysis

	As of June 30, 2003 Amounts Subject to Repricing Within
	0-3 Months	3-12 Months	1-5 Years	After 5 Years	Non Sensitive	Total
	(Dollars in Thousands)
Assets
Cash and due from banks	$—	$—	$—	$—	$—	$—
Total loans	69,267	9,443	10,508	45,775	—	134,993
Investment securities	100	—	10,409	—	—	10,509
Federal funds sold	18,190	—	—	—	—	18,190
Other assets	—	—	—	—	10,380	10,380

Total assets	87,557	9,443	20,917	45,775	10,380	174,072
Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	—	—	—	—	31,718	31,718
Money market	14,900	—	—	—	—	14,900
NOW	9,643	—	—	—	—	9,643
Savings	6,042	—	—	—	—	6,042
Time deposits of $100,000 and greater	44,340	22,019	252	—	—	66,611
Other time deposits	10,995	13,892	1,041	—	—	25,928
Other borrowed funds	6,000	—	—	—	—	6,000
Other liabilities	—	—	—	—	1,187	1,187

Stockholders' equity	—	—	—	—	12,043	12,043

Total liabilities and stockholders' equity	91,320	35,911	1,293	—	44,948	174,072
Period gap	(4,363)	(26,468)	19,624	45,775	(34,568)	—
Cumulative interest rate sensitive assets	87,557	97,000	117,917	163,692
Cumulative interest rate sensitive liabilities	91,920	127,831	129,124	129,124
Cumulative gap	(4,363)	(30,831)	(11,207)	34,568
Cumulative gap as a percent of total assets	(2.5)%	(17.7)%	(6.4)%	19.9%
Cumulative gap as a percent of interest earning assets	(2.7)%	(18.8)%	(6.8)%	21.1%

Liquidity and Capital Resources

        In 1990, the banking industry began to phase in new regulatory capital adequacy requirements based on risk-adjusted assets. These requirements take into consideration the risk inherent in investments, loans, and other assets for both on-balance sheet and off-balance sheet items. Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, total capital and leverage ratios.

        The risk-based guidelines are used to evaluate capital adequacy and are based on First State Bank's asset risk profile and off-balance sheet exposures, such as unused loan commitments and standby letters of credit. The guidelines require that a portion of total capital be core, or Tier 1, capital consisting of common stockholders' equity and noncumulative perpetual preferred stock, less goodwill and certain other deductions, with the remaining, or Tier 2, capital consisting of other elements, primarily certain other forms of preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan losses, subject to certain limitations. The leverage ratio is Tier 1 capital divided by adjusted average assets.

        At June 30, 2003 and December 31, 2002, First State Bank's capital exceeded all minimum regulatory requirements and the Bank was considered to be "well capitalized" as defined in the regulations issued by the FDIC.

        Liquidity is First State Bank's ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. First State Bank's principal sources of liquidity have been growth in deposits, proceeds from the maturity of securities and prepayments from loans. To supplement its primary sources of liquidity, First State Bank maintains contingent funding sources, which include a borrowing capacity of up to 25% of total assets upon providing collateral to the Federal Home Loan Bank of San Francisco, access to the discount window of the Federal Reserve Bank of San Francisco, a deposit facility with the California State Treasurer's office up to 50% of total equity with collateral pledging, and unsecured Fed Funds lines with correspondent banks.

        As of June 30, 2003, First State Bank's liquidity ratio of available liquid funds to net deposits and short-term liabilities, was 16.25%. Total available liquidity as of that date was $29.3 million consisting of excessive cash holdings or balances in due from banks, overnight Fed Funds Sold and uncollateralized securities. It is First State Bank's policy to maintain a minimum liquidity ratio of 15%. First State Bank's net non-core funding dependence ratio was 33% under applicable regulatory guidelines, which assumes all certificates of deposit over $100,000, or Jumbo CD's, as volatile sources of funds. First State Bank has identified over $60.0 million of Jumbo CD's as stable and core sources of funds based on past historical analysis. The non-core funding dependence ratio was zero with the assumption of $60.0 million as stable and core fund sources. The net non-core funding dependence ratio is the ratio of net short-term investment less non-core liabilities divided by the long-term assets. The Bank does not utilize or accept brokered deposits.

Impact of Inflation

        The primary impact of inflation on First State is its effect on interest rates. Our primary source of income is net interest income, which is affected by changes in interest rates. We attempt to limit the impact of inflation on its net interest margin through management of rate-sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment as well as non-interest expenses has not been significant for the periods covered in this proxy statement/prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material anticipated United States federal income tax consequences, to First Bank shareholders who hold First State common stock as a capital asset, of the merger of Acquisition Corp. into First State, which will be referred to below as the merger. This summary is based on the Code, regulations under the Code, administrative rulings and court decisions in effect as of the date of this proxy statement and prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary does not consider the particular facts and circumstances of the tax situation of each shareholder of First State. In addition, this summary does not discuss all of the consequences that may be relevant to First State shareholders subject to special treatment under United States federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, shareholders who acquired their First State common stock pursuant to the exercise of employee stock options or otherwise as compensation and shareholders who hold First State common stock as part of a hedge, straddle or conversion transaction. This summary is not a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement. No information is provided in this summary with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

        Accordingly, each First State shareholder is urged to consult his or her own tax advisor as to the federal income tax consequences of the merger, and also as to any state, local, foreign or other tax consequences, based on his or her own particular facts and circumstances.

        Boston Private and First State expect that the merger will be treated as a reorganization (or part of a reorganization) within the meaning of section 368(a) of the Code, and that gain (but not loss) will be recognized by First State shareholders who exchange their shares of First State common stock for shares of Boston Private common stock and cash, equal to the lesser of the cash received (other than cash in lieu of fractional shares) and the gain realized in the exchange. In addition, gain or loss may be recognized by First State shareholders who receive cash in lieu of fractional shares. The IRS has not been and will not be asked to rule upon the tax consequences of the merger. Instead, First State will rely upon the opinion of its legal counsel or accountants as to certain federal income tax consequences of the merger. It is a condition to the completion of the merger that First State receive this tax opinion. The tax opinion will be based on various representations and covenants made by First State, Boston Private and Acquisition Corp., and will be subject to various assumptions and qualifications. The tax opinion will be based upon the Code, regulations under the Code, administrative rulings and court decisions in effect as of the date of the tax opinion, all of which are subject to change at any time, possibly with retroactive effect. Unlike a ruling from the IRS, an opinion of counsel or an opinion of accountants is not binding on the IRS and there can be no assurance, and none is given, that the IRS will not take a position contrary to the tax opinion or to one or more positions reflected in this summary, or that the tax opinion will be upheld by the courts if challenged by the IRS.

        Based upon the merger agreement, facts described in this proxy statement and prospectus, and various representations and covenants made by First State, Boston Private and Acquisition Corp., and subject to various assumptions and qualifications, First State's counsel or accountants will opine, as of the effective time of the merger, that the merger will constitute a reorganization (or part of a reorganization) within the meaning of section 368(a) of the Code and, will result in the following federal income tax consequences:

  •
  No income, gain or loss will be recognized by First State as a result of the consummation of the merger;

  •
  Gain (but not loss) will be recognized by the holders of First State common stock upon the exchange of First State common stock for cash and Boston Private common stock pursuant to the merger, equal to the lesser of the cash received (other than cash in lieu of fractional shares) and the gain recognized in the exchange, and such gain will (subject to the provisions and limitations of section 356(a)(2) of the Code) be capital gain, assuming that such shares of First State common stock surrendered were held as capital assets by the First State shareholders on the date of the consummation of the merger;

  •
  The tax basis of the Boston Private common stock received by a First State shareholder pursuant to the merger, including any fractional shares deemed received and redeemed (as described below), will be equal to the tax basis of the First State common stock surrendered in exchange for shares of Boston Private common stock, decreased by the amount of cash received (other than cash in lieu of fractional shares) and increased by the amount of gain recognized (other than gain recognized upon the deemed exchange of fractional shares as described below);

  •
  The holding period of the Boston Private common stock received by a shareholder of First State pursuant to the merger will include the period during which the First State common stock surrendered in exchange for shares of Boston Private common stock was held by such First State shareholder;

  •
  Cash received by a First State shareholder in lieu of a fractional share of Boston Private common stock will be deemed received in redemption of such fractional share, and a First State shareholder will recognize gain or loss (subject to the provisions and limitations of sections 302 and 267 of the Code) in such redemption, equal to the difference between the amount of cash received and the tax basis of such fractional share, determined as described above; and

  •
  Cash received by a dissenting shareholder of First State will be treated as having been received by such shareholder in redemption of his or her First State common stock. If after redemption the dissenting shareholder owns no Boston Private common stock either directly or through the application of section 318(a) of the Code, then the dissenting shareholder will recognize capital gain or (subject to the provisions and limitations of section 267 of the Code) loss in such redemption equal to the difference between the amount of such cash and the adjusted basis of the First State common stock surrendered.

COMPARISON OF SHAREHOLDERS' RIGHTS

        Boston Private and First State are incorporated in Massachusetts and California, respectively. The rights of First State shareholders are currently governed by the California General Corporation Law, or the CGCL, the California Financial Code, or CFC, and First State's articles of incorporation and by-laws. Upon completion of the merger, unless you perfect your dissenters' rights, you will become a stockholder of Boston Private, and your rights will be governed by Massachusetts Business Corporation Law, or MBCL, and Boston Private's articles of organization and by-laws. The following is a summary of the material differences between your rights as a shareholder of First State and the rights of stockholders of Boston Private, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the CGCL, CFC, MBCL, First State's articles of incorporation and by-laws, and Boston Private's articles of organization and by-laws.

Capitalization

        Boston Private.    The total authorized capital stock of Boston Private consists of 70.0 million shares of common stock, par value $1.00 per share, and 2.0 million shares of undesignated preferred stock, par value $1.00 per share. As of August 31, 2003, there were 22,777,666 shares of Boston Private common stock outstanding. All shares of Boston Private common stock are generally non-assessable.

        First State.    The total authorized capital stock of First State consists of 10.0 million shares of common stock, no par value. As of August 31, 2003, there were 1,311,672 shares of First State common stock outstanding. First State common stock is generally non-assessable.

        Accordingly, both Boston Private and First State may issue preferred stock without any further action by shareholders.

Voting Rights

        Boston Private.    Each holder of Boston Private common stock is entitled to one vote for each share held of record. Boston Private's articles do not permit its shareholders to cumulate their votes for the election of directors.

        First State.    Each holder of our common stock is entitled to one vote for each share held of record. California law permits its shareholders to cumulate their votes for the election of directors who have been nominated prior to voting, provided that, prior to voting, any shareholder gives notice at the meeting of its intention to cumulate votes.

        Accordingly, Boston Private's stockholders may not cumulate their votes for the election of directors, while our shareholders are permitted to cumulate their votes in certain circumstances.

Board Authority to Issue Stock

        Boston Private.    Boston Private's board of directors is authorized to issue, without stockholder approval, shares of common stock and undesignated shares of preferred stock from time to time in one or more series. Subject to limitations of the MBCL and Boston Private's articles and by-laws, the board may determine the number of shares of common stock to issue and the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions concerning dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board.

        First State.    Our board of directors is authorized to issue, without shareholder approval, shares of common stock. Subject to limitations of the CGCL and our articles and by-laws, the board may determine the number of shares to issue. We are authorized to issue only one class of shares.

        Boston Private's board has the authority to issue shares of common stock and to designate new series of preferred stock without stockholder approval, while our board may issue shares of common stock without shareholder approval.

Dividends and Stock Repurchases

        Boston Private.    Under the MBCL, a corporation may pay dividends or repurchase its own stock so long as the action:

  •
  is not taken when the corporation is insolvent;

  •
  does not render the corporation insolvent; and

  •
  does not violate the corporation's articles.

        First State.    As a bank holding company which currently has no significant assets other than our equity interest in First State Bank, our ability to pay dividends primarily depends upon the dividends we receive from First State Bank. Under California law, First State Bank may declare a cash dividend out of First State Bank's net profits up to the lesser of its retained earnings or net income for the last three fiscal years (less any distributions made to shareholders during such period), or, with the prior written approval of the Commissioner of Financial Institutions, in an amount not exceeding the greatest of First State Bank's (1) retained earnings, (2) net income for its last fiscal year, or (3) net income for its current fiscal year. In addition, under federal law, First State Bank is prohibited from paying any dividends if after making such payment First State Bank would fail to meet any of its minimum capital requirements. The federal regulators also have the authority to prohibit First State Bank from engaging in any business practices which are considered to be unsafe or unsound, and in some circumstances the regulators might prohibit the payment of dividends on that basis even though such payments would otherwise be permissible.

        Our ability to pay dividends is also limited by state corporation law. The CGCL prohibits us from paying dividends on the common stock unless: (1) our retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (2) immediately after giving effect to the dividend the sum of our assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and our current assets would be at least equal to our current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of the current liabilities.

        Boston Private and First State are both subject to certain limitations on declaring dividends based upon their assets and liabilities, however, we are also subject to additional regulatory restrictions.

Meetings of Shareholders; Notice

        Boston Private.    A special meeting of stockholders may be called only by the president, by the board or by the clerk upon the written application of one or more stockholders who hold at least two-thirds (or such lesser percentage as is required by law) in interest of the capital stock entitled to vote at the meeting. Under Boston Private's by-laws, it must give each stockholder of record written notice stating the date, place, hour and purpose of an annual or special meeting at least seven days before the meeting.

        First State.    A special meeting of the shareholders may be called by the board, the chairman of the board, the president, or by holders of shares entitled to cast not less than 10% of the votes at the meeting. Under our by-laws, we must give each shareholder of record written notice stating the date, place, hour and, in the case of a special meeting, the general nature of the business to be transacted, or, in the case of an annual meeting, those matters which the board intends to present for action by the shareholders not less than 10 nor more than 60 days before the date of the meeting.

        Special meetings of Boston Private's stockholders may only be called upon the request of holders of two-thirds of the common stock of Boston Private whereas special meetings of our shareholders may be called upon the request of holders of 10% of our common stock.

Shareholder Action by Written Consent

        Boston Private.    Boston Private's articles provide that stockholder actions can be taken only at a duly called annual or special meeting and not by written consent.

        First State.    Shareholder actions may be taken without a meeting upon the written consent of the holders of not less than the minimum number of shares that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

        Boston Private's stockholders may only take actions at an annual or special meeting, whereas our shareholders may also take actions by written consent.

Shareholder Proposals

        Boston Private.    Boston Private's by-laws provide that for stockholder nominations of directors and stockholder proposals to be brought properly before an annual meeting, the stockholder must notify Boston Private of the nomination or proposal 60 but not more than 120 days before the anniversary date of the prior year's annual meeting. However, if the annual meeting is scheduled to be held more than 30 days before or 60 days after the anniversary date of the prior year's annual meeting, then notice must be delivered within 120 days of the date of the meeting and before the later of 60 days prior to the date of the meeting and 10 days after the date of the meeting is publicly disclosed.

        First State.    Our by-laws provide that, generally, for shareholder nominations to be brought properly before any meeting called for the election of directors, the shareholder must notify us of the nomination not more than 10 days after the date the notice of such meeting was sent to the shareholders or more than 60 days prior to such meeting. Our by-laws provide that any proper matter may be presented at the annual meeting of shareholders, even though it was not stated in the notice. However, under the CGCL and our by-laws, proposals that concern:

  •
  a transaction between the corporation and a director or an entity in which a director has a material financial interest;

  •
  amendments to the articles;

  •
  the approval of a merger or reorganization;

  •
  the winding up and dissolution of the corporation; and

  •
  may only be approved unanimously by all shareholders entitled to vote, unless the notice of the meeting stated the general nature of the proposal.

        Accordingly, in order to have a shareholders proposal brought before its annual meeting, Boston Private's by-laws require stockholders to give prior notice of such proposal whereas First State's by-laws permit shareholders to present any proper matter at its annual meeting.

Quorum for Meeting of Shareholders

        Boston Private.    The holders of a majority in interest of all outstanding stock entitled to vote at a Boston Private stockholder meeting, present in person or represented by proxy, constitutes a quorum for transacting business at a meeting.

        First State.    The presence at any meeting, in person or by proxy, of the persons entitled to vote a majority of the voting shares of the corporation shall constitute a quorum.

        Thus, Boston Private's and First State's quorum requirements are substantially identical.

Shareholder Inspection

        Boston Private.    Under the MBCL, any stockholder has the right for a proper purpose to inspect the company's articles, by-laws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. Additionally, stockholders have a qualified right to inspect other books and records of the corporation.

        First State.    Under the CGCL, shareholders shall have the right to inspect the accounting books and records, minutes of the proceedings of the shareholders, the board, and any committees of the board, and the shareholder list for a purpose reasonably related to such shareholder's interests as a shareholder. Additionally, shareholders holding at least 5% of the voting stock and shareholders holding 1% of the voting stock who have filed a Schedule 14A with the Securities and Exchange Commission have an absolute right to inspect the shareholder's list.

        Accordingly, our shareholders statutory right to inspect the records of the corporation is broader than Boston Private's in that the accounting books and records and our board minutes may be inspected and our shareholders have an unqualified right to inspect the shareholder list in certain situations.

Number of Directors

        Boston Private.    Boston Private currently has 12 directors. Boston Private's by-laws provide that the board shall consist of not less than 3 directors. The number of directors is fixed by the board and may be enlarged at any time by a vote of a majority of the directors then in office or at any special meeting of stockholders called at least in part for such purpose.

        First State.    We currently have 7 directors. Our by-laws provide that the number of directors shall be fixed by the board, provided that it shall not be less than 6 nor more than 11. Enlarging the board beyond 11 directors requires shareholder approval.

        Accordingly, both First State and Boston Private have variable boards, however, Boston Private's board has greater flexibility in setting the exact number of directors in that it does not have a set maximum and the board is not constrained in enlarging the number of directors.

Vacancies

        Boston Private.    Vacancies on the board as a result of the enlargement of the board may be filled by the stockholders at the special meeting at which they enlarged the board or by a majority of the directors then in office. Otherwise, vacancies may only be filled by a majority of the directors then in office.

        First State.    Vacancies on the board as a result of the removal of a director may only be filled by the shareholders. Otherwise, vacancies may be filled by a majority of the directors then in office or shareholders holding a majority of the outstanding voting stock. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors in office who were elected by the shareholders constitute less than a majority of the directors then in office, then (1) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the rights to vote for those directors may call a special meeting of shareholders or (2) upon the application of such holder or holders, the superior court of the proper county will order a special meeting of shareholder to elect the entire board.

        Accordingly, both Boston Private's and First State's boards may generally fill vacancies, however, our shareholders have a greater ability to fill vacancies and may chose to re-elect the entire board in certain circumstances.

Classification of Board of Directors

        Boston Private.    Boston Private's articles provide that the board will consist of three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term at alternating annual meetings of stockholders.

        First State.    Our board is not classified.

        Thus, Boston Private's board is classified, whereas our board is not.

Removal of Directors

        Boston Private.    Directors of Boston Private may be removed only for cause by the affirmative vote of the holders of 66-2/3% of the outstanding shares of common stock. Under Boston Private's by-laws, vacancies on the board may be filled by a majority of the directors then in office.

        First State.    Our board may remove a director for cause. The CGCL also provides that directors may be removed without cause, if the removal is approved by the majority of the outstanding shares entitled to vote. However, the CGCL further provides that with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. We do not currently have a classified board and our by-laws substantially restate the statutory provisions set out above.

        Accordingly, our directors may be removed for cause or without cause whereas Boston Private's directors may only be removed for cause. Further, a greater percentage vote is required to remove a director of Boston Private.

Limitation on Personal Liability of Directors and Officers

        Boston Private.    Boston Private's articles provide that directors shall not be personally liable to Boston Private or its stockholders for monetary damages for breaching their fiduciary duties except to the extent that such liability is imposed by applicable law:

  •
  for any breach of the director's duty of loyalty;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for the amount of any illegal distributions which are not repaid or the amount of any loans made to directors that are not repaid or ratified by a majority of disinterested directors or shares; and

  •
  for any transaction from which the director derived an improper personal benefit.

        First State.    Our articles include a provision eliminating the liability of directors to the corporation for monetary damages to the fullest extent permissible under the CGCL. The CGCL allows a California corporation to eliminate the liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, except liability that results from the following actions:

  •
  acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  •
  acts or omissions that a director believes to be contrary to the best interests of First State or its shareholders or that involve the absence of good faith on the part of the director;

  •
  any transaction from which a director derived improper personal benefits;

  •
  acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

  •
  acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to First State or its shareholders;

  •
  any transaction between First State and a director or an entity in which the director has a material financial interest; and

  •
  any unlawful distribution or unlawful loan or guarantee to or on behalf of directors and officers.

        Accordingly, both Boston Private and First State have limited the liability of their officers and directors to the fullest extent permitted by applicable law.

Indemnification of Directors and Officers

        Boston Private.    The MBCL permits, and Boston Private's articles provide for, indemnification of directors, officers, employees and agents and any person who serves at the request of Boston Private as a director, officer, employee or agent of another entity for all expenses and liabilities incurred by them in connection with any proceeding in which they may become involved by reason of serving or having served as directors or officers. Indemnification is denied, however, if the person is found not to have acted in good faith in the reasonable belief that his or her action was in Boston Private's best interest. Additionally, indemnification for compromise payments and any advances of expenses shall only be made if approved by (1) a majority of disinterested directors or, if there are less than two disinterested directors, by a majority of the directors provided they have obtained a legal opinion that the director or officer acted in good faith in the reasonable belief that his action was in the best interests of the corporation, (2) holders of a majority of the shares of stock, or (3) by a court of competent jurisdiction.

        The MBCL and Boston Private's articles permit Boston Private to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Boston Private against any liability incurred by that person in any capacity, or arising out of that person's status as such, whether or not Boston Private would have the power to indemnify that person against such liability.

        The MBCL does not explicitly address indemnifying persons against judgments in actions brought by or in the right of corporation. The previously discussed standard applies to these cases.

        First State.    Our by-laws provide that we may indemnify each of our agents, as defined in Section 312 of the CGCL, to the fullest extent permitted under law. The CGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person served as an agent against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding, if that person (1) acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and (2) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

        The CGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action, if that person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. The CGCL further provides, however, that in an action by or in the right of the corporation, indemnity is not available for any of the following:

  •
  in respect of any claim, issue or matter as to which the person will have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine that the person is fairly and reasonably entitled to indemnity for expenses;

  •
  amounts paid in settling or otherwise disposing of a pending action without court approval; and

  •
  expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        Under the CGCL, an agent is entitled to expenses actually and reasonably incurred to the extent that the agent was successful on the merits. In other cases, indemnification may be made only after a determination that it is proper in the circumstances because the agent met the applicable standard of conduct set forth in the CGCL. This determination may be made by (1) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (2) independent legal counsel in a written opinion, if such a quorum is not obtainable, (3) approval of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum), with the shares owned by the person to be indemnified not voting, or (4) the court in which the proceeding is or was pending upon application. However, except when the agent has been successful on the merits in defending the proceeding or when ordered by a court, no indemnification or advance will be made where it appears that it would be inconsistent with: (1) any provision of the articles, by-laws or resolution of the shareholders limiting indemnification or advances; or (2) the express conditions of a court-imposed settlement.

        The CGCL provides that the corporation may maintain insurance, at its expense, to protect any director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability.

        Accordingly, Boston Private and First State provide substantially similar indemnification for its officers and directors, including advancement of expenses in certain situations, indemnification for compromise payments only upon a determination that such person is entitled to indemnification and permitting the maintenance of directors' and officers' liability insurance.

Amendments to Articles

        Boston Private.    Under Boston Private's articles, the affirmative vote of the holders of 66-2/3% of the outstanding shares of common stock is required to amend any provision of its articles other than its name or the par value or number of authorized shares of a class of its capital stock. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to amend the articles to change its name or the par value or number of authorized shares of a class of its capital stock.

        First State.    To amend the articles of incorporation of a California corporation, the CGCL requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote. However, an amendment cannot reduce the number of directors on the board of directors to fewer than five directors if the votes cast against its adoption (or the shares not consenting in the case of action by written consent) are equal to more than 16-2/3% of the outstanding shares entitled to vote. Additionally, provisions of the articles which require a supermajority vote of the outstanding shares may only be amended upon such supermajority vote. Our articles do not contain any provisions requiring a supermajority vote.

        Thus, it is generally more difficult to amend the articles of Boston Private.

Amendments to By-laws

        Boston Private.    Boston Private's by-laws may be amended, altered or repealed, and new by-laws may be adopted, by the affirmative vote of the holders of a majority of the outstanding shares of common stock. The directors may also make, amend or repeal the by-laws by the vote of a majority of the full board, except any provision which under law, the articles or the by-laws requires a stockholder vote. If the directors make, amend or repeal any by-law, Boston Private must notify the stockholder of that action at or before the time notice of the next stockholder meeting is given.

        First State.    The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's by-laws, although the articles or by-laws of the corporation may restrict or eliminate the power of the board to take such action. Neither our articles nor our by-laws restricts the power of our board to adopt, amend or repeal its by-laws, except that our by-laws do not permit our board to adopt a by-law fixing or changing the authorized minimum and maximum number of directors.

        According, generally, both the board and the shareholders of each of Boston Private and First State is authorized to amend its respective by-laws.

Anti-Takeover Statutes; Fair Price Provision

        Boston Private.    The Massachusetts Business Combination statute prohibits a Massachusetts corporation from engaging in a business combination with an interested stockholder (a person owning 5% or more of the corporation's voting stock) for three years from the time the person became an interested stockholder, unless:

  •
  the board approves the stock acquisition or the combination transaction before the person becomes an interested stockholder;

  •
  the interested stockholder acquires 90% of the outstanding voting stock of the company (excluding stock owned by directors-officers or some employee stock plans) in one transaction; or

  •
  the combination transaction is approved by the board and by two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Boston Private is subject to the Massachusetts Business Combination statute unless it elects, with stockholder approval, not to be. Boston Private has not made that election.

        First State.    The CGCL does not include a provision similar to the Massachusetts Business Combination statute. However, the CGCL does provide that when prior to a merger one constituent corporation holds greater than 50% but less than 90% of the voting power of the other constituent corporation, the nonredeemable common equity securities of that corporation may be converted only into nonredeemable common stock in the surviving corporation, unless all of the shareholders consent. This provision restricts two-tier tender transactions.

        The CGCL also provides generally that if a tender offer or a written proposal for certain business combinations is made to some or all of a corporation's shareholders by an interested party, an affirmative written opinion as to the fairness of the consideration to such shareholders must be delivered either to the board or to the shareholders as specified in the CGCL. An interested party is generally a control person of the target corporation, an entity directly or indirectly controlled by an officer or director of such corporation or an entity in which a material financial interest is held by any director or executive director of such corporation.

        Our articles do not contain any fair price provisions.

        According, both Boston Private and First State require additional actions to be taken prior to entering into a business combination with an interested shareholder.

Provisions Relating to Some Business Combinations

        Boston Private.    Under the MBCL, the affirmative vote of 66-2/3% of the outstanding shares of each class of stock (or such lower proportion permitted by the articles, but not less than a majority) is required to authorize a merger or consolidation of Boston Private into any other corporation, or the sale, lease or exchange of all or substantially all of Boston Private's property and assets. Under the MBCL, unless the corporation's articles otherwise provide for a stockholder vote, a surviving corporation need not obtain stockholder approval for a merger if:

  •
  any shares of the surviving corporation to be issued or delivered in the merger will not increase the number of shares of common stock outstanding before the merger by more than 15%; and

  •
  the reorganization agreement does not amend the articles of the surviving corporation.

        First State.    Under the CGCL, the affirmative vote of a majority of the outstanding shares of each class of stock of a corporation is required to authorize (1) a merger or consolidation of a corporation into any other corporation, (2) the acquisition or sale of all or substantially all of a corporation's assets, (3) a stock exchange in which a corporation gains control of another corporation, or (4) any of the foregoing involving the subsidiary of a corporation, if the corporation's stock is to be issued. Under the CGCL, a corporation need not obtain shareholder approval for any such reorganization if:

  •
  the corporation, the shareholders of the corporation immediately before the reorganization or both own more than 83-1/3% of the voting power of the surviving, acquiring or parent corporation, unless, in the context of a merger or sale of assets, the holders of the corporation's stock receive shares in the surviving, acquiring or parent corporation having different rights, preferences, privileges or restrictions from the shares surrendered; or

  •
  the terms of the stock of the shareholders of a corporation that is the surviving, acquiring or parent corporation remain unchanged by the reorganization.

        Boston Private is required to obtain the vote of a greater percentage of its stockholders than First State in order to effect certain mergers, asset sales and share exchanges.

LEGAL MATTERS

        Goodwin Procter LLP, Boston, Massachusetts will pass upon the validity of the shares of Boston Private common stock offered by this proxy statement and prospectus for Boston Private. Hutchinson and Bloodgood LLP will pass upon certain federal income tax consequences of the merger for First State and First State's shareholders.

EXPERTS

        The consolidated financial statements of Boston Private and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, incorporated by reference in this proxy statement and prospectus and elsewhere in the registration statement have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of First State Bank as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, included in this proxy statement and prospectus, which are referred to and made a part of this registration statement, have been audited by Hutchinson and Bloodgood LLP, independent auditors, as set forth in their report herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Boston Private files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Boston Private files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Boston Private's Securities and Exchange Commission file number is 0-17089.

        Reports, proxy statements and other information concerning Boston Private may also be inspected at the offices of Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

        Boston Private has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Boston Private common stock to be issued to First State shareholders in the merger. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Boston Private in addition to being a proxy statement of First State. As allowed by the Securities and Exchange Commission's rules, this proxy statement and prospectus does not contain all the information you can find in Boston Private's registration statement or the exhibits to the registration statement. Statements made in this proxy statement and prospectus as to the content of any contract, agreement or other document referenced to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this proxy statement and prospectus in light of that exhibit.

        The Securities and Exchange Commission allows Boston Private to incorporate by reference the information that Boston Private files with the Securities and Exchange Commission. Incorporation by reference means that Boston Private may disclose important information to you by referring you to other documents that are legally considered to be part of this proxy statement and prospectus, and later information that Boston Private files with the Securities and Exchange Commission will automatically update and supersede the information in this proxy statement and prospectus and the documents listed below.

        Boston Private incorporates by reference the specific documents listed below and any future filings Boston Private makes with the Securities and Exchange Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this proxy statement and prospectus and prior to the date of the special meeting of First State shareholders:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  •
  Current Reports on Form 8-K filed on July 11, 2003;

  •
  Proxy Statement filed on March 21, 2003 for the stockholders meeting held on April 30, 2003; and

  •
  The description of Boston Private's common stock contained in the registration statement on Form SB-2 filed on August 30, 1993 (file no. 033-68054), including all amendments and reports updating such description.

        You may request a copy of Boston Private's filings, and any exhibits specifically incorporated by reference as an exhibit in this proxy statement and prospectus, at no cost, by writing or telephoning Boston Private at the following address: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Clerk. Telephone requests may be directed to Margaret W. Chambers at (617) 912-1900.

        You should rely only on the information contained or incorporated by reference in this proxy statement and prospectus. Boston Private has supplied all information contained or incorporated by reference in this proxy statement and prospectus relating to Boston Private and its subsidiaries, and First State has supplied all such information relating to First State. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement and prospectus. This proxy statement and prospectus is dated                        , 2003. You should not assume that the information contained in this proxy statement and prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement and prospectus to First State shareholders and Boston Private stockholders nor the issuance of Boston Private common stock in the merger creates any implication to the contrary.

INDEX TO FIRST STATE BANK OF CALIFORNIA FINANCIAL STATEMENTS

The consolidated financial statements as of and for periods ending June 30, 2003, shown on Pages F-27 to F-31 of this Form S-4, include First State Bancorp and its wholly-owned subsidiaries, First State Bank of California and First State (CA) Statutory Trust I. All intercompany accounts and transactions have been eliminated in consolidation. First State Bancorp and the Trust were established in March 2003. The financial statements for periods prior to 2003 include First State Bank of California only.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
First State Bank of California
Granada Hills, California

        We have audited the accompanying statements of condition of First State Bank of California as of December 31, 2002 and 2001, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First State Bank of California as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hutchinson and Bloodgood LLP

Glendale, California
January 23, 2003

FIRST STATE BANK OF CALIFORNIA

STATEMENTS OF CONDITION

December 31, 2002 and 2001

	2002	2001
ASSETS
Cash and due from banks	$5,358,000	$5,997,000
Federal funds sold	14,600,000	4,925,000

Cash and cash equivalents	19,958,000	10,922,000
Investment securities held to maturity	15,535,000	18,000,000
Loans, net	106,302,000	83,796,000
Bank premises and equipment	1,385,000	1,410,000
Accrued interest receivable	657,000	549,000
Intangible asset	951,000	1,090,000
Other assets	2,411,000	1,718,000

	$147,199,000	$117,485,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest bearing demand	$31,878,000	$27,554,000
Interest bearing
Money market	13,421,000	8,260,000
Savings and NOW	16,142,000	11,908,000
Certificates of deposit $100,000 and greater	50,815,000	40,198,000
Other certificates of deposit	21,734,000	18,571,000

	133,990,000	106,491,000
Other borrowing	800,000	800,000
Accrued interest payable	226,000	334,000
Other liabilities	1,270,000	640,000

Total liabilities	136,286,000	108,265,000

Commitments and contingencies (Notes K and L)
Stockholders' equity
Common stock—authorized, 10,000,000 shares without par value; issued and outstanding, 1,289,672 shares in 2002 and 637,350 shares in 2001	4,608,000	4,525,000
Retained earnings	6,305,000	4,695,000

	10,913,000	9,220,000

	$147,199,000	$117,485,000

The accompanying notes are an integral part of these financial statements.

FIRST STATE BANK OF CALIFORNIA

STATEMENTS OF INCOME

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Interest income
Loans, including fees	$7,991,000	$6,518,000	$5,680,000
Federal funds sold	204,000	357,000	577,000
Investment securities	681,000	582,000	596,000
Interest-bearing deposits in other banks	—	—	35,000

	8,876,000	7,457,000	6,888,000
Interest expense on deposits	2,299,000	2,519,000	2,592,000
Interest expense on other borrowing	54,000	18,000	—

Net interest income	6,523,000	4,920,000	4,296,000
Provision for loan losses	340,000	389,000	—

Net interest income after provision for loan losses	6,183,000	4,531,000	4,296,000

Noninterest income
Service charges on deposit accounts	465,000	332,000	267,000
Gain on sale of assets	444,000	156,000	57,000
Other	272,000	194,000	209,000

	1,181,000	682,000	533,000

Noninterest expense
Salaries and employee benefits	2,583,000	1,863,000	1,505,000
Occupancy	356,000	182,000	157,000
Furniture and equipment	137,000	136,000	126,000
Other	1,581,000	1,178,000	1,014,000

	4,657,000	3,359,000	2,802,000

Income before income taxes	2,707,000	1,854,000	2,027,000
Provision for income taxes	1,097,000	756,000	818,000

Net income	$1,610,000	$1,098,000	$1,209,000

Basic earnings per share	$1.25	$0.86	$0.95
Diluted earnings per share	$1.21	$0.84	$0.94

The accompanying notes are an integral part of these financial statements.

FIRST STATE BANK OF CALIFORNIA

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2002, 2001 and 2000

	Number of Shares Outstanding	Common Stock	Retained Earnings
BALANCE AT DECEMBER 31, 1999	579,432	$3,830,000	$3,338,000
Net income for 2000	—	—	1,209,000
Stock dividend	57,943	695,000	(695,000)
Redemption of fractional shares	(25)	—	—

BALANCE AT DECEMBER 31, 2000	637,350	4,525,000	3,852,000
Net income for 2001	—	—	1,098,000
Cash dividend	—	—	(255,000)

BALANCE AT DECEMBER 31, 2001	637,350	4,525,000	4,695,000
Net income for 2002	—	—	1,610,000
Two-for-one stock split	637,350	—	—
Stock options exercised	14,972	54,000	—
Tax benefit of stock options exercised	—	29,000	—

BALANCE AT DECEMBER 31, 2002	1,289,672	$4,608,000	$6,305,000

The accompanying notes are an integral part of these financial statements.

FIRST STATE BANK OF CALIFORNIA

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,610,000	$1,098,000	$1,209,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	340,000	389,000	—
Depreciation	121,000	115,000	115,000
Deferred income tax benefit	(212,000)	(182,000)	(35,000)
Amortization of premiums	123,000	100,000	89,000
Accretion of discounts	(9,000)	(42,000)	(17,000)
Amortization of deferred loan fees, net	(309,000)	(142,000)	(129,000)
Amortization of intangible asset	139,000	23,000	—
Gain on sale of loans	(444,000)	(143,000)	(28,000)
Gain on sale of other real estate owned	—	(13,000)	(30,000)
Decrease (increase) in accrued interest receivable	(108,000)	58,000	(236,000)
Increase in other assets	(481,000)	(87,000)	(12,000)
Increase (decrease) in other liabilities	624,000	(107,000)	485,000

Net cash provided by operating activities	1,394,000	1,067,000	1,411,000

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Burbank branch	—	15,671,000	—
Net change in interest-bearing deposits in banks	—	—	1,590,000
Purchase of investment securities held to maturity	(29,351,000)	(22,559,000)	(5,538,000)
Proceeds from maturity and repayments of investment securities held to maturity	31,806,000	19,535,000	800,000
Purchases of loans	(7,619,000)	(14,790,000)	(5,076,000)
Loan originations and principal collections, net	(14,650,000)	(5,022,000)	(7,404,000)
Purchases of premises and equipment	(96,000)	(135,000)	(34,000)
Proceeds from sale of other real estate owned	—	38,000	1,731,000

Net cash used in investing activities	(19,910,000)	(7,262,000)	(13,931,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	27,498,000	4,458,000	11,665,000
Cash dividends paid	—	(255,000)	—
Proceeds from exercise of stock options	54,000	—	—

Net cash provided by financing activities	27,552,000	4,203,000	11,665,000

Increase (decrease) in cash and cash equivalents	9,036,000	(1,992,000)	(855,000)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	10,922,000	12,914,000	13,769,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	$19,958,000	$10,922,000	$12,914,000

SUPPLEMENTAL INFORMATION
Noncash investing activity:
Loans to facilitate the sale of other real estate owned	$—	$—	$173,000

Cash paid during the year for:
Interest	$2,462,000	$2,517,000	$2,477,000

Income taxes	$1,226,000	$1,234,000	$558,000

The accompanying notes are an integral part of these financial statements.

FIRST STATE BANK OF CALIFORNIA

NOTES TO FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

Note A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        First State Bank of California is in the business of taking deposits and making loans to businesses and individuals primarily within the greater San Fernando Valley area. A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash and noninterest-earning deposits and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities

        Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

        Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers independent price quotations, projected target prices of investment analysts within the short term and the financial condition of the issuer. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Held for Sale

        Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Fair value is based on commitments on hand from investors or prevailing market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

        The Bank grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans in the San Fernando Valley. The ability of the Bank's borrowers to honor their contracts is dependent upon the real estate market and general economic conditions in this area.

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances. These loans, as reported, have been reduced by unadvanced loan funds, net deferred loan fees, and the allowance for loan losses, and increased by unamortized premiums on purchased loans.

        Interest income is accrued daily as earned on all loans. Interest is not accrued on loans that are generally 90 days or more past due. These loans are normally placed in nonaccrual status unless they are well secured by collateral and in the process of collection. Past-due status is based on contractual terms of the loan. Loans are placed on nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful.

        Interest income previously accrued on nonaccrual loans is reversed against current period interest income. Interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loan origination fees and costs are deferred and amortized as an adjustment of the loan's yield over the life of the loan using a method that approximates the interest method. Amortization is discontinued when a loan is placed on nonaccrual status.

        Factored accounts receivable are commercial loans in which the Bank purchases trade accounts receivable from borrowers at a discount. Borrowers under factoring arrangements are required to maintain a reserve account with the Bank to cover unpaid receivables. These reserves ordinarily are a percentage of the outstanding receivables. The Bank also maintains insurance policies with third party carriers to cover unpaid receivables. The Bank has recourse to the borrowers in the event that unpaid receivables are not covered by the reserve or insurance policies. Purchase discounts are recognized as interest income using methods approximating the interest method over the estimated life of the receivables, which typically range from 30 to 90 days.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than that of the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payment when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Servicing

        Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Premises and Equipment

        Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from three to thirty-nine years. The straight-line method of depreciation is followed for financial reporting purposes, while both accelerated and straight-line methods are followed for income tax purposes.

Other Real Estate Owned

        Other real estate owned represents real estate acquired through foreclosure in satisfaction of commercial and real estate loans. These properties are recorded at the lower of cost (equal to the unpaid balance of the loan plus costs incurred in acquiring the property) or fair market value (based on an independent appraisal of the property) at the date of acquisition. Any valuation adjustments required at the date of acquisition are charged to the allowance for loan losses. Subsequent to acquisition, other real estate owned is carried at the lower of recorded cost or net realizable value. Subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are recognized in current operations.

        Valuations are periodically performed by management and an allowance for losses is established through a charge to operations if the carrying value of the property exceeds its fair value less estimated costs to sell.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Bank, 2) the transferee (buyer) obtains the right to pledge or exchange the transferred assets, free of conditions that would constrain it from taking advantage of that right, and 3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Reclassification

        Certain amounts in 2001 and 2000 have been reclassified to conform to the 2002 presentation.

Income Taxes

        Deferred tax assets and liabilities are recognized for estimated future tax effects attributable to temporary differences between income tax and financial reporting purposes and carryforwards. Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be realized. The current and deferred taxes are based on the provisions of currently enacted tax laws and rates.

Stock Option Plan

        Options have been granted to directors and executive officers at prices determined by the Board of Directors. The exercise price of these options may not be less than the fair market value of the common stock on the date granted. Options expire at periods from five to ten years after the date of grant and become exercisable in installments during the initial five-year period. The Bank may grant options to directors, officers and employees for up to 382,410 shares of common stock. Two-thirds of such shares are reserved for full time salaried officers and employees, and one-third of such shares are reserved for anyone eligible to participate in the stock option plan, including directors, officers and employees.

        Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," encourages all entities to adopt a fair value based method of accounting for employee stock option plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows a company to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

        The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all stock options granted on or after January 1, 1995. Had compensation cost been determined based on the fair value at the grant date for awards under the plan consistent with the method prescribed by SFAS No. 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts presented in the following table.

	Years Ended December 31,
	2002	2001	2000
Net income, as reported	$1,610,000	$1,098,000	$1,209,000
Total stock-based employee compensation expense determined under fair value method, net of related tax effects	(18,000)	(19,000)	(14,000)

Pro forma net income	$1,592,000	$1,079,000	$1,195,000

Basic earnings per share:
As reported	$1.25	$0.86	$0.95
Pro forma	$1.24	$0.85	$0.94
Diluted earnings per share:
As reported	$1.21	$0.84	$0.94
Pro forma	$1.19	$0.82	$0.93

        The fair value of options granted in 2002 and 2000 is estimated on the date of grant using the Black-Scholes option-pricing model with the weighted assumptions shown below. No options were granted in 2001.

	2002	2001	2000
Dividend yield	0.00%	N/A	0.00%
Expected life	5 years	N/A	5 years
Expected volatility	23.63%	N/A	28.78%
Risk-free interest rate	4.48%	N/A	6.67%

Earnings Per Share

        Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

        Earnings per share has been computed based on the following average number of common shares outstanding:

	Years Ended December 31,
	2002	2001	2000
Average number of common shares outstanding	1,285,382	1,274,700	1,274,700
Average number of common shares outstanding assuming dilution	1,336,051	1,311,834	1,280,016

Use of Estimates

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the amortization period of the intangible asset.

Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The Bank did not have any comprehensive income other than net income.

Accounting Changes

        The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to at least an annual assessment for impairment by applying a fair value test. Additionally, under SFAS No. 142, acquired intangible assets (such as deposit customer relationships) are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged and amortized over their useful life. Branch acquisition transactions were outside the scope of SFAS No. 142 and accordingly, intangible assets related to such transactions continue to amortize upon the adoption of SFAS No. 142. On October 31, 2002, the Company adopted SFAS No. 147, "Acquisitions of Certain Financial Institutions."

        This Statement amends (except for transactions between two or more mutual enterprises), previous interpretive financial guidance on the purchase method of accounting to acquisitions of financial institutions and requires the application of SFAS No. 141, "Business Combinations" and SFAS No. 142 to branch acquisitions if such transactions meet the definition of a business combination. This Statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope, core deposit intangibles of financial institutions. Accordingly, such intangibles are subject to a recoverability test based on undiscounted cash flows, and to impairment recognition and measurement provisions that are required for other long-lived assets that are held and used. The adoption of SFAS Nos. 141, 142 and 147 did not have a material impact on the Bank's consolidated financial statements.

        In December 2001, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 01-6, "Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others," to reconcile and conform the accounting and financial reporting provisions established by various AICPA industry guides. This Statement is effective for annual and interim financial statements issued for fiscal years beginning after December 15, 2001 and did not have a material impact on the Bank's financial statements.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which provides for transition methods for companies electing to record compensation expense associated with stock options, as well as enhanced disclosures for companies that elect to retain the intrinsic value method of accounting as prescribed by APB No. 25. The provisions of this Statement are effective for fiscal years ending after December 15, 2002. The adoption of this Statement did not have a material impact on the Bank's financial statements.

Note B. RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

        The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2002 and 2001, the Bank exceeded the minimum required reserve balances of $976,000 and $784,000, respectively.

Note C. INVESTMENT SECURITIES

        The amortized cost and fair value of investment securities as of December 31, 2002 and 2001, with gross unrealized gains and losses, follows:

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Fair Value
Securities held to maturity
Due in one year or less
Treasury bill	$100,000	$—	$100,000
Due after one year through five years
Federal agencies	15,000,000	137,000	15,137,000
SBA-guaranteed loan pool certificates	435,000	—	435,000

	$15,535,000	$137,000	$15,672,000

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Fair Value
Securities held to maturity
Due in one year or less
Treasury bill	$100,000	$—	$100,000
Due after one year through five years
Federal agencies	17,360,000	87,000	17,447,000
SBA-guaranteed loan pool certificates	540,000	—	540,000

	$18,000,000	$87,000	$18,087,000

        The Treasury bill is pledged as collateral for the Bank's treasury tax and loan account with the Federal Reserve.

Note D. LOANS AND ALLOWANCE FOR LOAN LOSSES

        The composition of the Bank's loan portfolio at December 31 is as follows:

	2002	2001
Real estate loans
Construction	$6,048,000	$5,787,000
Commercial	61,097,000	46,982,000
Residential	8,704,000	8,625,000
Commercial and industrial loans
Factored accounts receivable	9,091,000	6,780,000
Other commercial and industrial loans	21,303,000	14,897,000
Consumer and other loans	1,478,000	1,663,000

	107,721,000	84,734,000
Allowance for loan losses	(1,483,000)	(1,151,000)
Deferred loan fees, net of costs	(137,000)	(100,000)
Unamortized loan premiums, net	201,000	313,000

	$106,302,000	$83,796,000

        Transactions in the allowance for loan losses for years ended December 31, 2002, 2001 and 2000 are summarized as follows:

	2002	2001	2000
Balance at beginning of year	$1,151,000	$868,000	$862,000
Loans charged off	(8,000)	(106,000)	(19,000)
Recoveries on loans charged off	—	—	25,000
Provision for loan losses	340,000	389,000	—

Balance at end of year	$1,483,000	$1,151,000	$868,000

        The following is a summary of the recorded investment in impaired loans at December 31:

	2002	2001
Impaired loans with a valuation allowance	$2,366,000	$674,000
Impaired loans without a valuation allowance	—	—

Total impaired loans	$2,366,000	$674,000

Valuation allowance for impaired loans	$323,000	$132,000
Nonaccrual loans	$553,000	$606,000
Loans past due 90 days or more and still accruing	$602,000	$18,000
	Years Ended December 31,
	2002	2001	2000
Average investment in impaired loans	$2,066,000	$677,000	$266,000
Interest income recognized on impaired loans	$147,000	$77,000	$52,000
Interest income recognized on impaired loans on a cash basis	$147,000	$77,000	$52,000

        No additional funds are committed to be advanced in connection with impaired loans.

        The outstanding balance of loans sold and serviced for others was $8,300,000 and $3,217,000 at December 31, 2002 and 2001, respectively. Capitalized loan servicing rights at December 31, 2002 and 2001 were insignificant.

Note E. RELATED PARTY LOANS AND TRANSACTIONS

        In the ordinary course of business, the Bank has granted loans to certain officers, directors and companies with which they are associated. All such loans and commitments to lend were made under terms that are consistent with the Bank's normal lending policies. The aggregate amount of all such loans made or renewed during 2002 and 2001 and the balances outstanding at December 31 are as follows:

	2002	2001
Balance at beginning of year	$424,000	$658,000
New loans and advances	50,000	70,000
Principal payments	(24,000)	(304,000)

Balance at end of year	$450,000	$424,000

        Deposit balances from related parties held by the Bank totaled $2,683,000 and $1,215,000 as of December 31, 2002 and 2001, respectively.

        The Bank acquires its business and liability insurance through an insurance broker that is owned by one of its directors. Another director provides legal services to the Bank. Management believes the fees paid to these related parties are based on usual and customer rates. Fees paid during the years ended December 31, 2002, 2001 and 2000 were insignificant.

Note F. BANK PREMISES AND EQUIPMENT

        Bank premises and equipment consist of the following at December 31:

	2002	2001
Building and improvements	$1,185,000	$1,179,000
Furniture, fixtures and equipment	1,006,000	917,000

	2,191,000	2,096,000
Less accumulated depreciation	(1,180,000)	(1,060,000)

	1,011,000	1,036,000
Land	374,000	374,000

	$1,385,000	$1,410,000

        Depreciation expense for the years ended December 31, 2002, 2001 and 2000 amounted to $121,000, $115,000, and $115,000, respectively.

Note G. INTANGIBLE ASSET

        The Bank recorded an intangible asset of $1,113,000 arising from the acquisition of the Burbank, California branch office of First Coastal Bank, N.A. in October 2001. The intangible asset represents the estimated fair value of acquired customer relationships, and was calculated as the excess of the fair value of liabilities assumed (deposits of $19,586,000 and subordinated capital note payable of $800,000) over the fair value of assets acquired (cash of $15,671,000, loans of $3,497,000, and equipment and other assets totaling $105,000). The intangible asset is being amortized on a straight-line basis over eight years, which is the estimated average remaining life of the existing customer deposit base acquired. Accumulated amortization of the intangible asset at December 31, 2002 and 2001 was $162,000 and $23,000, respectively. Amortization expense totaled $139,000, $23,000 and zero for the years ended December 31, 2002, 2001 and 2000, respectively.

        The estimated amortization expense for each of the next five years ending December 31 is as follows:

2003	$139,000
2004	139,000
2005	139,000
2006	139,000
2007	139,000
Thereafter	256,000

$951,000

Note H. OTHER BORROWING

        The Bank is subject to an $800,000 subordinated capital note payable to First Coastal Bank, N.A. arising from the acquisition of a branch office in Burbank, California in October 2001. The note requires interest only payments at the prime rate plus 2% for five years, with a balloon payment of

$800,000 due October 2006. The note is unsecured and is subordinated to the deposit liabilities of the Bank. The balance of the note is treated as Tier II capital for regulatory purposes.

Note I. DEPOSITS

        Interest expense by deposit type is as follows for years ended December 31:

	2002	2001	2000
Money market	$241,000	$132,000	$144,000
Savings and NOW	166,000	124,000	108,000
Certificates of deposit $100,000 and greater	1,312,000	1,584,000	1,543,000
Other certificates of deposit	580,000	679,000	797,000

	$2,299,000	$2,519,000	$2,592,000

        A summary of certificates of deposit by maturity as of December 31, 2002 is as follows:

Three months or less	$41,724,000
Over three months to twelve months	28,543,000
Thereafter	2,282,000

$72,549,000

Note J. INCOME TAXES

        The following is a summary of the provision for income tax expense for the years ended December 31:

	2002	2001	2000
Current:
Federal	$975,000	$694,000	$629,000
State	334,000	244,000	224,000

	1,309,000	938,000	853,000

Deferred:
Federal	(163,000)	(136,000)	(25,000)
State	(49,000)	(46,000)	(10,000)

	(212,000)	(182,000)	(35,000)

Provision for income taxes	$1,097,000	$756,000	$818,000

        The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	2002	2001	2000
Statutory federal tax rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	7.2	7.2	7.2
Other, net	(0.7)	(0.4)	(0.8)

Effective tax rates	40.5%	40.8%	40.4%

        The components of the net deferred tax asset at December 31 are as follows:

	2002	2001	2000
Deferred tax asset:
Federal	$694,000	$426,000	$289,000
State	118,000	86,000	57,000

	812,000	512,000	346,000
Valuation allowance	—	—	—

	812,000	512,000	346,000

Deferred tax liability:
Federal	(151,000)	(68,000)	(84,000)
State	(20,000)	(15,000)	(15,000)

	(171,000)	(83,000)	(99,000)

Net deferred tax asset	$641,000	$429,000	$247,000

        The tax effects of the temporary differences in income and expense items that give rise to deferred taxes at December 31 are as follows:

	2002	2001	2000
Deferred tax assets:
Allowance for loan losses	$493,000	$353,000	$184,000
Salary continuation plan	159,000	134,000	111,000
Loan discount	16,000	21,000	25,000
Intangible asset	31,000	4,000	—
State income taxes	113,000	—	—
Gain on sale of other real estate owned	—	—	26,000

	812,000	512,000	346,000
Valuation allowance	—	—	—

	812,000	512,000	346,000

Deferred tax liabilities:
Depreciation and amortization	$(48,000)	$(10,000)	$(26,000)
Cash basis of reporting for tax purposes	(123,000)	(73,000)	(73,000)

	(171,000)	(83,000)	(99,000)
Net deferred tax asset	$641,000	$429,000	$247,000

Note K. COMMITMENTS AND CONTINGENCIES

Loan Commitments

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include unadvanced funds on lines of credit, commitments to extend credit, and letters of credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and as it does for on-balance-sheet instruments.

        At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risks:

	Contract Amount
	2002	2001
Unadvanced funds on lines of credit	$28,032,000	$16,628,000
Commitments to extend credit	11,096,000	4,279,000
Standby and commercial letters of credit	184,000	72,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, residential properties, and properties under construction.

        Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Operating Lease

        Future minimum rental payments for leased premises are as follows:

Years Ending December 31,
2003	$149,000
2004	129,000
2005	129,000
2006	129,000
2007	118,000

$654,000

        The Bank would be required to make additional lease payments for the Burbank branch equal to its proportionate share of any future increase in the lessor's operating expenses, as defined.

        Total rental expense for the years ended December 31, 2002, 2001 and 2000 amounted to $134,000, $20,000 and $0, respectively.

Litigation

        The Bank is involved in various litigations in the normal course of business. In the opinion of management, based on consultations with the Bank's legal counsel, the disposition of all litigation pending will not have a material effect on the Bank's financial statements.

Note L. CONCENTRATION OF CREDIT RISK

        The Bank grants commercial, real estate and installment loans to businesses and individuals primarily in the San Fernando Valley area. Most loans are secured by business assets, and commercial and residential real estate. Loans secured by real estate represented 70% and 72% of total loans at December 31, 2002 and 2001, respectively. The Bank does not have a concentration of loans with any one borrower or in any one industry.

        At December 31, 2002, the Bank had $14,600,000 in Federal funds sold to a commercial bank, and $670,000 in cash on deposit with correspondent financial institutions, of which $200,000 was federally insured.

Note M. EMPLOYEE BENEFIT PLANS

Salary Continuation Plan

        The Bank has a salary continuation plan which provides for payments to key executive officers at the age of retirement. Included in other liabilities is $385,000 and $325,000 of deferred compensation at December 31, 2002 and 2001, respectively. The Plan is funded through life insurance policies that generate cash surrender values to fund the future benefits. Included in other assets is approximately $1,118,000 and $1,067,000 of cash surrender value in life insurance policies at December 31, 2002 and 2001, respectively.

401(k) Plan

        The Bank has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 17% of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 100% of the first 3% of an employee's compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. For the years ended December 31, 2002, 2001 and 2000, contributions to the Plan amounted to $47,000, $41,000 and $30,000, respectively.

Incentive Compensation Plan

        The Bank has adopted an incentive compensation plan in which annual bonuses are awarded to employees if the Bank achieves certain performance goals pertaining to profitability, growth, loan losses, and regulatory assessment. The Bank recorded bonus expense of $326,000, $172,000 and $128,000 for the years ended December 31, 2002, 2001 and 2000, respectively, under this plan.

Note N. STOCK OPTIONS

        A summary of the status of the Bank's stock option plan as of December 31, 2002 and 2001, and changes during the years then ended, are as follows:

	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	121,676	$4.80	60,838	$9.59
Adjustment for two-for-one stock split	—	—	60,838	(4.79)

	121,676	4.80	121,676	4.80
Granted	120,000	8.25	—	—
Exercised	(14,972)	3.64	—	—

Outstanding at end of year	226,704	$6.70	121,676	$4.80

Options exercisable at year-end	74,622	$4.53	73,970	$4.07
Weighted-average fair value of options granted during year		$2.50		N/A

        Information pertaining to options outstanding at December 31, 2002 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$3.14	15,500	3.35 years		15,500
$3.30	22,000	1.00 years		22,000
$5.68	42,804	7.00 years		25,682
$6.14	4,400	7.00 years		2,640
$6.25	22,000	8.00 years		8,800
$8.25	120,000	9.31 years		—

Outstanding at year-end	226,704	5.94 years	$6.70	74,622	$4.53

Note O. RESTRICTIONS ON DIVIDENDS

        Federal and state banking regulations place certain restrictions on dividends paid to shareholders. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank, subject to minimum capital requirements.

Note P. REGULATORY CAPITAL REQUIREMENTS

        The Bank is subject to various regulatory capital requirements administered by the federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital ratios as set forth in the following table. Management believes that the Bank met all capital adequacy requirements to which it is subject as of December 31, 2002.

        In its most recent notification as of March 31, 2002, the California Department of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are as follows:

	December 31, 2002
	Actual		Minimum To Be Adequately Capitalized		Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$12,204,000	10.58%	$9,193,000	8.00%	$11,491,000	10.00%
Tier 1 capital to risk-weighted assets	9,963,000	8.64%	4,596,000	4.00%	6,895,000	6.00%
Tier 1 capital to average assets	9,963,000	6.86%	5,806,000	4.00%	7,257,000	5.00%
	December 31, 2001
	Actual		Minimum To Be Adequately Capitalized		Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$10,059,000	10.89%	$7,389,000	8.00%	$9,236,000	10.00%
Tier 1 capital to risk-weighted assets	8,108,000	8.78%	3,694,000	4.00%	5,542,000	6.00%
Tier 1 capital to average assets	8,108,000	7.29%	4,451,000	4.00%	5,564,000	5.00%

Note Q. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the estimated fair value of financial instruments where it is practicable to estimate such values. Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of the Bank's financial instruments, active markets do not exist. Therefore, considerable judgment was required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of December 31, 2002, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different. Fair value estimates, methods and assumptions are set forth below for the Bank's financial instruments.

        Cash and Cash Equivalents—The carrying amounts reported in the balance sheet for cash and short-term instruments approximate their fair values.

        Investment Securities—Fair values for investment securities are based on quoted market prices.

        Loans—The fair value of performing fixed rate loans is estimated by discounting future cash flows using the Bank's current offering rate for loans with similar characteristics. The fair value of performing adjustable rate loans is considered to be the same as book value. The fair value of nonperforming loans is estimated at the fair value of the related collateral or, when, in management's opinion, foreclosure upon the collateral is unlikely, by discounting future cash flows using rates that take into account management's estimate of excess credit risk.

        Commitments to Extend Credit and Standby Letters of Credit—The Bank does not generally enter into long-term fixed rate commitments or letters of credit. These commitments, if applicable, are generally at prices that are at currently prevailing rates. These rates are generally variable and, therefore, there is no interest rate risk exposure. Accordingly, the fair market value of these instruments is equal to the carrying amount of their net deferred fees. The net deferred fees associated with these instruments are not material. The Bank has no unusual credit risk associated with these instruments.

        Deposits—The fair value of deposits is determined as follows: (i) for saving accounts, money market accounts and other deposits with no defined maturity, fair value is the amount payable on demand; (ii) for fixed-rate deposits, fair value is estimated by discounting future cash flows using current offering rates for deposits with similar characteristics.

        Other Borrowing—The fair value of the subordinated capital note is estimated using a discounted cash flow analysis based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.

        Accrued Interest—The carrying amounts of accrued interest approximate fair value.

        The estimated fair values and related carrying amounts of the Bank's financial instruments at December 31 are as follows:

	2002
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$19,958,000	$19,958,000
Investment securities, held to maturity	15,535,000	15,672,000
Loans, net	106,302,000	108,442,000
Accrued interest receivable	657,000	657,000
Financial liabilities:
Deposits	133,990,000	134,157,000
Other borrowing	800,000	800,000
Accrued interest payable	226,000	226,000
	2001
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$10,922,000	$10,922,000
Investment securities, held to maturity	18,000,000	18,087,000
Loans, net	83,796,000	88,689,000
Accrued interest receivable	549,000	549,000
Financial liabilities:
Deposits	106,491,000	106,676,000
Other borrowing	800,000	800,000
Accrued interest payable	334,000	334,000

Note R. SUBSEQUENT EVENT

        The Bank intends to establish a holding company that, through a subsidiary trust, will issue approximately $6,000,000 of trust preferred securities to third-party investors. The trust preferred securities are a form of capital for regulatory purposes, and are intended to assist the Bank in achieving its strategic goals relating to future growth and increased profits. The securities will be treated as an interest-bearing liability under accounting principles generally accepted in the United States of America.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FIRST STATE BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

As of June 30, 2003 and December 31, 2002

	6/30/2003	12/31/2002
	(Unaudited)
ASSETS
Cash and due from banks	$6,655,000	$5,358,000
Federal funds sold	18,190,000	14,600,000

Cash and cash equivalents	24,845,000	19,958,000
	10,509,000	15,535,000
Federal Home Loan Bank and other equity stock, at cost	74,000	—
Loans, net of allowance for loan losses of $1,774,000 as of June 30, 2003 and $1,483,000 as of December 31, 2002	132,882,000	106,302,000
Premises and equipment, net	1,402,000	1,385,000
Accrued interest receivable	574,000	657,000
Intangible assets, net	882,000	951,000
Other assets	2,904,000	2,411,000

Total	$174,072,000	$147,199,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$31,718,000	$31,878,000
Interest-bearing	123,124,000	102,112,000

Total deposits	154,842,000	133,990,000
Accrued interest payable	341,000	226,000
Trust preferred securities payable to third party investors	6,000,000	—
Other borrowed funds	—	800,000
Accrued expenses and other liabilities	846,000	1,270,000

Total liabilities	$162,029,000	$136,286,000

Stockholders' Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding, 1,311,672 as of June 30, 2003 and 1,289,672 as of December 31, 2002	$4,681,000	$4,608,000
Retained earnings	7,362,000	6,305,000

Total stockholders' equity	$12,043,000	$10,913,000

Total	$174,072,000	$147,199,000

FIRST STATE BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2003 and 2002 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Interest Income
Interest and fees on loans	$2,436	$1,873	$5,114	$3,902
Interest on federal funds sold	39	24	79	52
Interest on investment securities	123	172	236	316

Total interest income	2,598	2,069	5,429	4,270

Interest Expense
Interest on deposits	601	533	1,232	1,082
Interest on borrowed funds	16	13	88	27

Total interest expense	617	546	1,320	1,109

Net interest income before provision for loan losses	1,981	1,523	4,109	3,161
Provision for loan losses	170	60	300	150

Net interest income after provision for loan losses	1,811	1,463	3,809	3,011

Noninterest Income
Service charges on deposit accounts	129	101	249	206
Gain on sale of assets	145	—	238	129
Other	82	55	178	60

Total noninterest income	356	156	665	395

Noninterest Expense
Salaries and employee benefits	763	536	1,534	1,158
Occupancy	89	80	176	172
Furniture, fixtures and equipment	38	36	85	69
Data processing	97	93	196	179
Professional service fees	100	80	171	152
Business promotion and advertising	64	32	96	86
Stationery and supplies	17	20	37	45
Telecommunications	10	10	25	19
Other operating expense	147	165	368	311

Total noninterest expense	1,325	1,052	2,688	2,191

Income before income tax provision	842	567	1,786	1,215
Income tax provision	343	231	729	481

Net income	$499	$336	$1,057	$734

Earnings per share:
Basic	$0.38	$0.26	$0.81	$0.57

Diluted	$0.35	$0.25	$0.76	$0.56

FIRST STATE BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Six months ended, June 30, 2003 and 2002 (unaudited)

	Number of Shares Outstanding	Common Stock	Retained Earnings
BALANCE AT DECEMBER 30, 2001	637,350	$4,525,000	$4,695,000
Net income for six months ended June 30, 2002			734,000
Stock options exercised	6,986	51,000
Tax benefit of stock options exercised		26,000

BALANCE AT JUNE 30, 2002	644,336	4,602,000	5,429,000
Net income for six months ended December 31, 2002			876,000
Two-for-one stock split	644,336
Stock options exercised	1,000	3,000
Tax benefit of stock options exercised		3,000

BALANCE AT DECEMBER 30, 2002	1,289,672	4,608,000	6,305,000
Net income for six months ended June 30, 2003			1,057,000
Stock options exercised	22,000	73,000

BALANCE AT JUNE 30, 2003	1,311,672	$4,681,000	$7,362,000

FIRST STATE BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended, June 30, 2003 and 2002 (unaudited)

	Six Months Ended June 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,057,000	$734,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	300,000	150,000
Depreciation	67,000	60,000
Deferred income tax benefit	(90,000)	41,000
Amortization of premiums	72,000	83,000
Accretion of discounts	(1,000)	(1,000)
Amortization of deferred loan fees, net	142,000	(18,000)
Amortization of intangible asset	70,000	70,000
Gain on sale of loans	(238,000)	(129,000)
Increase (decrease) in accrued interest receivable	(58,000)	28,000
Increase in other assets	(169,000)	(74,000)
Decrease in other liabilities	(218,000)	(131,000)

Net cash provided by operating activities	934,000	813,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities held to maturity	(8,100,000)	(6,251,000)
Proceeds from maturity and repayments of investment securities held to maturity	13,123,000	7,665,000
Purchases of loans	—	(3,810,000)
Proceeds from sale of loans	3,372,000	2,021,000
Loan originations and principal collections, net	(30,224,000)	(8,562,000)
Purchases of premises and equipment	(84,000)	(42,000)

Net cash used in investing activities	(21,913,000)	(8,979,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	20,852,000	17,353,000
Net proceeds from issuance of trust preferred securities payable to third party investors	5,741,000	—
Payment of other borrowings	(800,000)	—
Proceeds from exercise of stock options	73,000	52,000

Net cash provided by financing activities	25,866,000	17,405,000

Increase in cash and cash equivalents	4,887,000	9,239,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	19,958,000	10,922,000

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,845,000	$20,161,000

FIRST STATE BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six months ended, June 30, 2003 and 2002 (unaudited)

	Six Months Ended June 30,
	2003	2002
SUPPLEMENTAL INFORMATION
Cash paid during the period:
Interest	$1,205,000	$1,181,000
Income taxes	$908,000	$439,000

Annex A

AGREEMENT AND PLAN OF MERGER
by and between
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.,
and
FIRST STATE BANCORP
Dated as of July 10, 2003

A-(i)

A-(ii)

A-(iii)

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non-Solicitation Agreement
Exhibit C	Form of Amended Stock Option Agreement
Exhibit D	Form of Opinion of FSB's Counsel
SCHEDULES
Schedule 1.04(b)	Example of the Calculation of Merger Consideration
Schedule III	FSB Disclosure Schedule
Section 3.01(b)	Subsidiaries
Section 3.03(a)	Capitalization
Section 3.08(b)	Reports
Section 3.10	Absence of Certain Changes or Events
Section 3.12(a)	Employee Benefit Programs
Section 3.12(f)	Future Benefit Accruals of Employee Programs
Section 3.15(c)	Tax Returns
Section 3.15(e)	280G; Excess Parachute Payments
Section 3.15(g)	Changes to Taxable Income
Section 3.16(a)	Certain Contracts
Section 3.17	Employment Contracts
Section 3.18	Loan Portfolio
Section 3.19(a)	Investment Securities
Section 3.19(b)	Joint Ventures
Section 3.21	Insurance
Section 3.27	Brokers' Fees
Schedule 5.01	FSB Consents and Approvals
Schedule 5.11(d)	FSB Bonuses
Schedule 5.11(e)	FSB Benefit Plans
Schedule 5.12	Certain Changes and Adjustments
Schedule 6.01	BPFH Consents and Approvals

A-(iv)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of July 10, 2003, by and between Boston Private Financial Holdings, Inc., a Massachusetts corporation (together with its successors and assigns, "BPFH"), and First State Bancorp, a California corporation ("FSB"). Capitalized terms used herein shall have the meanings ascribed thereto in Section 9.10 hereof.

W I T N E S S E T H

        WHEREAS, following the execution and delivery of this Agreement, BPFH shall take such action as is appropriate to form a wholly-owned subsidiary ("Acquisition Corp.") to be organized under the applicable California statute and to cause Acquisition Corp. to become a party to this Agreement, pursuant to which Acquisition Corp. will merge with and into FSB (the "Merger") in accordance with this Agreement and the laws of the State of California such that, upon consummation of the Merger, FSB will be a wholly-owned subsidiary of BPFH and Acquisition Corp. will cease to exist;

        WHEREAS, FSB (as the surviving corporation from the Merger) will, subject to the terms and conditions set forth herein, merge with and into BPFH (the "Subsequent Merger") such that BPFH will be the surviving corporation in the Subsequent Merger and continue its corporate existence under the laws of The Commonwealth of Massachusetts and FSB will cease to exist;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to BPFH's and Acquisition Corp.'s willingness to enter into this Agreement, the directors and executive officers of FSB have entered into a Voting Agreement with BPFH substantially in the form attached hereto as Exhibit A (the "Voting Agreement");

        WHEREAS, the respective Boards of Directors of BPFH and FSB have determined that it is in the best interests of their respective companies, shareholders and other constituencies, as well as the communities they serve, to enter into this Agreement and to consummate the transactions contemplated hereby; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I    THE MERGER

        Section 1.01    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law (the "CGCL"), and in reliance on the representations, warranties and covenants set forth herein, at the Effective Time (as defined in Section 1.02 hereof) Acquisition Corp. shall merge with and into FSB. FSB shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Corporation shall continue to be First State Bancorp. Upon consummation of the Merger, the separate corporate existence of Acquisition Corp. shall terminate.

        Section 1.02    Effective Time.    As promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Acquisition Corp. and FSB shall duly execute and file an agreement of merger (the "Agreement of Merger") and the requisite officer's certificates (the "Officer's Certificates") with the Secretary of State of the State of California (the "California Secretary") in order to comply with the requirements of the CGCL and with the provisions of this Agreement. The Merger shall become effective on the date (the "Effective Date") and at such time (the "Effective Time") as set forth in the Officer's Certificate and the Agreement of Merger.

        Section 1.03    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property and assets of every kind and description, rights, privileges, powers and franchises of Acquisition Corp. and FSB shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Acquisition Corp. and FSB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        Section 1.04    Conversion of Shares; Payment of Merger Consideration.    Subject to Section 1.06, each share of common stock, no par value, of FSB (the "FSB Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of FSB or the holders of such shares, be treated on the basis set forth herein. At the Effective Time, pursuant to this Agreement, each outstanding share of FSB Stock, excluding any treasury shares and Dissenting Shares (as defined in Sectin 1.13(a)) shall, without any further action on the part of FSB or the holders of any such shares, be automatically canceled and cease to be an issued and outstanding share of FSB Stock and shall be converted into the right to receive the Initial Merger Consideration (as defined in Section 1.04(a)) and the Contingent Merger Consideration (as defined in Section 1.04(b)). The Initial Merger Consideration and the Contingent Merger Consideration are hereinafter collectively referred to as the "Merger Consideration."

          (a)   The initial merger consideration shall consist of (x) an amount in cash equal to $2.76, without any interest thereon (plus any cash in lieu of fractional shares as described in Section 1.07, the "Initial Cash Consideration") and (y) that number of shares of BPFH Stock (the "Initial Stock Consideration" and together with the Initial Cash Consideration, the "Initial Merger Consideration") equal to the applicable ratio (the "Conversion Ratio") set forth below (subject to adjustment pursuant to Section 8.01(f)):

              (i)  if the Average Closing Price is greater than $23.81 (fifteen percent (15%) over the Reference Price) (such number, the "Ceiling Price"), then the Conversion Ratio shall be equal to the quotient of the Per Share Purchase Price divided by the Ceiling Price;

             (ii)  if the Average Closing Price is less than $17.60 (fifteen percent (15%) under the Reference Price) (such number, the "Floor Price"), then the Conversion Ratio shall be equal to the quotient of the Per Share Purchase Price divided by the Floor Price; and

            (iii)  if the Average Closing Price is greater than or equal to the Floor Price and less than or equal to the Ceiling Price, then the Conversion Ratio shall be equal to the quotient of the Per Share Purchase Price divided by the Average Closing Price.

        The "Per Share Purchase Price" shall equal $15.62.

          (b)   If the Closing Date (as defined in Section 1.08) does not occur on or prior to October 1, 2003, then BPFH shall pay to the holders of FSB Stock outstanding as of the Effective Time additional Merger Consideration (the "Contingent Merger Consideration") as described below:

              (i)  In the event that Closing Date occurs after October 1, 2003, but on or prior to January 1, 2004, then BPFH will pay as additional Merger Consideration (x) an amount in cash equal to the product of (A) the number of months that have elapsed from October 1, 2003 through and including the month immediately prior to the month in which the Closing Date occurs multiplied by $0.075 (such amount the "Additional Consideration Amount") multiplied by (B) 0.15, without any interest thereon (plus any cash in lieu of fractional shares as described in Section 1.07), and (y) that number of shares of BPFH Stock equal to the applicable Conversion Ratio set forth in Section 1.04(a); provided that solely for purposes of this calculation the numerator of the applicable Conversion Ratio shall equal the product of (A) the Additional Consideration Amount multiplied by (B) 0.85; and

             (ii)  In the event that the Closing Date occurs after January 1, 2004 but on or prior to the Closing Deadline (as defined in Sectin 8.01(b)) then in addition to the amount required to be paid under clause (i) above, BPFH will pay as additional Merger Consideration (x) an amount in cash equal to the product of (A) the number of months elapsed from January 1, 2004 through and including the month immediately prior to the month in which the Closing Date occurs multiplied by $0.163 (such amount the "Supplementary Consideration Amount") multiplied by (B) 0.15, without any interest thereon (plus any cash in lieu of fractional shares as described in Section 1.07), and (y) that number of shares of BPFH Stock equal to the applicable Conversion Ratio set forth in Section 1.04(a); provided that solely for purposes of this calculation the numerator of the applicable Conversion Ratio shall equal the product of (A) the Supplementary Consideration Amount multiplied by (B) 0.85.

        An example of the calculation of the Merger Consideration is attached hereto as Schedule 1.04(b).

          (c)   If, prior to the Effective Time, BPFH shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the BPFH Stock, or make a distribution on the BPFH Stock in any security convertible into BPFH Stock, with a record date prior to the Effective Time, appropriate adjustment or adjustments will be made to the Conversion Ratio.

          (d)   Each share of FSB Stock held in the treasury and any shares of FSB Stock owned by Acquisition Corp., BPFH or any direct or indirect wholly-owned subsidiary of Acquisition Corp. or BPFH immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

          (e)   Any outstanding options, warrants or other rights to acquire FSB Stock ("FSB Options") outstanding immediately prior to the Effective Time shall be treated as follows:

              (i)  At and as of the Effective Time, BPFH shall assume each and every outstanding FSB Option described in Section 3.03(a)(iv), and all obligations of FSB under the FSB Stock Option Plan. With respect to each and every FSB Option so assumed by BPFH under this Agreement: (A) such FSB Option shall be exercisable for that number of whole shares of BPFH Stock equal to the product of (1) the number of shares of FSB Stock that were purchasable under such FSB Option immediately prior to the Effective Time of the Merger multiplied by (2) the Conversion Ratio divided by 0.85, with such product rounded down to the nearest whole number of shares of BPFH Stock; and (B) the per share exercise price for the shares of BPFH Stock issuable upon exercise of such FSB Option shall be equal to the quotient of (1) the exercise price per share of FSB Stock at which such FSB Option was exercisable immediately prior to the Effective Time of the Merger divided by (2) the Conversion Ratio divided by 0.85, with such product rounded up to the nearest whole cent. As soon as reasonably practicable after the Effective Time of the Merger, BPFH shall issue to each holder of an outstanding FSB Option a document evidencing the assumption of such holder's FSB Option pursuant to this Section 1.04(e).

             (ii)  Other than as provided in subsection (i) above or as otherwise amended, the terms of the FSB Options after the Effective Time of the Merger shall correspond in all material respects to the terms of the FSB Options prior to the Effective Time of the Merger and, subject to the requirements of law, the FSB Options which qualify as incentive stock options prior to the Effective Time shall qualify as incentive stock options of BPFH after the Effective Time.

            (iii)  At or prior to the Effective Time, BPFH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of BPFH Stock for delivery upon exercise of FSB Options assumed by it in accordance with this Section 1.04(e). At the Effective Time, or as soon as practicable thereafter, BPFH shall, if necessary, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of BPFH Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

            (iv)  Each FSB Option that is outstanding as of immediately prior to the Effective Time, but is not then exercisable shall become exercisable in accordance with the FSB Stock Option Plan.

        Section 1.05    Effect on BPFH Stock and Acquisition Corp. Stock.

          (a)   At the Effective Time, each outstanding share of BPFH Stock shall not be converted or otherwise affected by the Merger.

          (b)   Each share of Acquisition Corp. Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, be automatically converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

        Section 1.06    Rights as Shareholders; Stock Transfers.    At the Effective Time, all shares of FSB Stock, when converted as provided in Section 1.04, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, each such certificate (a "Certificate" and collectively, the "Certificates") previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration provided under this Article I. At the Effective Time, holders of FSB Stock shall cease to be, and shall have no rights as shareholders of FSB, other than the right to receive the Merger Consideration as provided under this Article I. After the Effective Time, there shall be no transfers recorded on the stock transfer books of FSB Stock, other than transfers of FSB Stock that have occurred prior to the Effective Time.

        Section 1.07    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of BPFH Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in the Merger. In lieu thereof, each holder of FSB Stock who would otherwise be entitled to receive a fractional share of BPFH Stock (after aggregating all certificates for FSB Stock delivered by such holder) shall receive an amount in cash (without interest), calculated to the nearest cent, determined by multiplying (a) such fraction by (b) the closing price of BPFH Stock reported on the Nasdaq National Market on the Business Day immediately preceding the Closing Date. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

        Section 1.08    Closing.    The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") which will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, on the first day of the month immediately following the month in which all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the "Closing Date." Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by FSB and BPFH. Notwithstanding anything herein to the contrary, in the event all conditions to the Closing (other than conditions to be fulfilled at the Closing) have been satisfied or waived on or prior to the Closing Deadline, then no party shall be entitled to exercise its right of termination as contemplated therein by reason of the fact that this Section 1.08 contemplates that the Closing will occur on the first day of the month immediately following the month in which such conditions are satisfied or waived, such provision being included for the convenience of the parties and their counsel in connection with the Closing.

        Section 1.09    Actions Subsequent to Closing.    The Surviving Corporation and BPFH from time to time after the Closing, and without further consideration, shall execute and deliver or cause to be executed and delivered such further instruments of transfer, assignments, consents or documents as may be reasonably necessary or appropriate to carry out the intent and purposes hereof.

        Section 1.10    Articles of Incorporation.    Unless otherwise determined by BPFH from and after the Effective Time, the articles of incorporation of FSB, as in effect immediately prior to the Effective Time, as amended and as such articles of incorporation may be amended in accordance with Section 5.11(g), and as set forth in this Agreement or any certificate of amendment filed prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

        Section 1.11    By-laws.    Unless otherwise determined by BPFH, the by-laws of FSB, as in effect immediately prior to the Effective Time, shall from and after the Effective Time be the by-laws of the Surviving Corporation until amended in accordance with applicable law or such by-laws.

        Section 1.12    Directors and Officers.    From and after the Effective Time, the Board of Directors of the Surviving Corporation will consist of the directors of Acquisition Corp. immediately prior to the Effective Time, such directors to hold office in accordance with the applicable provisions of the articles of incorporation and by-laws of the Surviving Corporation, and until their respective successors shall be duly elected or appointed and shall duly qualify. At the Effective Time, the directors of FSB's wholly-owned subsidiary, First State Bank of California ("FSB's Bank"), shall consist of the directors of FSB's Bank holding office immediately prior to the Effective Time, plus two (2) directors designated by BPFH, such directors to hold office in accordance with the provisions of the articles of incorporation and by-laws of FSB's Bank, and until their respective successors shall be duly elected or appointed and shall duly qualify. From and after the Effective Time, the officers of the Surviving Corporation will consist of the officers of Acquisition Corp. immediately prior to the Effective Time, such officers to hold office, subject to the applicable provisions of the articles of incorporation and the by-laws of the Surviving Corporation, and until their respective successors shall be duly elected or appointed and shall duly qualify. From and after the Effective Time, the officers of FSB's Bank will consist of the officers of FSB's Bank immediately prior to the Effective Time, such officers to hold office, subject to the applicable provisions of the articles of incorporation and the by-laws of FSB's Bank, and until their respective successors shall be duly elected or appointed and shall duly qualify.

        Section 1.13    Dissenting Shares.

          (a)   Notwithstanding any other provision of this Agreement to the contrary, any FSB Stock held by a shareholder who has demanded and perfected dissenter's rights in accordance with Chapter 13 of the CGCL and as of the Effective Time has not effectively withdrawn or lost such dissenter's rights ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration pursuant to Section 1.04, but the holder thereof shall only be entitled to such rights as are granted by Chapter 13 of the CGCL.

          (b)   Notwithstanding the provisions of Section 1.13(a) above, if any holder of FSB Stock who demands payment for such FSB Stock under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's FSB Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.04, upon surrender of the Certificate or Certificates in the manner provided by Section 1.14.

          (c)   FSB shall give BPFH (i) prompt notice of any written demands for payment of the fair value of any FSB Stock, any withdrawals of such demands and any other instruments served pursuant to the CGCL received by FSB and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. FSB shall not, except with the prior written consent of BPFH, voluntarily make any payment with respect to any demands for payment of the fair value of FSB Stock or offer to settle or settle any such demands.

        Section 1.14    Surrender of Certificates; Stock Transfer Books.

          (a)   At or prior to the Effective Time, BPFH shall designate Equiserve LLC to act as agent for the holders of the FSB Stock in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange of Certificates for the Merger Consideration pursuant to Section 1.04 hereof.

          (b)   Immediately prior to the Effective Time, BPFH or Acquisition Corp. shall deposit in trust with the Paying Agent for the benefit of the holders of FSB Stock certificates representing the aggregate number of shares of BPFH Stock and the aggregate amount of cash equal to the Merger Consideration (such aggregate amount being hereinafter referred to as the "Payment Fund"), to be issued or paid, respectively, pursuant to Section 1.04 and Section 1.07 in exchange for outstanding shares of FSB Stock. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.04 hereof out of the Payment Fund. Any and all amounts earned on the Payment Fund shall be paid over to the Surviving Corporation or, following the Subsequent Merger, the Subsequent Surviving Corporation (as defined in Section 2.01 hereof).

          (c)   Promptly after the Effective Time, but in no event later than ten (10) business days thereafter, the Surviving Corporation or the Subsequent Surviving Corporation, as the case may be, shall cause the Paying Agent to mail to each person who was a record holder of an outstanding Certificate or Certificates, whose FSB Stock was converted pursuant to Section 1.04 hereof into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as BPFH may reasonably specify) and instructions for its use in surrendering Certificates in exchange for payment of the Merger Consideration. Upon the surrender to the Paying Agent of such a Certificate, together with such duly executed letter of transmittal and any other required documents, the holder thereof shall be entitled to receive in exchange therefor (x) a Certificate representing that number of whole shares of BPFH Stock to which such holder of FSB Stock shall have become entitled pursuant to Article I hereof and (y) a check representing the amount of cash and unpaid dividends and distributions on BPFH Stock, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to Article I hereof, and such Certificate so surrendered shall forthwith be canceled. Until so surrendered, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, without interest thereon, pursuant to Section 1.04 hereof, and the holder thereof shall not be entitled to be paid any cash to which such holder otherwise would be entitled. In case any payment pursuant to this Section 1.14 is to be made to a holder other than the registered holder of a surrendered Certificate, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BPFH Stock in any name other than the registered holder of the Certificate surrendered or required by reason of the payment of cash to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or that such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

          (d)   Promptly following the date which is six (6) months after the Effective Time, the Paying Agent shall return to the Subsequent Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate shall be entitled to look to the Subsequent Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) only as a general creditor thereof with respect to any Merger Consideration, without interest, that may be payable upon due surrender of the Certificate or Certificates held by them. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Certificates for any Merger Consideration delivered pursuant hereto to a public official pursuant to applicable abandoned property, escheat or other similar laws.

          (e)   At the Effective Time, the FSB Stock transfer books shall be closed and no transfer of FSB Stock shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Subsequent Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration as provided in Section 1.04 hereof, subject to applicable law in the case of Dissenting Shares. The Merger Consideration paid upon the surrender for exchange of FSB Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such FSB Stock. Any portion of the Payment Fund made available to the Paying Agent to pay for Dissenting Shares shall be returned to the Surviving Corporation or, following the Subsequent Merger, the Subsequent Surviving Corporation, upon demand.

          (f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BPFH, upon the posting by such person of a bond in such amount as BPFH may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the BPFH Stock and cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        Section 1.15    Tax Consequences.    It is intended that the Merger be consummated pursuant to a plan which qualifies as a reorganization under Section 368(a) of the Code (as defined in Section 3.12(b)). This Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

        Section 1.16    Alternative Structure.    Notwithstanding anything to the contrary contained in this Agreement prior to the Effective Time, BPFH shall be entitled to revise the structure of the Merger and the other transactions contemplated hereby and thereby, provided, that (a) such modification is necessary or advisable to promptly obtain any required approval or consent of a Governmental Entity in connection with the Merger, or (b) in the event that the opinions referenced in Section 7.02(a) cannot be delivered, such modification is necessary to permit the delivery of an opinion by counsel/accountants to FSB that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, further, that (i) there are no material adverse federal or state income tax consequences to FSB and its shareholders as a result of the modification; (ii) the Merger Consideration to be paid to FSB shareholders under this Agreement is not thereby changed in kind or reduced in amount; (iii) such modification will not be likely to jeopardize receipt of any required regulatory approvals relating to the consummation of the Merger; and (iv) such modification does not materially adversely affect the composition of the directors and executive officers of the Surviving Corporation as set forth in Section 1.12. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE II    THE SUBSEQUENT MERGER; EFFECTS OF THE SUBSEQUENT MERGER

        Section 2.01    The Subsequent Merger.    As soon as practicable following the Effective Time and subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Law ("MBCL") and the CGCL, and in reliance on the representations, warranties and covenants set forth herein, at the Subsequent Effective Time (as defined in Section 2.02 hereof), FSB shall merge with and into BPFH. BPFH shall be the surviving corporation (hereinafter sometimes called the "Subsequent Surviving Corporation") in the Subsequent Merger, and shall continue its corporate existence under the laws of The Commonwealth of Massachusetts. The name of the Subsequent Surviving Corporation shall continue to be Boston Private Financial Holdings, Inc. Upon consummation of the Subsequent Merger, the separate corporate existence of FSB shall terminate.

        Section 2.02    Effective Time of the Subsequent Merger.    As soon as practicable following the Effective Time, BPFH shall, and it shall cause FSB (as the Surviving Corporation in the Merger) to, effect the Subsequent Merger by duly executing and filing (a) articles of merger with the Secretary of State of The Commonwealth of Massachusetts (the "Massachusetts Secretary"), in accordance with the MBCL, and (b) the requisite Officer's Certificates with the California Secretary in order to comply in all respects with the requirements of the CGCL. The Subsequent Merger shall become effective on the date and at such time (the "Subsequent Effective Time") as set forth in both (x) the articles of merger filed with the Massachusetts Secretary in accordance with the MBCL, and (y) the requisite Officer's Certificates filed with the California Secretary in accordance with the CGCL.

        Section 2.03    Effect of the Subsequent Merger.    At the Subsequent Effective Time, the effect of the Subsequent Merger shall be as provided herein and in the applicable provisions of the MBCL and the CGCL.

        Section 2.04    Articles of Incorporation.    Unless otherwise determined by BPFH prior to the Subsequent Effective Time, from and after the Subsequent Effective Time, the articles of incorporation of BPFH, as in effect immediately prior to the Subsequent Effective Time, as amended by the articles of merger filed with the Massachusetts Secretary in accordance with the MBCL, shall be the articles of incorporation of BPFH as the Subsequent Surviving Corporation until amended in accordance with applicable law.

        Section 2.05    By-laws.    Unless otherwise determined by BPFH prior to the Subsequent Effective Time, the by-laws of BPFH, as in effect immediately prior to the Subsequent Effective Time, shall from and after the Subsequent Effective Time be the by-laws of BPFH as the Subsequent Surviving Corporation until amended in accordance with applicable law or such by-laws.

        Section 2.06    Directors and Officers.    From and after the Subsequent Effective Time, the Board of Directors of BPFH as the Subsequent Surviving Corporation will consist of the directors of BPFH immediately prior to the Subsequent Effective Time, such directors to hold office, in accordance with the applicable provisions of the articles of incorporation and by-laws of BPFH as the Subsequent Surviving Corporation and until their respective successors shall be duly elected or appointed and shall duly qualify. From and after the Subsequent Effective Time, the officers of the Subsequent Surviving Corporation will consist of the officers of BPFH immediately prior to the Subsequent Effective Time, such officers to hold office, subject to the applicable provisions of the articles of incorporation and by-laws of BPFH as the Subsequent Surviving Corporation, until their respective successors shall be duly elected or appointed and shall duly qualify.

        Section 2.07    Cancellation of Shares.    At the Subsequent Effective Time, by virtue of the Subsequent Merger and without any action on the part of BPFH, FSB or any shareholder of FSB, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Subsequent Effective Time shall be automatically canceled and retired and shall cease to exist.

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF FSB

        As a material inducement to BPFH and Acquisition Corp. to enter into this Agreement and to consummate the transactions contemplated hereby, FSB hereby makes to BPFH and Acquisition Corp. the representations and warranties contained in this Article III, except, with respect to any Section of this Article III, as set forth in the corresponding Section of the Disclosure Schedule delivered by FSB to BPFH and Acquisition Corp. concurrently herewith (the "FSB Disclosure Schedule").

        When used in connection with FSB, FSB's Bank, or any of the Subsidiaries, the term "Material Adverse Effect" means any change or effect that is or would be materially adverse to: (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of FSB, FSB's Bank and the Subsidiaries taken as a whole; or (b) the ability of FSB, FSB's Bank or the Subsidiaries to consummate the transactions contemplated hereby, excluding in each case any change or effect resulting from any change in law, rule or regulation or generally accepted accounting principles or interpretations thereof that apply to banking institutions or bank holding companies generally or any changes in economic conditions generally affecting banking institutions or bank holding companies, as a whole, which do not affect FSB in any manner or degree significantly different than the affect on banking institutions or bank holding companies generally.

        Section 3.01    Organization and Qualification; Subsidiaries.

          (a)   FSB is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. FSB's Bank is a California state-chartered bank and a wholly-owned subsidiary of FSB duly organized and validly existing under the laws of the State of California. The deposit accounts of FSB's Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by law and all premiums and assessments required in connection therewith have been paid by FSB's Bank. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the best knowledge of FSB, threatened. Each Subsidiary of FSB (other than FSB's Bank) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. FSB, FSB's Bank and the Subsidiaries each has all requisite power and authority and all necessary governmental permits and approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of FSB, FSB's Bank and the Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have obtained such permit or approval or to be so licensed or qualified and be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect.

          (b)   A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of the outstanding capital stock or other ownership interest by FSB or FSB's Bank of each Subsidiary, is set forth in Section 3.01(b) of the FSB Disclosure Schedule. Except as set forth in Section 3.01(b) of the FSB Disclosure Schedule, neither FSB nor FSB's Bank directly or indirectly owns five percent (5%) or more of the capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        Section 3.02    Articles of Incorporation; By-laws; Corporate Records.    FSB has heretofore made available to BPFH true, complete and correct copies of the articles of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of FSB, FSB's Bank and each of the

Subsidiaries. Such articles of incorporation, by-laws and equivalent organizational documents are in full force and effect as of the date of this Agreement. None of FSB, FSB's Bank or the Subsidiaries is in violation of any provision of its articles of incorporation or equivalent organizational documents or of its by-laws. The minute books of FSB, FSB's Bank and each of the Subsidiaries contain in all material respects true and correct records of all meetings held or true and complete records of all other material corporate actions taken since December 1983 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

        Section 3.03    Capitalization.

          (a)   The authorized capital stock of FSB consists of 10,000,000 shares of FSB Stock. As of the date hereof, (i) 1,311,672 shares of FSB Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (ii) no shares of FSB Stock are held in the treasury of FSB, (iii) no shares of FSB Stock are held by FSB's Bank or any of the Subsidiaries, and (iv) 339,410 shares of FSB Stock are reserved for future issuance pursuant to the FSB Stock Option Plan, of which options to acquire 224,704 shares of FSB Stock are currently outstanding at a weighted average exercise price of $7.09 per share. Each issued and outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Each share of capital stock of each Subsidiary owned by FSB or FSB's Bank or any of the other Subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on FSB's, FSB's Bank's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Section 3.03(a) of the FSB Disclosure Schedule sets forth a complete and correct list of all holders of FSB Stock, including options to acquire FSB Stock, and the number of shares of FSB Stock and FSB Options held by such holder.

          (b)   The authorized capital stock of FSB's Bank consists of 10,000,000 shares of common stock, no par value (the "FSB's Bank Common Stock"). As of the date hereof, (i) 1 share of FSB's Bank Common Stock is issued and outstanding, which is owned by FSB free and clear of any encumbrance or lien and which is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) no shares of FSB's Bank Common Stock are held in the treasury of FSB's Bank or are held by any of the Subsidiaries.

          (c)   Except for the FSB Options listed in Section 3.03(a) of the FSB Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of FSB, FSB's Bank or any of the Subsidiaries or obligating FSB, FSB's Bank or any of the Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, FSB, FSB's Bank or any of the Subsidiaries (collectively, the "Rights"). There are no outstanding contractual obligations of FSB, FSB's Bank or any of the Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, FSB, FSB's Bank or any of the Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

        Section 3.04    Authority.    FSB has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of FSB's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FSB and the consummation of the transactions by FSB contemplated hereby have been duly and validly approved by the required vote of the Board of Directors of FSB (the "FSB Board"). The FSB Board has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to shareholders of FSB for approval at a meeting of such shareholders and, except for the adoption of this

Agreement and approval of the Merger by the requisite vote of FSB's shareholders, no other corporate actions of proceedings on the part of FSB are necessary to approve this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FSB and constitutes a valid and binding obligation of FSB, enforceable against FSB in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity.

        Section 3.05    No Conflict.    Neither the execution, delivery and performance of this Agreement by FSB, nor the consummation by FSB of the transactions contemplated hereby, nor compliance by FSB with any of the terms or provisions hereof, will (a) conflict with, violate or result in a breach of any provision of the articles of incorporation or by-laws of FSB or the articles of incorporation, by-laws or equivalent organizational documents of FSB's Bank or any of the Subsidiaries, (b) conflict with, violate or result in a breach of any statute, law, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to FSB, FSB's Bank or any of the Subsidiaries, or by which any property or asset of FSB, FSB's Bank or any of the Subsidiaries is bound or affected, or (c) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of FSB, FSB's Bank or any of the Subsidiaries pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FSB, FSB's Bank or any of the Subsidiaries is a party, or by which FSB, FSB's Bank or any of the Subsidiaries is bound or affected, except, in the case of clause (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, either individually or in the aggregate, have a Material Adverse Effect.

        Section 3.06    Consents and Approvals.    The execution, delivery and performance of this Agreement by FSB does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, domestic or foreign, including, without limitation, any Bank Regulator (as defined in Section 3.08(b) hereof) (each a "Governmental Entity") or with any third party, except (a) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state takeover laws, and filing and recordation of appropriate merger documents as required by the laws of the State of California, (b) for consents and approvals of or filings, registrations or negotiations with the FRB, the Massachusetts Board of Bank Incorporation (the "BBI"), the California Department of Financial Institutions (the "DFI"), and the FDIC, (c) the filings required by this Agreement and (d) where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger or otherwise prevent FSB from performing its obligations under this Agreement, or would not, either individually or in the aggregate, have a Material Adverse Effect. FSB is not aware of any reason why the approvals, consents and waivers of Governmental Entities referred to herein and in Section 5.01 should not be obtained.

        Section 3.07    Compliance.    FSB, FSB's Bank and each of the Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all applicable laws, and have complied with and are not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, by-law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to FSB, FSB's Bank or any of the Subsidiaries or by which any property or asset of FSB, FSB's Bank or any of the Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FSB, FSB's Bank or any of the Subsidiaries is a party or by which FSB, FSB's Bank or any of the Subsidiaries or any property or asset of FSB, FSB's Bank or any of the Subsidiaries is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, either individually or in the aggregate, have a Material Adverse Effect and none of FSB, FSB's Bank or any of the Subsidiaries have received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement or the commencement of any proceeding in connection with any such violation, and knows of any violation of any such law, statute, order, rule, regulation, policy or agreement which would have such result. Without limiting the generality of the foregoing, none of FSB, FSB's Bank or the Subsidiaries has been advised of the existence of any facts or circumstances which would cause FSB's Bank to be deemed not to be in satisfactory compliance with the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder. FSB has not elected to become a "financial holding company" under the Bank Holding Company Act of 1956, as amended.

        Section 3.08    Reports.

          (a)   FSB is not required to file any forms, reports or documents with the Securities and Exchange Commission (the "SEC"). No Subsidiary is required to file any form, report or other document with the SEC.

          (b)   FSB, FSB's Bank and each of the Subsidiaries has timely filed and made available to BPFH true and complete copies of all forms, reports and documents required to be filed by each of them with all appropriate federal or state governmental or regulatory authorities charged with the supervision of banks or bank holding companies or engaged in the insurance of bank deposits, including, without limitation, the DFI, the FRB and the FDIC (collectively, the "Bank Regulators") since December 31, 1997, and have paid all fees and assessments due and payable in connection therewith. Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal periodic examinations conducted by the FRB (the "Bank Examinations"), the FDIC and the DFI, or any other Bank Regulator in the regular course of the business of FSB, FSB's Bank and the Subsidiaries, no Bank Regulator has initiated any proceeding or, to the knowledge of FSB, investigation into the business or operations of FSB, FSB's Bank or any of the Subsidiaries since December 31, 1997. Except as set forth in Section 3.08(b) of the FSB Disclosure Schedule, FSB, FSB's Bank and the Subsidiaries have not received any objection from any regulatory agency to any of their responses to any violation, criticism or exception by any Bank Regulator with respect to any report or statement relating to any examinations since December 31, 1997, which objection remains unresolved. FSB, FSB's Bank and each of the Subsidiaries, have resolved all violations, criticisms or exceptions by any Bank Regulator with respect to any Bank Examination.

        Section 3.09    Financial Statements.

          (a)   FSB has provided to BPFH true and complete copies of the consolidated financial statements of FSB, FSB's Bank and the Subsidiaries (i) as of December 31, 2000, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 (the "Year-End Financials") and (ii) as of March 31, 2003 and for the three months then ended (the "Interim Financials"), including related statements of income, changes in shareholders' equity, cash flows and the notes thereto, in the case of the Year-End Financials accompanied by the audit report of Hutchinson & Bloodgood LLP, independent public accountants for FSB. The December 31, 2002 balance sheet of FSB, including the related notes, where applicable ("FSB's Base Balance Sheet"), and each of the Year-End Financials and the Interim Financials, including the related notes, where applicable, fairly presents, and the financial statements referred to in Section 5.04 hereof each will fairly present, the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of FSB, FSB's Bank and the Subsidiaries for the respective periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been prepared, and the financial statements referred to in Section 5.04 hereof will be prepared, in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. Each of the financial statements referred to in this Section 3.09, including, in each case, the notes thereto, comply, and the financial statements referred to in Section 5.04 hereof will comply, with applicable accounting requirements and to the extent applicable thereto with the published rules and regulations of the Bank Regulators. Without limiting the generality of the foregoing, the allowance for possible loan losses included in the financial statements referred to in this Section 3.09 was, and the allowance for possible loan losses to be included in the financial statements referred to in Section 5.04 hereof will be, determined in accordance with GAAP. The books and records of FSB, FSB's Bank and the Subsidiaries are true and complete and have been, and are being, maintained in accordance with applicable legal and accounting requirements.

          (b)   The consolidated balance sheet of FSB, FSB's Bank and the Subsidiaries as of March 31, 2003, including the notes thereto, makes adequate provision for all material liabilities and obligations of every nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) of FSB, FSB's Bank and the Subsidiaries as of March 31, 2003, and except as and to the extent set forth on such consolidated balance sheet, none of FSB, FSB's Bank or the Subsidiaries has any material liability or obligation of any nature, known or unknown, whether accrued, absolute, contingent or otherwise and whether due or to become due.

        Section 3.10    Absence of Certain Changes or Events.    Since the date of FSB's Base Balance Sheet, except as contemplated by this Agreement or as set forth in Section 3.10 of the FSB Disclosure Schedule, FSB, FSB's Bank and the Subsidiaries have conducted their businesses only in the ordinary course and in manners consistent with past practice and, since the date of FSB's Base Balance Sheet, there has not been (a) either individually or in the aggregate, any change which has had or could reasonably be expected to have Material Adverse Effect, (b) any material damage, destruction or loss with respect to any property or asset of FSB, FSB's Bank or any of the Subsidiaries, (c) any change by FSB, FSB's Bank or any of the Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by FSB's independent accountants, (d) any revaluation by FSB, FSB's Bank or any of the Subsidiaries of any asset, including, without limitation, any writing down of the value of investments or writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice, (e) any entry by FSB, FSB's Bank or any of the Subsidiaries into any contract or commitment (other than with respect to Loans, as hereinafter defined) of more than $25,000, except in the ordinary course of business consistent with past practice or with a term of more than one year (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of FSB, FSB's Bank or any of the Subsidiaries or any redemption, purchase or other acquisition of any of its securities, (g) except as would have been permitted by Section 5.11(d) hereof, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of FSB, FSB's Bank or any of the Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of FSB, FSB's Bank or any of the Subsidiaries, (h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by FSB, FSB's Bank or any of the Subsidiaries for federal or state income tax purposes, (j) any change in the credit policies or procedures of FSB, FSB's Bank or any of the Subsidiaries, the effect of which was or is to make any such policy or procedure materially less restrictive, (k) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including, without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, other than in the ordinary course of business consistent with past practice, (l) any forgiveness or cancellation of any indebtedness or contractual obligation other than in the ordinary course of business consistent with past practice, (m) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of FSB, FSB's Bank or any of the Subsidiaries with a value in excess of $25,000 in the aggregate other than in connection with pledged deposits, (n) any acquisition or disposition of any assets or properties having a value in excess of $25,000, or any contract for any such acquisition or disposition entered into, other than the acquisition or disposition of Loans in the ordinary course of business consistent with past practice, or (o) any lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

        Section 3.11    Absence of Litigation.    None of FSB, FSB's Bank or the Subsidiaries is a party to any, and there are no pending, or to the knowledge of FSB, threatened, legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against FSB, FSB's Bank or any of the Subsidiaries or any property or asset of FSB, FSB's Bank or any of the Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, either individually or in the aggregate, could have a Material Adverse Effect and, to FSB's knowledge, no facts or circumstances exist which could reasonably form the basis of such a claim, action, proceeding or investigation. None of FSB, FSB's Bank or the Subsidiaries, or any property or asset of FSB FSB's Bank or any of the Subsidiaries, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        Section 3.12    Employee Benefit Programs.

          (a)   Section 3.12(a) of the FSB Disclosure Schedule sets forth a list of every Employee Program (as defined below) currently maintained by FSB, FSB's Bank or an Affiliate (as defined below).

          (b)   Each Employee Program which has ever been maintained by FSB, FSB's Bank or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a), and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program that is qualified under Section 401(a) of the Code.

          (c)   None of FSB, FSB's Bank or any Affiliate knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable to the Employee

  Programs that are currently maintained by FSB, FSB's Bank or any Affiliate. With respect to any Employee Program currently maintained by FSB, FSB's Bank or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii) or (iii), could subject FSB, FSB's Bank or any Affiliate to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by FSB, FSB's Bank or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued.

          (d)   None of FSB, FSB's Bank nor any Affiliate has incurred any liability under title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by FSB, FSB's Bank or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by FSB, FSB's Bank or an Affiliate and subject to title IV of ERISA, there has been no (nor will be any as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which the notice requirement is not waived under 29 C.F.R. Part 2615) or (ii) event or condition which presents a material risk of plan termination or any other event that may cause FSB, FSB's Bank or any Affiliate to incur liability or have a lien imposed on its assets under title IV of ERISA. No Employee Program maintained by FSB, FSB's Bank or an Affiliate and subject to title IV of ERISA (other than a Multiemployer Plan (as defined below)) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18). Neither FSB, FSB's Bank nor any Affiliate has ever maintained a Multiemployer Plan. None of the Employee Programs ever maintained by FSB, FSB's Bank or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

          (e)   With respect to each Employee Program maintained by FSB, FSB's Bank or any Subsidiary, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to BPFH: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three (3) most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; and (vii) any registration statement or other filing made pursuant to any federal or state securities law.

          (f)    Each Employee Program required to be listed in Section 3.12(a) of the FSB Disclosure Schedule may be amended, terminated, or otherwise modified by FSB, FSB's Bank or the Affiliate to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program, except as set forth in Section 3.12(f) of the FSB Disclosure Schedule and no employee communications or provision of any Employee Program document has failed effectively to reserve the right of FSB, FSB's Bank or the Affiliate to so amend, terminate, or otherwise modify such Employee Program.

          (g)   Each Employee Program currently maintained by FSB or FSB's Bank (including each non-qualified deferred compensation arrangement) is maintained in material compliance with all applicable requirements of federal and state securities laws, including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act, and/or state "Blue Sky" laws.

          (h)   Each Employee Program currently maintained by FSB, FSB's Bank or an Affiliate has complied in all material respects with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

          (i)    For purposes of this section:

              (i)  "Employee Program" means (x) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (y) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (x) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129, or 137; and (z) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

             (ii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

            (iii)  An entity is an "Affiliate" of FSB if it would have ever been considered a single employer with FSB under ERISA Section 4001(b) or part of the same "controlled group" as FSB for purposes of ERISA Section 302(d)(8)(C).

            (iv)  "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        Section 3.13    Labor Matters.    No work stoppage involving FSB, FSB's Bank or any of the Subsidiaries is pending or, to the knowledge of FSB, threatened. None of FSB, FSB's Bank or the Subsidiaries is involved in, or, to the knowledge of FSB, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere with the respective business activities of FSB, FSB's Bank or any of the Subsidiaries. No employees of FSB, FSB's Bank or any of the Subsidiaries are represented by any labor union, and, to the knowledge of FSB, no labor union is attempting to organize employees of FSB, FSB's Bank or any of the Subsidiaries.

        Section 3.14    Property and Leases.

          (a)   Each of FSB, FSB's Bank and the Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the consolidated balance sheet of FSB, FSB's Bank and the Subsidiaries included in the Interim Financials. Each parcel of real property, and each item of personal property, owned or leased by FSB, FSB's Bank or any of the Subsidiaries (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (v) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (w) inchoate mechanics' and materialmen's Liens for construction in progress, (x) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of FSB, FSB's Bank or such Subsidiary consistent with past practice, (y) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and (z) those items that secure public or statutory obligations, public deposits, repurchase agreements, or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by a Subsidiary acting in a fiduciary capacity, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of FSB, has any such condemnation, expropriation or taking been proposed. None of FSB, FSB's Bank or the Subsidiaries has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its properties.

          (b)   All leases of real property leased for the use or benefit of FSB, FSB's Bank or any of the Subsidiaries to which FSB, FSB's Bank or any of the Subsidiaries is a party, and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by FSB, FSB's Bank or any of the Subsidiaries, nor, to the knowledge of FSB, any event which with notice or lapse of time or both would constitute a material default thereunder by FSB, FSB's Bank or any of the Subsidiaries.

        Section 3.15    Taxes and Tax Returns.

          (a)   Each of FSB, FSB's Bank and the Tax Subsidiaries (as defined below) has filed all Tax Returns (as defined below) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by FSB, FSB's Bank and the Tax Subsidiaries (whether or not shown on any Tax Return) have been paid. None of FSB, FSB's Bank or the Tax Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where FSB, FSB's Bank or the Tax Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests (as defined below) on any of the assets of FSB, FSB's Bank or the Tax Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b)   Each of FSB, FSB's Bank and the Tax Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing or credited to the account of any customer, employee, independent contractor, creditor, shareholder, or other third party.

          (c)   No director or officer (or employee responsible for Tax matters) of FSB, FSB's Bank or the Tax Subsidiaries expects any authority to assess any additional material Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of FSB, FSB's Bank or the Tax Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of FSB, FSB's Bank or the Tax Subsidiaries has knowledge based upon personal contact with any agent of such authority. Section 3.15(c) of the FSB Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to FSB, FSB's Bank or the Tax Subsidiaries for taxable periods ending on or after December 31, 1996, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. FSB has delivered to BPFH correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies against or agreed to by FSB, FSB's Bank or the Tax Subsidiaries since December 31, 1996.

          (d)   None of FSB, FSB's Bank or any Tax Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e)   None of FSB, FSB's Bank or any Tax Subsidiary has filed a consent under Section 341(f) of the Code, concerning collapsible corporations. No property of FSB, FSB's Bank or any Tax Subsidiary is property that FSB, FSB's Bank or any Tax Subsidiary is "tax-exempt use property" within the meaning of Code Section 168(h). Except as set forth in Section 3.15(e) of the FSB Disclosure Schedule, none of FSB, FSB's Bank or any Tax Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Code Section 162(m). None of FSB, FSB's Bank or any Tax Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of FSB, FSB's Bank or any Tax Subsidiary is a party to any Tax allocation or sharing agreement except for an agreement between FSB and FSB's Bank. None of FSB, FSB's Bank or any Tax Subsidiary (i) has been a member of an Affiliated Group (as defined below) filing a consolidated federal income Tax Return (other than a group the common parent of which was FSB), (ii) has any Liability (as defined below) for the Taxes of any Person (other than FSB, FSB's Bank or any Subsidiary) under Treasury Regulations Section 1.1506-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) has distributed the stock of any corporation (or had its stock distributed) in any transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, or (iv) failed to disclose on any federal income Tax Return all positions taken therein that could give rise to a substantive understatement of income tax penalty for FSB, FSB's Bank or any Tax Subsidiary within the meaning of Section 6662 of the Code.

          (f)    The unpaid Taxes of FSB, FSB's Bank and each Subsidiary (i) did not, as of March 31, 2003, exceed by any material amount the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of FSB's consolidated balance sheet as of March 31, 2003 (rather than in any notes thereto) and (ii) do not exceed by any material amount that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FSB, FSB's Bank and each Tax Subsidiary in filing their Tax Returns.

          (g)   Except as provided in Section 3.15(g) of the FSB Disclosure Schedule none of FSB, FSB's Bank or any Tax Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481 (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

          (h)   For purposes of this Section 3.15:

          "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's, and similar liens, (ii) liens for Taxes not yet due and payable, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, net worth, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and includes amounts for which FSB, FSB's Bank or any Subsidiary is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture, or other entity.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Tax Subsidiary" means a Subsidiary that is a corporation or a partnership for United States federal income tax purposes and if, a corporation, which is a member of an Affiliated Group that files consolidated federal income tax returns with FSB as common parent, or, if a partnership, in which FSB, FSB's Bank or any of the Subsidiaries holds at least a fifty percent (50%) capital or profits interest, and unless otherwise indicated thereon includes all Subsidiaries listed in Section 3.01(b) of the FSB Disclosure Schedule.

        Section 3.16    Certain Contracts.

          (a)   Except as set forth in Section 3.16(a) of the FSB Disclosure Schedule, none of FSB, FSB's Bank or any Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or consultant; (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from FSB, FSB's Bank, or any of its Subsidiaries to any officer or employee thereof; (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement; (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of more than $25,000 per annum; (v) which materially restricts the conduct of any line of business by FSB, FSB's Bank, or any of the Subsidiaries; (vi) with or to a labor union or guild (including any collective bargaining agreement); or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. FSB has previously delivered or made available to BPFH true and complete copies of all employment, consulting and deferred compensation agreements to which FSB, FSB's Bank or any of the Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in Section 3.16(a) of the FSB Disclosure Schedule, is referred to herein as an "FSB Contract."

          (b)   (i) each FSB Contract is legal, valid and binding upon FSB, FSB's Bank or such Subsidiary, as the case may be, and in full force and effect, (ii) FSB, FSB's Bank and each of the Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each such FSB Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of FSB, FSB's Bank or any of the Subsidiaries under any such FSB Contract.

        Section 3.17    Employment Contracts.    Except as set forth in Section 3.17 of the FSB Disclosure Schedule, none of FSB, FSB's Bank or any Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment of any employee, which is not terminable at will and that provides for any payment of severance.

        Section 3.18    Loan Portfolio.    Except as set forth in Section 3.18 of the FSB Disclosure Schedule, none of FSB, FSB's Bank or any Subsidiary is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (each a "Loan" and, collectively, "Loans") as to which the obligor is, as of the date of this Agreement, over ninety (90) days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the knowledge of FSB, five percent (5%) shareholder of FSB, FSB's Bank or any of the Subsidiaries, or to the knowledge of FSB, any Person controlling, controlled by or under common control with any of the foregoing. To the knowledge of FSB, all of the Loans originated and held on the date hereof and at the Effective Time by FSB, FSB's Bank and the Subsidiaries, and any other Loans purchased and held currently and at the Effective Time by FSB, FSB's Bank and the Subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of FSB, FSB's Bank and the Subsidiaries. Section 3.18 of the FSB Disclosure Schedule sets forth as of the date hereof, (i) all of the Loans of FSB, FSB's Bank or any of the Subsidiaries that as of the date of this Agreement are classified by FSB or FSB's Bank as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of FSB, FSB's Bank and the Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category, it being understood that no representation is being made that the FDIC or the DFI would agree with the loan classifications contained in Section 3.18 of the FSB Disclosure Schedule. FSB shall promptly inform BPFH in writing of any Loan that becomes classified in the manner described in this Section 3.18, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement. The information (including electronic information and information contained on tapes and computer disks) with respect to the Loans furnished to BPFH by FSB is true and complete in all material respects.

        Section 3.19    Investment Securities.    Section 3.19(a) of the FSB Disclosure Schedule sets forth the book and market value as of March 31, 2003 of the investment securities, mortgage-backed securities and securities held for sale by FSB, FSB's Bank and the Subsidiaries. Section 3.19(b) of the FSB Disclosure Schedule sets forth the names of all the joint ventures in which FSB, FSB's Bank or any of the Subsidiaries has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in FSB's Base Balance Sheet, and none of the material investments made by FSB, FSB's Bank or any of the Subsidiaries since the date of FSB's Base Balance Sheet, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. FSB and FSB's Bank have (x) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at the lower of cost or market, and (y) accounted for any decline in the market value of its marketable equity securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 12 and Staff Accounting Bulletin No. 59, including, without limitation, the recognition through FSB's consolidated statement of operations of any unrealized loss with respect to any individual marketable equity security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

        Section 3.20    Derivative Transactions.    None of FSB, FSB's Bank or the Subsidiaries is engaged in transactions in or involving forwards, futures, options on futures, swaps or similar off-balance sheet derivative instruments.

        Section 3.21    Insurance.    Section 3.21 of the FSB Disclosure Schedule contains a list of the insurance policies currently maintained by FSB, FSB's Bank and the Subsidiaries. FSB has made available to BPFH true and complete copies of all material policies of insurance of FSB, FSB's Bank and the Subsidiaries currently in effect. All of the policies relating to insurance maintained by each of FSB, FSB's Bank and the Subsidiaries with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and none of FSB, FSB's Bank or the Subsidiaries has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of FSB or FSB's Bank which are maintained by FSB or FSB's Bank or which are otherwise included as assets on the books of FSB or FSB's Bank (a) are, or will at the Effective Time be, owned by FSB or FSB's Bank, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which FSB and FSB's Bank agree that there will not be an amendment prior to the Effective Time without the consent of BPFH, and (b) are accounted for properly as assets on the books of FSB or FSB's Bank, as applicable, in accordance with GAAP in all material respects. None of FSB, FSB's Bank or the Subsidiaries has any material liability for unpaid premiums or premium adjustments not properly reflected on FSB's consolidated financial statements described in Section 3.09 and Section 5.04.

        Section 3.22    Environmental Matters.

          (a)   Except as set forth in written reports contained in files respecting each Participation Facility or Loan Property (each defined below), each of FSB, FSB's Bank and the Subsidiaries and, to the knowledge of FSB, the Participation Facilities and the Loan Properties, are, and have been, in compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA"), other federal agencies and state and local agencies with jurisdiction over pollution, handling, use and disposal of Hazardous Materials (as defined below), or protection of the environment ("Environmental Laws"). To the knowledge of FSB, none of FSB, FSB's Bank or the Subsidiaries has any liability under Environmental Laws related to, as a result of, or in connection with its activities at any Participation Facility.

          (b)   There is no suit, claim, action or proceeding pending or, to the knowledge of FSB, threatened, before the EPA or any other Governmental Entity or other forum in which FSB, FSB's Bank or any of the Subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law, or (ii) relating to the release into, threat of release into, or presence in the Environment (as defined below) of any Hazardous Materials or Oil (as defined below), whether or not occurring at or on a site owned, leased or operated by FSB, FSB's Bank or any of the Subsidiaries or any Participation Facility.

          (c)   To the knowledge of FSB, there is no suit, claim, action or proceeding pending or threatened before the EPA or any other Governmental Entity or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into, threat of release into, or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property.

          (d)   None of FSB, FSB's Bank or the Subsidiaries, nor to FSB's knowledge, any Participation Facility or any Loan Property, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.22 could reasonably be based. No facts or circumstances have come to FSB's attention which have caused it to believe that a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.22 could reasonably be expected to occur.

          (e)   During the period of (i) FSB's, FSB's Bank's or any of the Subsidiaries' ownership or operation of any of their respective current properties, (ii) FSB's, FSB's Bank's or any of the Subsidiaries' participation in the management of any Participation Facility, or (iii) to FSB's knowledge, FSB's, FSB's Bank's or any of the Subsidiaries' holding of a security interest in a Loan Property, there has been no release, threat of release, or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property or, to the knowledge of FSB, such Participation Facility or Loan Property. To the knowledge of FSB, except as set forth in written reports in the loan files for any Participation Facility or Loan Property prior to the period of (x) FSB's, FSB's Bank's or any of the Subsidiaries' ownership or operation of any of their respective current properties or any previously owned or operated properties, (y) FSB's, FSB's Bank's or any of the Subsidiaries' participation in the management of any Participation Facility, or (z) FSB's, FSB's Bank's or any of the Subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property, Participation Facility or Loan Property.

          (f)    The following definitions apply for purposes of this Section 3.22: (i) "Loan Property" means any property in which FSB, FSB's Bank or any of the Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which FSB, FSB's Bank or any of the Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (iii) "Hazardous Material" means any pollutant, contaminant, toxic substance or hazardous substance or hazardous material or hazardous waste as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, the Federal Clean Water Act, the Toxic Substances Control Act, and any other federal, state, or local environmental law, regulation, or requirement; (iv) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990 and any other Environmental Law; and (v) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

        Section 3.23    Intellectual Property.    FSB, FSB's Bank and each of the Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and none of FSB, FSB's Bank or the Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. FSB, FSB's Bank and each of the Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

        Section 3.24    Trust Business.

          (a)   None of FSB, FSB's Bank or the Subsidiaries acts in any capacity, including, but not limited to, serving as a trustee, agent, custodian, personal representative, executor, administrator, guardian, conservator or investment advisor, for any trust, estate, foundation, individual account or other Person.

          (b)   None of FSB, FSB's Bank or the Subsidiaries is required to register as an "investment adviser" under the Investment Advisers Act of 1940, as amended.

          (c)   None of FSB, FSB's Bank or the Subsidiaries is a "broker" or "dealer" within the meaning of the Exchange Act, or a "commodity pool operator" or "commodity trading adviser" within the meaning of the Exchange Act, or a "commodity pool operator" or "commodity trading adviser" within the meaning of the Commodity Exchange Act. None of FSB, FSB's Bank or the Subsidiaries or their respective officers and employees is required to be registered as a broker or dealer with the SEC.

        Section 3.25    Agreements with Bank Regulators.    None of FSB, FSB's Bank or the Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, or overall safety and soundness or such entity's ability to perform its obligations hereunder and none of FSB, FSB's Bank or any Subsidiary has been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. None of FSB, FSB's Bank or the Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which FSB, FSB's Bank or any of the Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

        Section 3.26    Material Interests of Certain Persons.    No officer or director of FSB, FSB's Bank or any of the Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of FSB, FSB's Bank or any of the Subsidiaries that would be required to be disclosed in a proxy statement to shareholders under Regulation 14A of the Exchange Act.

        Section 3.27    Brokers' Fees.    Except as set forth in Section 3.27 of the FSB Disclosure Schedule, there is no agreement or understanding pursuant to which any broker, finder or investment banker is entitled to, or is expected to receive, any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or otherwise, based upon arrangements made by or on behalf of FSB.

        Section 3.28    State Takeover Laws.    The FSB Board has approved the transactions contemplated by this Agreement and taken all other requisite action to exempt this Agreement and the transactions contemplated hereby from the requirements of any "moratorium," business combination," "control share," "fair price" or other takeover defense laws and regulations of the State of California.

        Section 3.29    Capitalization.    FSB and FSB's Bank are "well capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board and the FDIC.

        Section 3.30    Anti-Money Laundering and Customer Information Security.    Neither FSB nor FSB's Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist which would cause FSB's Bank: (a) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended and its implementing regulations (31 CFR part 103), the USA Patriot Act of 2001, Public Law 107-56, (the "USA Patriot Act") and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder as well as the provisions of the Information Security Program adopted by FSB's Bank pursuant to 12 CFR Part 364. Furthermore, the Board of Directors of FSB's Bank has adopted and FSB's Bank has implemented an anti-money laundering program that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

        Section 3.31    Disclosure.    No representation or warranty contained in this Agreement, and no statement contained in any schedule, certificate, list or other information furnished to BPFH in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact or circumstance relating to the business, operations or condition of FSB, FSB's Bank or any of the Subsidiaries (other than facts relating to general economic trends or conditions relating to the banking and financial services industry as a whole) that currently is having a Material Adverse Effect or which in the future could have a Material Adverse Effect that is not set forth in this Agreement or in the FSB Disclosure Schedule.

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BPFH AND ACQUISITION CORP.

        As a material inducement to FSB to enter into this Agreement and to consummate the transactions contemplated hereby, each of BPFH hereby makes to FSB the representations and warranties contained in this Article IV.

        When used in connection with BPFH, the term "BPFH Material Adverse Effect" means any change or effect that is or would be materially adverse to: (i) the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of BPFH; or (ii) the ability of BPFH to consummate the transactions contemplated hereby, excluding in each case any change or effect resulting from any change in law, rule or regulation or generally acceptable accounting principles or interpretations thereof that apply to banking institutions or bank holding companies generally or any changes in economic conditions generally affecting banking institutions or bank holding companies, as a whole, which do not affect BPFH in any manner or degree significantly different than the affect on banking institutions or bank holding companies generally.

        Section 4.01    Corporate Organization.    BPFH is a corporation, duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and a bank holding company registered with the FRB under the Bank Holding Company Act of 1956, as amended. BPFH has all requisite power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and be in good standing would not, either individually or in the aggregate, have a BPFH Material Adverse Effect. Acquisition Corp. will be a corporation duly organized, validly existing and in good standing under the CGCL.

        Section 4.02    Authority.    BPFH has and Acquisition Corp. will have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of BPFH (the "BPFH Board"). This Agreement has been duly and validly executed and delivered by BPFH and constitutes a valid and binding obligation of each of BPFH, enforceable against BPFH in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

        Section 4.03    No Conflict.    Neither the execution, delivery and performance of this Agreement by BPFH, nor the consummation by each of BPFH of the transactions contemplated hereby, nor compliance by BPFH with any of the terms or provisions hereof, will: (a) conflict with, violate or result in a breach of any provision of the articles of incorporation or by-laws of BPFH; (b) violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to BPFH, or by which any property or asset of BPFH is bound or affected; or (c) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of BPFH pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BPFH is a party, or by which BPFH is bound or affected, except, in the case of clause (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, either individually or in the aggregate, have a BPFH Material Adverse Effect.

        Section 4.04    Consents and Approvals.    The execution, delivery and performance of this Agreement by BPFH does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity or with any third party, except (a) such approvals as may be required by the FRB, the FDIC, the BBI, the Massachusetts Housing Partnership Fund, the Commissioner of Banks of the Commonwealth of Massachusetts (the "Massachusetts Bank Commissioner") and the DFI; (b) the filing of the Registration Statement with the SEC and the issuance by the SEC of an order declaring the Registration Statement effective; (c) the filing of the Agreement of Merger with the California Secretary; (d) such approvals as may be required for the inclusion on the Nasdaq National Market of the BPFH Stock to be issued in the Merger; and (e) where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger or otherwise prevent BPFH or Acquisition Corp. from performing its obligations under this Agreement, or would not, either individually or in the aggregate, have a BPFH Material Adverse Effect. Except as previously disclosed in writing to FSB, BPFH is not aware of any reason why the approvals, consents and waivers of Governmental Entities referred to herein and in Section 6.01 should not be obtained.

        Section 4.05    Capitalization.    As of March 31, 2003, the authorized capital stock of BPFH consisted of 70,000,000 shares of common stock, of which 22,647,643 shares were outstanding as of March 31, 2003, and 2,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All of the outstanding shares of BPFH Stock are duly authorized, validly issued, fully paid and nonassessable. The BPFH Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, except for shares of BPFH Stock issuable pursuant to the BPFH Stock Option Plans, BPFH 401(k) Plan, the BPFH ESPP, the BPFH Deferred Compensation Plan and the BPFH dividend reinvestment plan and by virtue of this Agreement, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of BPFH Stock nor any securities convertible into such stock, and BPFH is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock.

        Section 4.06    Compliance.    BPFH holds and has at all times within the last six (6) years, held, all governmental authorizations necessary for the lawful conduct of its business under and pursuant to all applicable laws, and has complied with and is not in conflict with, or in default or violation of, (a) any law, regulation, order, writ, judgment, injunction or decree of any Governmental Entity, applicable to BPFH or by which any property or asset of BPFH is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, or permit to which BPFH is a party or by which BPFH or any property or asset of BPFH is bound or affected, except for any such non-compliance, conflicts, defaults or violations described in the foregoing clauses (a) and (b) that would not, either individually or in the aggregate, have a BPFH Material Adverse Effect; and BPFH does not know of, or has not received notice of, any violation of any of the above. BPFH has not elected to become a "financial holding company" under the Bank Holding Company Act of 1956, as amended.

        Section 4.07    Litigation.    There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of BPFH, threatened against BPFH or any affiliate of BPFH that would prevent the consummation of the transactions contemplated by this Agreement.

        Section 4.08    Capital; Financing.    On the date hereof, BPFH is "well capitalized," as such term is defined in the rules and regulations promulgated by the FRB. BPFH will have available to it sources of capital and financing sufficient to fulfill its obligation hereunder to pay the Merger Consideration.

        Section 4.09    Finder's Fee.    BPFH has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        Section 4.10    SEC Documents; Financial Reports; and Regulatory Reports.

          (a)   BPFH's Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2002 (the "BPFH 2002 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by BPFH or any of its Subsidiaries subsequent to December 31, 2002 under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, "BPFH SEC Documents"), with the SEC, and all of BPFH SEC Documents filed with the SEC, in the form filed or to be filed, as of their respective dates (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such BPFH SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present in all material respects the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such BPFH SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present in all material respects the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (b)   Since December 31, 2000, BPFH and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Bank Commissioner and the DFI and any other applicable regulatory authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate in compliance with the requirements of applicable laws and regulations. Except as previously disclosed in writing to FSB, in connection with the most recent examinations of BPFH and its Subsidiaries by the FRB, the FDIC, the Massachusetts Bank Commissioner or DFI or any other applicable regulatory authority, BPFH or the relevant Subsidiary was not required to correct or change any action, procedure or proceeding which it believes has not in all material respects been corrected or changed as required.

        Section 4.11    Agreements with Bank and Securities Regulators.    Except as previously disclosed in writing to FSB, BPFH is not a party to any formal regulatory enforcement action or any written agreement, memorandum of understanding, board resolution with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator or the SEC or any state securities administration, agency or authority (collectively, "Securities Regulators") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, or overall safety and soundness or such entity's ability to perform its obligations hereunder and BPFH has not been informed by any Bank Regulator or Securities Regulator that it is contemplating issuing or requesting any such action, order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. BPFH is not a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which BPFH is entitled to receive financial assistance or indemnification from any governmental agency.

ARTICLE V    COVENANTS OF FSB

        Section 5.01    Consents and Approvals.    FSB will use its reasonable best efforts in good faith to take, or to cause to be taken, all actions, and to do, or cause to be done, all necessary, proper or desirable actions to cause all conditions to the obligations of the parties hereunder to be satisfied as promptly as practicable and to obtain or cause to be obtained prior to the Closing Date all necessary consents to and approvals of the performance of its obligations under this Agreement, including, without limitation, the consents and approvals described on Schedule 5.01. FSB will cooperate in all respects with BPFH with a view toward obtaining timely satisfaction of the conditions to the Closing set forth herein, it being understood that all fees and expenses associated with obtaining required governmental consents and approvals shall be paid in accordance with Section 9.01 hereof. FSB shall make all filings, document submissions, applications, statements and reports to all federal, state or local government agencies or entities which are required to be made by it prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, it being understood that the required filing fees in connection therewith shall be paid in accordance with Section 9.01 hereof unless prohibited by law. FSB shall (a) furnish to BPFH copies of all filings and such necessary information and assistance as may be requested by BPFH in connection with its preparation of required filings or submissions to any governmental agency and

(b) keep BPFH informed of the status of any inquiries made of it by any federal, state or local governmental agency or authority with respect to this Agreement or the transactions contemplated hereby.

        Section 5.02    Regulatory Matters.    FSB shall furnish all information concerning FSB, FSB's Bank and the Subsidiaries as may be reasonably requested in connection with BPFH's efforts to promptly prepare and file any statement, filing, notice or application made by or on behalf of BPFH or its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

        Section 5.03    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, FSB shall, and shall cause FSB's Bank and each of the Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of BPFH, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors) and, during such period, FSB shall, and shall cause FSB's Bank and the Subsidiaries to, make available to BPFH: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which FSB is not permitted to disclose under applicable law); (ii) copies of all periodic reports to senior management, including, without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the FSB Board or the Board of Directors of FSB's Bank relating to asset quality generally; and (iii) all other information concerning its business, properties and personnel as BPFH may reasonably request (other than information which FSB is not permitted to disclose under applicable law). Neither FSB nor FSB's Bank nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FSB's, FSB's Bank's or the Subsidiaries' customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Without limiting the generality of the foregoing, FSB shall cooperate with BPFH in compiling the following with respect to each of FSB, FSB's Bank and each Subsidiary (or, in the case of clause (ii) below, with respect to FSB's Bank and each Subsidiary) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transactions contemplated hereby): (i) the basis of FSB, FSB's Bank and each Subsidiary in its assets; (ii) the basis of the shareholder(s) of FSB's Bank and each Subsidiary in its stock, or the amount of any excess loss account (as defined in Treasury Regulations Section 1.1502-19); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to FSB, FSB's Bank and any Subsidiary; and (iv) the amount of any deferred gain or loss allocable to FSB, FSB's Bank or any Subsidiary arising out of any deferred intercompany transaction (as defined in Treasury Regulations Section 1.1502-13).

          (c)   No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein or any condition to the obligations of the parties hereto.

        Section 5.04    Financial and Other Statements.    Notwithstanding anything to the contrary in Section 5.03, during the term of this Agreement, FSB shall provide to BPFH the following documents and information:

          (a)   As soon as reasonably available, but in no event more than thirty-five (35) days after the end of each fiscal quarter ending after the date of this Agreement, FSB will deliver to BPFH, FSB's Bank's quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than sixty (60) days after the end of each fiscal year ending after the date of this Agreement, FSB will deliver to BPFH, FSB's Bank's consolidated and audited financial statements for the fiscal year then ended.

          (b)   Promptly upon receipt thereof, FSB will furnish to BPFH copies of all internal control reports submitted to FSB or FSB's Bank by independent auditors in connection with each annual, interim or special audit of the books of FSB or FSB's Bank made by such auditors.

          (c)   As soon as practicable, FSB and FSB's Bank will furnish to BPFH copies of all such financial statements and reports as they shall send to their shareholder(s), the DFI, the FDIC, the FRB, or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited under applicable laws and regulations.

          (d)   With reasonable promptness, FSB and FSB's Bank will furnish to BPFH such additional financial data as BPFH may reasonably request.

        Section 5.05    Public Announcements.    Except as otherwise required by law, so long as this Agreement is in effect, FSB shall not, nor shall FSB permit FSB's Bank or any of the Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of BPFH, which consent shall not be unreasonably withheld.

        Section 5.06    Additional Agreements.    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors or other authorized Persons of FSB, FSB's Bank and the Subsidiaries shall take all such necessary action as may be reasonably requested by BPFH.

        Section 5.07    Update of Information in FSB Disclosure Schedule.    From time to time prior to the Effective Time, FSB will promptly supplement the information in the FSB Disclosure Schedule to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the FSB Disclosure Schedule or which is necessary to correct any information in the FSB Disclosure Schedule which has been rendered inaccurate. No supplement to the information in the FSB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.01 hereof or the compliance by FSB with the covenants set forth in this Article V.

        Section 5.08    Current Information.

          (a)   During the period from the date of this Agreement to the Effective Time, FSB will cause one or more of its designated representatives: (i) to confer on a regular and frequent basis with representatives of BPFH to report on (x) the general status of the ongoing operations of FSB and FSB's Bank, (y) the status of, and the action proposed to be taken with respect to, those Loans held by FSB or FSB's Bank classified as non-performing assets, and (z) the status of, and the action proposed to be taken with respect to, foreclosed property and other real estate owned by FSB or FSB's Bank; and (ii) to cooperate and communicate with respect to the manner in which the business of FSB and FSB's Bank is conducted, including, but not limited to, the disposition of certain assets after the Effective Time, the type and mix of products and services, personnel matters, branches, the granting of credit, and problem loan management, reserve adequacy, securities investments and accounting. FSB shall also ensure that FSB's Bank allows BPFH to designate one of its or its Subsidiaries' employees to attend FSB's Bank credit committee meetings and be a non-voting attendee thereof (which attendance may occur telephonically), and to receive copies of all materials provided by FSB Bank to the credit committee.

          (b)   FSB and FSB's Bank will promptly notify BPFH of any material change in the normal course of business or in the operation of the properties of FSB or FSB's Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving them and will keep BPFH reasonably informed of such events or of any event, fact, or circumstance that would cause a material breach of any of its representations, warranties, covenants or agreements contained herein.

        Section 5.09    Meeting of Shareholders.

          (a)   Following the execution of this Agreement, FSB shall take all action necessary in accordance with applicable law and the articles of incorporation of FSB and the by-laws of FSB to convene a meeting of its shareholders (or obtain the written consent of shareholders in lieu of such meeting) as promptly as practicable, and in any event within 45 days after declaration of effectiveness of the Registration Statement, to consider and vote upon the adoption of this Agreement and the approval of the Merger (the "Shareholders Meeting"). FSB, subject to and in accordance with applicable law, shall use its best efforts to obtain the approval of its shareholders described in this Section 5.09. Should applicable law not require a meeting of the shareholders to consider and vote upon the adoption of this Agreement and the approval of the Merger, the parties may obtain shareholder approval by written consent of the necessary vote of each class of stock entitled to vote.

          (b)   FSB shall ensure that the Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by FSB in connection with the Shareholders Meeting are solicited, in compliance with California law, the articles of incorporation and by-laws of FSB, and all other applicable legal requirements.

          (c)   (i) The FSB Board shall recommend that FSB's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Shareholders Meeting; (ii) the Proxy Statement/Prospectus (as defined in Section 5.10(a) hereof) shall include a statement to the effect that the FSB Board has recommended that FSB's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Shareholders Meeting; and (iii) neither the FSB Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to BPFH, the recommendation of the FSB Board that FSB's shareholders vote in favor of and adopt and approve this Agreement and the Merger; except as specifically provided in Section 5.15 below.

        Section 5.10    Registration Statement.

          (a)   FSB agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by BPFH with the SEC in connection with the issuance of BPFH Stock in the Merger (including the prospectus for the issuance of such BPFH Stock and the proxy statement and other proxy solicitation materials of FSB constituting a part thereof (the "Proxy Statement/Prospectus") and all related documents). FSB agrees to cooperate with BPFH and BPFH's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration

  Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, FSB, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

          (b)   FSB agrees, upon request, to furnish to BPFH all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any regulatory authority in connection with the transactions contemplated hereby. FSB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it in writing for inclusion in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made, not misleading. FSB further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Proxy Statement/Prospectus previously provided by FSB in writing to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take such steps as are reasonably necessary to amend or supplement the Proxy Statement/Prospectus.

        Section 5.11    Conduct of Business.    From the date hereof until the Effective Time, except as set forth in the FSB Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of BPFH, FSB will not, and will cause FSB's Bank or its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any regulatory authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

          (b)    Stock.    Other than pursuant to Rights or other stock options or stock-based awards listed on the FSB Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights, or accelerate the vesting of any existing such stock options, stock appreciation rights or other stock-based employee rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding stock or any other such securities.

          (c)    Dividends, Etc.    (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of FSB Stock other than dividends from wholly-owned Subsidiaries to FSB or any wholly-owned subsidiary of FSB, as applicable, or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

          (d)    Compensation; Employment Agreements; Etc.    Enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit, or grant any incentive award or bonus or make any incentive or bonus payment, except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice and Employee Programs identified in FSB Disclosure Schedule Section 3.12(a) for bonuses and incentive compensation accrued through the Effective Time, provided, that no such increase shall exceed six percent (6%) of such individual's current annual compensation, (ii) the bonuses payable to such employees and officers and in such amounts as provided in Schedule 5.11(d), or (iii) as may be required by law. Notwithstanding anything herein or in Schedule 5.11(d) to the contrary, for purposes of all bonus or similar incentive compensation payable under the Employees Programs for the year ending December 31, 2003, FSB's and FSB Bank's expenses shall not include any attorneys' fees, accounting or advisory fees or other costs related to the Merger or any loan reserves, charge-offs or other similar loan-related charges required by BPFH to be taken by FSB or FSB's Bank to the extent such loan-related charges are not otherwise required by GAAP.

          (e)    Benefit Plans.    Except as may be required by (i) applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.11(e) of the FSB Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the FSB, FSB's Bank or any of its Subsidiaries, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

          (f)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the FSB, FSB's Bank and its Subsidiaries taken as a whole.

          (g)    Governing Documents.    Amend its articles of incorporation or by-laws (or equivalent documents), except as may be required to effect the transactions contemplated herein.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

          (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

          (j)    Contracts.    Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 5.11, enter into or terminate any FSB Contract or amend or modify in any material respect any of its existing FSB Contracts.

          (k)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the FSB, FSB's Bank or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the FSB, FSB's Bank and any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the FSB or create precedent for claims that are reasonably likely to be material to the FSB, FSB's Bank and its Subsidiaries taken as a whole.

          (l)    Banking Operations.    Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

          (m)    Derivatives Contracts.    Enter into any derivatives contract, except in the ordinary course of business consistent with past practice.

          (n)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

          (o)    Investment Securities.    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a California state-chartered bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

          (p)    Loans.    Make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice.

          (q)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (r)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations by GAAP.

          (s)    Loan Policies.    Change its loan policies or procedures in effect as of the date hereof, except as required by any regulatory authority.

          (t)    Adverse Actions.    (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

          (u)    Agreements.    Agree or commit to do anything prohibited by this Section 5.11.

        Section 5.12    Certain Changes and Adjustments.    Prior to the Effective Time, (a) BPFH and FSB shall consult and cooperate with each other concerning FSB's Bank's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to reflect BPFH's plans with respect to the conduct of FSB's Bank's business following the Merger and (b) FSB shall take the actions specified in Schedule 5.12 with respect to the specific loans identified therein; provided, however, that FSB and FSB's Bank shall not be obligated to take any action pursuant to this Section 5.12 which is inconsistent with GAAP. No action taken by FSB or FSB's Bank pursuant to this Section 5.12 or the consequences resulting therefrom shall be deemed (i) to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect, or (ii) to affect adversely the determination of the bonus or other compensation to be paid to any FSB employee.

        Section 5.13    ALCO Management.    FSB agrees that during the period from the date of this Agreement through the Effective Time, FSB will consult with BPFH in the development of a reasonable program to manage FSB's, FSB's Bank's and any Subsidiaries' interest rate sensitive assets and liabilities (including the respective fixed-rate mortgage portfolios and investment portfolios), which program will include a policy not to acquire securities for the investment portfolio of FSB, FSB's Bank or any Subsidiary if such securities have a maturity date that is more than five (5) years after the date of acquisition thereof, unless otherwise agreed by the parties. BPFH and FSB agree to consult on investment programs to be administered by FSB and FSB's Bank.

        Section 5.14    Breach of Representations and Warranties.    To the extent not covered by Sections 5.07 and 5.08 above, promptly upon FSB becoming aware of any breach, or the impending or threatened occurrence of any event that would cause or constitute a breach, of any of the representations and warranties of FSB contained in or referred to in this Agreement or any failure of FSB, FSB's Bank or any Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, FSB shall give detailed written notice thereof to BPFH and shall use its best efforts to prevent or promptly remedy the same; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.15    Acquisition Proposals.

          (a)   Except in connection with the transactions contemplated hereby, unless and until this Agreement shall have been terminated in accordance with its terms for any reason, FSB, FSB's Bank and the Subsidiaries shall not and FSB, FSB's Bank and the Subsidiaries shall communicate to all directors, officers and key employees of FSB, FSB's Bank and the Subsidiaries that they are not authorized to and must not, directly or indirectly, (i) take any action to solicit, initiate submission of or encourage any proposal or offer from any Person relating to an Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person other than BPFH and its affiliates and representatives, (iii) furnish any information with respect to or afford access to the properties, books or records of FSB, FSB's Bank or any Subsidiary to any Person that may consider making or has made an offer with respect to an Acquisition Proposal, other than BPFH and its affiliates and representatives, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person other than BPFH and its affiliates and representatives to do or seek any of the foregoing; provided that FSB may (x) engage in any discussions or negotiations with any Person in response to an unsolicited bona fide written proposal concerning an Acquisition Proposal by any such Person or (y) recommend such an unsolicited bona fide written proposal concerning an Acquisition Proposal to the FSB's shareholders, if and only if, prior to participating in any actions described in the immediately foregoing clauses (x) and (y), (A) the FSB Board concludes in good faith that such Acquisition Proposal is reasonably likely to be consummated and would result in a transaction that, based on the written opinion of FSB's financial advisor, is a Superior Proposal, (B) the FSB Board determines in good faith based upon advice of outside counsel that failure to take such action would constitute a breach of its fiduciary duties under applicable law, (C) such Person enters into a confidentiality agreement with FSB on terms no more favorable to such Person than the Confidentiality Agreement between BPFH and FSB, and (D) in the case of clause (y), FSB has given BPFH five (5) business days prior written notice of its intention to do so and the FSB Board has considered any changes to this Agreement proposed by BPFH and has determined in good faith based upon the written opinion of FSB's financial advisor that such Acquisition Proposal remains a Superior Proposal and based upon the written advice of outside counsel that failure to take such action would constitute a breach of its fiduciary duties under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following involving FSB: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of FSB representing ten percent (10%) or more of the consolidated assets or deposits of FSB; any liquidation or dissolution of FSB; a sale of shares of capital stock or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock representing ten percent (10%) or more of the voting power of FSB; a tender offer or exchange offer for a least ten percent (10%) of the outstanding shares of FSB; a solicitation of proxies in opposition to approval of the Merger by FSB's shareholders; or a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide Acquisition Proposal for at least a majority of the outstanding shares of FSB Stock on terms the FSB Board determines (taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, the likelihood and anticipated timing of consummation and all legal, financial, regulatory and other aspects of the proposal and the individual or entity making the proposal) are in the aggregate more favorable and provide greater value to all FSB's shareholders than this Agreement and the Merger taken as a whole.

          (b)   Notwithstanding the foregoing, nothing in this Agreement shall prevent FSB from providing information to any Person in response to an unsolicited bona fide written proposal concerning an Acquisition Proposal by such Person that proposes a nominally higher consideration than the Merger Consideration; provided that prior to taking such action such Person enters into a confidentiality agreement with FSB on terms no more favorable to such Person than the Confidentiality Agreement between BPFH and FSB.

          (c)   Each of FSB, FSB's Bank and the Subsidiaries (i) shall promptly (and in any event within 24 hours) advise BPFH orally and in writing of any inquiries, proposals or offers regarding an Acquisition Proposal (including amendments or proposed amendments), any request received by FSB, FSB's Bank or the Subsidiaries for information that could lead to a proposal or offer regarding an Acquisition Proposal, or any inquiry with respect to, or that could lead to, a proposal or offer regarding an Acquisition Proposal, including, in each case, the identity of the person making any such inquiry, proposal, offer or request and the terms and conditions thereof, and (ii) shall provide to BPFH any written materials received by FSB, FSB's Bank or the Subsidiaries in connection therewith. Each of FSB, FSB's Bank and the Subsidiaries shall promptly (and in any event within 24 hours) keep BPFH fully informed of the status and details of any such inquiry, proposal or request (including amendments or proposed amendments). At least five (5) business days prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the FSB Board shall notify BPFH of such information requested from, or any such discussions or negotiations sought to be initiated or continued with, FSB.

        (d)   Nothing in this Section 5.15 shall affect FSB's obligation to hold the Shareholders Meeting in accordance with Section 5.09 above.

        Section 5.16    Certain Agreements.    At or prior to the Closing, FSB shall use its best efforts to enter into (i) Non-Solicitation Agreements substantially in the form of Exhibit B hereto (the

"Non-Solicitation Agreements") with Richard Taylor, E. Wayne Lewis and Mary Fischer and (ii) Amended Stock Option Agreements substantially in the form of Exhibit C hereto with E. Wayne Lewis and Mary Fischer (the "Amended Stock Option Agreements").

ARTICLE VI    COVENANTS OF BPFH

        Section 6.01    Consents and Approvals.    BPFH will use its reasonable best efforts to cause all conditions and obligations of the parties hereunder to be satisfied as promptly as practicable and to obtain or cause to be obtained prior to the Closing Date all necessary consents to and approvals of the performance of its obligations under this Agreement, including, without limitation, the consents and approvals described in Schedule 6.01, and will cooperate in all respects with FSB with a view toward obtaining timely satisfaction of conditions to the Closing set forth herein, it being understood that all fees and expenses associated with obtaining required governmental consents and approvals shall be paid in accordance with Section 9.01 hereof. BPFH shall make all filings, document submissions, applications, statements and reports to all federal, state or local government agencies or entities which are required to be made by it prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, it being understood that the required filing fees in connection therewith shall be paid in accordance with Section 9.01 hereof unless prohibited by law. BPFH shall, unless prohibited by law, (a) furnish to FSB copies of all filings and such necessary information and assistance as may be requested by FSB in connection with its preparation of such required filings or submissions to any governmental agency, and (b) keep FSB informed of the status of any inquiries made of BPFH by any federal, state or local governmental agency or authority with respect to this Agreement or the transactions contemplated hereby. BPFH shall furnish to FSB a list of any materials that it is prohibited by law from providing to FSB, together with a reference to the source of the prohibition.

        Section 6.02    Public Announcements.    Except as otherwise required by law or the rules of the National Market, so long as this Agreement is in effect, BPFH shall not, nor shall BPFH permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of FSB, which consent shall not be unreasonably withheld.

        Section 6.03    Breach of Representations and Warranties.    Promptly upon BPFH becoming aware of any breach, or the impending or threatened occurrence of any event that would cause or constitute a breach of any of the representations or warranties of BPFH contained in or referred to in this Agreement, BPFH shall give detailed written notice thereof to FSB and shall use their best efforts to prevent or promptly remedy the same.

        Section 6.04    Registration Statement.

          (a)   As promptly as reasonably practicable after the date hereof but in no event later than sixty (60) days after the date hereof, BPFH shall prepare and file the Registration Statement with the SEC in connection with the issuance of BPFH Stock in the Merger and shall otherwise cooperate with FSB in the preparation of the Proxy Statement/Prospectus. BPFH agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. BPFH also agrees to use reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          (b)   BPFH agrees, upon request, to furnish to FSB with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any regulatory authority in connection with the transactions contemplated hereby. BPFH agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made not misleading. BPFH further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, it shall promptly inform FSB thereof and shall take such steps as are reasonably necessary to amend or supplement the Proxy Statement/Prospectus and file such amendment or supplement with the SEC.

          (c)   BPFH will advise FSB, promptly after BPFH receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BPFH Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        Section 6.05    Employee Benefit Matters.

          (a)    Provision of Benefits.    As soon as practicable after the Effective Time, BPFH agrees to provide employees of FSB, FSB's Bank and the Subsidiaries who remain so after the Effective Time (the "FSB Employees") with the types and levels of employee benefits maintained by BPFH for similarly situated employees of BPFH or banks of BPFH (each a "BPFH Bank"). BPFH will treat, and cause its applicable benefit plans to treat, the service of FSB Employees with FSB, FSB's Bank or any Subsidiary as service rendered to BPFH, any BPFH Bank or any Affiliate of BPFH for purposes of eligibility to participate, vesting and for other appropriate benefits, including applicability of minimum waiting periods for participation, but in no event for purposes of benefit accrual (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, BPFH shall not treat any FSB Employee as a "new" employee for purposes of any exclusions under any health or similar plan of BPFH, any BPFH Bank or any Affiliate of BPFH for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

          (b)    Continuation of Plans.    Notwithstanding anything to the contrary contained herein, BPFH shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of FSB, FSB's Bank or any of the Subsidiaries; provided, however, that BPFH shall continue to maintain such plans (other than stock based or incentive plans or stock funds in retirement plans) until the FSB Employees are permitted to participate in BPFH or its Affiliates' plans. Notwithstanding the foregoing, the Supplemental Employee Benefits Agreements with E. Wayne Lewis, Mary Fischer and Richard Taylor (the "Executive SERPs") will not be terminated or modified without their written consent.

          (c)    Parachute Payments.    Notwithstanding anything to the contrary contained in this Agreement and except for actions or payments required under the Executive SERPs and the Amended Stock Option Agreements, in no event shall BPFH or any of its Subsidiaries be required to take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

        Section 6.06    Directors' and Officers' Indemnification.

          (a)   BPFH agrees to indemnify current and former directors or officers of FSB to the same extent that such directors or officers are entitled to indemnification as of the date of this Agreement under FSB's articles of incorporation and/or by-laws and to the full extent permitted under applicable law for a period of four (4) years from the Effective Time, provided that in the event that any claim is asserted or made by such current or former director or officer within such four-year period, the right to indemnification in respect of such claim shall continue until the disposition of such claim. The provisions of this Section 6.06 are specifically for the benefit of those present and former directors and officers entitled to indemnification as of the date of this Agreement under FSB's articles of incorporation and/or by-laws.

          (b)   BPFH shall maintain FSB's (including FSB Bank's and Subsidiaries') existing directors' and officers' liability insurance (the "D&O Insurance") covering persons who are currently covered by FSB's D&O Insurance for a period of four (4) years after the Effective Time on terms no less favorable than those in effect on the date hereof and shall at the Effective Time provide evidence of such extension of coverage to FSB; provided, however, that BPFH may substitute therefor policies providing substantially comparable coverage and containing terms and conditions no less favorable than those in effect on the date hereof; provided, further, that should BPFH provide such coverage pursuant to a tail policy, the price of such policy shall not exceed 1.5 times FSB's current premium for the D&O Insurance. In connection with the foregoing, BPFH agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

          (c)   In the event that BPFH or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BPFH shall assume the obligations set forth in this Section 6.06.

        Section 6.07    Reservation, Issuance and Registration of BPFH Stock.    BPFH shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of BPFH Stock to be issued to the shareholders of FSB in the Merger pursuant to Article I hereof.

        Section 6.08    Nasdaq Listing.    BPFH shall use its reasonable best efforts to cause the shares of BPFH Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Effective Time of the Merger.

        Section 6.09    Organization of Acquisition Corp.

          (a)   Prior to the Effective Time, BPFH will take any and all necessary action to cause (i) Acquisition Corp. to be organized, (ii) Acquisition Corp. to become a direct wholly owned subsidiary of BPFH, (iii) the directors and shareholders of Acquisition Corp. to approve the transactions contemplated by this Agreement, (iv) Acquisition Corp. to execute one or more counterparts to this Agreement and to deliver at least one such counterpart so executed to FSB, whereupon Acquisition Corp. shall become a party to and be bound by this Agreement, and (v) Acquisition Corp. to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

          (b)   On and as of the date Acquisition Corp. becomes a party to this Agreement, BPFH and Acquisition Corp. shall, jointly and severally, represent and warrant to FSB as follows:

              (i)  Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of California and all of its outstanding capital stock is owned directly by BPFH. Since the date of its organization, Acquisition Corp. has not engaged in any activities other than in connection with or as contemplated by this Agreement;

             (ii)  Acquisition Corp. has all necessary corporate power and authority to enter into this Agreement and to carry on its obligations hereunder. The execution and delivery of this Agreement by Acquisition Corp. and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquisition Corp. and will not (x) conflict with or violate the Articles of Organization or By-laws of Acquisition Corp. or (y) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquisition Corp. or by which any of its properties or assets is bound or affected; and

            (iii)  Acquisition Corp. has executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Acquisition Corp. enforceable against Acquisition Corp. in accordance with its terms.

        Section 6.10    FSB's Bank Board Fees.    BPFH agrees that, after the Effective Time, it will continue to pay any director of FSB's Bank who was a director of the FSB's Bank immediately prior to the Effective Time, board and board committee fees of not less than $2,500 per month ($3,250 in the case of the Chairman) for as long as such person continues to serve as a director of FSB's Bank.

        Section 6.11    Subordinated Debentures and Trust Preferred Securities.    In connection with that certain First State (CA) Statutory Trust I, a Connecticut statutory trust (the "Trust") governed by that certain Indenture, dated as of March 26, 2003, by and between FSB, as Issuer, and U.S. Bank National Association, as Trustee ("Trustee"), BPFH shall have executed and delivered a Supplemental Indenture with Trustee, thereby expressly assuming FSB's obligations under the Indenture and agreeing to comply with all other terms and conditions of the Indenture to the extent required thereby.

ARTICLE VII    CONDITIONS

        Section 7.01    Conditions to the Obligations of BPFH.    The obligations of BPFH to consummate the transactions contemplated by this Agreement are subject to the fulfillment unless otherwise waived by BPFH, prior to or at the Closing, of the following conditions precedent:

          (a)    Representations; Warranties; Covenants.    Each of the representations and warranties of FSB made pursuant to this Agreement shall be true and correct, in each case, on and as of the Closing Date, with the same effect as though made on and as of the Closing Date. FSB shall, on or before the Closing Date, have performed and satisfied all of its covenants and agreements set forth herein, which by the terms hereof, are to be performed and satisfied on or before the Closing Date. FSB shall have delivered to BPFH a certificate signed on its behalf by its Chief Executive Officer and its Chief Financial Officer and dated as of the Closing Date certifying to the foregoing effect. For purposes of this section, such representations will be deemed to be true and correct and such covenants and agreements performed and satisfied, unless the failure or failures of such representations and warranties to be true and correct or such covenants and agreements to be performed and satisfied in all material respects, either individually or in the aggregate, and without giving effect to materiality or material adverse effect or similar qualifications set forth in such representations, warranties, covenants and agreements, will have or would reasonably be expected to have a Material Adverse Effect.

          (b)    Opinion of Counsel and Other Documents.    On the Closing Date, BPFH shall have received (i) an opinion of King, Holmes, Paterno & Berliner LLP, counsel for FSB, dated as of the Closing Date and addressed to BPFH substantially in the form attached hereto as Exhibit D and (ii) such other certificates and documents with respect to FSB as counsel for BPFH shall have reasonably requested from FSB.

          (c)    No Actions or Proceedings.    No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in material damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable good faith judgment of BPFH make it inadvisable to consummate such transactions. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated by this Agreement.

          (d)    Approvals and Consents; Legality of Structure.    FSB shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of FSB and FSB's Bank subsequent to the Closing Date; and all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement shall have been granted, in form and substance reasonably satisfactory to BPFH, with any conditions or limitations contained therein or imposed thereby to be approved by BPFH, from all third parties, including, without limitation, applicable Governmental Entities, lessors, lenders and contract parties, required in connection with transactions contemplated by this Agreement or by any of FSB's permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement, or otherwise in connection with the execution and performance of this Agreement.

          (e)    Material Adverse Changes; Mandatory Changes.

              (i)  There shall not have been since the date of this Agreement, (x) any actual or threatened termination, revocation, or other loss or modification after the date hereof of any approval necessary to conduct its business or sell any product or provide any service in any state held by FSB, which termination, revocation, loss or modification is reasonably likely to have a Material Adverse Effect on FSB, or (y) any change or series of changes that, in the reasonable business judgment of BPFH, acting in good faith, have a Material Adverse Effect on FSB or could reasonably be anticipated to have a Material Adverse Effect on FSB.

             (ii)  In the event that performance of any provision of this Agreement should for any reason be, or be interpreted by any federal or state regulatory agency to be, a violation of any statute, regulation, or otherwise illegal (the "Mandated Changes"), then BPFH shall have the right to require FSB to use its best efforts to renegotiate the affected or pertinent terms of this Agreement while still maintaining the original Agreement's purpose. The parties agree to make a good faith attempt to renegotiate the Agreement to the extent necessary to comply with any Mandated Changes. If renegotiated, such terms shall become effective no later than thirty (30) days after receipt of written notice of the request for renegotiation. If the parties fail to reach an agreement satisfactory to both parties within thirty (30) days of the request for renegotiation, either party may terminate this Agreement upon thirty (30) days' prior written notice to the other party.

          (f)    Shareholder Approvals.    The Agreement and the Merger shall have been approved by the requisite affirmative votes of the shareholders of FSB.

          (g)    Proceedings Satisfactory to BPFH.    All proceedings to be taken by FSB in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by BPFH will be reasonably satisfactory in form and substance to BPFH and its counsel.

          (h)    Voting Agreement.    The Voting Agreement shall be in full force and effect.

          (i)    Non-Solicitation Agreements.    Richard Taylor, E. Wayne Lewis and Mary Fischer shall have entered into the Non-Solicitation Agreements.

          (j)    Other Actions.    FSB shall have used its best efforts to take the actions set forth in Schedule 5.12.

        Section 7.02    Conditions to the Obligations of FSB.    The obligations of FSB to consummate the transactions contemplated by this Agreement are subject to the fulfillment, unless otherwise waived by FSB, prior to or at the Closing, of the following conditions precedent:

          (a)    Tax Opinion.    FSB shall have received the written opinion of its counsel/accountants, dated as of the Effective Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and to the effect that (i) except for the Cash Consideration, holders of FSB Stock who receive BPFH Stock in the Merger will not recognize gain or loss for federal income tax purposes, (ii) the basis of such BPFH Stock will equal the basis of the FSB Stock for which it is exchanged, reduced by any amount allocable to the Cash Consideration, and (iii) the holding period of such BPFH Stock will include the holding period of the FSB Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time; provided, however, in the event FSB's counsel/accountants are unable or unwilling to provide such written opinion, dated as of the Effective Date, this condition will be deemed satisfied if Goodwin Procter LLP provides a written opinion, dated as of the Effective Date, to the foregoing effect.

          (b)    Representations; Warranties; Covenants.    Each of the representations and warranties of BPFH and Acquisition Corp. contained in this Agreement shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date. BPFH and Acquisition Corp. shall, on or before the Closing Date, have performed and satisfied all of their respective covenants and agreements set forth herein which by the terms hereof are to be performed and satisfied by BPFH and Acquisition Corp. on or before the Closing Date. Each of BPFH and Acquisition Corp. shall have delivered to FSB a certificate signed on its behalf by its Chief Executive Officer and its Chief Financial Officer and dated as of the Closing Date certifying to the foregoing effect. For purposes of this section, such representations will be deemed to be true and correct and such covenants and agreements performed and satisfied, unless the failure or failures of such representations and warranties to be true and correct or such covenants and agreements to be performed and satisfied in all material respects, either individually or in the aggregate, and without giving effect to materiality or material adverse effect or similar qualifications set forth in such representations, warranties, covenants and agreements, will have or would reasonably be expected to have a BPFH Material Adverse Effect.

          (c)    No Actions or Proceedings.    No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement and which would in the reasonable good faith judgment of FSB make it inadvisable to consummate such transactions. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated by this Agreement.

          (d)    Absence of Certain Changes.    Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of BPFH on a consolidated basis, or the transactions contemplated hereby.

          (e)    Proceedings Satisfactory to FSB.    All proceedings to be taken by BPFH or Acquisition Corp. in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by FSB will be reasonably satisfactory in form and substance to FSB and its counsel.

          (f)    BPFH and Acquisition Corp. Approvals and Consents.    Each of BPFH and Acquisition Corp. shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made by it in connection with the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby, and each of BPFH and Acquisition Corp. shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to FSB, from all third parties.

          (g)    Nasdaq Listing.    BPFH shall have caused the shares of BPFH Stock to be issued in the Merger to be listed on the Nasdaq National Market System, prior to the Effective Time.

ARTICLE VIII    TERMINATION OF AGREEMENT

        Section 8.01    Termination.    This Agreement may be terminated any time prior to the Closing Date as follows:

          (a)   With the mutual consent of BPFH and FSB;

          (b)   By either BPFH or FSB, if (i) the Closing has not occurred on or before April 1, 2004 (the "Closing Deadline"); or (ii) the Agreement and the Merger shall not have been approved by the requisite affirmative votes of the shareholders of FSB;

          (c)   By BPFH, if there has been a material misrepresentation or material breach of warranty on the part of FSB in the representations and warranties contained herein or a material breach of covenants on the part of FSB and the same has not been cured within twenty (20) days after notice thereof. In the event of any termination pursuant to this Section 8.01(c), written notice setting forth the reasons therefor shall forthwith be given by BPFH to FSB;

          (d)   By FSB, if there has been a material misrepresentation or breach of warranty on the part of BPFH in the representations and warranties contained herein or a material breach of covenants on the part of BPFH and the same has not been cured within twenty (20) days after notice thereof. In the event of any termination pursuant to this Section 8.01(d), written notice setting forth the reasons therefor shall forthwith be given by FSB to BPFH; or

          (e)   By FSB, if BPFH fails to obtain any necessary governmental or regulatory approval pursuant to Section 7.02(f) hereof sufficiently in advance of the Closing Deadline to permit the Closing to occur not later than April 1, 2004;

          (f)    By FSB, if the FSB Board so determines by the vote of a majority of all of its members, at any time during the five-day period commencing with the Determination Date, if both the following conditions are satisfied:

              (i)  the Average Closing Price shall be less than $15.53 (25% under the Reference Price); and

             (ii)  the Conversion Ratio shall be less than the Index Ratio;

  subject, however, to the following three sentences. If FSB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to BPFH (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, BPFH shall have the option of increasing the consideration to be received by the holders of FSB Stock hereunder by adjusting the Conversion Ratio to equal the lesser of (x) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of (A) $15.53 and (B) the Conversion Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (y) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of (A) the Index Ratio multiplied by (B) the Conversion Ratio (as then in effect) and the denominator of which is the BPFH Ratio. If BPFH makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to FSB of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 8.01(f);

          (g)   By BPFH, at any time, if there has been a breach of any of the covenants contained in Sections 5.09(c) or 5.15; provided that if BPFH shall have provided notice of termination due to FSB's breach of Section 5.15 of this Agreement, BPFH shall not be entitled to terminate this Agreement, if and only if, within five (5) business days after such notice FSB shall have reaffirmed in writing this Agreement prior to the terms of any other Acquisition Proposal being disclosed, or otherwise made known, to the public.

Notwithstanding anything herein to the contrary, the right to terminate this Agreement under Section 8.01 shall not be available to any party to the extent the failure of such party, respectively, to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (as a result, for example, of an action or failure to act causing a failure of a condition precedent).

        Section 8.02    Effect of Termination.

          (a)   All obligations of the parties hereunder shall cease upon any termination pursuant to Section 8.01; provided, however, that: (i) the provisions of this Article VIII and Article IX shall survive any termination of this Agreement in any event; and (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein; provided, however, that no party shall have any liability for any such material error or omission or failure to comply other than for willful errors or omissions or failure to comply.

          (b)   If this Agreement is terminated (i) by either party pursuant to Section 8.01(b)(ii) and, prior to the vote of FSB's shareholders at the Shareholders Meeting, an Acquisition Proposal shall have been publicly announced and FSB shall have entered into an agreement with respect to such Acquisition Proposal or any other Acquisition Proposal within twelve (12) months following the termination of this Agreement, or (ii) by BPFH pursuant to Section 8.01(g), then FSB shall pay to BPFH $1,500,000 in cash by wire transfer of immediately available funds to an account designated by BPFH. Such payment shall be made no later than one (1) business day after (x) FSB shall have entered into an agreement referenced in clause (i) above or (y) this Agreement shall have been terminated in the case of clause (ii) above.

          (c)   If this Agreement is terminated by FSB pursuant to Section 8.01(e), then BPFH shall pay to FSB an amount in cash equal to the aggregate amount of FSB's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated hereby (including, without limitation, any attorneys' and accountants' fees).

ARTICLE IX    MISCELLANEOUS

        Section 9.01    Fees and Expenses.    Subject to Section 8.02(c) and except as otherwise set forth herein, each of the parties will bear its own expenses in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, any broker's commissions or finder's fees incurred by FSB and all attorneys' and accountants' fees.

        Section 9.02    Non-Survival of Representations, Warranties, Etc.    Except for Sections 1.06, 1.13, 1.14, 5.06, 6.06, 6.07 and this Article IX, none of the representations, warranties, agreements, covenants and obligations herein or in any schedule or certificate delivered by any party incident to the transactions contemplated hereby shall survive the Effective Time (or, in the case of Article II hereof, the Subsequent Effective Time), and thereafter there shall be no liability on the part of any of BPFH, Acquisition Corp. or FSB or any of their respective officers, directors or shareholders in respect thereof.

        Section 9.03    Governing Law.    This Agreement shall be construed under and governed by the internal laws of the State of California without regard to its conflict of laws provisions.

        Section 9.04    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if sent by overnight courier, upon the day following the day sent, or if sent by registered or certified mail, upon the earlier of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States Post Office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or Person as such party may designate by notice to each other party hereunder:

To BPFH and Acquisition Corp:	Boston Private Financial Holdings, Inc. Ten Post Office Square Boston, Massachusetts 02109
	Attention:	Walter M. Pressey, President and Chief Financial Officer
	Facsimile:	(617) 912-4491
and	Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109
	Attention:	William P. Mayer, Esq. Andrew F. Viles, P.C.
Facsimile: (617) 523-1231

To FSB:	First State Bancorp 10820 Zelzah Avenue Granada Hills, CA 91344
	Attention:	Richard C. Taylor
	Facsimile:	(818) 366-4093
with a copy to:	Fried, Bird & Crumpacker 1900 Avenue of the Stars, 25th Floor Los Angeles, CA 90067
	Attention:	Jack Fried, Esq.
	Facsimile:	(310) 556-4487
King, Holmes, Paterno & Berliner, LLP 1900 Avenue of the Stars, 25th Floor Los Angeles, CA 90067
	Attention:	Keith T. Holmes, Esq.
	Facsimile:	(310) 282-8903

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

        Section 9.05    Entire Agreement.    This Agreement, including the schedules and any exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such schedules or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such schedules or in such other writings.

        Section 9.06    Assignability; Binding Effect.    Prior to the Closing, this Agreement shall only be assignable by BPFH to a corporation, partnership or limited liability company controlling, controlled by or under common control with BPFH upon written notice to FSB, and no such assignment shall release BPFH of its obligations hereunder. After the Closing, BPFH's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by FSB without the prior written consent of BPFH. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns and, except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

        Section 9.07    Captions and Gender.    The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

        Section 9.08    Execution in Counterparts.    For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

        Section 9.09    Amendments.    This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

        Section 9.10    Definitions.    Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

        "Acquisition Corp." shall have the meaning ascribed thereto in the recitals.

        "Acquisition Corp. Stock" shall mean the common stock of Acquisition Corp.

        "Acquisition Proposal" shall have the meaning ascribed thereto in Section 5.15(a) hereof.

        "Additional Consideration Amount" shall have the meaning ascribed thereto in Section 1.04(b)(i) hereof.

        "Affiliate" shall have the meaning ascribed thereto in Section 3.12(i) hereof.

        "Affiliated Group" shall have the meaning ascribed thereto in Section 3.15(h) hereof.

        "Agreement" shall have the meaning ascribed thereto in the recitals.

        "Agreement of Merger" shall have the meaning ascribed thereto in Section 1.02 hereof.

        "Amended Stock Option Agreements" shall have the meaning ascribed thereto in Section 5.16 hereof.

        "Average Closing Price" shall mean the average of the daily closing price of a share of BPFH Stock reported on the Nasdaq National Market System during the thirty (30) consecutive trading days ending at the close of trade on the Determination Date.

        "Bank Examinations" shall have the meaning ascribed thereto in Section 3.08(b) hereof.

        "Bank Regulator(s)" shall have the meaning ascribed thereto in Section 3.08(b) hereof.

        "BBI" shall have the meaning ascribed thereto in Section 3.06 hereof.

        "BKX Average Index" the average of the BKX Index for the thirty (30) consecutive NYSE trading days ending on the Determination Date.

        "BKX Index" means the Philadelphia/KBW Bank Index, as quoted on Bloomberg under the symbol "BKX."

        "BKX Starting Index" means the average of the BKX Index for the thirty (30) consecutive NYSE trading days ending on the last NYSE trading day prior to the first pubic announcement of the Merger.

        "BPFH" shall have the meaning ascribed thereto in the recitals.

        "BPFH Bank" shall have the meaning ascribed thereto in Section 6.05(a) hereof.

        "BPFH Board" shall have the meaning ascribed thereto in Section 4.02 hereof.

        "BPFH Deferred Compensation Plan" shall mean the BPFH Deferred Compensation Plan.

        "BPFH ESPP" shall mean the BPFH Employee Stock Purchase Plan.

        "BPFH Material Adverse Effect" shall have the meaning ascribed thereto in Section 4 hereof.

        "BPFH Ratio" shall mean the quotient obtained by dividing the Average Closing Price by the Starting Price.

        "BPFH SEC Documents" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

        "BPFH Stock" shall mean the common stock, par value $1.00 per share, of BPFH.

        "BPFH Stock Option Plans" shall mean the Employee Incentive Stock Option Plan of BPFH.

        "BPFH 2002 Form 10-K" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

        "BPFH 401(k) Plan" shall mean the BPFH 401(k) Profit Sharing Plan.

        "Business Day" shall mean any day other than a (i) Saturday, (ii) Sunday or (iii) day on which a bank chartered under the laws of the State of California is closed.

        "California Secretary" shall have the meaning ascribed thereto in Section 1.02 hereof.

        "Ceiling Price" shall have the meaning ascribed thereto in Section 1.04(a)(i) hereof.

        "Certificate(s)" shall have the meaning ascribed thereto in Section 1.06 hereof.

        "CGCL" shall have the meaning ascribed thereto in Section 1.01 hereof.

        "Contingent Merger Consideration" shall have the meaning ascribed thereto in Section 1.04(b) hereof.

        "Closing" shall have the meaning ascribed thereto in Section 1.08 hereof.

        "Closing Date" shall have the meaning ascribed thereto in Section 1.08 hereof.

        "Closing Deadline" shall have the meaning ascribed thereto in Section 8.01(b) hereof.

        "Code" shall have the meaning ascribed thereto in Section 3.12(b) hereof.

        "Conversion Ratio" shall have the meaning ascribed thereto in Section 1.04(a) hereof.

        "D&O Insurance" shall have the meaning ascribed thereto in Section 6.06(b) hereof.

        "Determination Date" means the third Nasdaq National Market trading day preceding the Effective Time of the Merger.

        "DFI" shall have the meaning ascribed thereto in Section 3.06 hereof.

        "Dissenting Shares" shall have the meaning ascribed thereto in Section 1.13(a) hereof.

        "Effective Date" shall have the meaning ascribed thereto in Section 1.02 hereof.

        "Effective Time" shall have the meaning ascribed thereto in Section 1.02 hereof.

        "Employee Program" shall have the meaning ascribed thereto in Section 3.12(i) hereof.

        "Environment" shall have the meaning ascribed thereto in Section 3.22(f) hereof.

        "Environmental Laws" shall have the meaning ascribed thereto in Section 3.22(a) hereof.

        "EPA" shall have the meaning ascribed thereto in Section 3.22(a) hereof.

        "ERISA" shall have the meaning ascribed thereto in Section 3.12(c) hereof.

        "Exchange Act" shall have the meaning ascribed thereto in Section 3.06 hereof.

        "Executive SERPs" shall have the meaning ascribed thereto in Section 6.05(b)hereof.

        "FDIC" shall have the meaning ascribed thereto in Section 3.01(a) hereof.

        "Floor Price" shall have the meaning ascribed thereto in Section 1.04(a)(ii) hereof.

        "FRB" shall mean the Board of Governors of the Federal Reserve System.

        "FSB" shall have the meaning ascribed thereto in the recitals.

        "FSB's Bank" shall have the meaning ascribed thereto in Section 1.12 hereof.

        "FSB's Bank Common Stock" shall have the meaning ascribed thereto in Section 3.03(b) hereof.

        "FSB's Base Balance Sheet" shall have the meaning ascribed thereto in Section 3.09(a) hereof.

        "FSB Board" shall have the meaning ascribed thereto in Section 3.04 hereof.

        "FSB Contract" shall have the meaning ascribed thereto in Section 3.16(a) hereof.

        "FSB Disclosure Schedule" shall have the meaning ascribed thereto in Section 3 hereof.

        "FSB Employees" shall have the meaning ascribed thereto in Section 6.05(a) hereof.

        "FSB Options" shall have the meaning ascribed thereto in Section 1.04(e) hereof.

        "FSB Stock" shall have the meaning ascribed thereto in Section 1.04 hereof.

        "FSB Stock Option Plan" means the FSB's Bank Stock Option Plan assumed by FSB.

        "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

        "Governmental Entity" shall have the meaning ascribed thereto in Section 3.06 hereof.

        "Hazardous Material" shall have the meaning ascribed thereto in Section 3.22(f) hereof.

        "Index Ratio" means (i) the quotient of (A) the BKX Average Index divided by (B) the BKX Starting Index, minus (ii) 0.25.

        "Initial Cash Consideration" shall have the meaning ascribed thereto in Section 1.04(a) hereof.

        "Initial Merger Consideration" shall have the meaning ascribed thereto in Section 1.04(a) hereof.

        "Initial Stock Consideration" shall have the meaning ascribed thereto in Section 1.04(a) hereof.

        "Interim Financials" shall have the meaning ascribed thereto in Section 3.09(a) hereof.

        "IRS" shall have the meaning ascribed thereto in Section 3.12(b).

        "Liability" shall have the meaning ascribed thereto in Section 3.15(h) hereof.

        "Liens" shall have the meaning ascribed to such term in Section 3.14(a) hereof.

        "Loan(s)" shall have the meaning ascribed to such term in Section 3.18(a) herein.

        "Loan Property" shall have the meaning ascribed thereto in Section 3.22(f) hereof.

        "Mandated Changes" shall have the meaning ascribed thereto in Section 7.01(e)(ii) hereof.

        "Massachusetts Bank Commissioner" shall have the meaning ascribed thereto in Section 4.04 hereof.

        "Massachusetts Secretary" shall mean the meaning ascribed thereto in Section 2.02 hereof.

        "Material Adverse Effect" shall have the meaning ascribed thereto in Section 3 hereof.

        "MBCL" shall have the meaning ascribed thereto in Section 2.01 hereof.

        "Merger" shall have the meaning ascribed thereto in the recitals.

        "Merger Consideration" shall have the meaning ascribed thereto in Section 1.04 hereof.

        "Multiemployer Plan" shall have the meaning ascribed thereto in Section 3.12(i) hereof.

        "National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

        "Non-Solicitation Agreements" shall have the meaning ascribed thereto in Section 5.16(a) hereof.

        "Officer's Certificates" shall have the meaning ascribed thereto in Section 1.02 hereof.

        "Oil" shall have the meaning ascribed thereto in Section 3.22(f) hereof.

        "Ordinary Course of Business" shall have the meaning ascribed thereto in Section 3.15(h) hereof.

        "Participation Facility" shall have the meaning ascribed thereto in Section 3.22(f) hereof.

        "Paying Agent" shall have the meaning ascribed thereto in Section 1.14(a) hereof.

        "Payment Fund" shall have the meaning ascribed thereto in Section 1.14(b) hereof.

        "Per Share Purchase Price" shall have the meaning ascribed thereto in Section 1.04(a) hereof.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

        "Proxy Statement/Prospectus" shall have the meaning ascribed thereto in Section 5.10(a) hereof.

        "Registration Statement" shall have the meaning ascribed thereto in Section 5.10(a) hereof.

        "Reference Price" shall mean the average closing sale price of a share of BPFH Stock as reported on the Nasdaq National Market System for the twenty (20) consecutive Business Days prior to the Business Day immediately prior to the date of the Agreement.

        "Rights" shall have the meaning ascribed thereto in Section 3.03(c) hereof.

        "SEC" shall have the meaning ascribed thereto in Section 3.08(a) hereof.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Securities Regulators" shall have the meaning ascribed thereto in Section 4.11 hereof.

        "Security Interest" shall have the meaning ascribed thereto in Section 3.15(h) hereof.

        "Shareholders Meeting" shall have the meaning ascribed thereto in Section 5.09(a) hereof.

        "Starting Price" means $18.38.

        "Subsequent Effective Time" shall have the meaning ascribed thereto Section 2.02 hereof.

        "Subsequent Merger" shall have the meaning ascribed thereto in the recitals.

        "Subsequent Surviving Corporation" shall have the meaning ascribed thereto Section 2.01 hereof.

        "Subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership), or, with respect to such corporation or other organization, at least twenty percent of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

        "Superior Proposal" shall have the meaning ascribed thereto in Section 5.15(a) hereof.

        "Supplementary Consideration Amount" shall have the meaning ascribed thereto in Section 1.04(b)(ii) hereof.

        "Surviving Corporation" shall have the meaning ascribed thereto in Section 1.01 hereof.

        "Tax" shall have the meaning ascribed thereto in Section 3.15(h) hereof.

        "Tax Return(s)" shall have the meaning ascribed thereto in Section 3.15(h) hereof.

        "Tax Subsidiary" shall have the meaning ascribed thereto in Section 3.15(h) hereof.

        "Trust" shall have the meaning ascribed thereto in Section 6.11 hereof.

        "Trustee" shall have the meaning ascribed thereto in Section 6.11 hereof.

        "USA Patriot Act" shall have the meaning ascribed thereto in Section 3.30 hereof.

        "Voting Agreement" shall have the meaning ascribed thereto in the recitals.

        "Year-End Financials" shall have the meaning ascribed thereto in Section 3.09(a) hereof.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BPFH:	BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
	By:	/s/ WALTER M. PRESSEY
		Name:	Walter M. Pressey
		Title:	President and CFO
FSB:	FIRST STATE BANCORP
	By:	/s/ RICHARD C. TAYLOR
		Name:	Richard C. Taylor
		Title:	President and CEO

Annex B

FORM OF AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER (the "Agreement of Merger") is made and entered into as of this            day of                        , 2003, by and among Boston Private Financial Holdings, Inc., a Massachusetts corporation ("Boston Private"), Acquisition Corp., a California corporation and wholly-owned subsidiary of Boston Private ("Newco"), and First State Bancorp, a California corporation ("First State"), in connection with the transactions described in that certain Agreement and Plan of Merger, dated as of July 10, 2003, by and between Boston Private and First State(the "Merger Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

RECITALS

        A. The respective Boards of Directors of Newco and First State, each acting pursuant to a duly authorized resolution, adopted by the vote of a majority of its directors, deem it desirable and in the best interests of their respective corporations and shareholders that Newco be merged with and into First State (the "Merger") as provided in this Agreement of Merger pursuant to the laws of the State of California, and that First State be the surviving corporation.

        B. Boston Private and First State entered into the Merger Agreement, which provides for the Merger of Newco with and into First State in accordance with this Agreement of Merger.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for the purpose of prescribing the terms and conditions of the Merger, the parties hereto agree as follows:

ARTICLE I—THE MERGER

        Upon consummation of the Merger at the Effective Time (as defined in Article VI hereof), Newco shall be merged with and into First State which shall thereupon be the Surviving Corporation, and the separate corporate existence of Newco shall cease, and First State shall survive and continue its corporate existence under the laws of the State of California as a wholly-owned subsidiary of Boston Private. First State, as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation".

ARTICLE II—NAME

        The name of the Surviving Corporation shall remain "First State Bancorp".

ARTICLE III—RIGHTS AND DUTIES OF SURVIVING CORPORATION

        At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of Newco shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Newco, including all debts due to it, shall be as effectively the property of the Surviving Corporation as they were of Newco, and the title to any real estate vested by deed or otherwise in Newco shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Newco shall be preserved unimpaired and all debts, liabilities and duties of Newco shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

ARTICLE IV—CONVERSION OF SHARES

        In and by virtue of the Merger and at the Effective Time, pursuant to this Agreement of Merger, the shares of common stock, no par value, of First State ("First State Stock") outstanding immediately prior to the Effective Time of the Merger shall be converted without any action on the part of the holders thereof as follows:

        (a)  Effect on First State Stock.  Each share of First State Stock issued and outstanding immediately prior to the Effective Time of the Merger excluding any shares of First State Stock which are dissenting shares within the meaning of Section 1300(b) of the California General Corporation Law shall, without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive on and after the Effective Time, $2.76 in cash, without interest, and                         shares of common stock, par value $1.00 per share, of Boston Private ("Boston Private Stock").

        (b)  Fractional Shares.  No fractional shares of Boston Private Stock shall be issued in the Merger. In lieu thereof, each holder of First State Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash (without interest) equal to the product (calculated to the nearest cent) determined by multiplying (i) the closing sale price of Boston Private Stock as reported on The Nasdaq National Market on the Business Day immediately preceding the Closing Date by (ii) the fraction of the share of Boston Private Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

        (c)  Effect on Acquisition Corp. Stock.  Each share of common stock, no par value, of Newco issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, be automatically converted into one share of common stock, no par value, of the Surviving Corporation.

ARTICLE V—FURTHER ACTION

        The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Corporation title to and possession of all of Newco's property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement of Merger.

ARTICLE VI—EFFECTIVE TIME OF THE MERGER

        The Merger shall be effective (the "Effective Time") upon the filing of this Agreement of Merger and the appropriate officers' certificates with the Secretary of State of the State of California in accordance with Section 1103 of the California General Corporation Law.

ARTICLE VII—ARTICLES OF INCORPORATION

        Upon consummation of the Merger at the Effective Time of the Merger, the Articles of Incorporation of First State shall be the Articles of Incorporation of the Surviving Corporation.

[Signature Page Follows]

        IN WITNESS WHEREOF, Boston Private, Newco and First State pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Agreement of Merger to be signed by their respective Presidents and Secretaries on the day and year first above written.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
By:	Walter M. Pressey President and Chief Executive Officer
By:	Secretary
ACQUISITION CORP.
By:	Walter M. Pressey President and Chief Executive Officer
By:	Secretary
FIRST STATE BANCORP
By:	Richard C. Taylor President and Chief Executive Officer
By:	Secretary

Annex C

CALIFORNIA CORPORATIONS CODE SECTION 1300-1313

1300.

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301.

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof

          (1)   in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or

          (2)   in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof,

        (a)   if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or

        (b)   if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded,

          (1)   a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and

          (2)   a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex D

[Anderson & Strudwick Letterhead]

July 10, 2003

The Board of Directors
First State Bancorp
10820 Zelzah Avenue
Granada Hills, CA 91344

Dear Members of the Board:

        First State Bancorp, Granada Hills, California ("First State") and Boston Private Financial Holdings, Boston, Massachusetts ("Boston Private") have entered into an agreement providing for the acquisition of First State by Boston Private (the "Acquisition"). The terms of the Agreement are set forth in the Agreement and Plan of Reorganization dated July 10, 2003.

        The terms of the Acquisition, provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each share of First State common stock will be exchanged for the right to receive $18.38 in Boston Private common stock and cash (the "Consideration").

        You have asked our opinion as to whether the Consideration to be received pursuant to the terms of the Acquisition is fair to the respective shareholders of First State from a financial point of view.

        In rendering our opinion, we have evaluated the consolidated financial statements of First State and Boston Private available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed select public information of certain other financial institutions and compared First State and Boston Private from a financial point of view to these other financial institutions; (b) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) reviewed the drafts of the Agreement and Plan of Reorganization and related documents; and (d) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of First State and Boston Private to discuss the foregoing as well as other matters that may be relevant.

        We have not independently verified the financial and other information concerning First State or Boston Private or other data which we have considered in our view. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of First State and Boston Private as they exist and are known to us as of March 31, 2003.

        We have acted as financial advisor to First State in connection with the Acquisition and will receive from First State a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

        It is understood that this may be included in its entirety in any communication by First State or the Board of Directors to the shareholders of First State. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without prior written consent.

        Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Consideration is fair to the shareholders of First State from a financial point of view.

Sincerely,

/s/  ANDERSON & STRUDWICK

D-1

Annex E

VOTING AGREEMENT

        THIS VOTING AGREEMENT dated as of July 10, 2003 (the "Agreement"), by and between Boston Private Financial Holdings, Inc., a Massachusetts corporation ("BPFH"), and the undersigned directors and/or officers (each a "Shareholder," and collectively, the "Shareholders") of First State Bancorp, a California corporation ("FSB"). Capitalized terms used herein and not defined herein have the respective meanings set forth in the Merger Agreement (as defined below).

        WHEREAS, BPFH and FSB have entered into an Agreement and Plan of Merger, dated as of July 10, 2003, as such agreement may be subsequently amended or modified (the "Merger Agreement"), which provides for the merger of a wholly owned subsidiary of BPFH with and into FSB (the "Merger");

        WHEREAS, as of the date hereof, each Shareholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and has sole or shared voting power with respect to (a) that number of shares of common stock, no par value, of FSB (the "Common Stock"), and (b) holds stock options or other rights to acquire that number of shares of Common Stock, each as set forth opposite such Shareholder's name on Schedule I attached hereto (collectively, the "Existing Shares," and together with any other shares of Common Stock which such Shareholder acquires beneficial ownership in any capacity after the date hereof and prior to the termination of this Agreement, the "Shares");

        WHEREAS, as a condition to the willingness of BPFH to enter into the Merger Agreement, BPFH has required that each Shareholder enter into this Agreement with respect to such Shares; and

        WHEREAS, the Shareholders intend this Agreement to be a voting agreement authorized under Section 706 of California General Corporation Law.

        NOW, THEREFORE, in consideration of, and as a condition to, BPFH's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by BPFH in connection therewith, the parties hereto agree as follows:

1.    Agreement to Vote.    While this Agreement is in effect, such Shareholder agrees to vote or cause to be voted all Shares that such Shareholder shall be entitled to so vote, whether such Shares are held of record or beneficially owned by such Shareholder at the special meeting of FSB's shareholders to be called and held following the date hereof (including any adjournment or postponement thereof, the "Shareholder Meeting") or at any other meeting of FSB's shareholders, and in connection with every action or approval by written consent of FSB, (a) in favor of approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (b) against (x) any Acquisition Proposal (as defined in the Merger Agreement) other than the Merger, (y) any proposal for any action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FSB under the Merger Agreement or which is reasonably likely to result in any of the conditions of FSB's obligations under the Merger Agreement not being fulfilled, and (z) any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

2.    Agreement to Retain Shares.    While this Agreement is in effect, other than as provided herein, each Shareholder agrees that he or she will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares beneficially owned by such Shareholder, except (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) transfers to any other Shareholder of FSB who has executed a copy of this Agreement on the date hereof with respect to the Shares held by such Shareholder, and (e) as BPFH may otherwise agree in its sole discretion.

3.    Legend.    FSB shall cause its transfer agent to note on its records for FSB (in whatever form maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at BPFH's request shall have any existing certificates representing Shares subject to this Agreement canceled and reissued bearing the following legend:

  "THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A VOTING AGREEMENT BY AND BETWEEN BOSTON PRIVATE FINANCIAL HOLDINGS, INC. AND CERTAIN BENEFICIAL OWNERS OF FIRST STATE BANCORP AND THESE SHARES MAY BE SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF FIRST STATE BANCORP."

4.    Representations and Warranties of Shareholder.    Each Shareholder, severally and not jointly, hereby represents and warrants to BPFH as follows:

  (a)   Such Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights and remedies generally.

  (b)   Except as set forth on Schedule I hereto, such Shareholder (i) beneficially owns the Shares free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole, and otherwise unrestricted, voting power with respect to such Shares with no limitations, qualifications or restrictions on such rights and (ii) does not beneficially own any shares of capital stock of FSB other than such Shares.

  (c)   There are no proxies, voting trusts or understandings to or by which such Shareholder is a party or bound or that expressly requires that any of the Shares be voted in a specific manner other than as provided in this Agreement or that provides for any right on the part of any other person other than such Shareholder to vote such Shares.

5.    Term of Agreement.    The Agreement with respect to voting contained in Section 1 hereof shall remain in full force and effect until the earlier of (a) the consummation of the Merger or (b) the termination of the Merger Agreement in accordance with Article VIII thereof and the agreement with respect to transfer contained in Section 2 hereof shall remain in full force and effect until the earlier of (i) the Shareholder Meeting or (ii) the termination of the Merger Agreement in accordance with Article VIII thereof.

6.    Specific Performance; Injunctive Relief.    Such Shareholder has signed this Agreement intending to be bound thereby. Such Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against such Shareholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

7.    Waivers.    No waivers of any breach of this Agreement extended by BPFH to any Shareholder shall be construed as a waiver of any rights or remedies of BPFH with respect to any other Shareholder of FSB who has executed a copy of this Agreement with respect to Shares held by such Shareholder or with respect to any subsequent breach of the Shareholder or any other such Shareholder of FSB.

8.    Amendments and Modifications.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.    Governing Law.    This Agreement and the legal restrictions between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in such State. If any provision shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement; but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

        EXECUTED as of the date first above written.

BUYER:		SHAREHOLDER:
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
By:	/s/ WALTER M. PRESSEY Name: Walter M. Pressey Title: President and CFO	/s/ FREDRICK J. WEITKAMP Name: Fredrick J. Weitkamp
/s/ PAULA BOLAND Name: Paula Boland
/s/ STANLEY E. BRYANT JR. Name: Stanley E. Bryant, Jr.
/s/ MICHAEL L. CASEY Name: Michael L. Casey
/s/ R. V. PATTERSON Name: R. V. Patterson
/s/ LARRY N. STERN, CPA Name: Larry N. Stern, CPA
/s/ RICHARD C. TAYLOR Name: Richard C. Taylor
/s/ E. WAYNE LEWIS Name: E. Wayne Lewis
/s/ MARY K. FISCHER Name: Mary K. Fischer

[SIGNATURE PAGE TO VOTING AGREEMENT]

SCHEDULE I

Shareholder	Shares	Options
Fredrick J. Weitkamp	115,086	12,972
Paula Boland	20,608	12,972
Stanley E. Bryant, Jr.	7,720	22,972
Michael L. Casey	60,500	12,972
R.V. (Pat) Patterson	14,304	12,972
Larry N. Stern, CPA	50,578	12,972
Richard C. Taylor(1)	96,164	18,472
E. Wayne Lewis	4,850	64,000
Mary K. Fischer	0	34,400

(1)
An aggregate of 24,978 of the shares owned by Mr. Taylor have been pledged to secure an obligation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers

        Boston Private is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13 of the Massachusetts Business Corporation Law, or the MBCL, which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit. Boston Private has adopted such provisions in Section 6.3 of Article 6 of its articles of organization.

        Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the shareholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Section 6.3 of Article 6 of Boston Private's articles of organization provides for indemnification to the full extent permitted under Section 67.

        Boston Private and its directors and officers currently carry liability insurance.

Item 21. Exhibits And Financial Statement Schedules

        (a)   Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Boston Private Financial Holdings, Inc. and First State Bancorp, dated July 10, 2003 (incorporated by reference to Exhibit 99.1 to Boston Private Financial Holdings, Inc.'s Current Report on Form 8-K filed on July 11, 2003)
3.1
Restated Articles of Organization of Boston Private Financial Holdings, Inc. filed May 23, 1994 (incorporated by reference to Exhibit 3.1 to Boston Private Financial Holdings, Inc.'s Quarterly Report on Form 10-Q filed on August 14, 2001)
3.2
Articles of Amendment of Boston Private Financial Holdings, Inc. filed on April 22, 1998 (incorporated by reference to Exhibit 3.2 to Boston Private Financial Holdings, Inc.'s Quarterly Report on Form 10-Q filed on August 14, 2001)
3.3	By-laws of Boston Private Financial Holdings, Inc., as amended (incorporated by reference to Exhibit 3.3 to Boston Private Financial Holdings, Inc.'s Annual Report on Form 10-K filed on March 6, 2000)
*5.1	Opinion of Goodwin Procter LLP
*8.1	Opinion of Hutchinson and Bloodgood LLP
10.1
Voting Agreement by and among Boston Private Financial Holdings, Inc. and each of the directors and/or officers who are signatories thereto, dated July 10, 2003 (attached as Annex E to the proxy statement and prospectus and incorporated herein by reference)
*10.2	Form of Nonsolicitation Agreement by and between Boston Private Financial Holdings, Inc. and each of Richard C. Taylor, Mary K. Fischer and E. Wayne Lewis
11.1
Statement regarding computation of per share earnings (incorporated by reference to the "Notes to Consolidated Financial Statements" in Boston Private Financial Holdings, Inc.'s Annual Report on Form 10-K filed on March 7, 2003)
13.1
Consolidated Financial Information of Boston Private Financial Holdings, Inc.'s 2002 Annual Report to Shareholders (incorporated by reference to Boston Private Financial Holdings, Inc.'s Annual Report on Form 10-K filed March 7, 2003)
21.1	Subsidiaries of Boston Private Financial Holdings, Inc. (incorporated by reference to Exhibit 21.1 to Boston Private Financial Holdings, Inc.'s Annual Report on Form 10-K filed on March 7, 2003)
*23.1	Consent of KPMG LLP
*23.2	Consent of Hutchinson and Bloodgood LLP
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.4	Consent of Hutchinson and Bloodgood LLP for tax opinion (included in Exhibit 8.1)
24.1	Power of Attorney (contained in signature page)
99.1	Fairness Opinion of Anderson & Strudwick (attached as Annex D to the proxy statement and prospectus and incorporated herein by reference)
*99.2	Consent of Anderson & Strudwick
*99.3	Form of First State Bancorp Proxy Card

*
Filed herewith.

        (b)   Not applicable.

        (c)   The fairness opinion of Anderson & Strudwick included as Annex D to the proxy statement and prospectus which is a part of this registration statement.

Item 22. Undertakings

        (a)(1) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (3)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on the 24th day of September, 2003.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
By:	/s/ TIMOTHY L. VAILL Timothy L. Vaill Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Boston Private Financial Holdings, Inc., hereby severally constitute Timothy L. Vaill and Walter M. Pressey and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and any and all amendments (including post-effective amendments) to said registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and generally to do all such things in our names and in our capacities as officers and directors to enable Boston Private Financial Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY L. VAILL Timothy L. Vaill	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	September 24, 2003
/s/ WALTER M. PRESSEY Walter M. Pressey	Director, President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 24, 2003
/s/ EUGENE S. COLANGELO Eugene S. Colangelo	Director	September 24, 2003

/s/ DR. ALLEN L. SINAI Dr. Allen L. Sinai	Director	September 24, 2003
/s/ ARTHUR J. BAUERNFEIND Arthur J. Bauernfeind	Director	September 24, 2003
/s/ HERBERT S. ALEXANDER Herbert S. Alexander	Director	September 24, 2003
/s/ LYNN THOMPSON HOFFMAN Lynn Thompson Hoffman	Director	September 24, 2003
/s/ RICHARD N. THIELEN Richard N. Thielen	Director	September 24, 2003
/s/ RICHARD I. MORRIS, JR. Richard I. Morris, Jr.	Director	September 24, 2003
/s/ HAROLD A. FICK Harold A. Fick	Director	September 24, 2003

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Boston Private Financial Holdings, Inc. and First State Bancorp, dated July 10, 2003 (incorporated by reference to Exhibit 99.1 to Boston Private Financial Holdings, Inc.'s Current Report on Form 8-K filed on July 11, 2003)
3.1
Restated Articles of Organization of Boston Private Financial Holdings, Inc. filed May 23, 1994 (incorporated by reference to Exhibit 3.1 to Boston Private Financial Holdings, Inc.'s Quarterly Report on Form 10-Q filed on August 14, 2001)
3.2
Articles of Amendment of Boston Private Financial Holdings, Inc. filed on April 22, 1998 (incorporated by reference to Exhibit 3.2 to Boston Private Financial Holdings, Inc.'s Quarterly Report on Form 10-Q filed on August 14, 2001)
3.3	By-laws of Boston Private Financial Holdings, Inc., as amended (incorporated by reference to Exhibit 3.3 to Boston Private Financial Holdings, Inc.'s Annual Report on Form 10-K filed on March 6, 2000)
*5.1	Opinion of Goodwin Procter LLP
*8.1	Opinion of Hutchinson and Bloodgood LLP
10.1
Voting Agreement by and among Boston Private Financial Holdings, Inc. and each of the directors and/or officers who are signatories thereto, dated July 10, 2003 (attached as Annex E to the proxy statement and prospectus and incorporated herein by reference)
*10.2	Form of Nonsolicitation Agreement by and between Boston Private Financial Holdings, Inc. and each of Richard C. Taylor, Mary K. Fischer and E. Wayne Lewis
11.1
Statement regarding computation of per share earnings (incorporated by reference to the "Notes to Consolidated Financial Statements" in Boston Private Financial Holdings, Inc.'s Annual Report on Form 10-K filed on March 7, 2003)
13.1
Consolidated Financial Information of Boston Private Financial Holdings, Inc.'s 2002 Annual Report to Shareholders (incorporated by reference to Boston Private Financial Holdings, Inc.'s Annual Report on Form 10-K filed March 7, 2003)
21.1	Subsidiaries of Boston Private Financial Holdings, Inc. (incorporated by reference to Exhibit 21.1 to Boston Private Financial Holdings, Inc.'s Annual Report on Form 10-K filed on March 7, 2003)
*23.1	Consent of KPMG LLP
*23.2	Consent of Hutchinson and Bloodgood LLP
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.4	Consent of Hutchinson and Bloodgood LLP for tax opinion (included in Exhibit 8.1)
24.1	Power of Attorney (contained in signature page)
99.1	Fairness Opinion of Anderson & Strudwick (attached as Annex D to the proxy statement and prospectus and incorporated herein by reference)
*99.2	Consent of Anderson & Strudwick
*99.3	Form of First State Bancorp Proxy Card

*
Filed herewith.

QuickLinks

REFERENCES TO ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies
The Special Meeting
The Merger
Selected Historical Financial Information
Comparative Stock Prices and Dividends
RISK FACTORS
Risks Relating to the Merger
Risks Relating to Boston Private
Special Note Regarding Forward-Looking Statements
THE COMPANIES Boston Private Financial Holdings, Inc.
First State Bancorp
The Surviving Company
THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
Purpose
Record Date; Outstanding Shares and Shares Entitled to Vote
Quorum; Abstentions and Broker Non-Votes
Vote Required
Voting of Proxies; Revocation of Proxies
Expenses of Solicitation of Proxies
Other Matters
Dissenters' Rights
THE MERGER
THE MERGER AGREEMENT
Structure of the Merger
Closing of the Merger
Merger Consideration
Our Stock Options
Exchange of First State Stock Certificates for Boston Private Stock Certificates
Representations and Warranties
Our Conduct of Business Before Completion of the Merger
Material Covenants
Other Covenants
Employee Benefits
Conditions to the Merger
Termination
Termination Fee and Expenses
Expenses
Amendments
OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER
Voting Agreement
SUPERVISION AND REGULATION
Regulation of Boston Private
Regulation of Boston Private's Banks
Regulatory Approvals and Other Information
BUSINESS OF FIRST STATE BANCORP
SECURITY OWNERSHIP OF FIRST STATE MANAGEMENT
FIRST STATE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FIRST STATE'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations
Distribution, Yield and Rate Analysis of Net Income
Distribution, Yield and Rate Analysis of Net Income
Rate/Volume Analysis of Net Interest Income
Noninterest Income
Noninterest Expense
Financial Condition
Loan Portfolio Composition
Loan Maturities and Sensitivity to Changes in Interest Rates
Loan Maturities and Repricing Schedule
Nonperforming Assets
Allowance for Loan Losses
Allocation of Allowance for Loan Losses
Average Deposits and Other Borrowings
Liquidity and Interest Rate Risk Management
Interest Rate Sensitivity Analysis
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
COMPARISON OF SHAREHOLDERS' RIGHTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FIRST STATE BANK OF CALIFORNIA FINANCIAL STATEMENTS Table of Contents
INDEPENDENT AUDITORS' REPORT
FIRST STATE BANK OF CALIFORNIA STATEMENTS OF CONDITION December 31, 2002 and 2001
FIRST STATE BANK OF CALIFORNIA STATEMENTS OF INCOME Years Ended December 31, 2002, 2001 and 2000
FIRST STATE BANK OF CALIFORNIA STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended December 31, 2002, 2001 and 2000
FIRST STATE BANK OF CALIFORNIA STATEMENTS OF CASH FLOWS Years Ended December 31, 2002, 2001 and 2000
FIRST STATE BANK OF CALIFORNIA NOTES TO FINANCIAL STATEMENTS December 31, 2002, 2001 and 2000
INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FIRST STATE BANCORP CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION As of June 30, 2003 and December 31, 2002
FIRST STATE BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS For the three and six months ended June 30, 2003 and 2002 (Unaudited)
FIRST STATE BANCORP CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Six months ended, June 30, 2003 and 2002 (unaudited)
FIRST STATE BANCORP CONSOLIDATED STATEMENTS OF CASH FLOWS Six months ended, June 30, 2003 and 2002 (unaudited)
FIRST STATE BANCORP CONSOLIDATED STATEMENTS OF CASH FLOWS Six months ended, June 30, 2003 and 2002 (unaudited)

INDEX OF EXHIBITS AND SCHEDULES
AGREEMENT AND PLAN OF MERGER
FORM OF AGREEMENT OF MERGER
RECITALS
ARTICLE I—THE MERGER
ARTICLE II—NAME
ARTICLE III—RIGHTS AND DUTIES OF SURVIVING CORPORATION
ARTICLE IV—CONVERSION OF SHARES
ARTICLE V—FURTHER ACTION
ARTICLE VI—EFFECTIVE TIME OF THE MERGER
ARTICLE VII—ARTICLES OF INCORPORATION
CALIFORNIA CORPORATIONS CODE SECTION 1300-1313
VOTING AGREEMENT
SCHEDULE I
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX